UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-SA

☒ SEMIANNUAL REPORT PURSUANT TO REGULATION A

or

☐ SPECIAL FINANCIAL REPORT PURSUANT TO REGULATION A

For the fiscal semiannual period ended:

June 30, 2023

RSE ARCHIVE, LLC
(Exact name of issuer as specified in its charter)

Delaware	37-1920898
State of other jurisdiction of incorporation or Organization	(I.R.S. Employer Identification No.)

446 BROADWAY, 2ND FLOOR, NEW YORK, NY 10013

(Full mailing address of principal executive offices)

(201) 564-0493

(Issuer’s telephone number, including area code)

www.rallyrd.com
(Issuer’s website)

TABLE OF CONTENTS

          SECTION                                                                                                                                                         PAGE

ITEM 1. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS 37

ITEM 2. OTHER INFORMATION 52

ITEM 3.  FINANCIAL STATEMENTS F-1

ITEM 4. EXHIBITS III-1

In this Semi-Annual Report on Form 1-SA (the “Form 1-SA”), references to “we,” “us,” “our,” “RSE Archive,” or the “Company” mean RSE Archive, LLC, a Delaware series limited liability company formed on January 3, 2019. Terms that are capitalized but not defined herein shall have the meanings given to them in the Company’s Offering Statement on Form 1-A as filed with the U.S. Securities and Exchange Commission.

Unless otherwise indicated, information contained in this Form 1-SA concerning our industry and the markets in which we operate is based on information from independent industry and research organizations and other third-party sources (including publications, surveys and forecasts), and management estimates. Although we believe the data from these third-party sources is reliable, we have not independently verified any third-party information.

FORWARD LOOKING STATEMENT DISCLOSURE

This Form 1-SA and any documents incorporated by reference herein contain forward-looking statements and are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this Form 1-SA are forward-looking statements. Forward-looking statements give the Company’s current reasonable expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Form 1-SA and any documents incorporated by reference herein or therein are based on reasonable assumptions the Company has made in light of its industry experience, perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. As you read and consider this Form 1-SA, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (many of which are beyond the Company’s control) and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual operating and financial performance and cause its performance to differ materially from the performance anticipated in the forward-looking statements. Should one or more of these risks or uncertainties materialize or should any of these assumptions prove incorrect or change, the Company’s actual operating, and financial performance may vary in material respects from the performance projected in these forward-looking statements.

For more information regarding the risks and uncertainties that we face, you should refer to the “Risk Factors” detailed in the offering statements on Form 1-A, as well as post-qualifications and supplements, filed by the Company from time to time with the Securities and Exchange Commission (the “Commission”). Any forward-looking statement made by the Company in this Form 1-SA or any documents incorporated by reference herein or therein speak only as of the date of this Form 1-SA. Factors or events that could cause our actual operating and financial performance to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Trademarks and Trade Names

From time to time, we own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This Form 1-SA may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this Form 1-SA is not intended to and does not imply a relationship with us or an endorsement or sponsorship by or of us. Solely for convenience, the trademarks, service marks and trade names referred to in this Form 1-SA may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

MASTER SERIES TABLE

The Company is managed by RSE Archive Manager, LLC (the “Manager”), a single member Delaware limited liability company formed on March 27, 2019, which is owned by Rally Holdings LLC, a Delaware limited liability company that serves as the asset manager for the collection of Archive Assets (as defined below) owned by the Company and each series (“Rally Holdings” or the “Asset Manager”). The Company’s core business is the identification, acquisition, marketing and management of collectible items (including collectible memorabilia and alcohol) and digital assets, collectively referred to as “Archive Assets” or the “Asset Class,” for the benefit of the investors. All of the series of the Company shall collectively be referred to herein as the “Series” and the assets and liabilities of each Series will be separate in accordance with Delaware law. The interests of all Series shall collectively be referred to herein as the “Interests” and a purchaser of Interests in any Series (an “Investor”) will be entitled to share in the return of that particular Series but will not be entitled to share in the return of any other Series. The offerings of the Interests shall collectively be referred to herein as the “Offerings.” There will be a separate Closing with respect to each Offering (each, a “Closing”). The Series assets referenced below shall be referred to herein, collectively, as the “Underlying Assets.” Any individuals, dealers or auction company that own an Underlying Asset prior to a purchase of an Underlying Asset by the Company in advance of a potential Offering or the Closing of an Offering from which proceeds are used to acquire the Underlying Asset shall be referred to herein as an “Asset Seller.” We intend to distribute all Offerings of the Company principally through the Rally Rd.™ platform and any successor platform used by the Company for the offer and sale of interests (the “Rally Rd.™ Platform” or the “Platform”). We intend to continue to develop opportunities to allow Platform users and others with opportunities to engage with the Underlying Assets in the Company’s collection through a diverse set of potential tangible interactions with assets on the Platform and unique collective ownership experiences (the “Membership Experience Programs”).

The master series table below, referred to at times as the “Master Series Table,” shows key information related to each Series as of the date hereof. This information will be referenced in the following sections when referring to the Master Series Table.

Series	Qualification Date	Offering Circular	Underlying Asset	Status	Opening Date (1)	Closing Date	Offering Price per Interest	Minimum / Maximum Membership Interests (2)	Minimum / Maximum Offering Size	Sourcing Fee (4)
#52MANTLE (7)	10/11/2019	(Pre-Qualification Amendment No. 2 to Offering Statement 1)	1952 Topps #311 Mickey Mantle Card	Closed	10/18/2019	10/25/2019	$13.20	10,000 (7)	$132,000 (3)	$3,090
#71MAYS	10/11/2019	(Pre-Qualification Amendment No. 2 to Offering Statement 1)	1971 Willie Mays Jersey	Closed	10/25/2019	10/31/2019	$28.50	2,000	$57,000 (3)	$1,830
#RLEXPEPSI	10/11/2019	(Pre-Qualification Amendment No. 2 to Offering Statement 1)	Rolex GMT Master II 126710BLRO	Closed	11/1/2019	11/6/2019	$8.90	2,000	$17,800 (3)	$22
#10COBB	10/11/2019	(Pre-Qualification Amendment No. 2 to Offering Statement 1)	1910 E98 Ty Cobb Card	Closed	11/8/2019	11/14/2019	$39.00	1,000	$39,000 (3)	$1,510
#POTTER	10/11/2019	(Pre-Qualification Amendment No. 2 to Offering Statement 1)	1997 First Edition Harry Potter	Closed	11/15/2019	11/21/2019	$24.00	3,000	$72,000 (3)	-$510
#TWOCITIES	10/11/2019	(Pre-Qualification Amendment No. 2 to Offering Statement 1)	First Edition A Tale of Two Cities	Closed	11/15/2019	11/21/2019	$72.50	200	$14,500 (3)	$55

#FROST	10/11/2019	(Pre-Qualification Amendment No. 2 to Offering Statement 1)	First Edition A Boy's Will	Closed	11/15/2019	11/21/2019	$67.50	200	$13,500 (3)	$865
#BIRKINBLEU	11/1/2019	(Post-Qualification Amendment No. 1 to Offering Statement 1)	Bleu Saphir Lizard Hermès Birkin	Closed	11/22/2019	11/27/2019	$58.00	1,000	$58,000 (3)	$170
#SMURF	11/1/2019	(Post-Qualification Amendment No. 1 to Offering Statement 1)	Rolex Submariner Date "Smurf" Ref. 116619LB	Closed	11/22/2019	11/27/2019	$17.25	2,000	$34,500 (3)	$2,905
#70RLEX	10/11/2019	(Pre-Qualification Amendment No. 2 to Offering Statement 1)	1970 Rolex Ref. 5100 Beta 21	Closed	11/29/2019	12/6/2019	$20.00	1,000	$20,000 (3)	$50
#EINSTEIN	10/11/2019	(Pre-Qualification Amendment No. 2 to Offering Statement 1)	First Edition of Philosopher-Scientist	Closed	12/6/2019	12/13/2019	$7.25	2,000	$14,500 (3)	$855
#HONUS	11/27/2019	(Post-Qualification Amendment No. 2 to Offering Statement 1)	1909-1911 T206 Honus Wagner Card	Closed	12/11/2019	12/26/2019	$52.00	10,000	$520,000 (3)	$5,572
#75ALI	11/1/2019	(Post-Qualification Amendment No. 1 to Offering Statement 1)	1975 Muhammad Ali Boots worn in fight against Chuck Wepner	Closed	12/19/2019	12/29/2019	$46.00	1,000	$46,000 (3)	-$10
#71ALI	10/11/2019	(Pre-Qualification Amendment No. 2 to Offering Statement 1)	1971 “Fight of the Century” Contract	Sold - $40,000 Acquisition Offer Accepted on 02/07/2020	12/16/2019	12/30/2019	$15.50	2,000	$31,000 (3)	$1,090
#APROAK	11/1/2019	(Post-Qualification Amendment No. 1 to Offering Statement 1)	Audemars Piguet Royal Oak Jumbo A-Series Ref.5402	Sold - $110,000 Acquisition Offer Accepted on 06/25/2021	12/6/2019	1/2/2020	$75.00	1,000	$75,000 (3)	-$63
#88JORDAN	11/1/2019	(Post-Qualification Amendment No. 1 to Offering Statement 1)	1988 Michael Jordan Nike Air Jordan III Sneakers	Sold - $61,500 Acquisition Offer Accepted on 12/02/2022	1/19/2020	1/27/2020	$11.00	2,000	$22,000 (3)	$230
#BIRKINBOR	12/18/2019	(Post-Qualification Amendment No. 3 to Offering Statement 1)	2015 Hermès Birkin Bordeaux Shiny Porosus Crocodile with Gold Hardware	Closed	2/13/2020	2/20/2020	$26.25	2,000	$52,500 (3)	$225

#33RUTH	12/18/2019	(Post-Qualification Amendment No. 3 to Offering Statement 1)	1933 Goudey #144 Babe Ruth Card	Closed	2/20/2020	2/26/2020	$38.50	2,000	$77,000 (3)	$603
#SPIDER1	12/18/2019	(Post-Qualification Amendment No. 3 to Offering Statement 1)	1963 Marvel Comics Amazing Spider-Man #1 CGC FN+ 6.5	Closed	2/28/2020	3/4/2020	$22.00	1,000	$22,000 (3)	$230
#BATMAN3	12/18/2019	(Post-Qualification Amendment No. 3 to Offering Statement 1)	1940 D.C. Comics Batman #3 CGC NM 9.4	Closed	2/28/2020	3/4/2020	$78.00	1,000	$78,000 (3)	$585
#ULYSSES	10/11/2019	(Pre-Qualification Amendment No. 2 to Offering Statement 1)	1935 First Edition Ulysses	Closed	3/6/2020	3/10/2020	$51.00	500	$25,500 (3)	$695
#ROOSEVELT	10/11/2019	(Pre-Qualification Amendment No. 2 to Offering Statement 1)	First Edition African Game Trails	Closed	3/6/2020	3/10/2020	$19.50	1,000	$19,500 (3)	$1,008
#56MANTLE	12/18/2019	(Post-Qualification Amendment No. 3 to Offering Statement 1)	1956 Topps #135 Mickey Mantle Card	Closed	1/3/2020	3/11/2020	$1.00	10,000	$10,000 (3)	-$650
#AGHOWL	10/11/2019	(Pre-Qualification Amendment No. 2 to Offering Statement 1)	First Edition Howl and Other Poems	Closed	3/6/2020	3/11/2020	$38.00	500	$19,000 (3)	$810
#98JORDAN	10/11/2019	(Pre-Qualification Amendment No. 2 to Offering Statement 1)	1998 Michael Jordan Jersey	Sold - $165,000 Acquisition Offer Accepted on 05/11/2020	3/9/2020	3/22/2020	$64.00	2,000	$128,000 (3)	$4,160
#18ZION	11/1/2019	(Post-Qualification Amendment No. 1 to Offering Statement 1)	2018 Zion Williamson Adidas James Harden Sneakers	Closed	3/27/2020	4/2/2020	$30.00	500	$15,000 (3)	$200
#SNOOPY	11/27/2019	(Post-Qualification Amendment No. 2 to Offering Statement 1)	2015 Omega Speedmaster Moonwatch	Closed	4/2/2020	4/7/2020	$12.75	2,000	$25,500 (3)	-$55
#APOLLO11	11/1/2019	(Post-Qualification Amendment No. 1 to Offering Statement 1)	Apollo 11 Crew-Signed New York Times Cover	Closed	4/8/2020	4/19/2020	$32.00	1,000	$32,000 (3)	$130

#24RUTHBAT	12/18/2019	(Post-Qualification Amendment No. 3 to Offering Statement 1)	1924 George "Babe" Ruth Professional Model Bat	Sold - $270,000 Acquisition Offer Accepted on 03/21/2022	4/10/2020	5/3/2020	$85.00	3,000	$255,000 (3)	-$513
#YOKO	10/11/2019	(Pre-Qualification Amendment No. 2 to Offering Statement 1)	First Edition Grapefruit	Closed	4/29/2020	5/11/2020	$80.00	200	$16,000 (3)	$840
#86JORDAN	4/30/2020	(Post-Qualification Amendment No. 6 to Offering Statement 1)	1986 Fleer #57 Michael Jordan Card	Sold - $80,000 Acquisition Offer Accepted on 06/01/2020	5/6/2020	5/13/2020	$40.00	1,000	$40,000 (3)	$600
#HULK1	4/30/2020	(Post-Qualification Amendment No. 6 to Offering Statement 1)	1962 The Incredible Hulk #1 CGC VF 8.0	Sold - $116,000 Acquisition Offer Accepted on 07/19/2021	5/12/2020	5/24/2020	$44.50	2,000	$89,000 (3)	$143
#RUTHBALL1 (8)	4/30/2020	(Post-Qualification Amendment No. 6 to Offering Statement 1)	1934-39 Official American League Babe Ruth Single Signed Baseball	Liquidated	5/8/2020	5/24/2020	$14.50	2,000	$29,000 (3)	$510
#HIMALAYA	12/18/2019	(Post-Qualification Amendment No. 3 to Offering Statement 1)	2014 Hermès 30cm Birkin Blanc Himalaya Matte Niloticus Crocodile with Palladium Hardware	Closed	5/19/2020	5/27/2020	$70.00	2,000	$140,000 (3)	$6,300
#38DIMAGGIO	4/30/2020	(Post-Qualification Amendment No. 6 to Offering Statement 1)	1938 Goudey #274 Joe DiMaggio NM-MT 8 Baseball Card	Closed	5/28/2020	6/4/2020	$22.00	1,000	$22,000 (3)	$680
#55CLEMENTE	4/30/2020	(Post-Qualification Amendment No. 6 to Offering Statement 1)	1955 Topps #164 Roberto Clemente NM-MT 8 Baseball Card	Closed	5/28/2020	6/4/2020	$38.00	1,000	$38,000 (3)	$520
#LOTR	4/30/2020	(Post-Qualification Amendment No. 6 to Offering Statement 1)	1954-1955 First Edition, First Issue The Lord of the Rings Trilogy	Closed	6/4/2020	6/12/2020	$29.00	1,000	$29,000 (3)	$10
#CATCHER	4/30/2020	(Post-Qualification Amendment No. 6 to Offering Statement 1)	1951 First Edition, First Issue The Catcher in the Rye	Closed	6/4/2020	6/12/2020	$25.00	500	$12,500 (3)	$25
#BOND1	4/30/2020	(Post-Qualification Amendment No. 6 to Offering Statement 1)	1953 First Edition, First Issue Casino Royale	Closed	6/4/2020	6/12/2020	$39.00	1,000	$39,000 (3)	$510

#SUPER21	4/30/2020	(Post-Qualification Amendment No. 6 to Offering Statement 1)	1943 Superman #21 CGC VF/NM 9.0 comic book	Closed	5/7/2020	6/17/2020	$1.00	8,500	$8,500 (3)	$615
#BATMAN1	4/30/2020	(Post-Qualification Amendment No. 6 to Offering Statement 1)	1940 D.C. Comics Batman #1 CGC FR/GD 1.5	Sold - $103,950 Acquisition Offer Accepted on 10/3/2022	6/11/2020	6/18/2020	$71.00	1,000	$71,000 (3)	$658
#BIRKINTAN	4/30/2020	(Post-Qualification Amendment No. 6 to Offering Statement 1)	2015 Hermès 30cm Birkin Tangerine Ostrich with Palladium Hardware	Closed	6/17/2020	6/25/2020	$28.00	1,000	$28,000 (3)	$1,520
#GMTBLACK1	4/30/2020	(Post-Qualification Amendment No. 6 to Offering Statement 1)	Rolex 18k Yellow Gold GMT-Master ref. 16758	Closed	6/17/2020	6/25/2020	$28.00	1,000	$28,000 (3)	$1,520
#61JFK	6/8/2020	(Post-Qualification Amendment No. 7 to Offering Statement 1)	1961 inscribed copy of Inaugural Addresses of the Presidents of the United States	Closed	6/27/2020	7/7/2020	$11.50	2,000	$23,000 (3)	$5,520
#POKEMON1	4/30/2020	(Post-Qualification Amendment No. 6 to Offering Statement 1)	1999 Pokemon First Edition PSA GEM MT 10 Complete Set	Closed	6/23/2020	7/8/2020	$25.00	5,000	$125,000 (3)	$4,213
#50JACKIE	4/30/2020	(Post-Qualification Amendment No. 6 to Offering Statement 1)	1950 Bowman #22 Jackie Robinson Card	Sold - $13,000 Acquisition Offer Accepted on 10/07/2020	6/10/2020	7/8/2020	$1.00	10,000	$10,000 (3)	$100
#LINCOLN	6/8/2020	(Post-Qualification Amendment No. 7 to Offering Statement 1)	1864 Signed, Vignetted Portrait of Abraham Lincoln	Closed	7/1/2020	7/9/2020	$20.00	4,000	$80,000 (3)	$13,900
#STARWARS1	6/8/2020	(Post-Qualification Amendment No. 7 to Offering Statement 1)	1977 Star Wars #1 CGC VF/NM 9.0 comic book	Closed	7/1/2020	7/14/2020	$1.00	12,000	$12,000 (3)	$980
#68MAYS	6/8/2020	(Post-Qualification Amendment No. 7 to Offering Statement 1)	1968 Willie Mays Signed and Game-Used Adirondack M63 Model Bat	Closed	7/17/2020	7/26/2020	$19.50	2,000	$39,000 (3)	$5,510
#56TEDWILL	6/8/2020	(Post-Qualification Amendment No. 7 to Offering Statement 1)	1956 Ted Williams Game-Worn Red Sox Home Jersey	Closed	7/16/2020	7/26/2020	$45.00	2,000	$90,000 (3)	$7,825

#TMNT1	6/8/2020	(Post-Qualification Amendment No. 7 to Offering Statement 1)	1984 Teenage Mutant Ninja Turtles #1 CGC VF/NM 9.8 comic book	Sold - $100,000 Acquisition Offer Accepted on 06/07/2021	7/23/2020	7/30/2020	$65.00	1,000	$65,000 (3)	$4,250
#CAPTAIN3	4/30/2020	(Post-Qualification Amendment No. 6 to Offering Statement 1)	1941 Captain America Comics #3 CGC VG/FN 5.0 comic book	Closed	7/23/2020	7/30/2020	$37.00	1,000	$37,000 (3)	$464
#51MANTLE	6/8/2020	(Post-Qualification Amendment No. 7 to Offering Statement 1)	1951 Bowman #253 Mickey Mantle Card	Sold - $65,000 Acquisition Offer Accepted on 04/15/2022	7/16/2020	7/30/2020	$17.00	2,000	$34,000 (3)	$3,060
#CHURCHILL	4/30/2020	(Post-Qualification Amendment No. 6 to Offering Statement 1)	First English Edition copies of Volumes I-VI of The Second World War by Winston Churchill	Closed	7/7/2020	8/6/2020	$1.00	7,500	$7,500 (3)	$25
#SHKSPR4	4/30/2020	(Post-Qualification Amendment No. 6 to Offering Statement 1)	1685 Fourth Folio of William Shakespeare’s Comedies, Histories, and Tragedies	Closed	7/30/2020	8/6/2020	$115.00	1,000	$115,000 (3)	$7,282
#03KOBE	7/20/2020	(Post-Qualification Amendment No. 8 to Offering Statement 1)	2003-2004 Upper Deck Exquisite Collection Limited Logos #KB Kobe Bryant Signed Game Used Patch Card	Closed	8/2/2020	8/16/2020	$8.00	6,250	$50,000 (3)	$4,400
#03LEBRON	7/20/2020	(Post-Qualification Amendment No. 8 to Offering Statement 1)	2003-2004 Upper Deck Exquisite Collection LeBron James Patches Autographs Card	Sold - $56,000 Acquisition Offer Accepted on 01/31/2022	8/5/2020	8/16/2020	$17.00	2,000	$34,000 (3)	$7,560
#03JORDAN	7/20/2020	(Post-Qualification Amendment No. 8 to Offering Statement 1)	2003-2004 Upper Deck Exquisite Collection Michael Jordan Patches Autographs Card	Closed	8/6/2020	8/16/2020	$20.50	2,000	$41,000 (3)	$6,490
#39TEDWILL	7/20/2020	(Post-Qualification Amendment No. 8 to Offering Statement 1)	1939 Gum Inc. Play Ball #92 Ted Williams Rookie Card	Closed	8/13/2020	8/24/2020	$5.00	5,600	$28,000 (3)	-$1,130
#94JETER	7/20/2020	(Post-Qualification Amendment No. 8 to Offering Statement 1)	1994 Derek Jeter Signed and Game-Worn Columbus Clippers Away Jersey	Closed	8/9/2020	8/24/2020	$45.00	1,000	$45,000 (3)	$4,450

#2020TOPPS	7/20/2020	(Post-Qualification Amendment No. 8 to Offering Statement 1)	Ten (10) Complete Sets of Topps 2020 Limited First Edition Series 1 & 2 Topps Baseball Cards	Closed	8/13/2020	8/25/2020	$10.00	10,000	$100,000 (3)	$100
#FANFOUR1	4/30/2020	(Post-Qualification Amendment No. 6 to Offering Statement 1)	1961 Fantastic Four #1 CGC VF+ 8.5 comic book	Sold - $126,000 Acquisition Offer Accepted on 06/14/2021	8/23/2020	9/2/2020	$52.50	2,000	$105,000 (3)	$2,563
#85MARIO	6/8/2020	(Post-Qualification Amendment No. 7 to Offering Statement 1)	1985 Factory-Sealed NES Super Mario Bros. Wata 9.8 A+	Sold - $2,000,000 Acquisition Offer Accepted on 08/09/2021	8/16/2020	9/15/2020	$50.00	3,000	$150,000 (3)	$6,775
#TOS39	7/20/2020	(Post-Qualification Amendment No. 8 to Offering Statement 1)	1963 Tales of Suspense #39 CGC NM 9.4 comic book	Sold - $240,000 Acquisition Offer Accepted on 01/31/2022	8/27/2020	9/15/2020	$45.00	3,000	$135,000 (3)	$12,038
#DAREDEV1	6/8/2020	(Post-Qualification Amendment No. 7 to Offering Statement 1)	1964 Daredevil #1 CGC VF/NM 9.0 comic book	Sold - $22,080 Acquisition Offer Accepted on 07/26/2021	7/28/2020	9/15/2020	$1.00	11,500	$11,500 (3)	$985
#05LATOUR	7/20/2020	(Post-Qualification Amendment No. 8 to Offering Statement 1)	One case of twelve (12) 75cl bottles of 2005 Château Latour	Closed	9/3/2020	9/15/2020	$9.80	1,000	$9,800 (3)	$1,161
#16SCREAG	7/20/2020	(Post-Qualification Amendment No. 8 to Offering Statement 1)	Four cases of three (3) 75cl bottles of 2016 Screaming Eagle	Closed	9/3/2020	9/15/2020	$39.00	1,000	$39,000 (3)	$5,566
#14DRC	7/20/2020	(Post-Qualification Amendment No. 8 to Offering Statement 1)	One case of twelve (12) 75cl bottles of 2014 Domaine de la Romanée-Conti	Closed	9/3/2020	9/15/2020	$54.00	1,000	$54,000 (3)	$6,380
#86RICE	7/20/2020	(Post-Qualification Amendment No. 8 to Offering Statement 1)	1986 Topps #161 Jerry Rice Rookie Card	Closed	7/28/2020	9/15/2020	$1.00	23,000	$23,000 (3)	$1,670
#57MANTLE	7/20/2020	(Post-Qualification Amendment No. 8 to Offering Statement 1)	1957 Topps #95 Mickey Mantle Card	Closed	9/6/2020	9/21/2020	$1.00	8,000	$8,000 (3)	-$1,182
#FAUBOURG	4/30/2020	(Post-Qualification Amendment No. 6 to Offering Statement 1)	2019 Hermès 20cm Sellier Faubourg Brown Multicolor Birkin with Palladium Hardware	Closed	9/9/2020	9/21/2020	$75.00	2,000	$150,000 (3)	$31,675

#SOBLACK	4/30/2020	(Post-Qualification Amendment No. 6 to Offering Statement 1)	2010 Hermès 30cm Black Calf Box Leather “So Black” Birkin with PVD Hardware	Closed	9/10/2020	10/1/2020	$56.00	1,000	$56,000 (3)	$4,087
#GATSBY	6/8/2020	(Post-Qualification Amendment No. 7 to Offering Statement 1)	inscribed First Edition, First Issue copy of The Great Gatsby by F. Scott Fitzgerald	Closed	9/14/2020	10/1/2020	$50.00	4,000	$200,000 (3)	$10,800
#93DAYTONA	7/20/2020	(Post-Qualification Amendment No. 8 to Offering Statement 1)	1993 Rolex Oyster Perpetual Cosmograph Daytona ref. 16528	Closed	9/24/2020	10/1/2020	$21.00	2,000	$42,000 (3)	$3,480
#09TROUT	9/24/2020	(Post-Qualification Amendment No. 10 to Offering Statement 1)	2009 Bowman Chrome Draft Prospects #DBPP89 Mike Trout (Orange Refractor) Signed Rookie Card	Closed	9/28/2020	10/8/2020	$20.00	11,250	$225,000 (3)	-$4,540
#57STARR	7/20/2020	(Post-Qualification Amendment No. 8 to Offering Statement 1)	1957 Topps #119 Bart Starr Rookie Card	Closed	9/16/2020	10/8/2020	$1.00	8,000	$8,000 (3)	-$1,182
#AF15	8/21/2020	(Post-Qualification Amendment No. 9 to Offering Statement 1)	1962 Amazing Fantasy #15 CGC VF 8.0 comic book	Sold - $240,000 Acquisition Offer Accepted on 06/07/2021	10/9/2020	10/19/2020	$25.00	8,000	$200,000 (3)	$6,900
#03KOBE2	9/24/2020	(Post-Qualification Amendment No. 10 to Offering Statement 1 and Supplement No. 1 to Post-Qualification Amendment No. 11)	2003-04 Upper Deck Exquisite Collection Patches Autographs #KB Kobe Bryant Card graded BGS MINT 9	Closed	10/6/2020	10/22/2020	$4.00	5,750	$23,000 (3)	$641
#JOBSMAC	8/21/2020	(Post-Qualification Amendment No. 9 to Offering Statement 1)	1986 Macintosh Plus Computer Signed by Steve Jobs	Closed	10/10/2020	10/22/2020	$10.00	5,000	$50,000 (3)	$13,168
#16PETRUS	7/20/2020	(Post-Qualification Amendment No. 8 to Offering Statement 1 and Supplement No. 1 to Post-Qualification Amendment No. 9 to Offering Statement 1)	Two cases of six (6) 75cl bottles of 2016 Château Petrus	Closed	8/29/2020	11/3/2020	$5.00	9,000	$45,000 (3)	$5,214

#ALICE	7/20/2020	(Post-Qualification Amendment No. 8 to Offering Statement 1)	1866 First Edition, Second Issue copy of Alice’s Adventures in Wonderland by Lewis Carroll	Closed	9/6/2020	11/3/2020	$1.00	12,000	$12,000 (3)	$1,480
#SPIDER10	8/21/2020	(Post-Qualification Amendment No. 9 to Offering Statement 1)	1963 Marvel Comics Amazing Spider-Man #10 CGC NM/M 9.8 comic book	Closed	9/6/2020	11/3/2020	$5.00	4,200	$21,000 (3)	$1,688
#62MANTLE	9/24/2020	(Post-Qualification Amendment No. 10 to Offering Statement 1)	1962 Mickey Mantle Professional Model Bat Attributed to the 1962 World Series	Closed	10/19/2020	11/4/2020	$25.00	6,000	$150,000 (3)	$14,775
#BATMAN6	6/8/2020	(Post-Qualification Amendment No. 7 to Offering Statement 1)	1941 Batman #6 CGC NM 9.4 comic book	Closed	10/21/2020	11/4/2020	$13.50	2,000	$27,000 (3)	$2,330
#CLEMENTE2	9/24/2020	(Post-Qualification Amendment No. 10 to Offering Statement 1)	1959 Roberto Clemente Signature Model Bat	Closed	9/29/2020	11/9/2020	$35.00	2,000	$70,000 (3)	$8,173
#SUPER14	7/20/2020	(Post-Qualification Amendment No. 8 to Offering Statement 1)	1942 Superman #14 CGC NM 9.4 comic book	Sold - $156,000 Acquisition Offer Accepted on 08/03/2021	11/6/2020	11/16/2020	$25.00	5,200	$130,000 (3)	$7,125
#79STELLA	9/24/2020	(Post-Qualification Amendment No. 10 to Offering Statement 1)	1979 Rolex Ref. 18038 Coral “Stella Dial” Day-Date	Closed	10/5/2020	11/16/2020	$5.00	13,800	$69,000 (3)	$5,693
#TKAM	6/8/2020	(Post-Qualification Amendment No. 7 to Offering Statement 1)	1960 Inscribed First Edition copy of To Kill a Mockingbird by Harper Lee	Closed	10/26/2020	11/16/2020	$16.00	2,000	$32,000 (3)	$1,980
#DIMAGGIO2	10/28/2020	(Post-Qualification Amendment No. 14 to Offering Statement 1)	Rolex Oyster Perpetual Datejust presented to Joe DiMaggio	Closed	11/10/2020	11/18/2020	$10.50	2,000	$21,000 (3)	$2,036
#13BEAUX	9/24/2020	(Post-Qualification Amendment No. 10 to Offering Statement 1)	One case of twelve (12) bottles of 2013 Vosne-Romanée Les Beaux Monts, Domaine Leroy	Closed	11/10/2020	11/23/2020	$5.00	5,100	$25,500 (3)	$2,124
#88MARIO	10/28/2020	(Post-Qualification Amendment No. 14 to Offering Statement 1)	1988 NES Super Mario Bros. 2 Wata 9.8 A+ Video Game	Sold - $60,000 Acquisition Offer Accepted on 12/29/2020	11/12/2020	11/23/2020	$15.00	2,000	$30,000 (3)	$3,600

#ANMLFARM	8/21/2020	(Post-Qualification Amendment No. 9 to Offering Statement 1)	First Edition, First printing of Animal Farm by George Orwell	Closed	11/16/2020	11/23/2020	$10.00	1,000	$10,000 (3)	$434
#NASA1	9/24/2020	(Post-Qualification Amendment No. 10 to Offering Statement 1)	1969 Buzz Aldrin NASA Apollo 11 space-flown control stick	Closed	10/25/2020	11/25/2020	$30.00	10,000	$300,000 (3)	$39,763
#00BRADY	10/28/2020	(Post-Qualification Amendment No. 14 to Offering Statement 1 and Supplement No. 1 to Post-Qualification Amendment No. 14 to Offering Statement 1)	2000 Playoff Contenders #144 Tom Brady Autograph Rookie Card graded BGS MINT 9	Closed	11/19/2020	11/30/2020	$12.00	3,750	$45,000 (3)	$8,298
#85NES	10/28/2020	(Post-Qualification Amendment No. 14 to Offering Statement 1)	1985 NES Duck Hunt Wata 9.2 NS Video Game and a 1985 NES Gyromite Wata 9.0 NS Video Game	Closed	11/17/2020	11/30/2020	$4.00	8,000	$32,000 (3)	$4,321
#JUSTICE1	8/21/2020	(Post-Qualification Amendment No. 9 to Offering Statement 1)	1960 Justice League of America #1 CGC NM+ 9.6 comic book	Sold - $225,000 Acquisition Offer Accepted on 06/01/2022	11/18/2020	12/7/2020	$43.00	5,000	$215,000 (3)	$20,638
#69KAREEM	10/28/2020	(Post-Qualification Amendment No. 14 to Offering Statement 1)	1969 Topps Basketball #25 Lew Alcindor Rookie Card graded PSA NM-MT 8	Closed	11/23/2020	12/7/2020	$11.00	2,500	$27,500 (3)	$2,896
#59JFK	8/21/2020	(Post-Qualification Amendment No. 9 to Offering Statement 1)	1959 Inscribed Presentation Copy of Profiles in Courage by John F. Kennedy	Closed	11/25/2020	12/7/2020	$13.00	2,000	$26,000 (3)	$1,538
#04LEBRON	10/28/2020	(Post-Qualification Amendment No. 14 to Offering Statement 1)	2004-05 Upper Deck Exquisite Collection Extra Exquisite Jerseys Autographs #LJ LeBron James Card graded BGS GEM MINT 9.5	Closed	10/29/2020	12/7/2020	$10.00	5,000	$50,000 (3)	$4,371
#85JORDAN	10/28/2020	(Post-Qualification Amendment No. 14 to Offering Statement 1)	1985 Michael Jordan Rookie Game Worn Nike Air Jordan I Sneakers	Closed	11/8/2020	12/7/2020	$25.00	10,000	$250,000 (3)	$5,025
#GOLDENEYE	10/28/2020	(Post-Qualification Amendment No. 14 to Offering Statement 1)	1997 N64 GoldenEye 007 Wata 9.6 A++ Video Game	Closed	11/24/2020	12/14/2020	$5.00	5,000	$25,000 (3)	$808

#MOONSHOE	11/25/2020	(Post-Qualification Amendment No. 15 to Offering Statement 1)	Original pair of Nike "Moon Shoe" sneakers	Closed	11/25/2020	12/14/2020	$10.00	18,000	$180,000 (3)	$26,250
#03LEBRON2	11/25/2020	(Post-Qualification Amendment No. 15 to Offering Statement 1)	2003-04 Topps Chrome Refractors LeBron James Rookie card graded BGS Pristine 10	Closed	11/30/2020	12/14/2020	$20.00	5,000	$100,000 (3)	$7,523
#GRAPES	8/21/2020	(Post-Qualification Amendment No. 9 to Offering Statement 1)	1939 Inscribed First Edition Presentation copy of The Grapes of Wrath by John Steinbeck	Closed	12/1/2020	12/14/2020	$19.50	2,000	$39,000 (3)	$6,408
#34GEHRIG	10/28/2020	(Post-Qualification Amendment No. 14 to Offering Statement 1)	1934 Goudey #61 Lou Gehrig Card graded PSA NM-MT 8	Closed	12/3/2020	12/14/2020	$7.00	5,000	$35,000 (3)	$3,845
#98KANGA	11/25/2020	(Post-Qualification Amendment No. 15 to Offering Statement 1)	1998 Pokémon Japanese Promo Kangaskhan-Holo Trophy Card graded PSA GEM MT 10	Closed	12/2/2020	12/14/2020	$8.00	21,250	$170,000 (3)	$16,425
#06BRM	9/24/2020	(Post-Qualification Amendment No. 10 to Offering Statement 1)	One case of twelve (12) bottles of 2006 Barolo Riserva Monfortino, Giacomo Conterno	Closed	12/7/2020	12/14/2020	$10.00	1,850	$18,500 (3)	$1,351
#DUNE	7/20/2020	(Post-Qualification Amendment No. 8 to Offering Statement 1)	1965 Inscribed First Edition Copy of Frank Herbert’s Dune	Closed	12/10/2020	12/22/2020	$13.25	1,000	$13,250 (3)	$1,418
#86FLEER	11/25/2020	(Post-Qualification Amendment No. 15 to Offering Statement 1)	1986-87 Fleer Basketball Unopened Wax Box Certified by BBCE	Closed	12/7/2020	12/22/2020	$10.00	16,500	$165,000 (3)	$14,666
#WILDGUN	10/28/2020	(Post-Qualification Amendment No. 14 to Offering Statement 1)	1985 NES Wild Gunman Wata 9.2 A+ Video Game	Closed	12/15/2020	12/22/2020	$7.00	4,000	$28,000 (3)	$2,591
#58PELE2	11/25/2020	(Post-Qualification Amendment No. 15 to Offering Statement 1)	1958 Editora Aquarela Pelé Card graded PSA NM 7	Sold - $62,000 Acquisition Offer Accepted on 02/26/2021	12/16/2020	12/22/2020	$5.00	5,300	$26,500 (3)	$1,930
#18LAMAR	11/25/2020	(Post-Qualification Amendment No. 15 to Offering Statement 1)	2018 National Treasures Red Lamar Jackson Rookie Card graded BGS NM-MT+ 8.5	Sold - $88,500 Acquisition Offer Accepted on 12/29/2020	12/7/2020	12/29/2020	$8.00	7,750	$62,000 (3)	$5,875

#13GIANNIS	11/25/2020	(Post-Qualification Amendment No. 15 to Offering Statement 1)	2013 Panini Flawless Giannis Antetokounmpo Rookie card graded BGS GEM MINT 9.5	Closed	12/19/2020	1/13/2021	$5.00	5,000	$25,000 (3)	$4,023
#AVENGERS1	7/20/2020	(Post-Qualification Amendment No. 8 to Offering Statement 1)	1963 Avengers #1 CGC NM + 9.6 comic book	Sold - $325,000 Acquisition Offer Accepted on 07/09/2021	12/16/2020	1/13/2021	$54.00	5,000	$270,000 (3)	$14,675
#04MESSI	11/25/2020	(Post-Qualification Amendment No. 15 to Offering Statement 1)	2004-05 Panini Lionel Messi Card graded BGS GEM MINT 9.5	Closed	12/21/2020	1/13/2021	$5.00	9,000	$45,000 (3)	$3,403
#AVENGE57	8/21/2020	(Post-Qualification Amendment No. 9 to Offering Statement 1)	1968 Marvel Avengers #57 CGC NM/M 9.8 comic book	Closed	12/2/2020	1/13/2021	$1.00	20,000	$20,000 (3)	$1,698
#03TACHE	10/28/2020	(Post-Qualification Amendment No. 14 to Offering Statement 1)	Four cases of three (3) bottles of 2003 La Tâche, Domaine de la Romanée-Conti	Closed	11/17/2020	1/13/2021	$5.00	15,600	$78,000 (3)	$5,699
#99TMB2	11/25/2020	(Post-Qualification Amendment No. 15 to Offering Statement 1)	1999 Pokémon Japanese Promo Tropical Mega Battle No. 2 Trainer Card graded PSA AUTHENTIC	Closed	12/14/2020	1/13/2021	$6.00	10,000	$60,000 (3)	$8,000
#PUNCHOUT	12/21/2020	(Post-Qualification Amendment No. 16 to Offering Statement 1)	1987 NES Mike Tyson’s PUNCH-OUT!! Wata 9.4 A+ video game	Closed	12/22/2020	1/13/2021	$9.00	10,000	$90,000 (3)	$7,825
#BULLSRING	11/25/2020	(Post-Qualification Amendment No. 15 to Offering Statement 1)	Six Chicago Bulls NBA Championship Rings awarded to Chicago Bulls security guard John Capps	Closed	12/19/2020	1/13/2021	$10.00	30,000	$300,000 (3)	$44,008
#70AARON	11/25/2020	(Post-Qualification Amendment No. 15 to Offering Statement 1)	1970 Topps Hank Aaron card graded PSA GEM MINT 10	Closed	12/23/2020	1/13/2021	$3.00	6,000	$18,000 (3)	$598
#96CHARZRD	12/21/2020	(Post-Qualification Amendment No. 16 to Offering Statement 1)	1996 Pokemon Japanese Base Set No Rarity Symbol Holo Charizard #6 PSA MINT 9	Closed	12/27/2020	1/13/2021	$10.00	6,500	$65,000 (3)	$5,304
#01TIGER	12/21/2020	(Post-Qualification Amendment No. 16 to Offering Statement 1)	2001 SP Authentic #45 Tiger Woods Autographed Rookie Card graded BGS GEM MINT 9.5	Closed	12/30/2020	1/13/2021	$10.00	1,850	$18,500 (3)	$1,615

#ICECLIMB	12/21/2020	(Post-Qualification Amendment No. 16 to Offering Statement 1)	1985 NES Ice Climber Wata 9.0 A video game	Closed	12/28/2020	1/13/2021	$8.00	10,000	$80,000 (3)	$7,958
#09COBB	11/25/2020	(Post-Qualification Amendment No. 15 to Offering Statement 1)	1909-11 T206 Sweet Caporal Ty Cobb card graded PSA NM 7	Closed	1/6/2021	1/19/2021	$4.00	8,000	$32,000 (3)	$2,980
#51HOWE	11/25/2020	(Post-Qualification Amendment No. 15 to Offering Statement 1)	1951 Parkhurst Gordie Howe Card graded PSA NM-MT 8	Sold - $52,000 Acquisition Offer Accepted on 01/28/2022	1/5/2021	1/19/2021	$9.00	5,000	$45,000 (3)	$3,445
#96JORDAN2	1/8/2021	(Post-Qualification Amendment No. 17 to Offering Statement 1)	Michael Jordan Playoff Worn and Dual Signed ‘Player Sample’ Air Jordan 11’s	Closed	1/11/2021	1/19/2021	$5.00	10,800	$54,000 (3)	$3,691
#JUNGLEBOX	12/21/2020	(Post-Qualification Amendment No. 16 to Offering Statement 1)	1999 Pokémon Jungle 1st Edition Booster Box	Closed	1/3/2021	1/19/2021	$5.00	6,900	$34,500 (3)	$2,955
#59FLASH	1/8/2021	(Post-Qualification Amendment No. 17 to Offering Statement 1)	1959 The Flash #105 comic book graded NM 9.4 by CGC	Closed	1/12/2021	1/25/2021	$6.50	10,000	$65,000 (3)	$5,129
#FOSSILBOX	12/21/2020	(Post-Qualification Amendment No. 16 to Offering Statement 1)	1999 Pokémon 1st Edition Fossil Set Sealed Booster Box	Closed	1/11/2021	1/25/2021	$5.00	4,200	$21,000 (3)	$1,569
#THOR	10/28/2020	(Post-Qualification Amendment No. 14 to Offering Statement 1)	1962 Journey Into Mystery #83 CGC NM 9.4	Sold - $261,000 Acquisition Offer Accepted on 07/14/2021	1/7/2021	1/25/2021	$20.00	10,750	$215,000 (3)	$15,638
#POKEBLUE	12/21/2020	(Post-Qualification Amendment No. 16 to Offering Statement 1)	1998 Game Boy Pokémon Blue video game	Closed	1/20/2021	1/27/2021	$10.00	2,400	$24,000 (3)	$2,660
#98GTA	12/21/2020	(Post-Qualification Amendment No. 16 to Offering Statement 1 and Supplement No. 1 to Post-Qualification Amendment No. 17 to Offering Statement 1)	1998 PlayStation Grand Theft Auto Video Game graded Wata 9.8 A+	Closed	1/14/2021	1/27/2021	$5.00	3,150	$15,750 (3)	$1,172

#PICNIC	8/21/2020	(Post-Qualification Amendment No. 9 to Offering Statement 1)	Limited Edition Natural Barénia Leather & Osier Picnic Kelly 35cm Bag with palladium hardware	Closed	12/9/2020	1/27/2021	$27.00	2,000	$54,000 (3)	$4,358
#DOMINOS	1/8/2021	(Post-Qualification Amendment No. 17 to Offering Statement 1)	1990 Rolex Air-King Dominos Pizza Special Edition Watch	Closed	1/19/2021	1/27/2021	$5.50	2,000	$11,000 (3)	$1,169
#58PELE	11/25/2020	(Post-Qualification Amendment No. 15 to Offering Statement 1)	1958 Alifabolaget #635 Pelé Rookie Card graded PSA MINT 9	Sold - $1,331,269 Acquisition Offer Accepted on 02/11/2022	1/11/2021	1/28/2021	$10.00	31,500	$315,000 (3)	$20,483
#09CURRY	1/8/2021	(Post-Qualification Amendment No. 17 to Offering Statement 1)	2009-10 UD Exquisite Stephen Curry #64 Autographed Rookie Card graded GEM MINT 9.5 by BGS	Closed	1/25/2021	2/2/2021	$10.00	2,500	$25,000 (3)	$524
#84JORDAN	1/8/2021	(Post-Qualification Amendment No. 17 to Offering Statement 1)	Michael Jordan Photo-Matched 1984 Signing Day Chicago Bulls Official NBA Game Jersey	Closed	1/21/2021	2/2/2021	$25.00	15,000	$375,000 (3)	$49,831
#09BEAUX	9/24/2020	(Post-Qualification Amendment No. 10 to Offering Statement 1)	One case of twelve (12) bottles of 2009 Vosne-Romanée Les Beaux Monts, Domaine Leroy	Closed	1/4/2021	2/2/2021	$5.00	6,800	$34,000 (3)	$3,085
#KEROUAC	9/24/2020	(Post-Qualification Amendment No. 10 to Offering Statement 1)	1957 inscribed First Edition, Presentation Copy of "On the Road" by Jack Kerouac	Closed	12/13/2020	2/7/2021	$20.00	4,900	$98,000 (3)	$10,583
#96JORDAN	1/8/2021	(Post-Qualification Amendment No. 17 to Offering Statement 1)	1996 Michael Jordan Game Worn and Dual Signed ‘Player Sample’ Air Jordan 11 “Concord”	Sold - $92, 135 Acquisition Offer Accepted on 12/28/2022	1/26/2021	2/7/2021	$4.00	12,000	$48,000 (3)	$4,420
#FEDERAL	11/25/2020	(Post-Qualification Amendment No. 15 to Offering Statement 1)	First Edition copy of The Federalist by Alexander Hamilton, James Madison, and John Jay	Closed	1/25/2021	2/7/2021	$15.00	10,000	$150,000 (3)	$26,675
#62BOND	12/21/2020	(Post-Qualification Amendment No. 16 to Offering Statement 1)	1962 First Edition Presentation copy of The Spy Who Loved Me by Ian Fleming inscribed to Robert Kennedy	Closed	12/30/2020	2/7/2021	$6.00	15,500	$93,000 (3)	$13,593

#71TOPPS	1/8/2021	(Post-Qualification Amendment No. 17 to Offering Statement 1)	1971 Topps Football Series 2 Wax Box Reviewed and Factory Sealed by BBCE	Closed	1/18/2021	2/17/2021	$4.00	17,000	$68,000 (3)	$5,759
#DEATON	12/21/2020	(Post-Qualification Amendment No. 16 to Offering Statement 1)	Triceratops prorsus skull excavated from the Hell Creek Formation of North Dakota in 1999	Closed	1/25/2021	2/17/2021	$25.00	11,400	$285,000 (3)	$27,283
#98ZELDA	1/8/2021	(Post-Qualification Amendment No. 17 to Offering Statement 1)	1998 N64 The Legend of Zelda: Ocarina of Time video game graded 9.6 A+ by Wata	Closed	2/3/2021	2/17/2021	$4.70	5,000	$23,500 (3)	$2,165
#03JORDAN2	1/8/2021	(Post-Qualification Amendment No. 17 to Offering Statement 1)	2003-04 UD Exquisite Quad Patch #MJ Michael Jordan Game Used Patch Card graded NM-MT+ 8.5 by BGS	Closed	2/9/2021	2/22/2021	$4.20	10,000	$42,000 (3)	$4,154
#WOLVERINE	1/8/2021	(Post-Qualification Amendment No. 17 to Offering Statement 1 and Supplement No. 1 to Post-Qualification Amendment No. 17 to Offering Statement 1)	1974 Incredible Hulk #181 comic book graded NM/M 9.8 by CGC	Sold - $57,000 Acquisition Offer Accepted on 07/22/2021	2/7/2021	2/22/2021	$9.50	5,000	$47,500 (3)	$3,925
#91JORDAN	1/8/2021	(Post-Qualification Amendment No. 17 to Offering Statement 1)	1991 Michael Jordan Game Worn Chicago Bulls Home Uniform graded A10 by MEARS	Closed	1/31/2021	2/24/2021	$7.00	10,000	$70,000 (3)	$590
#79GRETZKY	1/8/2021	(Post-Qualification Amendment No. 17 to Offering Statement 1)	1979 Topps Wayne Gretzky #18 Rookie Card graded GEM-MT 10 by PSA	Closed	2/5/2021	2/25/2021	$40.00	20,000	$800,000 (3)	$64,216
#17DUJAC	9/24/2020	(Post-Qualification Amendment No. 10 to Offering Statement 1)	Two cases of six (6) bottles of 2017 Chambertin, Domaine Dujac	Closed	2/15/2021	3/8/2021	$8.00	3,250	$26,000 (3)	$1,408
#FAUBOURG2	9/24/2020	(Post-Qualification Amendment No. 10 to Offering Statement 1)	2019 Hermès 20cm Sellier Faubourg Blue Multicolor Birkin with Palladium Hardware	Closed	12/28/2020	3/8/2021	$15.00	11,000	$165,000 (3)	$11,483
#MOSASAUR	1/8/2021	(Post-Qualification Amendment No. 17 to Offering Statement 1)	Mosasaur Halisaurus Arambourgi Skeleton	Closed	2/21/2021	3/15/2021	$5.00	6,000	$30,000 (3)	$8,658

#92JORDAN	1/8/2021	(Post-Qualification Amendment No. 17 to Offering Statement 1)	1992 Michael Jordan Game Worn and Dual Signed Nike Air Jordan VII's	Closed	2/23/2021	3/15/2021	$6.00	7,000	$42,000 (3)	$4,480
#14KOBE	1/8/2021	(Post-Qualification Amendment No. 17 to Offering Statement 1)	2014 Kobe Bryant Game Worn and Signed Lakers Jersey	Sold - $95,000 Acquisition Offer Accepted on 01/21/2022	2/14/2021	3/15/2021	$8.00	9,750	$78,000 (3)	$6,250
#03LEBRON3	1/8/2021	(Post-Qualification Amendment No. 17 to Offering Statement 1)	2003-04 SP Authentic #148 LeBron James Autographed Rookie Card graded PRISTINE 10 by BGS	Closed	2/12/2021	3/15/2021	$23.00	10,000	$230,000 (3)	$20,924
#95TOPSUN	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1)	1995 Sealed Topsun Pokémon Booster Box, 1st Edition Box A	Closed	3/2/2021	3/15/2021	$6.00	10,000	$60,000 (3)	$8,300
#09TROUT2	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1)	2009 Bowman Chrome Mike Trout Xfractor graded BGS 9.5	Closed	2/28/2021	3/16/2021	$5.00	11,200	$56,000 (3)	$4,340
#59BOND	12/21/2020	(Post-Qualification Amendment No. 16 to Offering Statement 1 and Supplement No. 1 to Post-Qualification Amendment No. 17 to Offering Statement 1)	1959 First Edition Dedication copy of Goldfinger by Ian Fleming	Closed	2/24/2021	3/16/2021	$8.00	10,250	$82,000 (3)	$11,381
#OPEECHEE	1/8/2021	(Post-Qualification Amendment No. 17 to Offering Statement 1)	1979-80 O-Pee-Chee Wax Box Reviewed and Factory Sealed by BBCE	Closed	2/19/2021	3/16/2021	$30.00	10,000	$300,000 (3)	$41,699
#ROCKETBOX	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1)	2000 Pokémon Team Rocket 1st Edition Factory Sealed Booster Box	Closed	3/10/2021	3/22/2021	$6.00	4,750	$28,500 (3)	$1,894
#94JORDAN	1/8/2021	(Post-Qualification Amendment No. 17 to Offering Statement 1)	1994 Michael Jordan Game Worn, Signed and Photo-Matched Air Jordan Baseball Cleats	Closed	2/16/2021	3/22/2021	$8.50	10,000	$85,000 (3)	$9,295
#18LUKA	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1)	2018 Panini Prizm Signatures Black Label Luka Doncic Rookie card #3 Graded BGS PRISTINE 10	Closed	3/14/2021	4/6/2021	$5.00	5,300	$26,500 (3)	$2,813

#86DK3	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1)	1986 Donkey Kong 3 Sealed [Hangtab, 2 Code, Mid-Production], NES Nintendo graded Wata 9.2 A+	Sold - $60,000 Acquisition Offer Accepted on 08/30/2021	3/1/2021	4/6/2021	$10.00	4,350	$43,500 (3)	$3,565
#FANFOUR5	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1)	1962 Marvel Fantastic Four #5 comic book graded CGC NM 9.2	Closed	3/3/2021	4/6/2021	$8.00	10,000	$80,000 (3)	$5,900
#16KOBE	10/28/2020	(Post-Qualification Amendment No. 14 to Offering Statement 1)	Four Signed Hardwood Panels from the Staples Center Basketball Court used during Kobe Bryant’s Farewell Game	Sold - $800,000 Acquisition Offer Accepted on 01/21/2023	3/5/2021	4/6/2021	$8.00	100,000	$800,000 (3)	$147,929
#11BELAIR	9/24/2020	(Post-Qualification Amendment No. 10 to Offering Statement 1)	One case of twelve (12) bottles of 2011 Vosne-Romanée Aux Reignots, Domaine du Comte Liger-Belair	Closed	3/10/2021	4/6/2021	$11.00	2,000	$22,000 (3)	$1,541
#76PAYTON	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1)	1976 Topps #148 Walter Payton Rookie Card Graded PSA GEM MT 10	Closed	3/9/2021	4/6/2021	$6.50	10,000	$65,000 (3)	$9,750
#17MAHOMES	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1)	2017 National Treasures Black #161 Patrick Mahomes II Rookie Patch Autograph Card graded BGS NM-MT 8	Sold - $350,000 Acquisition Offer Accepted on 01/24/2022	2/27/2021	4/6/2021	$12.00	25,000	$300,000 (3)	$79,150
#85MJPROMO	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1)	1985 Nike Promo Michael Jordan Bulls RC Rookie graded PSA 10	Closed	3/7/2021	4/6/2021	$8.00	3,500	$28,000 (3)	$4,120
#96KOBE	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1)	1996 Finest Refractors (With Coating) #269 Gold Kobe Bryant Rookie Card Graded BGS GEM MINT 9.5	Closed	3/24/2021	4/9/2021	$11.00	7,000	$77,000 (3)	$7,662
#99CHARZRD	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1)	1999 Pokémon Charizard #4 First Edition Base Set Hologram Trading Card published by Wizards of the Coast graded PSA GEM MT 10	Closed	3/20/2021	4/9/2021	$10.00	35,000	$350,000 (3)	$42,825
#68RYAN	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1)	1968 Topps #177 Nolan Ryan Rookie Card Graded PSA MINT 9	Closed	3/17/2021	4/9/2021	$7.00	10,000	$70,000 (3)	$8,102

#MARADONA	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1)	1979 Panini Calciatori Soccer Diego Maradona Rookie RC #312 graded PSA 9 MINT	Closed	3/16/2021	4/9/2021	$7.00	2,000	$14,000 (3)	$1,428
#POKEYELOW	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1)	1999 Nintendo Game Boy Pokémon Yellow [Pixel ESRB, Early Production] Graded Wata 9.6 A++	Closed	3/23/2021	4/13/2021	$5.00	11,000	$55,000 (3)	$6,850
#POKELUGIA	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1)	2000 Neo Genesis 1st Edition Holo Lugia #9 Graded PSA GEM MINT 10	Closed	3/15/2021	4/13/2021	$11.00	10,000	$110,000 (3)	$12,475
#XMEN1	12/21/2020	(Post-Qualification Amendment No. 16 to Offering Statement 1)	1963 X-Men #1 CGC NM 9.4 comic book	Sold - $325,000 Acquisition Offer Accepted on 06/21/2021	3/13/2021	4/15/2021	$20.00	12,000	$240,000 (3)	$20,200
#VANHALEN	1/8/2021	(Post-Qualification Amendment No. 17 to Offering Statement 1)	2008 Eddie Van Halen Concert Played and Signed Charvel EVH Art Series One-of-a-Kind Guitar	Closed	2/2/2021	4/15/2021	$12.40	5,000	$62,000 (3)	$5,954
#48JACKIE	1/8/2021	(Post-Qualification Amendment No. 17 to Offering Statement 1)	1948 Leaf Jackie Robinson #79 Rookie Card graded NM-MT 8 by PSA	Closed	1/29/2021	4/15/2021	$20.00	18,750	$375,000 (3)	$27,717
#05MJLJ	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1)	2005-06 Exquisite Collection Jerseys inserts, Dual Autographs: Michael Jordan and Lebron James graded BGS NM-MT+ 8.5	Closed	3/20/2021	7/1/2021	$4.00	20,500	$82,000 (3)	$7,949
#81MONTANA	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1)	1981 Topps Football #216 Joe Montana Rookie Card Graded PSA GEM MINT 10	Closed	3/29/2021	7/1/2021	$7.00	10,000	$70,000 (3)	$5,175
#00MOUTON	9/24/2020	(Post-Qualification Amendment No. 10 to Offering Statement 1)	One case of twelve (12) bottles of 2000 Château Mouton-Rothschild	Closed	4/1/2021	7/1/2021	$13.50	2,000	$27,000 (3)	$2,181
#07DURANT	3/29/2021	(Post-Qualification Amendment No. 19 to Offering Statement 1)	2007 Topps Chrome Orange Refractor Kevin Durant Rookie Card graded PSA GEM MT 10	Closed	6/4/2021	7/1/2021	$13.00	9,000	$117,000 (3)	-$1,656

#56AARON	3/29/2021	(Post-Qualification Amendment No. 19 to Offering Statement 1)	1956 Topps #31 Hank Aaron (White Back) graded PSA Mint 9	Closed	4/23/2021	7/1/2021	$5.00	10,000	$50,000 (3)	$7,401
#85LEMIEUX	3/29/2021	(Post-Qualification Amendment No. 19 to Offering Statement 1)	1985 O-Pee-Chee Hockey Mario Lemieux Rookie Card #9 graded PSA GEM-MT 10	Closed	4/7/2021	7/1/2021	$5.00	17,500	$87,500 (3)	$7,251
#87JORDAN	3/29/2021	(Post-Qualification Amendment No. 19 to Offering Statement 1)	1987 Fleer Michael Jordan Card #59 graded PSA GEM MT 10	Closed	3/30/2021	7/1/2021	$5.00	10,000	$50,000 (3)	$3,188
#AC23	3/29/2021	(Post-Qualification Amendment No. 19 to Offering Statement 1)	1940 Action Comics #23 comic book published by D.C. Comics graded CGC 5.5	Closed	5/25/2021	7/1/2021	$7.00	4,000	$28,000 (3)	$2,620
#APPLE1	1/8/2021	(Post-Qualification Amendment No. 17 to Offering Statement 1)	1976 Apple-1 Computer with Original Box Signed by Steve Wozniak	Closed	4/2/2021	7/1/2021	$25.00	33,000	$825,000 (3)	$65,355
#GWLOTTO	3/29/2021	(Post-Qualification Amendment No. 19 to Offering Statement 1)	1768 George Washington Mountain Road Lottery Ticket with Signature	Closed	4/5/2021	7/1/2021	$14.00	2,500	$35,000 (3)	$7,442
#GYMBOX	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1)	2000 Pokémon Gym Heroes 1st Edition Set Sealed Booster Box	Closed	3/30/2021	7/1/2021	$6.00	3,000	$18,000 (3)	$1,663
#HUCKFINN	3/29/2021	(Post-Qualification Amendment No. 19 to Offering Statement 1)	1885 First Edition, Adventures of Huckleberry Finn by Mark Twain	Closed	4/20/2021	7/1/2021	$11.00	2,000	$22,000 (3)	$2,580
#NEOBOX	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1)	2000 Pokémon Neo Genesis 1st Edition Set Sealed Booster Box	Closed	4/14/2021	7/1/2021	$4.50	10,000	$45,000 (3)	$3,167
#NEWTON	11/25/2020	(Post-Qualification Amendment No. 15 to Offering Statement 1)	1687 First Edition, Continental Issue of Philosophiae Naturalis Principia Mathematica by Sir Isaac Newton	Closed	5/4/2021	7/1/2021	$10.00	30,000	$300,000 (3)	$38,929

#NICKLAUS1	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1 and Supplement No. 1 to Post-Qualification Amendment No. 18 to Offering Statement 1)	1973 Panini #375 Jack Nicklaus Rookie Card Graded by PSA GEM MT 10	Closed	4/7/2021	7/1/2021	$10.00	4,000	$40,000 (3)	$4,001
#POKEMON2	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1)	1999 Pokémon 1st Edition Base Set Sealed Booster Box published by Wizards of the Coast	Closed	4/2/2021	7/1/2021	$10.00	41,500	$415,000 (3)	$32,138
#POKERED	3/29/2021	(Post-Qualification Amendment No. 19 to Offering Statement 1)	1998 Game Boy Pokémon Red Video Game graded Wata 9.2 A++	Closed	5/5/2021	7/1/2021	$4.00	10,000	$40,000 (3)	$4,000
#RIVIERA	3/29/2021	(Post-Qualification Amendment No. 19 to Offering Statement 1)	1965 Rolex 1601 Datejust retailed by Joyeria Riviera	Closed	4/12/2021	7/1/2021	$5.00	6,000	$30,000 (3)	$5,888
#SMB3	3/29/2021	(Post-Qualification Amendment No. 19 to Offering Statement 1)	1990 NES Super Mario Bros. 3 Video Game graded Wata 9.4 A+	Closed	4/11/2021	7/1/2021	$5.00	5,000	$25,000 (3)	$2,150
#WALDEN	3/29/2021	(Post-Qualification Amendment No. 19 to Offering Statement 1)	1854 First Edition Walden; or, Life in the Woods by Henry David Thoreau	Closed	5/12/2021	7/1/2021	$10.25	2,000	$20,500 (3)	$2,095
#WZRDOFOZ	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1)	1900 First Edition of The Wonderful Wizard Of OZ	Closed	4/27/2021	7/1/2021	$15.00	6,000	$90,000 (3)	$7,725
#60ALI	3/29/2021	(Post-Qualification Amendment No. 19 to Offering Statement 1)	1960 Hemmets Journal #23 Cassius Clay (Muhammad Ali) Rookie Card graded PSA Mint 9	Closed	4/2/2021	7/14/2021	$10.00	23,500	$235,000 (3)	$20,014
#TORNEK	11/25/2020	(Post-Qualification Amendment No. 15 to Offering Statement 1)	1964 Tornek-Rayville ref. TR-900	Closed	11/26/2020	7/14/2021	$5.00	33,000	$165,000 (3)	$8,513
#DIMAGGIO3	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1)	1950-51 Joe DiMaggio Game-Worn Road Jersey Graded MEARS A10	Closed	5/24/2021	7/14/2021	$20.00	22,500	$450,000 (3)	$26,525

#POKEMON3	3/29/2021	(Post-Qualification Amendment No. 19 to Offering Statement 1)	1999 Pokémon 1st Edition Complete Set graded PSA GEM MT 10	Closed	4/25/2021	7/14/2021	$120.00	5,000	$600,000 (3)	$36,900
#09CURRY2	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1 and Supplement No. 1 to Post-Qualification Amendment No. 18 to Offering Statement 1)	2009 Playoff National Treasures Stephen Curry Autographed Patch Rookie Card graded BGS GEM MINT 9.5	Closed	3/26/2021	7/28/2021	$25.00	21,000	$525,000 (3)	$62,158
#80ALI	3/29/2021	(Post-Qualification Amendment No. 19 to Offering Statement 1)	1980 Muhammad Ali Sparring Gloves Worn in Training for Larry Holmes Bout and Inscribed to Sylvester Stallone	Closed	5/3/2021	7/28/2021	$7.50	10,000	$75,000 (3)	$12,888
#58PELE3	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1)	1958-59 Tupinamba Ltda. Quigol Pelé #109 Rookie Card graded PSA NM -MT 8	Closed	5/7/2021	7/28/2021	$20.00	11,250	$225,000 (3)	$39,785
#BATMAN2	3/29/2021	(Post-Qualification Amendment No. 19 to Offering Statement 1)	1940 Batman #2 comic book published by D.C. Comics graded CGC 9.0	Closed	5/10/2021	7/28/2021	$10.00	8,500	$85,000 (3)	$6,913
#85ERVING	3/29/2021	(Post-Qualification Amendment No. 19 to Offering Statement 1)	1985 Julius Erving Game Worn and Signed Jersey	Closed	5/17/2021	7/28/2021	$4.50	10,000	$45,000 (3)	$6,044
#LJKOBE	3/29/2021	(Post-Qualification Amendment No. 19 to Offering Statement 1)	2002 LeBron James High School Game Worn Sneakers Gifted by Kobe Bryant.	Sold - $215,000 Acquisition Offer Accepted on 11/15/2021	5/17/2021	7/28/2021	$10.00	18,000	$180,000 (3)	$20,073
#99MJRETRO	5/18/2021	(Post-Qualification Amendment No. 20 to Offering Statement 1)	1999 Upper Deck Retro Inkredible Level 2 Michael Jordan Signed Card graded PSA MINT 9	Closed	6/12/2021	7/28/2021	$5.00	10,000	$50,000 (3)	$4,630
#FLASH123	3/29/2021	(Post-Qualification Amendment No. 19 to Offering Statement 1)	1961 The Flash #123 comic book published by D.C Comics graded CGC 9.4	Closed	6/18/2021	7/28/2021	$8.00	3,625	$29,000 (3)	$2,610
#85GPK	6/25/2021	(Post-Qualification Amendment No. 21 to Offering Statement 1)	1985 Topps Garbage Pail Kids Stickers Nasty Nick #1A Card graded PSA GEM MT 10	Closed	6/28/2021	7/28/2021	$12.00	1,000	$12,000 (3)	-$2,765

#IPOD	6/25/2021	(Post-Qualification Amendment No. 21 to Offering Statement 1)	2001 Apple 1st Generation iPod Classic in its Original Factory Sealed Box	Closed	7/2/2021	7/28/2021	$5.00	5,000	$25,000 (3)	$1,539
#HGWELLS	3/29/2021	(Post-Qualification Amendment No. 19 to Offering Statement 1)	1895 First Edition The Time Machine: An Invention Inscribed by H.G Wells	Closed	6/18/2021	8/2/2021	$6.20	7,500	$46,500 (3)	$4,835
#85JORDAN2	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1)	1985 Signed Michael Jordan "Shattered Backboard" Jersey	Closed	3/21/2021	8/2/2021	$14.00	20,000	$280,000 (3)	$44,500
#SANTANA	3/29/2021	(Post-Qualification Amendment No. 19 to Offering Statement 1)	Gibson Les Paul SG Guitar owned and played by Carlos Santana	Closed	6/2/2021	8/9/2021	$5.00	15,000	$75,000 (3)	$15,588
#CONGRESS	1/8/2021	(Post-Qualification Amendment No. 17 to Offering Statement 1)	Thomas Heyward Jr’s First edition of the Continental Congress Journal of the Proceeds of the Congress	Closed	6/28/2021	8/9/2021	$24.00	5,000	$120,000 (3)	$18,879
#66ORR	6/25/2021	(Post-Qualification Amendment No. 21 to Offering Statement 1)	1966 Topps Bobby Orr #35 Rookie Card graded NM-MT 8 by PSA	Closed	7/2/2021	8/9/2021	$5.00	10,000	$50,000 (3)	$5,917
#01TIGER2	6/25/2021	(Post-Qualification Amendment No. 21 to Offering Statement 1)	2001 Upper Deck Golf Black Label #1 Tiger Woods Rookie Card graded BGS Pristine 10	Closed	7/9/2021	8/9/2021	$8.50	2,000	$17,000 (3)	$429
#GRIFFEYJR	6/25/2021	(Post-Qualification Amendment No. 21 to Offering Statement 1)	1989 Upper Deck Ken Griffey Jr. Rookie Card #1 graded BGS PRISTINE 10	Closed	7/13/2021	8/9/2021	$8.00	2,500	$20,000 (3)	$3,754
#87ZELDA	5/18/2021	(Post-Qualification Amendment No. 20 to Offering Statement 1)	1987 NES Legend of Zelda Video Game graded Wata 9.4 B+	Closed	7/19/2021	8/9/2021	$11.50	10,000	$115,000 (3)	$12,388
#01HALO	3/29/2021	(Post-Qualification Amendment No. 19 to Offering Statement 1 and Supplement No. 1 to Post-Qualification Amendment No. 19 to Offering Statement 1)	2001 Xbox Halo: Combat Evolved (Black Label) Video Game graded Wata 9.4 A+	Closed	7/23/2021	8/9/2021	$6.80	2,500	$17,000 (3)	$1,980

#EINSTEIN2	5/18/2021	(Post-Qualification Amendment No. 20 to Offering Statement 1)	1948 Albert Einstein Typed and Signed Letter On God	Closed	7/9/2021	8/9/2021	$16.00	5,000	$80,000 (3)	$8,000
#86JORDAN2	6/25/2021	(Post-Qualification Amendment No. 21 to Offering Statement 1)	1986 Fleer #8 Michael Jordan Sticker Rookie Card graded PSA GEM MT 10	Closed	7/23/2021	8/11/2021	$8.00	10,000	$80,000 (3)	$4,249
#97KOBE	6/25/2021	(Post-Qualification Amendment No. 21 to Offering Statement 1)	1997 Skybox Jambalaya #12 Kobe Bryant Card graded PSA GEM MT 10	Closed	7/30/2021	8/25/2021	$6.50	10,000	$65,000 (3)	$5,237
#XMEN94	6/25/2021	(Post-Qualification Amendment No. 21 to Offering Statement 1)	1975 X-Men #94 Comic Book published by Marvel graded CGC 9.8	Closed	7/30/2021	8/25/2021	$6.50	10,000	$65,000 (3)	$5,695
#TOPPSTRIO	6/25/2021	(Post-Qualification Amendment No. 21 to Offering Statement 1)	1980 Topps Scoring Leader Card (Bird / Erving /Johnson) Graded PSA MINT 9	Closed	8/6/2021	8/25/2021	$6.00	5,000	$30,000 (3)	-$5,326
#81BIRD	6/25/2021	(Post-Qualification Amendment No. 21 to Offering Statement 1)	1981 Topps #4 Larry Bird Card graded PSA GEM MT 10	Closed	8/11/2021	8/25/2021	$6.00	5,000	$30,000 (3)	-$770
#THEROCK	6/25/2021	(Post-Qualification Amendment No. 21 to Offering Statement 1)	1997 Panini WWF Superstars Stickers #113 Rocky Maivia Card graded PSA GEM MT 10	Closed	8/1/2021	9/1/2021	$12.00	1,000	$12,000 (3)	-$4,159
#04MESSI2	6/25/2021	(Post-Qualification Amendment No. 21 to Offering Statement 1)	2004 Panini Sports Mega Cracks Campeon #35 Lionel Messi Rookie Card graded PSA GEM MT 10	Closed	8/12/2021	9/1/2021	$7.00	5,000	$35,000 (3)	$1,569
#09RBLEROY	9/24/2020	(Post-Qualification Amendment No. 10 to Offering Statement 1)	One case of twelve (12) bottles of 2009 Richebourg, Domaine Leroy	Closed	8/6/2021	9/1/2021	$25.00	4,300	$107,500 (3)	$8,590
#XLXMEN1	6/25/2021	(Post-Qualification Amendment No. 21 to Offering Statement 1)	1975 Giant Size X-Men #1 Comic Book published by Marvel graded CGC 9.8	Closed	8/20/2021	9/7/2021	$8.00	8,000	$64,000 (3)	$5,260
#03LEBRON5	6/25/2021	(Post-Qualification Amendment No. 21 to Offering Statement 1)	2003 Topps Chrome #111 LeBron James Black Refractor Rookie Card graded PSA MINT 9	Closed	8/27/2021	9/13/2021	$10.00	8,500	$85,000 (3)	$9,323

#SLASH	3/29/2021	(Post-Qualification Amendment No. 19 to Offering Statement 1)	Exact aged replica of Slash’s original Factory Black 1966 Gibson Doubleneck Guitar built as a prototype for the Slash EDS-1275 Doubleneck	Closed	8/31/2021	9/30/2021	$5.00	13,000	$65,000 (3)	$13,250
#METEORITE	5/18/2021	(Post-Qualification Amendment No. 20 to Offering Statement 1)	Lunar Meteorite Specimen Feldspathic Lunar Anorthositic Breccia from the Moon	Closed	8/11/2021	9/30/2021	$20.00	17,500	$350,000 (3)	$68,645
#89TMNT	9/15/2021	(Post-Qualification Amendment No. 24 to Offering Statement 1)	1989 NES Teenage Mutant Ninja Turtles Video Game graded Wata 9.4 A	Closed	9/15/2021	10/7/2021	$11.00	2,000	$22,000 (3)	$633
#00BRADY2	5/18/2021	(Post-Qualification Amendment No. 20 to Offering Statement 1)	2000 SP Authentic #118 Tom Brady Rookie Card graded BGS PRISTINE 10	Closed	8/20/2021	10/7/2021	$10.00	32,500	$325,000 (3)	$5,160
#NESWWF	9/21/2021	(Post-Qualification Amendment No. 25 to Offering Statement 1)	1989 NES WWF Wrestlemania Video Game graded Wata 9.6 A+	Closed	9/21/2021	10/7/2021	$3.00	6,000	$18,000 (3)	$1,635
#PUNK9670	9/15/2021	(Post-Qualification Amendment No. 24 to Offering Statement 1)	Number 9670 Female CryptoPunk NFT	Closed	9/16/2021	10/7/2021	$10.00	7,200	$72,000 (3)	$8,040
#18ALLEN	9/21/2021	(Post-Qualification Amendment No. 25 to Offering Statement 1)	2018 National Treasures #163 Josh Allen Autographed Jersey Rookie Card graded BGS 9.5	Closed	9/22/2021	10/12/2021	$3.00	12,000	$36,000 (3)	$2,040
#CASTLEII	9/27/2021	(Post-Qualification Amendment No. 26 to Offering Statement 1)	1988 NES Castlevania II: Simon’s Quest Video Game graded Wata 9.6 A+	Closed	9/27/2021	10/12/2021	$9.00	2,000	$18,000 (3)	$1,635
#36OWENS	9/21/2021	(Post-Qualification Amendment No. 25 to Offering Statement 1)	Four Tickets From Jesse Owens' Gold Medal Events in the 1936 Berlin Olympics	Closed	9/22/2021	10/12/2021	$10.00	2,500	$25,000 (3)	$2,603
#BAYC601	9/27/2021	(Post-Qualification Amendment No. 26 to Offering Statement 1)	Number 601 Bored Ape Yacht Club NFT with Sea Captain’s Hat	Closed	9/27/2021	10/12/2021	$10.00	16,500	$165,000 (3)	$17,686
#60MANTLE	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1)	1960 Signed Mickey Mantle Game-Worn Road Jersey Graded MEARS A10	Closed	8/20/2021	10/20/2021	$20.00	42,500	$850,000 (3)	$34,525

#PUNK8103	9/21/2021	(Post-Qualification Amendment No. 25 to Offering Statement 1)	Number 8103 Male CryptoPunk NFT	Closed	9/21/2021	10/20/2021	$9.33	60,000	$559,800 (3)	$49,404
#GHOST1	9/27/2021	(Post-Qualification Amendment No. 27 to Offering Statement 1)	1973 Ghost Rider #1 Comic Book published by Marvel graded CGC 9.8	Closed	9/27/2021	10/20/2021	$7.00	2,000	$14,000 (3)	$1,199
#KIRBY	10/12/2021	(Post-Qualification Amendment No. 28 to Offering Statement 1)	1992 GameBoy Kirby’s Dream Land Video Game graded Wata 9.8 A++	Closed	10/12/2021	10/26/2021	$6.00	10,000	$60,000 (3)	$8,215
#20HERBERT	9/27/2021	(Post-Qualification Amendment No. 27 to Offering Statement 1)	2020 National Treasures #158 Justin Herbert Autographed Patch Rookie Card graded BGS 9.5	Sold - $86,400 Acquisition Offer Accepted on 7/8/2022	9/27/2021	10/26/2021	$7.00	10,000	$70,000 (3)	$8,090
#HENDERSON	9/27/2021	(Post-Qualification Amendment No. 26 to Offering Statement 1)	1980 Topps #482 Rickey Henderson Rookie Card graded PSA GEM MINT 10	Closed	9/27/2021	10/26/2021	$5.00	27,000	$135,000 (3)	-$188
#03RONALDO	9/27/2021	(Post-Qualification Amendment No. 27 to Offering Statement 1)	2003 Panini #137 Cristiano Ronaldo Rookie Card graded PSA 10	Closed	9/27/2021	10/26/2021	$14.00	12,500	$175,000 (3)	$14,556
#BROSGRIMM	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1)	1837 Third Edition Presentation Copy of Grimms' Fairy Tales by the Brothers Grimm inscribed to contributor and friend Malchen Hassenpflug	Closed	5/19/2021	10/26/2021	$27.00	5,000	$135,000 (3)	$19,304
#HONUS2	10/12/2021	(Post-Qualification Amendment No. 28 to Offering Statement 1)	1910 Tip-Top Bread Honus Wagner Card graded PSA 5	Closed	10/12/2021	10/26/2021	$10.00	10,000	$100,000 (3)	$11,944
#MARX	10/12/2021	(Post-Qualification Amendment No. 28 to Offering Statement 1)	1867 First Edition Das Kapital By Karl Marx	Closed	10/12/2021	11/3/2021	$15.00	8,000	$120,000 (3)	$12,200
#MEEB15511	10/18/2021	(Post-Qualification Amendment No. 31 to Offering Statement 1)	Number 15511 Pig Meebit	Closed	10/19/2021	11/3/2021	$5.00	15,000	$75,000 (3)	$5,405
#90BATMAN	10/18/2021	(Post-Qualification Amendment No. 31 to Offering Statement 1)	1990 NES Batman Video Game graded Wata 9.8 A+	Closed	10/19/2021	11/3/2021	$5.90	10,000	$59,000 (3)	$7,225

#09HARDEN	10/18/2021	(Post-Qualification Amendment No. 31 to Offering Statement 1)	2009 Topps Chrome Refractor #99 James Harden Rookie Card graded PSA GEM MT 10	Closed	10/19/2021	11/3/2021	$13.00	2,000	$26,000 (3)	$1,484
#SIMPSONS1	10/25/2021	(Post-Qualification Amendment No. 32 to Offering Statement 1)	1991 NES Simpsons: Bart vs. The Space Mutants Video Game graded Wata 9.6 A+	Closed	10/25/2021	11/9/2021	$9.25	2,000	$18,500 (3)	$2,130
#SPIDER129	10/18/2021	(Post-Qualification Amendment No. 31 to Offering Statement 1)	1974 Amazing Spider-Man #129 Comic Book published by Marvel graded CGC 9.8	Closed	10/19/2021	11/9/2021	$4.00	10,000	$40,000 (3)	$2,454
#93JETER	10/25/2021	(Post-Qualification Amendment No. 32 to Offering Statement 1)	1993 SP Foil #279 Derek Jeter Rookie Card graded BGS 9.5	Closed	10/25/2021	11/9/2021	$16.00	1,000	$16,000 (3)	-$375
#NESDK3	10/18/2021	(Post-Qualification Amendment No. 31 to Offering Statement 1)	1986 NES Donkey Kong 3 Video Game graded Wata 9.4 A+	Closed	10/19/2021	11/9/2021	$5.00	22,800	$114,000 (3)	$11,320
#BAYC7359	10/12/2021	(Post-Qualification Amendment No. 28 to Offering Statement 1)	Number 7359 Bored Ape Yacht Club NFT with Space Suit	Closed	10/12/2021	11/10/2021	$10.00	19,000	$190,000 (3)	$20,773
#CURIO10	11/1/2021	(Post-Qualification Amendment No. 33 to Offering Statement 1)	Set of Curio Cards NFTs Numbered One to Ten	Closed	11/1/2021	11/15/2021	$7.50	10,000	$75,000 (3)	$5,868
#WILDTHING	10/25/2021	(Post-Qualification Amendment No. 32 to Offering Statement 1)	1963 First Edition Inscribed copy of Where The Wild Things Are by Maurice Sendak	Closed	10/25/2021	11/15/2021	$9.00	2,000	$18,000 (3)	$1,573
#1776	1/8/2021	(Post-Qualification Amendment No. 17 to Offering Statement 1 and Supplement No. 2 to Post-Qualification Amendment No. 19 to Offering Statement 1)	July 16, 1776 Exeter, New Hampshire broadside of the Declaration of Independence	Closed	4/27/2021	11/26/2021	$25.00	80,000	$2,000,000 (3)	$507,945
#MACALLAN1	11/1/2021	(Post-Qualification Amendment No. 33 to Offering Statement 1)	30 Year Old Macallan Sherry Oak Blue Label Single Malt Scotch Whisky	Closed	11/1/2021	11/30/2021	$13.25	1,000	$13,250 (3)	$104

#98JORDAN2	11/1/2021	(Post-Qualification Amendment No. 33 to Offering Statement 1)	1998 Upper Deck Michael Jordan Jersey Autograph Card graded BGS GEM MINT 9.5	Closed	11/1/2021	11/30/2021	$20.00	16,500	$330,000 (3)	$34,427
#BAYC9159	11/9/2021	(Post-Qualification Amendment No. 34 to Offering Statement 1)	Number 9159 Bored Ape Yacht Club NFT with a Leather Jacket	Closed	11/9/2021	12/8/2021	$5.00	39,000	$195,000 (3)	$2,488
#FANTASY7	11/22/2021	(Post-Qualification Amendment No. 37 to Offering Statement 1)	1997 PlayStation1 Final Fantasy VII	Closed	11/22/2021	12/8/2021	$4.00	10,000	$40,000 (3)	$3,468
#SURFER4	11/9/2021	(Post-Qualification Amendment No. 34 to Offering Statement 1)	1969 Silver Surfer #4 Comic Book published by Marvel graded CGC 9.8	Closed	11/9/2021	12/14/2021	$8.00	10,000	$80,000 (3)	$10,800
#OHTANI1	11/9/2021	(Post-Qualification Amendment No. 34 to Offering Statement 1)	2018 Bowman Chrome Shohei Ohtani Orange Refractors Pitching Autographed Rookie Card graded BGS 9.5	Closed	11/9/2021	12/14/2021	$9.00	10,000	$90,000 (3)	$6,919
#OHTANI2	11/9/2021	(Post-Qualification Amendment No. 34 to Offering Statement 1)	2018 Bowman Chrome Shohei Ohtani Orange Refractors Batting Autographed Rookie Card graded BGS 9.5	Closed	11/9/2021	12/14/2021	$8.00	9,125	$73,000 (3)	$6,123
#WILT100	11/9/2021	(Post-Qualification Amendment No. 34 to Offering Statement 1)	1962 Ticket Stub from Wilt Chamberlain’s 100-Point Game graded PSA 3	Closed	11/9/2021	12/14/2021	$10.00	11,500	$115,000 (3)	$12,349
#PENGUIN	11/15/2021	(Post-Qualification Amendment No. 35 to Offering Statement 1)	1941 Detective Comics #58 Comic Book published by D.C. Comics graded CGC 8.0	Closed	11/15/2021	12/14/2021	$6.00	10,000	$60,000 (3)	$6,019
#KARUIZAWA	11/15/2021	(Post-Qualification Amendment No. 35 to Offering Statement 1)	50 Year Old Karuizawa Aqua of Life Single Malt Whisky	Closed	11/15/2021	12/14/2021	$5.00	13,000	$65,000 (3)	$5,382
#KOMBAT	11/22/2021	(Post-Qualification Amendment No. 36 to Offering Statement 1)	1993 SNES Mortal Combat Video Game graded Wata 9.8 A+	Closed	11/22/2021	12/14/2021	$9.00	10,000	$90,000 (3)	$8,267
#APPLELISA	11/1/2021	(Post-Qualification Amendment No. 33 to Offering Statement 1)	Fully Functioning 1983 Apple Lisa Computer with Original Twiggy Floppy Drives	Closed	11/1/2021	12/22/2021	$11.00	10,000	$110,000 (3)	$11,488

#98MANNING	11/22/2021	(Post-Qualification Amendment No. 36 to Offering Statement 1)	1998 SP Authentic #14 Peyton Manning Rookie Card graded BGS 10	Closed	11/22/2021	12/22/2021	$11.00	2,000	$22,000 (3)	$1,642
#GIJOE	11/22/2021	(Post-Qualification Amendment No. 36 to Offering Statement 1)	1983 Hasbro G.I. Joe: Cobra Commander Action Figure graded AFA 95	Closed	11/22/2021	12/22/2021	$9.00	5,000	$45,000 (3)	$5,755
#BEATLES1	11/22/2021	(Post-Qualification Amendment No. 36 to Offering Statement 1)	1962 The Beatles Signed “Love Me Do” Single	Closed	11/22/2021	12/22/2021	$4.00	6,000	$24,000 (3)	$1,821
#SQUIG5847	11/22/2021	(Post-Qualification Amendment No. 37 to Offering Statement 1)	Number 5847 Art Blocks Chromie Squiggle NFT	Closed	11/22/2021	12/22/2021	$11.00	6,000	$66,000 (3)	$8,100
#PACQUIAO	11/29/2021	(Post-Qualification Amendment No. 38 to Offering Statement 1)	1999 World Boxing #143 Manny Pacquiao Rookie Card graded PSA 10	Closed	11/29/2021	12/22/2021	$8.50	2,000	$17,000 (3)	$1,548
#83JOBS	11/29/2021	(Post-Qualification Amendment No. 38 to Offering Statement 1)	1983 Steve Jobs Leather Jacket Worn in Picture of Jobs Giving the Middle Finger outside the IBM Building	Closed	11/29/2021	12/22/2021	$7.50	10,000	$75,000 (3)	$5,621
#BATMAN181	11/29/2021	(Post-Qualification Amendment No. 38 to Offering Statement 1)	1966 Batman #181 Comic Book published by D.C. Comics graded CGC 9.6	Closed	11/29/2021	12/22/2021	$10.00	5,000	$50,000 (3)	$7,361
#HOBBIT	11/29/2021	(Post-Qualification Amendment No. 38 to Offering Statement 1)	1937 First Edition copy of The Hobbit by J. R. R. Tolkien	Closed	11/29/2021	12/22/2021	$8.00	10,000	$80,000 (3)	$9,150
#PUNK5883	11/29/2021	(Post-Qualification Amendment No. 38 to Offering Statement 1)	Number 5883 Male CryptoPunk NFT	Closed	11/29/2021	1/6/2022	$15.00	40,000	$600,000 (3)	$28,900
#POPEYE	12/6/2021	(Post-Qualification Amendment No. 39 to Offering Statement 1)	1986 NES Popeye Video Game graded Wata 9.4 A+	Closed	12/6/2021	1/6/2022	$10.00	11,000	$110,000 (3)	$17,443
#SMB2	11/22/2021	(Post-Qualification Amendment No. 37 to Offering Statement 1)	1988 NES Super Mario Bros. 2 Video Game graded Wata 9.6 A++	Closed	11/22/2021	1/10/2022	$15.00	20,000	$300,000 (3)	$14,118

#OBIWAN	12/6/2021	(Post-Qualification Amendment No. 39 to Offering Statement 1)	1978 Kenner Star Wars Ben (Obi-Wan) Kenobi Action Figure graded AFA 85	Closed	12/6/2021	1/10/2022	$6.00	2,000	$12,000 (3)	$749
#HAMILTON1	12/6/2021	(Post-Qualification Amendment No. 39 to Offering Statement 1)	2020 Topps Dynasty Triple Relic #ILH Lewis Hamilton Autographed Patch Card graded PSA 10	Closed	12/6/2021	1/10/2022	$7.00	5,000	$35,000 (3)	$4,718
#GIANNIS2	5/18/2021	(Post-Qualification Amendment No. 20 to Offering Statement 1)	2013 Panini National Treasures #130 Giannis Antetokounmpo Signed Jersey Patch Rookie Card graded BGS GEM MINT 9.5	Closed	7/19/2021	1/18/2022	$10.00	41,500	$415,000 (3)	$44,784
#03SERENA	11/15/2021	(Post-Qualification Amendment No. 35 to Offering Statement 1)	2003 NetPro International Series #2A Serena Williams Autographed Patch Rookie Card graded BGS 8	Closed	11/15/2021	1/28/2022	$10.00	8,500	$85,000 (3)	$7,880
#86BONDS	1/3/2022	(Post-Qualification Amendment No. 41 to Offering Statement 1)	1986 Topps Traded TIffany #11T Barry Bonds Rookie Card graded PSA GEM MT 10	Closed	1/3/2022	1/27/2022	$4.00	2,000	$8,000 (3)	$319
#MOBYDICK	1/3/2022	(Post-Qualification Amendment No. 41 to Offering Statement 1)	1851 First Edition copy of Moby Dick by Herman Melville	Closed	1/3/2022	1/28/2022	$7.00	10,000	$70,000 (3)	$8,037
#IPADPROTO	1/3/2022	(Post-Qualification Amendment No. 41 to Offering Statement 1)	2009 Apple Prototype 1st Generation iPad	Closed	1/3/2022	1/27/2022	$6.50	2,000	$13,000 (3)	$1,537
#BAYC4612	12/13/2021	(Post-Qualification Amendment No. 40 to Offering Statement 1)	Number 4612 Bored Ape Yacht Club NFT with Laser Eyes	Closed	12/13/2021	1/31/2022	$7.00	100,000	$700,000 (3)	$27,150
#FORTNITE	1/10/2022	(Post-Qualification Amendment No. 42 to Offering Statement 1)	2017 PlayStation 4 Fortnite Video Game graded Wata 9.8 A+	Closed	1/10/2022	2/3/2022	$8.00	2,000	$16,000 (3)	$1,464
#IROBOT	1/10/2022	(Post-Qualification Amendment No. 42 to Offering Statement 1)	1950 First Edition copy of I, Robot by Isaac Asimov	Closed	1/10/2022	2/3/2022	$8.00	1,000	$8,000 (3)	$1,688

#05RODGERS	1/10/2022	(Post-Qualification Amendment No. 42 to Offering Statement 1)	2005 SP Authentic #252 Aaron Rodgers Autographed Jersey Rookie Card graded BGS 9.5	Closed	1/10/2022	2/3/2022	$8.00	7,000	$56,000 (3)	$4,340
#18OSAKA	1/18/2022	(Post-Qualification Amendment No. 43 to Offering Statement 1)	2018 Sports Illustrated For Kids Naomi Osaka Rookie Card graded PSA 9	Closed	1/18/2022	2/3/2022	$5.00	2,600	$13,000 (3)	$1,723
#LEICAGOLD	1/18/2022	(Post-Qualification Amendment No. 43 to Offering Statement 1)	1996 Leica M6 Gold ’King of Thailand' Camera in Condition ‘A’	Closed	1/18/2022	2/3/2022	$8.00	4,000	$32,000 (3)	$2,824
#IOMMI	9/27/2021	(Post-Qualification Amendment No. 27 to Offering Statement 1)	2019 Gibson Tony Iommi 1964 “Monkey SG” Prototype Guitar	Closed	9/27/2021	2/7/2022	$10.00	6,500	$65,000 (3)	$13,250
#MARIO64	1/3/2022	(Post-Qualification Amendment No. 41 to Offering Statement 1)	1996 Nintendo 64 Super Mario 64 Video Game graded Wata 9.6 A++	Closed	1/3/2022	2/7/2022	$10.00	12,500	$125,000 (3)	$20,090
#GWTW	2/9/2022	(Post-Qualification Amendment No. 45 to Offering Statement 1)	1936 First Edition Inscribed copy of Gone With the Wind by Margaret Mitchell	Closed	2/9/2022	3/2/2022	$5.00	5,000	$25,000 (3)	$2,400
#NEWWORLD	1/24/2022	(Post-Qualification Amendment No. 44 to Offering Statement 1)	1932 First Edition copy of Brave New World by Aldous Huxley	Closed	1/24/2022	3/2/2022	$7.00	2,000	$14,000 (3)	$2,003
#JAWA	1/24/2022	(Post-Qualification Amendment No. 44 to Offering Statement 1)	1978 Kenner Star Wars Vinyl Cape Jawa Action Figure graded AFA 80	Closed	1/24/2022	3/2/2022	$3.00	9,000	$27,000 (3)	$535
#GWLETTER	1/18/2022	(Post-Qualification Amendment No. 43 to Offering Statement 1)	1780 George Washington Handwritten Letter to his Director of Intelligence	Closed	1/18/2022	3/2/2022	$20.00	7,500	$150,000 (3)	$11,743
#MARIOKART	1/24/2022	(Post-Qualification Amendment No. 44 to Offering Statement 1)	1996 Nintendo 64 Mario Kart 64 Video Game graded Wata 9.4 A+	Closed	1/24/2022	3/2/2022	$15.00	5,000	$75,000 (3)	$6,964
#96KOBE2	1/3/2022	(Post-Qualification Amendment No. 41 to Offering Statement 1)	1996 Topps Chrome Refractor #138 Kobe Bryant Rookie Card graded PSA GEM MT 10	Closed	1/3/2022	3/3/2022	$10.00	22,500	$225,000 (3)	-$5,777
#BAYC8827	1/18/2022	(Post-Qualification Amendment No. 43 to Offering Statement 1)	Number 8827 Bored Ape Yacht Club NFT with Trippy Fur	Closed	1/18/2022	3/3/2022	$10.00	82,000	$820,000 (3)	$35,050

#SHOWCASE4	1/24/2022	(Post-Qualification Amendment No. 44 to Offering Statement 1)	1956 Showcase #4 Comic Book published by D.C. Comics graded CGC 7.5	Closed	1/24/2022	3/3/2022	$7.00	11,000	$77,000 (3)	$7,601
#MACALLAN2	2/9/2022	(Post-Qualification Amendment No. 45 to Offering Statement 1)	40 Year Old Macallan Sherry Oak 2016 Release Single Malt Scotch Whisky	Closed	2/9/2022	3/22/2022	$6.00	5,000	$30,000 (3)	-$340
#DOOD6921	2/9/2022	(Post-Qualification Amendment No. 45 to Offering Statement 1)	Number 6921 Doodle NFT	Closed	2/9/2022	3/22/2022	$4.00	11,000	$44,000 (3)	$3,460
#92TIGER	2/9/2022	(Post-Qualification Amendment No. 45 to Offering Statement 1)	1992 Nissan L.A. Open Tiger Woods Debut Ticket graded PSA 6	Closed	2/9/2022	3/22/2022	$7.00	10,000	$70,000 (3)	$4,018
#15COBB	2/14/2022	(Post-Qualification Amendment No. 46 to Offering Statement 1)	1915 Cracker Jack #30 Ty Cobb Card graded PSA NM 7	Closed	2/14/2022	3/22/2022	$11.00	7,000	$77,000 (3)	$5,052
#HIRST1	2/14/2022	(Post-Qualification Amendment No. 46 to Offering Statement 1)	Damien Hirst The Currency “Who’s really the king” NFT	Closed	2/14/2022	3/22/2022	$4.00	5,000	$20,000 (3)	$1,320
#BRADBURY	2/22/2022	(Post-Qualification Amendment No. 47 to Offering Statement 1)	1953 1st Edition Copy of Fahrenheit 451 by Ray Bradbury	Closed	2/22/2022	3/22/2022	$9.00	2,000	$18,000 (3)	$2,838
#BEATLES2	2/22/2022	(Post-Qualification Amendment No. 47 to Offering Statement 1)	1963 Beatles Signed Fan Club Card graded PSA Authentic	Closed	2/22/2022	3/22/2022	$10.00	2,500	$25,000 (3)	$1,483
#SKYWALKER	2/14/2022	(Post-Qualification Amendment No. 46 to Offering Statement 1)	1978 Kenner Star Wars Luke Skywalker Action Figure graded AFA 85	Closed	2/14/2022	3/29/2022	$3.50	5,000	$17,500 (3)	$1,856
#85GPK2	2/28/2022	(Post-Qualification Amendment No. 48 to Offering Statement 1)	Original 1985 Topps Garbage Pail Kids Series 1 Wax Box	Closed	2/28/2022	3/29/2022	$5.00	5,000	$25,000 (3)	$754
#GRIFFEY2	2/28/2022	(Post-Qualification Amendment No. 48 to Offering Statement 1)	1989 Bowman Tiffany #220 Ken Griffey Jr. Rookie Card graded PSA GEM MT 10	Closed	2/28/2022	3/29/2022	$7.75	2,000	$15,500 (3)	$543
#19HAALAND	3/7/2022	(Post-Qualification Amendment No. 49 to Offering Statement 1)	2019 Topps Chrome Bundesliga #72 Erling Haaland Gold Refractor Rookie Card graded PSA 10	Closed	3/7/2022	3/29/2022	$9.00	5,000	$45,000 (3)	$6,693

#MEGALODON	10/12/2021	(Post-Qualification Amendment No. 28 to Offering Statement 1)	Carcharocles Megaladon Jaw: Full Set of Fossilized Teeth in Jaw Reconstruction	Closed	10/12/2021	3/31/2022	$20.00	30,000	$600,000 (3)	$135,930
#KELLER	2/28/2022	(Post-Qualification Amendment No. 48 to Offering Statement 1)	1892 Book Inscribed by Helen Keller to Frances Cleveland	Closed	2/28/2022	4/8/2022	$5.00	3,000	$15,000 (3)	$2,258
#GODFATHER	3/14/2022	(Post-Qualification Amendment No. 50 to Offering Statement 1)	1971 Second Draft Screenplay of The Godfather by Mario Puzo and Francis Ford Coppola	Closed	3/14/2022	4/8/2022	$13.00	1,000	$13,000 (3)	$946
#MAYC5750	1/18/2022	(Post-Qualification Amendment No. 43 to Offering Statement 1)	Number 5750 Mutant Ape Yacht Club NFT with M1 Hawaiian Shirt	Closed	1/18/2022	4/20/2022	$7.00	10,000	$70,000 (3)	$11,649
#SUPREMEPB	3/14/2022	(Post-Qualification Amendment No. 50 to Offering Statement 1)	2018 Supreme Branded Stern Pinball Machine	Closed	3/14/2022	6/16/2022	$6.00	10,000	$60,000 (3)	$3,248
#MJTICKET	2/9/2022	(Post-Qualification Amendment No. 45 to Offering Statement 1)	1984 Michael Jordan Debut Ticket graded PSA 5	Closed	2/9/2022	6/16/2022	$8.00	20,000	$160,000 (3)	$16,443
#BLASTOISE	12/6/2021	(Post-Qualification Amendment No. 39 to Offering Statement 1)	Pokémon Blastoise #009/165R Test Print "Gold Border" Foil Card graded CGC 6.5+	Closed	12/6/2021	7/25/2022	$5.00	50,000	$250,000 (3)	$28,713
#MACALLAN3	6/17/2022	(Post-Qualification Amendment No. 51 to Offering Statement 1)	1938 Macallan Single Malt Scotch Whisky	Closed	6/17/2022	7/25/2022	$5.00	4,100	$20,500 (3)	-$844
#COOLCAT	6/17/2022	(Post-Qualification Amendment No. 51 to Offering Statement 1)	Three Original Cartoons Drawn by The Catoonist, Now Known as Clon	Closed	6/17/2022	7/25/2022	$5.00	4,000	$20,000 (3)	$700
#SUPERMAN6	6/17/2022	(Post-Qualification Amendment No. 51 to Offering Statement 1)	1940 Superman #6 Comic Book published by D.C. Comics graded CGC 8.5	Closed	6/17/2022	8/1/2022	$8.00	3,000	$24,000 (3)	$2,032
#MOONPASS	6/17/2022	(Post-Qualification Amendment No. 51 to Offering Statement 1)	1969 NASA Apollo 11 Mission To The Moon Ticket Pass Graded PSA 8	Closed	6/17/2022	8/19/2022	$5.00	1,300	$6,500 (3)	$388
#90FANTASY	6/17/2022	(Post-Qualification Amendment No. 51 to Offering Statement 1)	1990 NES Final Fantasy Video Game graded WATA 9.4 A	Closed	6/17/2022	10/3/2022	$5.00	3,000	$15,000	$1,750

1962 Amazing Fantasy #15 CGC VG+ 4.5	Cancelled / Underlying Asset Sold Pre-Offering (5)
1937 Heisman Memorial Trophy Awarded to Yale University Halfback Clint Frank	Cancelled / Underlying Asset Sold Pre-Offering (5)
1955 Topps #164 Roberto Clemente Rookie Card graded PSA MINT 9	Cancelled / Underlying Asset Sold Pre-Offering (5)
1984 Nike Air Ship Michael Jordan Game-Worn Sneakers	Cancelled / Underlying Asset Sold Pre-Offering (5)
1988 NES Contra Video Game graded Wata 9.6 A+	Cancelled / Underlying Asset Sold Pre-Offering (5)
Number 160 Nounders Noun NFT	Cancelled (5)
1969 Buzz Aldrin Apollo 11 Flown Signed Flight Plan Page	Cancelled (5)
1935 fully operational three-rotor Enigma I electromechanical cipher machine	Cancelled (5)
1796 Map of the First Post-Revolution large Scale Plan for New York City Drawn by John Anderson Jr	Cancelled (5)
1966 Sandy Koufax Signed Dodgers Road Jersey graded MEARS A9.5	Cancelled (5)
TOTAL	--	--	--	--	--	--	--	--	$30,621,650 (6)	--

Note: Gray shading represents Series for which no Closing of an Offering has occurred. Orange shading represents sale of such Series’ Underlying Asset.

(1)The opening date of a Series will occur no later than two calendar days following the date of qualification of the Offering of such Series by the Commission. With respect to a Series, the Offering of such Series is subject to qualification by the Commission.

(2)Interests sold in Series are generally limited to 2,000 “qualified purchasers” with a maximum of 500 non-“accredited investors.”

(3)Represents the actual values for closed Offerings, including Offering Size, number of Interests sold and sourcing fees at the Closing of the Offering.

(4)Values are based on current or anticipated negotiations of the terms of the respective purchase option agreements or purchase agreements and may be subject to change. Negative values in this column reflect the amount by which the estimated aggregate value of the fees and expenses relating to an Offering exceeds the amount of the Total Proceeds of the Offering.

(5)Represents an Offering that was cancelled with any potential Investors issued a full refund for their attempted subscription.

(6)Represents the proposed maximum public offering price aggregated across all Series for which an Offering is upcoming, open, or closed, as required for purposes of the Form 5110 submitted to FINRA in connection with Offering Statement. Series whose Offerings have been cancelled are not reflected in this total.

(7)On August 24, 2022, the Company approved a forward split of the Membership Interests of Series #52MANTLE, at a ratio of 10-for-1. Membership Interest holders of record at the close of business on August 29, 2022 received nine additional Membership Interests for every Membership Interest held on that date. All Membership Interests and Membership Interests per share data provided herein gives effect to this Membership Interest split applied retroactively. As a result of the stock split, the terms of the Series #52MANTLE Offering were proportionally adjusted as of the start of trading on August 30, 2022 such that the total maximum of Series #52MANTLE Interests outstanding was increased to 10,000.

(8)The Company was notified by one of its authenticators that the signature by Babe Ruth on the asset underlying the Company’s Series #RUTHBALL1 (a 1934-39 Official American League baseball) was likely forged and, following investigatory steps, RSE Markets, Inc. (“RSE Markets”) concluded the same. The Company liquidated Series #RUTHBALL1 and, in connection therewith, the Company voluntarily paid holders of an interest in Series #RUTHBALL1 an amount equal to the most recent sales price per Series #RUTHBALL1 interest (which was also the highest price at which interests in Series #RUTHBALL1 have sold since its initial Offering by the Company), multiplied by the number of Interests held by such holder.

At the time of this filing, all of the Series designated as closed in the Master Series Table have commenced operations, are capitalized and have assets and various Series have liabilities. All assets and liabilities related to the Series described in the Master Series Table are the responsibility of the Series from the time of the Closing of the respective Offerings. All Series highlighted gray in the Master Series Table have not Closed, but we have launched, or are in the process of launching, these and subsequent Offerings for additional Series. Series whose Underlying Assets have been sold and have, or will subsequently be, dissolved are highlighted orange in the Master Series Table.

ITEM 1. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following information should be read in conjunction with our consolidated financial statements and related notes.

Overview

The Company’s core business is the identification, acquisition, marketing and management of certain collectible items (including collectible memorabilia and alcohol) and digital assets, collectively referred to as the “Archive Assets” or the “Asset Class," for the benefit of the investors. The Company’s mission is to leverage technology and design, modern business models influenced by the sharing economy, and advancements in the financial regulatory environment to democratize the Asset Class. The Company aims to provide enthusiasts with access to the market by enabling them to create a diversified portfolio of equity Interests in the highest quality Archive Assets through a seamless investment experience on the Platform. With respect to secondary market transactions in Interests, the Platform serves as the user interface by which Investors submit orders to buy or sell Interests in secondary market transactions. The Platform then immediately and automatically routes those orders (i) to Dalmore Group, LLC (when acting in connection with secondary market transactions of interests, the “Executing Broker”), and (ii) by virtue of the Executing Broker's status as a member of the Public Private Execution Network Alternative Trading System (the “PPEX ATS”) and the Tools License Agreement between the Asset Manager and the Executing Broker, to the PPEX ATS. The Platform does not connect Investors to any venue for secondary market transactions other than the PPEX ATS, which is operated by North Capital Private Securities Corporation (“NCPS”). See "Liquidity Platform" below for additional information on secondary market transactions. The Manager may maintain Free Cash Flow funds in a deposit account or an investment account for the benefit of the Series. .  In addition, we intend for Investors to have the opportunity to participate in a unique collective ownership experience, including through displays at museum/retail locations and social events, as part of the Membership Experience Programs being run by the Manager. The objective is to use revenue generated from these Membership Experience Programs to fund the highest caliber of care for the Underlying Assets in the collection, which we ultimately expect to be offset by meaningful economies of scale in the form of lower costs for collection level insurance, maintenance contracts and storage facilities, and to generate  Free Cash Flow (as defined in Note F – Free Cash Flow Distributions and Management Fees of our accompanying Notes to the Consolidated Financial Statements) distributions to Investors in the Underlying Assets.  The Manager may maintain Free Cash Flow funds in a deposit account or an investment account for the benefit of the Series.

We believe that collectors and dealers interested in selling their Archive Assets will benefit from greater liquidity, significantly lower transaction costs and overhead, and a higher degree of transparency as compared to traditional methods of transacting Archive Assets. Auction and consignment models may include upwards of ~20% of asset value in transaction costs, as well as meaningful overhead in terms of asset preparation, shipping and marketing costs, and time value. The Company thus aims to align the interests of buyers and sellers, while opening up the market to a significantly larger number of participants than was previously possible, thereby driving market appropriate valuations and greater liquidity.

Liquidity Platform

Overview of PPEX ATS Platform

The Company and its affiliates have entered into an arrangement with NCPS and its affiliates to facilitate secondary transactions in Interests issued by the Company on the PPEX ATS. The PPEX ATS is owned and operated by NCPS. The arrangement with NCPS was established in the fourth quarter of 2021 to provide a venue for secondary trading of Series Interests and is designed to provide Investors with an efficient means to buy and sell Series Interests in secondary transactions. The Manager has entered into a brokerage agreement and a license agreement with the Executing Broker pursuant to which, subject to restrictions under state and federal securities laws and the transfer restrictions listed in the Operating Agreement, the Executing Broker is engaged to execute all resale transactions in Interests based on the matching of orders on the PPEX ATS. The Executing Broker is a registered broker-dealer member of the PPEX ATS. NCPS is a broker-dealer registered with the Commission and a member of the Financial Industry Regulatory Authority and the Securities Investor Protection Corporation. Neither the Company, the Manager, nor the Asset Manager matches any orders or executes or settles any transfer of Interests with respect to secondary trading on the PPEX ATS.

Secondary trades of Interests matched on the PPEX ATS are intended to comply with Blue Sky laws either through a manual exemption in states where available, through a direct filing with the state securities regulators where required, or as isolated non-issuer transactions.  Each Series of Interests will be identified by a unique CUSIP number.

Process for Secondary Transactions

From time to time, and at any time, isolated non-issuer transactions in Interests of one or more Series may be effected during trading hours established by NCPS as operator of the PPEX ATS (“Market Hours”) in accordance with the following process. Investors can submit bid and ask quotes through the user interface provided by the Platform at any time.  The Platform immediately and automatically routes the quotes (i) to the Executing Broker, and (ii) by virtue of the Executing Broker’s status as a member of the PPEX ATS and the Tools License Agreement between the Asset Manager and the Executing Broker (as described below), to the PPEX ATS, which is owned and operated by NCPS, a registered broker-dealer.  For clarity, because the Executing Broker is (i) a registered broker-dealer and a member of the PPEX ATS and (ii) licensed to use the Platform to access and transmit order information entered onto the Platform by Investors, such order information is automatically routed from the Platform to both the Executing Broker and the PPEX ATS simultaneously.  The PPEX ATS then matches orders in accordance with the rules established by the PPEX ATS, but no matching of buyers and sellers will occur other than during Market Hours.  Bid and ask quotes submitted during Market Hours may be immediately matched by the PPEX ATS, while bid and ask quotes submitted outside of Market Hours are eligible to match only upon the next commencement of Market Hours.

Once matched by the PPEX ATS, orders are executed by the Executing Broker.  When a trade is executed, the Executing Broker transmits the applicable information (including the number of Interests and price at which they are being sold or purchased) to the Platform, where it is displayed to the relevant Investor.  During Market Hours, the Platform periodically sends instructions regarding the transfer of funds for executed trades via the Executing Broker to Dwolla, Inc., the third-party holder of Investor funds (“Dwolla”), which then effectuates the funds transfer between the buyer and seller.  After Market Hours end, the Executing Broker provides instructions regarding any transfers of Interests between Investor accounts to the custodian of Interests (“Custodian”), which transfers the Interests accordingly.  The clearing process, which includes the transfer of funds and Interests, is typically completed within one to two business days.  Neither the Platform nor the Executing Broker clears or settles trades.

User Interface and Role of the Platform

The Platform serves merely as the user interface for the purpose of enabling secondary market trading in Interests. On the Platform, Investors input the details of any orders to buy or sell Interests in secondary transactions (including the number of Interests subject to the offer to buy or sell, as the case may be, and the price, if any, at which such offer is being made), and the orders then are routed (i) to the Executing Broker, and (ii) by virtue of the Executing Broker’s status as a member of the PPEX ATS and the Tools License Agreement between the Asset Manager and the Executing Broker (as described below), to the PPEX ATS. For clarity, because the Executing Broker is (i) a registered broker-dealer and a member of the PPEX ATS and (ii) licensed to use the Platform to access and transmit order information entered onto the Platform by Investors, such order information is automatically routed from the Platform to both the Executing Broker and the PPEX ATS simultaneously.  After the Executing Broker has executed a trade, information about the matched orders and executed trade is then communicated by the Executing Broker to the buyer and seller using the Platform’s user interface.  The PPEX ATS accepts orders transmitted from the Platform only because the Executing Broker (which is a member of the PPEX ATS) is licensed to use the Platform’s technology to transmit order information.

For the avoidance of doubt, the decision whether to engage in secondary market trading is left solely to the individual Investors. Once an Investor, through the Platform as the user interface, places an order to buy or sell Interests, the Platform routes the order information (i) to the Executing Broker, and (ii) by virtue of the Executing Broker’s status as a member of the PPEX ATS, to the PPEX ATS pursuant to the Tools License Agreement between the Asset Manager and the Executing Broker, and the Software and Services License Agreement between the Asset Manager and North Capital Investment Technology, Inc. (each as described below under “Agreements Relating to the PPEX ATS”). Neither the Company nor any other Rally Entity acts as a broker or dealer, and none of them provide Investors any direction or recommendation as to the purchase or sale of any Interests in secondary market transactions. In addition, neither the Executing Broker, the Custodian, nor NCPS makes any direction or recommendation as to the purchase or sale of any Interests. Neither RSE Markets, the Manager, Rally Holdings, and each of their respective, direct and indirect, subsidiaries and affiliates (the “Rally Entities”) nor NCPS, as owner and operator of the PPEX ATS, will ever have custody of an Investor’s membership Interests, cash or other property, and all transfers of cash or securities are performed by a registered broker-dealer or another appropriately licensed third party.

The Platform acts as a user interface to receive information from, and deliver and display information to, Investors and the registered broker-dealers. None of the Company, the Manager or the Asset Manager will receive any compensation for their role in the trading procedure unless and until they, or one of their affiliates, register as a broker-dealer.  The Manager or one of its affiliates in the future may register as a broker-dealer under state and federal securities laws, at which time it may charge fees in respect of trading of Interests.

Agreements Relating to Secondary Trading on the PPEX ATS

The Company has entered into an agreement dated June 14, 2021 (the “PPEX ATS Company Agreement”) with NCPS, pursuant to which NCPS will review the Company’s and Series’ governing documents, offering materials and regulatory filings so that the PPEX ATS may serve as an available venue for the potential resale transactions in Interests to be conducted in accordance with the process described above.  The PPEX ATS provides a matching platform for the Executing Broker as a broker-dealer member of the PPEX ATS to submit bid and ask quotes to purchase or sell Interests on behalf of, and as directed by, Investors.

The Company paid an initial subscription fee of $12,000 in consideration for two years’ access to the PPEX ATS as an available venue for the potential resale transactions in Interests to be conducted through the Executing Broker as a broker-dealer member of the PPEX ATS. Upon the expiration of the initial two-year term, the Company had the option to extend the term of the PPEX ATS Company Agreement either on an annual basis for $10,000 per year or on a six-month basis for $6,000 per six months. The initial two-year term of the PPEX ATS Company agreement expired on June 14, 2023, and the Company elected to extend the term of the PPEX ATS Company Agreement for one year.

In addition, on October 21, 2021, the Asset Manager entered into a Software and Services License Agreement with North Capital Investment Technology, Inc., the parent company of NCPS (“NCIT”). Under this agreement, the Platform’s technology is connected via an application programming interface to the PPEX ATS to facilitate the routing of information from the Platform as a user interface to the PPEX ATS as described above.  The Asset Manager pays NCIT a monthly fee of $500.

The Company has also entered into an agreement with the Executing Broker (the “Secondary Brokerage Agreement”), dated June 14, 2021, separate and apart from the Brokerage Agreement.  Pursuant to the Secondary Brokerage Agreement, the Executing Broker will perform certain services in support of the secondary trading of Interests on the PPEX ATS and will ultimately be responsible for the execution of secondary trades of Interests.  As compensation, the Executing Broker will receive 2% of the gross proceeds received related to each transaction (1% from the buyer and 1% from the seller involved in such transaction).  The Manager may, from time to time and at its sole discretion, opt to pay the compensation earned by the Executing Broker in connection with its services related to the PPEX ATS.

The Asset Manager has also entered into an additional license agreement, dated June 29, 2021 (the “Tools License Agreement”), with the Executing Broker, pursuant to which the Asset Manager has granted a license to the Executing Broker to use certain of the Asset Manager’s proprietary hosted software tools to perform services for the Rally Entities (“Services”) as called for by the Secondary Brokerage Agreement.  There are no additional fees payable by either party under the Tools License Agreement in exchange for the Services.  The Tools License Agreement enables the Executing Broker to use the Asset Manager’s technology (1) to obtain order information that Investors have submitted to the Platform, (2) to enable such order information to be simultaneously routed to the PPEX ATS for matching, and (3) after orders have matched, to transmit information concerning matched orders from the PPEX ATS to the Custodian, Dwolla, and the Platform for display to Investors.

The Executing Broker and the Custodian have entered into an agreement, pursuant to which the Custodian will perform the custody and clearing services in connection with transfers of Interests and the Company will pay the fees due to the Custodian under that agreement.

Regulation of Exchanges

A platform facilitating secondary trading of securities may potentially be considered an exchange which would be required to register with the Commission as a national stock exchange or qualify for an exemption from registration, such as being operated by a broker-dealer as an alternative trading system (“ATS”) in compliance with Regulation ATS. Section 3(a)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) provides that an “exchange” means “any organization, association, or group of persons, whether incorporated or unincorporated, which constitutes, maintains, or provides a market place or facilities for bringing together purchasers and sellers of securities or for otherwise performing with respect to securities the functions commonly performed by a stock exchange as that term is generally understood, and includes the market place and the market facilities maintained by such exchange.” Rule 3b-16(a) under the Exchange Act further provides that a “market place or facility for bringing together purchasers and sellers of securities or for otherwise performing with respect to securities the functions commonly performed by a stock exchange” means someone who brings together the orders for securities of multiple buyers and sellers and “uses established, non-discretionary methods (whether by providing a trading facility or by setting rules) under which such orders interact with each other, and the buyers and sellers entering such orders agree to the terms of a trade.” Rule 3b-16(b)(1) provides that an entity will not be “a market place or facilities for bringing together purchasers and sellers of securities or for otherwise performing with respect to securities the functions commonly performed by a stock exchange” solely because it routes orders to a registered broker-dealer.

A system that meets the definition of an exchange and is not excluded under Rule 3b-16(b) must register as a national securities exchange or operate pursuant to an appropriate exemption. One frequently used exemption is for a system that operates as an ATS. Rule 3a1-1(a)(2) under the Exchange Act exempts from the definition of “exchange” under Section 3(a)(1) of the Exchange Act an ATS that complies with Regulation ATS. An ATS that operates pursuant to the Rule 3a1-1(a)(2) exemption and complies with Regulation ATS would not be subject to the registration requirement of Section 5 of the Exchange Act.

As has been disclosed by the Company since early 2021, RSE Markets was under investigation by the staff of the Commission as to whether the Platform previously operated as a securities exchange or ATS under the Exchange Act.  On July 12, 2023, the Commission agreed to an offer of settlement of the matter that had been submitted by RSE Markets to the Commission. In connection with the settlement, RSE Markets agreed to the Commission’s entry of an order instituting cease-and-desist proceedings (the “Order”).  As part of the settlement, RSE Markets neither admitted nor denied the Commission’s findings in the Order that, between July 1, 2018 and November 20, 2021, RSE Markets operated the Platform as a national securities exchange without registering it as such under Section 6 of the Exchange Act or operating it pursuant to an exemption from registration; however, it agreed to pay a penalty of $350,000 and refrain from committing or causing any violations or future violations of Section 5 of the Exchange Act.

In late 2021, prior to the settlement, RSE Markets restructured the Platform, which included the Company and the Asset Manager entering into certain agreements with the Executing Broker; NCPS, a registered broker-dealer; and NCIT, to provide for secondary market trading in Interests to occur on the PPEX ATS, which is an electronic alternative trading system owned and operated by NCPS and registered with the Commission under the Exchange Act. Following the restructuring, we do not believe that the Platform functions as a national securities exchange or an ATS as currently operated. Specifically, we believe that the Platform is not an exchange because (1) it does not bring together orders for securities of multiple buyers and sellers, (2) it does not use any non-discretionary methods under which any orders to purchase or sell a security interact with each other, and (3) it merely routes orders to a broker-dealer for execution. The Platform provides the interface by which users can submit orders to a broker dealer to buy or sell Interests in secondary transactions. In accordance with Rule 3b-16(b)(1), the Platform immediately and automatically routes those orders (i) to the Executing Broker, and (ii) by virtue of the Executing Broker’s status as a member of the PPEX ATS and the Tools License Agreement between the Asset Manager and the Executing Broker, to the PPEX ATS, an ATS registered with the Commission and owned and operated by NCPS, a registered broker-dealer. For clarity, because the Executing Broker is (i) a registered broker-dealer and a member of the PPEX ATS and (ii) licensed to use the Platform to access and transmit order information entered onto the Platform by Investors, such order information is automatically routed from the Platform to both the Executing Broker and the PPEX ATS simultaneously. The PPEX ATS then matches isolated trades between individual buyers and sellers who have confirmed their intent to complete the trade. Matching occurs pursuant to the rules established by the PPEX ATS. The Platform’s role in the secondary trading process is limited to (1) receiving orders from Investors, who enter their order on the Platform using either the Rally website or app, (2) making those orders simultaneously accessible to the Executing Broker and the PPEX ATS pursuant to the Tools License Agreement and the Executing Broker’s status as registered broker-dealer and a member of the PPEX ATS, (3) displaying and confirming information regarding the execution and settlement of secondary market transactions based on information received from NCPS (via the Executing Broker) and Drivewealth, LLC, respectively, and (4) providing an interface by which Investors can provide information in order to open brokerage accounts with the Executing Broker and the Custodian and a cash account with Dwolla.

In this way, the Platform is simply the user interface that Investors engage with when placing orders for secondary trading of Interests. The decision whether to engage in secondary market trading is left solely to the individual Investors, and neither the Company, its affiliates, nor any of the third-party service providers involved in the secondary trading process provide Investors any direction or recommendation as to the purchase or sale of any Interests in secondary market transactions. In reliance upon Rule 3b-16(a) and Rule 3b-16(b)(1), the Company believes it is not required to register the Platform as an exchange or comply with Regulation ATS as an ATS. Nevertheless, federal regulation of securities exchanges and ATSs involves a set of complex statutes and regulations that are subject to change and evolving and differing interpretation. It is possible that contrasting understandings of current or future rules could result in the Commission determining that the Platform is functioning as a securities exchange or ATS or is part of an unregistered exchange mechanism, in which case we would then be required to register the Platform as a securities exchange or qualify and register as an ATS, either of which could cause us to limit, modify, or discontinue the Platform.

All secondary transactions in Series Interests for which the Platform serves as the user interface are effectuated on the PPEX ATS. See “Liquidity Platform” for more information.

Trends Affecting Our Business

Our results of operations are affected by a variety of factors, including conditions in the financial markets and the economic and political environments, particularly in the United States. Global economic conditions, including political environments, financial market performance, interest rates, credit spreads or other conditions beyond our control are unpredictable and could negatively affect the value of the Underlying Assets, our ability to acquire and manage Archive Assets, and the success of our current and future Offerings. In addition to the aforementioned macroeconomic trends, we believe the following factors will influence our future performance:

•We have a limited operating history upon which to base an evaluation of our business and prospects. We have devoted substantially all our efforts to establishing our business and principal operations, which commenced in 2019. Our short operating history may hinder our ability to successfully meet our objectives and makes it difficult for potential investors to evaluate our business or prospective operations. No revenue models have been developed at the Company or Series level and we do not expect either the Company or any of its Series to generate any revenues for some time. We will update the appropriate disclosure at such time as revenue models have been developed. From time to time, Rally or a Series may receive income from other sources such as an NFT airdrop event or NFT conference, that is recognized as investment income. During the Current Period, no free cash flow distributions were made and no management fee was distributed. See Note F – Free Cash Flow Distributions and Management Fees of our accompanying Notes to the Consolidated Financial Statements for the table that presents free cash flow distributions by Series for the Current Period and Prior Period

•We are in large part reliant on the Asset Manager and its employees to grow and support our business. The successful operation of the Company (and therefore, the success of the Interests) is in part dependent on the ability of the Asset Manager to source, acquire and manage the Underlying Assets and for the Asset Manager to maintain the Platform.  As the Asset Manager has been in existence since only October 2020 and is an early-stage startup company, it has no significant operating history. Further, the Asset Manager is also the Asset Manager for RSE Collection, LLC and RSE Innovation, LLC, and it may become the Asset Manager of other series limited liability companies with similar business models in the collectible automobiles, memorabilia, alcohol, and other Underlying Asset classes, such as domain names, in the future. While the Asset Manager thus has some similar management experience, its experience is limited, and it has limited experience selecting or managing assets in the Asset Class. Furthermore, there are a number of key factors that will potentially impact our operating results going forward including the ability of the Asset Manager to:

ocontinue to source high quality Archive Assets at reasonable prices to securitize through the Platform;

omarket the Platform and the Offerings in individual Series of the Company and attract Investors to the Platform to acquire the Interests issued by Series of the Company;

ofind and retain operating partners to support the regulatory and technology infrastructure necessary to operate the Platform;

ocontinue to develop the Platform and provide the information and technology infrastructure to support the issuance of Interests in Series of the Company; and

ofind operating partners to manage the collection of Underlying Assets at a decreasing marginal cost per asset.

•Over the past few years public interest in collectible assets has grown, particularly with respect to trading cards, sports memorabilia and other specific types of the assets in the Asset Class. For example, in February of 2021, eBay reported that trading card sales had seen a 142% growth from 2019 to 2020. This eBay report also included non-sports and gaming cards stating that Pokémon was the overall growth leader last year where sales were up 574%. The Pokémon Company further revealed that they sold 3.7 Billion Pokémon cards during the fiscal year 2020-2021. Additionally, over four million more trading cards were sold on eBay by U.S based accounts in 2020 than the year before. Per

ResearchAndMarkets.com, “The United States Sports Trading Card Market was valued at USD $4,707.21 Million in 2019 and is projected to reach USD $62,063.80 Million by 2027, growing at a CAGR of 28.76% from 2020 to 2027.”

•With the continued increase in popularity of the Asset Class, we expect competition for Archive Assets to intensify in the future. Although our business model is uncommon in the Asset Class, there is potentially significant competition for the Underlying Assets, which the Company securitizes through its Offerings, from many different market participants. While the majority of transactions continue to be peer-to-peer with very limited public information, other market players such as dealers and auction houses continue to play a prominent role. There are also competing start-up models to facilitate shared ownership of Archive Assets developing in the industry, which will result in additional competition for Archive Assets.

•We may be negatively impacted by volatility in the political and economic environment, and a period of sustained inflation across the markets in which we operate could result in higher operating costs. Trade, monetary and fiscal policies, and political and economic conditions may substantially change, and credit markets may experience periods of constriction and variability. These conditions may impact our business. Further, elevated inflation may negatively impact our business and increase our costs. Sustained inflation across the markets in which we operate could negatively affect any attempts to mitigate the increases to our costs. In addition, the effects of inflation on consumers’ budgets could result in the reduction of potential Investors’ spending and investing habits. If RSE Markets, the Asset Manager, the Manager or we are unable to take actions to effectively mitigate the effect of the resulting higher costs, their and/or our financial position could be negatively impacted.

•Our business model relies on the availability of the exemption from registration provided by Tier 2 of Regulation A. Under our business model, we must receive qualification under Tier 2 of Regulation A from the Commission with respect to each Offering of Series Interests.  The qualification process has been and may continue to be subject to unanticipated delays, especially if our filings with the Commission are reviewed in full by the staff of the Commission.

At the time of this filing all of the Series designated as closed in the Master Series Table have commenced operations, are capitalized and have assets and various Series have liabilities. All assets and liabilities related to the Series described in the Master Series Table are the responsibility of the Series from the time of the Closing of the respective Offerings.

Investments in Underlying Assets

We provide investment opportunities in Archive Assets to Investors through the Platform. Archive Assets are financed through various methods including loans from affiliates of the Manager or other third-parties, when we purchase an Underlying Asset prior to the Closing of an Offering, and through purchase option agreements or consignment agreements negotiated with third-parties or affiliates when we finance the purchase of an Underlying Asset with the proceeds of an Offering. Additional information can be found below and in the Master Series Table. We typically acquire Underlying Assets through the following methods.

•Upfront purchase – the Company or a Series acquires an Underlying Asset from an Asset Seller prior to the launch of the Offering related to the Series.

•Purchase agreement – the Company or a Series enters into an agreement with an Asset Seller to acquire an Underlying Asset, which may expire prior to the Closing of the Offering for the related Series, in which case the Company is obligated to acquire the Underlying Asset prior to the Closing.

•Purchase option agreement – the Company or a Series enters into a purchase option agreement with an Asset Seller, which gives the Company the right, but not the obligation, to acquire the Underlying Asset.

•Consignment agreement – the Company or a Series enters into a consignment agreement with an Asset Seller, which gives the Company the right, but not the obligation, to acquire the Underlying Asset and under which the Company takes possession of the Underlying Asset during a consignment period.

We received multiple loans or payments from various parties to support the financing of the acquisition of the Underlying Assets for which the details are listed in the tables below. Such payments or loans have been or will be repaid from the proceeds of successful Series’ initial Offering, if necessary. Upon completion of the Offering of each of the Series of Interests, each of the Series shall acquire their respective Underlying Assets for the aggregate consideration consisting of cash and Interests as the Manager may determine in its reasonable discretion in accordance with the disclosures set forth in these Series’ Offering documents. In various instances, as noted in the tables below, the Asset Seller is issued Interests in a particular Series as part of the total purchase consideration to the Asset Seller. In addition, there are instances where the Company finances an acquisition through the proceeds of the Offering, as in the case of a purchase option, and therefore requires no additional financing or only financing to make an initial down payment, as the case may be.

The Company incurred the “Acquisition Expenses,” which include transportation of the Archive Assets to the Manager’s storage facility, pre-purchase inspection, pre-Offering refurbishment, and other costs detailed in the Manager’s allocation policy, listed in the tables below, the majority of which are capitalized into the purchase prices of the various Underlying Assets. Acquisition Expenses such as interest expense on a loan to finance an acquisition or marketing expenses related to the promotional materials created for an Underlying Asset are not capitalized. The Acquisition Expenses are generally initially funded by the Manager or its affiliates but will be reimbursed with the proceeds from an Offering related to such Series to the extent described in the applicable Offering documents. In the event that certain Acquisition Expenses are anticipated prior to the Closing of an Offering but are incurred only after the Closing, for example transportation fees related to transportation from the Asset Seller to the Company’s storage facility, additional cash from the proceeds of the Offering will be retained on the Series balance sheet to cover such future anticipated Acquisition Expenses after the Closing of the Offering.

In addition to acquiring Underlying Assets, from time to time the Company receives take-over offers for certain Underlying Assets. Per the terms of the Company’s Amended and Restated Limited Liability Company Agreement (the “Operating Agreement”), the Company, together with the Manager and the Manager’s Advisory Board evaluates the offers and determines if it is in the interest of the Investors to sell the Underlying Asset. In evaluating the offers, the Manager also considers the preference of Investors in the related Series as expressed by the nonbinding voting results of a poll of such Investors on the question whether to sell the Underlying Asset. In certain instances, the Company may decide to sell an Underlying Asset that is on the books of the Company but not yet transferred to a particular Series because no Offering has yet occurred. In these instances, the anticipated Offering related to such Underlying Assets will be cancelled.

“Current Period” refers to the time period between January 1, 2023 and June 30, 2023. “Prior Period” refers to the time period between January 1, 2022 and June 30, 2022. “Prior Year” refers to the year ended December 31, 2022.

During the Current Period, there were no purchase agreements signed to acquire assets.

Series - Series Name	Agreement Type - Date of Agreement	Closing Date	Purchase Price	Financed via - Officer Loan / 3rd Party Loan	Financed via – the Manager	Financed via - Offering Proceeds	Interests Issued to Asset Seller	Percent Owned by Asset Seller	Acquisition Expenses

Total for 1/1/2023 – 6/30/2023	New Agreements: 0 Closings: 0	--	$0	$0	$0	$0	$0	-	$0
Total for 1/1/2022 – 6/30/2022	New Agreements: 17 Closings: 47	--	$1,997,114	$0	$794,112	$584,400	$618,600	-	$11,176

Note: New Agreements represent only those agreements signed in the Current period.

Note: Purchase Price, Down payment Amount, Financings and Acquisition Expenses represent only the incremental amounts for the Current Period i.e., if an Underlying Asset was purchased in a previous period, but had a Closing in the Current period, it would not contribute to the totals for the Current Period.

At the end of the Current Period, there were no Offerings of Series Interests ongoing.

Series	Qualification Date	Underlying Asset	Offering Price per Interest	Membership Interests	Offering Size	Sourcing Fee	Opening Date	Closing Date

Total 1/1/2023 – 6/30/2023		0 Series	-	-	-	$0	-	-
Total 1/1/2022 – 6/30/2022		44 Series	-	-	-	$291,955	-	-

There were no Series that closed during the Current Period.

Series / Series Name	Qualification Date	Underlying Asset	Purchase Price	Opening Date	Closing Date	Date Underlying Asset Acquired	Offering Price per Interest	Membership Interests	Offering Size

Total 1/1/2023 – 6/30/2023		0 Series	$0	-	-	-	-	-	$0
Total 1/1/2022 – 6/30/2022		43 Series	$4,802,263	-	-	-	-	-	$5,381,000

Operating Results for the Current Period and the Prior Period

Changes in operating results are impacted significantly by any increase or decrease in the number of Underlying Assets that the Company, through the Asset Manager, operates and manages. During the Current Period and the Prior Period, the Company engaged in acquiring Underlying Assets, entering into Purchase and Purchase Option Agreements, launching Offerings, Closing Offerings, and selling Underlying Assets. Additional information can be found below in the Asset Acquisitions, Purchase Options and Asset Sales subsection, the trend information and the Investments in Underlying Assets sections above, or above in the Master Series Table.

Revenues

Revenues may be generated at the Company or the Series level. No revenue models have been demonstrated at the Company or Series level and we do not expect either the Company or any of its Series to generate any revenues for some time. We will update the appropriate disclosure at such time as revenue models have been demonstrated. From time to time, Rally or a Series may receive income from other sources such as an NFT airdrop event or NFT conference, that are out of the control or direction of the Company. During the Current Period, no free cash flow distributions were made and no management fee was distributed. See Note F – Free Cash Flow Distributions and Management Fees of our accompanying Notes to the Consolidated Financial Statements for the table that presents free cash flow distributions by Series for the Current Period and Prior Period

Operating Expenses

The Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses of our accompanying Notes to the Consolidated Financial Statements) incurred prior to the Closing of an Offering related to any of the Underlying Assets are being paid by the Manager and recognized by the Company as capital contributions and will not be reimbursed by the Series. Each Series of the Company will be responsible for its own Operating Expenses beginning on the Closing date of the Offering for such Series Interests.  However, the Manager has agreed to pay and not be reimbursed for certain limited expenses, such as post-closing Operating Expenses incurred and recorded by Series’ of the Company through the Current Period and Prior Period. These are accounted for as capital contributions by each respective Series.

Consolidated Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses of our accompanying Notes to the Consolidated Financial Statements) for the Company and all of the Series that are presented as expenses and losses in the Consolidated Statements of Operations summarized by category for the Current Period and the Prior Period as follows:

Consolidated Operating Expenses
	Current Period	Prior Period	Difference	Change	Explanation
Storage	$18,982	$17,706	$1,275	7%	Increase in storage rates in Current Period
Transportation	10,251	37,790	(27,539)	-73%	Less asset transportation in Current Period
Insurance	99,050	129,978	(30,928)	-24%	Decrease in number of assets in the Current Period due to asset sales
Maintenance	-	-	-	0%	N/A
Bookkeeping and Accounting Fees	36,525	41,338	(4,813)	-12%	Decrease in number of assets in Current Period
Marketing Expense	18,800	4,173	14,627	351%	Additional marketing for older assets
Banking Fees	-	267	(267)	-100%	No banking fees in Current Period
Transaction Fees	146	396	(250)	-63%	Less transaction occurring in Current Period
Loss on Sale	-	2,133	(2,133)	-100%	No loss on asset sales in Current Period
Loss on Sale of Digital Assets	-	6,135	(6,135)	-100%	No digital asset sales in Current Period
Loss on Impairment	2,336,942	231,017	(2,105,925)	912%	Declines in carrying values primarily related to NFT assets
Other Taxes	200	-	200	0%	Increase in state taxes in the Current Period
Consolidated	$2,520,895	$470,934	$(2,049,962)	435%

Consolidated gains and other investment income as presented in the Consolidated Statements of Operations for the Current Period and Prior Period are as follows:

Consolidated Gains and Other Investment Income
	Current Period	Prior Period	Difference	% Change	Explanation
Gain on Sale	$ 238,550	$1,477,148	$(1,238,598)	-84%	Less assets sold and less gains on sales in the Current Period
Investment Income / (Loss)	31,496	503,555	(472,059)	-94%	Less investment income in the Current Period
Consolidated Gains and Other Investment Income	$ 270,046	$1,980,703	$(1,710,657)	-86%

See Consolidated Statements of Operations for details of each Series’ expenses, losses, gains and investment income for the Current Period and Prior Period.

Expenses, Losses, Gains and Investment Income
	Current Period	Prior Period
Total Series	$(2,215,470)	$1,575,281
RSE Archive	(35,379)	(65,512)
Consolidated	$(2,250,849)	$1,509,769

Asset Acquisitions, Purchase Options and Asset Sales

The table below summarizes agreements related to asset acquisitions or asset disposal that were signed during the Current Period and Prior Period and present the value of Underlying Assets represented by those agreements.

	# of Assets Sold	Total Value of Assets Sold ($)	# of Assets Acquired	Total Value Assets Acquired ($)	# of Purchase Option Agreements	Total Value of Purchase Option Agreements ($)	# of Purchase Agreements	Total Value of Purchase Agreements ($)	Net #	Grand Total Acquisition Value ($)
1/1/2023- 6/30/2023	(10)	$(1,157,410)	0	$0	0	$0	0	$0	(10)	$0
1/1/2022 – 6/30/2022	(16)	($3,409,858)	22	$3,154,512	6	$2,097,500	5	$615,500	17	$3,154,512

Note: Table represents agreements signed within the respective periods and value of Underlying Assets represented by the agreements.

See Note A – Description of Organization and Business Operations – Asset Dispositions of our accompanying Notes to the Consolidated Financial Statements for the table shows each Underlying Asset that was sold during the Current Period and the Prior Period. Net Gain / (Loss) on Sale of the Current Period and the Prior Period are as below:

Consolidated Gains / (Losses) on Sale
Current Period	$ 238,550
Prior Period	$ 1,475,015

See Note G – Income Tax of our accompanying Notes to the Consolidated Financial Statements for provision for income taxes for each Series that sold their Underlying Asset during the Current Period and the Prior Period. Total provision for income taxes for the Current Period and Prior Period are as follows:

Consolidated Provision for Income Taxes
Current Period	$ 56,131
Prior Period	$ 476,889

See “Note C - Related Party Transactions” and “Note D – Debt” of our accompanying Notes to Consolidated Financial Statements for additional information on asset acquisitions.

Liquidity and Capital Resources

From inception, the Company and each Series have financed their business activities through capital contributions to the Company and individual Series from the Manager (or its affiliates). Until such time as the Series have the capacity to generate cash flows from operations, the Manager may cover any deficits through additional capital contributions or the issuance of additional Interests in any individual Series. In addition, parts of the proceeds of future Offerings for individual Series may be used to create reserves for future Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses of our accompanying Notes to the Consolidated Financial Statements) for such individual Series at the sole discretion of the Manager.

The Company has experienced recurring net losses and negative operating cash flows since inception and neither the Company nor any of the Series has generated revenues or profits in the Current Period or Prior Period, except in connection with the sale of certain Underlying Assets for gains and certain Series that generated investment income (see Asset Disposition section in Note A – Description of Organization and Business Operations – Asset Dispositions of our accompanying Notes to the Consolidated Financial Statements).

On a total consolidated basis, the Company generated the following: Income / (Loss), Net Working Capital, and Retained Earnings / (Accumulated Deficits). Additionally, each listed Series for which an Underlying Asset was owned as of the end of the Current Period and the end of the Prior Period has incurred net losses since their respective dates of acquisition and have an accumulated deficit at the end of the Current Period and at the end of the Prior Year, except for certain Series that have net income in the Current Period generated from receiving investment income.

Period	Net Income / (Loss)
Current Period	($2,306,980)
Prior Period	$1,032,880

Period	Net Working Capital	Accumulated Deficit
Current Period	($966,906)	($4,523,433)
Prior Year	($1,188,902)	($2,039,206)

All of the liabilities on the balance sheet as of the end of the Current Period are obligations to third-parties or the Manager. All of these liabilities, other than ones for which the Manager does not seek reimbursement, will be covered through the proceeds of future Offerings for the various Series of Interests. The Company and the Series finance their business activities through capital contributions from the Manager or its affiliates and from members to the individual Series. Until such time as any Series has the capacity to generate cash flows from operations, the Manager may cover any deficits through additional capital contributions or the issuance of additional Interests in any individual Series. In addition, parts of the proceeds of future Offerings may be used to create reserves for future Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) for individual Series once the Offerings are closed, listed in the table above, at the sole discretion of the Manager. There can be no assurance that the Manager or RSE Markets, Inc. will continue or have the ability to fund operations or provide financial support to the Company and each listed Series. If the Company and each listed Series does not continue to obtain financing from the Manager or RSE Markets, Inc. they will be unable to pay their obligations as they come due, including the obligation of each listed

Series. As a result, these conditions raise substantial doubt about the Company's and each listed Series' ability to continue as a going concern for the twelve months following the date of this filing.

Cash and Cash Equivalent Balances

As of the end of each of the Current Period and the Prior Year, the Company and the Series for which Closings had occurred, had total cash or cash equivalents balances as set forth below (see Consolidated Balance Sheets for details of each Series’ cash or cash equivalent balances for the Current and Prior Year):

Cash and Cash Equivalent Balance
	Current Period	Prior Year
Total Series Cash and Cash Equivalents Balance	$356,587	$576,998
RSE Archive	38,578	36,478
Total Cash and Cash Equivalents Balance	$395,165	$613,476

Note: Only includes Series for which an Offering has closed. RSE Archive cash balance represents loans or capital contributions to be used for future payment of Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses of our accompanying Notes to the Consolidated Financial Statements).

Financial Obligations of the Company

On November 24, 2020 RSE Markets and Rally Holdings replaced its original 2019 $2.25 million demand note with a $10.0 million credit facility (the “CF”) with Upper90 Capital Management, LP. While the amounts borrowed under the CF were used to make purchases of Archive Assets to become Underlying Assets, neither the Company nor any Series was a borrower under the CF, neither was responsible for repayment of any amounts outstanding, and neither was jointly and severally liable under the CF. RSE Markets had drawn upon the CF on two separate times, November 24, 2020 and January 29, 2021 (each such date, the “Credit Date”). The CF had an interest rate of 15.00% per annum, and a maturity date for each tranche of the earlier of (i) the two-year anniversary of the Credit Date of the respective tranche, and (ii) November 24, 2024 (or such earlier date on which the Loans became due and payable). The CF contained covenants and indemnification obligations that are customary for credit arrangements of this type. The Company could not use the CF to purchase intangible assets. As of December 31, 2022, RSE Markets paid back all amounts due under the CF and the CF was terminated.

From time to time, the Asset Manager, affiliates of the Manager or third parties may make non-interest-bearing payments or loans to the Company to acquire an Underlying Asset prior to the Closing of an Offering for the respective Series. In such cases, the respective Series would repay any such non-interest-bearing payments or loans used to acquire its respective Underlying Asset with proceeds generated from the Closing of the Offering for Interests of such Series.   No Series will have any obligation to repay a loan incurred by the Company to purchase an Underlying Asset for another Series.

See “Note A – Description of Organization and Business Operations – Liquidity and Capital Resources” and “Note D – Debt” of our accompanying Notes to the Consolidated Financial Statements for additional information.

Recent Developments

The following sets forth updated information with respect to events that have occurred subsequent to the Current Period.

Event	Description
Offerings Opened	0
Offerings Closed	0
Underlying Assets Purchased	0 Purchase Agreements Signed 0 Purchase Option Agreements Signed 0 Upfront Purchase Agreements Signed
Underlying Assets Sold	1
Acquisition Expenses	$0

ITEM 2. OTHER INFORMATION

None.

ITEM 3.  FINANCIAL STATEMENTS

CONTENTS

PAGE

RSE ARCHIVE, LLC AND VARIOUS SERIES:

Consolidated Balance Sheets

as of June 30, 2023 (unaudited) and December 31, 2022 (audited)F-1

Consolidated Statements of Operations

for the six months ended June 30, 2023 (unaudited) and 2022 (unaudited)F-117

Consolidated Statements of Members’ Equity / (Deficit)

for the six months ended June 30, 2023 (unaudited) and 2022 (unaudited)F-228

Consolidated Statements of Cash Flows

for the six months ended June 30, 2023 (unaudited) and 2022 (unaudited)F-284

Notes to Consolidated Financial Statements F-395

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #52MANTLE	Series #71MAYS	Series #RLEXPEPSI	Series #10COBB	Series #POTTER	Series #TWOCITIES
Assets
Current Assets
Cash and Cash Equivalents	$1,450	$1,600	$300	$1,545	$1,095	$1,495
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	131	62	16	45	21	14
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	1,581	1,662	316	1,590	1,116	1,509
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	125,000	52,500	16,800	35,000	70,100	12,100
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$126,581	$54,162	$17,116	$36,590	$71,216	$13,609

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$7	$-
Insurance Payable	10	10	-	10	10	10
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	500	545	-	600	-
Total Liabilities	10	510	545	10	617	10
Member's Equity
Membership Contributions	126,600	54,100	17,100	36,600	70,740	13,800
Capital Contribution	8,004	4,939	3,287	4,211	6,539	2,915
Distribution to RSE Archive	-	-	-	(55)	(55)	(205)
Distribution to Series	-	-	-	-	(1,465)	-
Accumulated Surplus / (Deficit)	(8,033)	(5,387)	(3,816)	(4,176)	(5,160)	(2,911)
Members' Equity / (Deficit)	126,571	53,652	16,571	36,580	70,599	13,599
TOTAL LIABILITIES AND MEMBERS' EQUITY	$126,581	$54,162	$17,116	$36,590	$71,216	$13,609

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #FROST	Series #BIRKINBLU	Series #SMURF	Series #70RLEX	Series #EINSTEIN	Series #HONUS
Assets
Current Assets
Cash and Cash Equivalents	$1,695	$1,250	$1,250	$1,172	$1,750	$5,300
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	13	64	28	17	14	487
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	1,708	1,314	1,278	1,189	1,764	5,787
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	10,100	55,500	29,500	17,928	11,100	500,028
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$11,808	$56,814	$30,778	$19,117	$12,864	$505,815

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	10	10	-	-	11	10
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	545	-	-
Total Liabilities	10	10	-	545	11	10
Member's Equity
Membership Contributions	12,000	56,750	30,750	19,250	13,000	505,328
Capital Contribution	2,889	5,069	3,878	3,581	2,895	23,529
Distribution to RSE Archive	(205)	-	-	(150)	(150)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,886)	(5,015)	(3,850)	(4,109)	(2,892)	(23,052)
Members' Equity / (Deficit)	11,798	56,804	30,778	18,572	12,853	505,805
TOTAL LIABILITIES AND MEMBERS' EQUITY	$11,808	$56,814	$30,778	$19,117	$12,864	$505,815

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #75ALI	Series #APROAK	Series #88JORDAN	Series #BIRKINBOR	Series #33RUTH
Assets
Current Assets
Cash and Cash Equivalents	$938	$-	$1,666	$1,203	$1,003
Other Receivable	-	-	-	-	-
Pre-paid Insurance	54	69	-	59	82
Due From the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	992	69	1,666	1,262	1,085
Other Assets
Archive Assets - Deposit	-	-	-	-	-
Archive Assets - Owned	44,065	-	-	50,000	74,000
Other Assets	-	-	-	-	-
TOTAL ASSETS	$45,057	$69	$1,666	$51,262	$75,085

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-
Insurance Payable	11	-	-	10	10
Income Taxes Payable	-	-	1,666	-	-
Due to the Manager or its Affiliates	1,000	-	-	-	-
Total Liabilities	1,011	-	1,666	10	10
Member's Equity
Membership Contributions	45,040	-	-	51,250	75,050
Capital Contribution	4,490	317	3,048	4,880	5,647
Distribution to RSE Archive	-	-	(47)	(47)	(47)
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	(5,484)	(248)	(3,001)	(4,831)	(5,575)
Members' Equity / (Deficit)	44,046	69	0	51,252	75,075
TOTAL LIABILITIES AND MEMBERS' EQUITY	$45,057	$69	$1,666	$51,262	$75,085

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #SPIDER1	Series #BATMAN3	Series #ULYSSES	Series #ROOSEVELT	Series #56MANTLE	Series #AGHOWL
Assets
Current Assets
Cash and Cash Equivalents	$1,003	$1,003	$1,950	$400	$1,050	$1,703
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	15	22	15	14	21	14
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	1,018	1,025	1,965	414	1,071	1,717
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	20,000	75,000	22,100	17,200	9,000	15,600
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$21,018	$76,025	$24,065	$17,614	$10,071	$17,317

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	11	10	10	10	11	10
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	400	500	-	-	-	-
Total Liabilities	411	510	10	10	11	10
Member's Equity
Membership Contributions	21,050	76,050	24,050	17,797	9,400	17,500
Capital Contribution	2,641	3,384	2,593	2,557	3,544	2,543
Distribution to RSE Archive	(47)	(47)	-	(197)	-	(197)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(3,037)	(3,872)	(2,588)	(2,553)	(2,884)	(2,539)
Members' Equity / (Deficit)	20,607	75,515	24,055	17,604	10,060	17,307
TOTAL LIABILITIES AND MEMBERS' EQUITY	$21,018	$76,025	$24,065	$17,614	$10,071	$17,317

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #18ZION	Series #SNOOPY	Series #APOLLO11	Series #24RUTHBAT	Series #YOKO
Assets
Current Assets
Cash and Cash Equivalents	$605	$800	$1,050	$536	$1,750
Other Receivable	-	-	-	-	-
Pre-paid Insurance	25	23	41	-	14
Due From the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	630	823	1,091	536	1,764
Other Assets
Archive Assets - Deposit	-	-	-	-	-
Archive Assets - Owned	13,545	24,000	30,000	-	12,600
Other Assets	-	-	-	-	-
TOTAL ASSETS	$14,175	$24,823	$31,091	$536	$14,364

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-
Insurance Payable	11	-	11	-	11
Income Taxes Payable	-	-	-	536	-
Due to the Manager or its Affiliates	-	-	500	-	-
Total Liabilities	11	-	511	536	11
Member's Equity
Membership Contributions	14,150	24,745	31,050	-	14,500
Capital Contribution	2,850	2,950	3,396	8,882	2,309
Distribution to RSE Archive	-	-	-	(47)	(150)
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,836)	(2,872)	(3,866)	(8,835)	(2,306)
Members' Equity / (Deficit)	14,164	24,823	30,580	0	14,353
TOTAL LIABILITIES AND MEMBERS' EQUITY	$14,175	$24,823	$31,091	$536	$14,364

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #HULK1	Series #RUTHBALL1	Series #HIMALAYA	Series #38DIMAGGIO	Series #55CLEMENTE
Assets
Current Assets
Cash and Cash Equivalents	$-	$694	$1,203	$594	$594
Other Receivable	-	-	-	-	-
Pre-paid Insurance	-	-	135	31	46
Due From the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	-	694	1,338	625	640
Other Assets
Archive Assets - Deposit	-	-	-	-	-
Archive Assets - Owned	-	-	130,000	20,006	36,006
Other Assets	-	-	-	-	-
TOTAL ASSETS	$-	$694	$131,338	$20,631	$36,646

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-
Insurance Payable	-	-	10	10	10
Income Taxes Payable	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	400	545	-
Total Liabilities	-	-	410	556	10
Member's Equity
Membership Contributions	-	-	131,250	20,600	36,600
Capital Contribution	-	694	7,793	2,882	3,453
Distribution to RSE Archive	-	-	(47)	-	-
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	-	-	(8,068)	(3,407)	(3,417)
Members' Equity / (Deficit)	-	694	130,928	20,075	36,636
TOTAL LIABILITIES AND MEMBERS' EQUITY	$-	$694	$131,338	$20,631	$36,646

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #LOTR	Series #CATCHER	Series #BOND1	Series #SUPER21	Series #BATMAN1	Series #BIRKINTAN
Assets
Current Assets
Cash and Cash Equivalents	$563	$213	$463	$277	$1,438	$456
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	16	14	18	13	-	36
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	579	227	481	290	1,438	492
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	27,600	11,600	37,100	7,023	-	25,244
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$28,179	$11,827	$37,581	$7,313	$1,438	$25,736

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	10	10	10	10	-	11
Income Taxes Payable	-	-	-	-	1,438	-
Due to the Manager or its Affiliates	477	-	401	-	500	-
Total Liabilities	487	10	411	10	1,938	11
Member's Equity
Membership Contributions	28,200	11,850	37,600	7,300	-	25,700
Capital Contribution	2,353	2,225	2,432	2,160	2,457	3,193
Distribution to RSE Archive	(37)	(37)	(37)	-	(66)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,824)	(2,221)	(2,825)	(2,157)	(2,891)	(3,168)
Members' Equity / (Deficit)	27,692	11,817	37,170	7,303	(500)	25,725
TOTAL LIABILITIES AND MEMBERS' EQUITY	$28,179	$11,827	$37,581	$7,313	$1,438	$25,736

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #GMTBLACK1	Series #61JFK	Series #POKEMON1	Series #50JACKIE	Series #LINCOLN	Series #STARWARS1
Assets
Current Assets
Cash and Cash Equivalents	$604	$334	$534	$-	$209	$269
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	24	15	124	-	21	13
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	628	349	658	-	230	282
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	25,030	16,350	118,000	-	64,925	10,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$25,658	$16,699	$118,658	$-	$65,155	$10,282

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	-	11	10	-	10	10
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	11	10	-	10	10
Member's Equity
Membership Contributions	25,700	16,750	118,600	-	64,700	10,400
Capital Contribution	2,791	2,147	6,194	-	3,858	2,318
Distribution to RSE Archive	(66)	(66)	(66)	-	(66)	(131)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,767)	(2,143)	(6,080)	-	(3,347)	(2,315)
Members' Equity / (Deficit)	25,658	16,688	118,648	-	65,145	10,272
TOTAL LIABILITIES AND MEMBERS' EQUITY	$25,658	$16,699	$118,658	$-	$65,155	$10,282

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #68MAYS	Series #56TEDWILL	Series #TMNT1	Series #CAPTAIN3	Series #51MANTLE	Series #CHURCHILL
Assets
Current Assets
Cash and Cash Equivalents	$437	$520	$-	$77	$1,481	$220
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	43	88	-	17	-	13
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	480	608	-	94	1,481	233
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	32,083	80,000	-	35,523	-	6,600
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$32,563	$80,608	$-	$35,617	$1,481	$6,833

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	11	10	-	10	-	10
Income Taxes Payable	-	-	-	-	1,481	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	11	10	-	10	1,481	10
Member's Equity
Membership Contributions	32,600	80,600	-	35,666	-	6,900
Capital Contribution	2,995	4,484	-	2,202	-	2,665
Distribution to RSE Archive	(80)	(80)	-	(66)	-	(80)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,963)	(4,406)	-	(2,195)	-	(2,662)
Members' Equity / (Deficit)	32,552	80,598	-	35,607	-	6,823
TOTAL LIABILITIES AND MEMBERS' EQUITY	$32,563	$80,608	$-	$35,617	$1,481	$6,833

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #SHKSPR4	Series #03KOBE	Series #03LEBRON	Series #03JORDAN	Series #39TEDWILL	Series #94JETER
Assets
Current Assets
Cash and Cash Equivalents	$400	$377	$917	$436	$600	$460
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	27	53	-	44	38	49
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	427	430	917	480	638	509
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	105,100	44,000	-	33,000	27,750	39,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$105,527	$44,430	$917	$33,480	$28,388	$39,509

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	10	10	-	11	10	10
Income Taxes Payable	-	-	1,001	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	10	10	1,001	11	10	10
Member's Equity
Membership Contributions	105,705	44,600	-	33,600	27,220	39,600
Capital Contribution	3,400	3,271	1,897	2,952	3,881	3,090
Distribution to RSE Archive	(205)	(140)	(80)	(80)	-	(140)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(3,383)	(3,311)	(1,901)	(3,003)	(2,723)	(3,051)
Members' Equity / (Deficit)	105,517	44,420	(84)	33,469	28,378	39,499
TOTAL LIABILITIES AND MEMBERS' EQUITY	$105,527	$44,430	$917	$33,480	$28,388	$39,509

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #2020TOPPS	Series #FANFOUR1	Series #85MARIO	Series #TOS39	Series #DAREDEV1	Series #05LATOUR
Assets
Current Assets
Cash and Cash Equivalents	$150	$-	$-	$5,022	$-	$430
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	105	-	-	-	-	3
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	255	-	-	5,022	-	433
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	98,000	-	-	-	-	7,442
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$98,255	$-	$-	$5,022	$-	$7,875

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	10	-	-	-	-	-
Income Taxes Payable	-	-	-	5,022	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	10	-	-	5,022	-	-
Member's Equity
Membership Contributions	98,150	-	-	-	-	8,042
Capital Contribution	4,787	-	-	1,846	-	1,660
Distribution to RSE Archive	-	-	-	(140)	-	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(4,692)	-	-	(1,706)	-	(1,827)
Members' Equity / (Deficit)	98,245	-	-	-	-	7,875
TOTAL LIABILITIES AND MEMBERS' EQUITY	$98,255	$-	$-	$5,022	$-	$7,875

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #16SCREAG	Series #14DRC	Series #86RICE	Series #57MANTLE	Series #FAUBOURG	Series #SOBLACK
Assets
Current Assets
Cash and Cash Equivalents	$430	$430	$460	$400	$11,335	$520
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	15	22	31	20	12	60
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	445	452	491	420	11,347	580
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	31,944	45,980	20,000	8,000	-	50,253
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$32,389	$46,432	$20,491	$8,420	$11,347	$50,833

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	-	-	10	11	9	10
Income Taxes Payable	-	-	-	-	11,335	-
Due to the Manager or its Affiliates	-	-	-	-	-	500
Total Liabilities	-	-	10	11	11,344	510
Member's Equity
Membership Contributions	32,544	46,580	20,600	7,420	-	50,853
Capital Contribution	2,062	2,292	2,495	3,311	5,768	4,026
Distribution to RSE Archive	-	-	(140)	(202)	(140)	(80)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,217)	(2,440)	(2,474)	(2,120)	(5,625)	(4,476)
Members' Equity / (Deficit)	32,389	46,432	20,481	8,409	3	50,323
TOTAL LIABILITIES AND MEMBERS' EQUITY	$32,389	$46,432	$20,491	$8,420	$11,347	$50,833

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #GATSBY	Series #93DAYTONA	Series #09TROUT	Series #57STARR	Series #AF15	Series #03KOBE2
Assets
Current Assets
Cash and Cash Equivalents	$520	$600	$400	$400	$-	$316
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	39	35	226	20	-	32
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	559	635	626	420	-	348
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	185,100	37,000	225,000	8,000	-	21,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$185,659	$37,635	$225,626	$8,420	$-	$21,348

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	11	-	10	11	-	10
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	500	-	-	-
Total Liabilities	11	-	510	11	-	10
Member's Equity
Membership Contributions	185,700	37,600	221,063	7,420	-	21,629
Capital Contribution	3,850	2,633	12,933	3,177	-	2,302
Distribution to RSE Archive	(80)	-	(202)	(202)	-	(229)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(3,822)	(2,598)	(8,678)	(1,986)	-	(2,364)
Members' Equity / (Deficit)	185,648	37,635	225,116	8,409	-	21,338
TOTAL LIABILITIES AND MEMBERS' EQUITY	$185,659	$37,635	$225,626	$8,420	$-	$21,348

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #JOBSMAC	Series #16PETRUS	Series #ALICE	Series #SPIDER10	Series #62MANTLE	Series #BATMAN6
Assets
Current Assets
Cash and Cash Equivalents	$400	$430	$520	$400	$460	$320
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	45	18	14	15	138	16
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	445	448	534	415	598	336
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	35,000	38,236	9,300	18,000	132,000	23,500
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$35,445	$38,684	$9,834	$18,415	$132,598	$23,836

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	10	-	11	11	11	11
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	545	-
Total Liabilities	10	-	11	11	556	11
Member's Equity
Membership Contributions	35,832	38,836	9,900	18,602	132,600	23,900
Capital Contribution	2,785	2,005	1,734	1,750	5,694	1,795
Distribution to RSE Archive	(432)	(170)	(80)	(202)	(140)	(80)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,750)	(1,987)	(1,731)	(1,746)	(6,112)	(1,790)
Members' Equity / (Deficit)	35,435	38,684	9,823	18,404	132,042	23,825
TOTAL LIABILITIES AND MEMBERS' EQUITY	$35,445	$38,684	$9,834	$18,415	$132,598	$23,836

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #CLEMENTE2	Series #79STELLA	Series #TKAM	Series #DIMAGGIO2	Series #13BEAUX
Assets
Current Assets
Cash and Cash Equivalents	$400	$572	$534	$321	$400
Other Receivable	-	-	-	-	-
Pre-paid Insurance	69	58	16	17	10
Due From the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	469	630	550	338	410
Other Assets
Archive Assets - Deposit	-	-	-	-	-
Archive Assets - Owned	60,000	61,528	28,600	17,704	21,877
Other Assets	-	-	-	-	-
TOTAL ASSETS	$60,469	$62,158	$29,150	$18,042	$22,287

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-
Insurance Payable	10	-	10	-	-
Income Taxes Payable	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	545	-
Total Liabilities	10	-	10	545	-
Member's Equity
Membership Contributions	60,602	62,100	29,200	18,254	22,621
Capital Contribution	3,427	3,562	1,795	1,864	1,638
Distribution to RSE Archive	(202)	-	(66)	(229)	(344)
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	(3,368)	(3,504)	(1,789)	(2,392)	(1,628)
Members' Equity / (Deficit)	60,459	62,158	29,140	17,496	22,287
TOTAL LIABILITIES AND MEMBERS' EQUITY	$60,469	$62,158	$29,150	$18,042	$22,287

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #88MARIO	Series #ANMLFARM	Series #NASA1	Series #00BRADY	Series #85NES	Series #JUSTICE1
Assets
Current Assets
Cash and Cash Equivalents	$7,364	$100	$300	$339	$400	$1,440
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	13	250	45	37	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	7,364	113	550	384	437	1,440
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	-	8,800	254,457	35,184	26,000	-
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$7,364	$8,913	$255,007	$35,568	$26,437	$1,440

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	-	10	10	10	11	-
Income Taxes Payable	7,359	-	-	-	-	1,440
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	7,359	10	10	10	11	1,440
Member's Equity
Membership Contributions	-	8,966	254,987	35,752	26,859	-
Capital Contribution	-	1,674	9,478	2,559	2,330	-
Distribution to RSE Archive	-	(66)	(229)	(229)	(459)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	5	(1,671)	(9,239)	(2,524)	(2,304)	-
Members' Equity / (Deficit)	5	8,903	254,997	35,558	26,426	-
TOTAL LIABILITIES AND MEMBERS' EQUITY	$7,364	$8,913	$255,007	$35,568	$26,437	$1,440

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #69KAREEM	Series #59JFK	Series #04LEBRON	Series #85JORDAN	Series #GOLDENEYE	Series #MOONSHOE
Assets
Current Assets
Cash and Cash Equivalents	$256	$400	$316	$516	$326	$420
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	33	15	54	240	34	12
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	289	415	370	756	360	432
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	23,261	23,100	44,000	240,000	22,874	150,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$23,550	$23,515	$44,370	$240,756	$23,234	$150,432

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$50	$-	$-
Insurance Payable	10	10	10	10	11	499
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	500	-	-
Total Liabilities	10	10	10	560	11	499
Member's Equity
Membership Contributions	23,829	23,702	44,629	240,600	23,442	150,600
Capital Contribution	2,186	1,679	2,782	8,939	2,174	4,757
Distribution to RSE Archive	(229)	(202)	(229)	-	(242)	(180)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,246)	(1,674)	(2,822)	(9,343)	(2,151)	(5,244)
Members' Equity / (Deficit)	23,540	23,505	44,360	240,196	23,223	149,933
TOTAL LIABILITIES AND MEMBERS' EQUITY	$23,550	$23,515	$44,370	$240,756	$23,234	$150,432

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #03LEBRON2	Series #GRAPES	Series #34GEHRIG	Series #98KANGA	Series #06BRM	Series #DUNE
Assets
Current Assets
Cash and Cash Equivalents	$236	$400	$339	$420	$400	$460
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	99	16	40	155	7	14
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	335	416	339	575	407	474
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	90,227	31,100	29,737	150,000	15,720	10,600
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$90,562	$31,516	$30,116	$150,575	$16,127	$11,074

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	10	10	10	10	-	11
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	667	-	333
Total Liabilities	10	10	10	677	-	344
Member's Equity
Membership Contributions	90,728	31,702	30,305	150,600	16,464	11,200
Capital Contribution	4,008	1,683	2,339	5,822	1,478	2,223
Distribution to RSE Archive	(180)	(202)	(229)	(180)	(344)	(140)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(4,004)	(1,677)	(2,309)	(6,344)	(1,471)	(2,553)
Members' Equity / (Deficit)	90,552	31,506	30,106	149,898	16,127	10,730
TOTAL LIABILITIES AND MEMBERS' EQUITY	$90,562	$31,516	$30,116	$150,575	$16,127	$11,074

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #86FLEER	Series #WILDGUN	Series #58PELE2	Series #13GIANNIS
Assets
Current Assets
Cash and Cash Equivalents	$721	$400	$-	$236
Other Receivable	-	-	-	-
Pre-paid Insurance	151	35	-	32
Due From the Manager or its Affiliates	-	-	-	-
Total Current Assets	872	435	-	268
Other Assets
Archive Assets - Deposit	-	-	-	-
Archive Assets - Owned	146,400	24,000	-	19,727
Other Assets	-	-	-	-
TOTAL ASSETS	$147,272	$24,435	$-	$19,995

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-
Insurance Payable	10	10	-	11
Income Taxes Payable	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-
Total Liabilities	10	10	-	11
Member's Equity
Membership Contributions	147,447	24,629	-	20,228
Capital Contribution	5,382	2,155	-	1,957
Distribution to RSE Archive	(242)	(229)	-	(180)
Distribution to Series	-	-	-	-
Accumulated Surplus / (Deficit)	(5,325)	(2,130)	-	(2,021)
Members' Equity / (Deficit)	147,262	24,425	-	19,984
TOTAL LIABILITIES AND MEMBERS' EQUITY	$147,272	$24,435	$-	$19,995

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #04MESSI	Series #AVENGE57	Series #03TACHE	Series #99TMB2	Series #PUNCHOUT	Series #BULLSRING
Assets
Current Assets
Cash and Cash Equivalents	$805	$400	$400	$340	$421	$900
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	50	14	33	60	88	249
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	855	414	433	400	509	1,149
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	39,600	17,000	70,192	50,380	80,027	249,600
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$40,455	$17,414	$70,625	$50,780	$80,536	$250,749

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	10	10	-	10	10	10
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	400	400	-
Total Liabilities	10	10	-	410	410	10
Member's Equity
Membership Contributions	40,647	17,602	70,936	50,900	80,600	250,742
Capital Contribution	2,658	1,506	2,171	3,006	4,200	9,038
Distribution to RSE Archive	(242)	(202)	(344)	(180)	(152)	(242)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,618)	(1,502)	(2,138)	(3,356)	(4,522)	(8,799)
Members' Equity / (Deficit)	40,445	17,404	70,625	50,370	80,126	250,739
TOTAL LIABILITIES AND MEMBERS' EQUITY	$40,455	$17,414	$70,625	$50,780	$80,536	$250,749

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #70AARON	Series #96CHARZRD	Series #01TIGER	Series #ICECLIMB	Series #09COBB	Series #51HOWE
Assets
Current Assets
Cash and Cash Equivalents	$340	$348	$366	$400	$367	$519
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	28	68	27	79	38	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	368	416	393	479	405	519
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	16,202	50,169	15,682	70,000	27,681	-
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$16,570	$50,585	$16,075	$70,479	$28,086	$519

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	10	10	10	10	10	-
Income Taxes Payable	-	-	-	-	-	519
Due to the Manager or its Affiliates	-	400	-	-	-	-
Total Liabilities	10	410	10	10	10	519
Member's Equity
Membership Contributions	16,722	58,546	16,200	70,642	28,200	-
Capital Contribution	1,917	2,964	1,918	3,258	2,168	-
Distribution to RSE Archive	(180)	(152)	(152)	(242)	(152)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,900)	(11,184)	(1,901)	(3,189)	(2,140)	-
Members' Equity / (Deficit)	16,559	50,174	16,065	70,469	28,076	-
TOTAL LIABILITIES AND MEMBERS' EQUITY	$16,570	$50,585	$16,075	$70,479	$28,086	$519

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #96JORDAN2	Series #JUNGLEBOX	Series #59FLASH	Series #FOSSILBOX	Series #THOR	Series #POKEBLUE
Assets
Current Assets
Cash and Cash Equivalents	$216	$418	$367	$355	$-	$422
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	58	41	20	29	-	30
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	274	459	387	384	-	452
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	48,648	30,130	58,033	18,045	-	20,027
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$48,922	$30,589	$58,420	$18,429	$-	$20,479

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	11	10	10	10	-	10
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	500	-	-	-	-	-
Total Liabilities	511	10	10	10	-	10
Member's Equity
Membership Contributions	49,269	30,700	58,721	18,721	-	20,600
Capital Contribution	2,766	2,181	1,630	1,849	-	1,883
Distribution to RSE Archive	(321)	(152)	(321)	(321)	-	(152)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(3,303)	(2,150)	(1,620)	(1,830)	-	(1,862)
Members' Equity / (Deficit)	48,411	30,579	58,410	18,419	-	20,469
TOTAL LIABILITIES AND MEMBERS' EQUITY	$48,922	$30,589	$58,420	$18,429	$-	$20,479

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #98GTA	Series #PICNIC	Series #DOMINOS	Series #58PELE	Series #09CURRY	Series #84JORDAN
Assets
Current Assets
Cash and Cash Equivalents	$355	$400	$300	$43,703	$216	$216
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	25	58	8	-	34	309
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	380	458	308	43,703	250	525
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	13,245	48,000	8,600	-	23,106	317,986
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$13,625	$48,458	$8,908	$43,703	$23,356	$318,511

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$8
Insurance Payable	11	11	-	-	11	10
Income Taxes Payable	-	-	-	43,703	-	-
Due to the Manager or its Affiliates	400	500	545	-	-	333
Total Liabilities	411	511	545	43,703	11	351
Member's Equity
Membership Contributions	13,921	48,602	9,221	-	23,726	318,606
Capital Contribution	2,035	3,084	1,383	-	1,930	9,354
Distribution to RSE Archive	(321)	(202)	(321)	-	(321)	(321)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,421)	(3,537)	(1,920)	-	(1,990)	(9,479)
Members' Equity / (Deficit)	13,214	47,947	8,363	-	23,345	318,160
TOTAL LIABILITIES AND MEMBERS' EQUITY	$13,625	$48,458	$8,908	$43,703	$23,356	$318,511

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #09BEAUX	Series #KEROUAC	Series #96JORDAN	Series #FEDERAL	Series #62BOND	Series #71TOPPS
Assets
Current Assets
Cash and Cash Equivalents	$426	$400	$2,069	$420	$711	$500
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	14	24	-	29	23	69
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	440	424	2,069	449	734	569
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	29,475	85,100	-	120,100	76,917	50,951
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$29,915	$85,524	$2,069	$120,549	$77,651	$51,520

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	-	10	-	10	10	10
Income Taxes Payable	-	-	2,069	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	400	-
Total Liabilities	-	10	2,069	10	410	10
Member's Equity
Membership Contributions	30,075	85,702	-	120,700	77,780	61,051
Capital Contribution	1,508	1,740	-	2,539	1,668	2,904
Distribution to RSE Archive	(174)	(202)	-	(180)	(152)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,494)	(1,726)	-	(2,520)	(2,056)	(12,445)
Members' Equity / (Deficit)	29,915	85,514	-	120,539	77,240	51,510
TOTAL LIABILITIES AND MEMBERS' EQUITY	$29,915	$85,524	$2,069	$120,549	$77,651	$51,520

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #DEATON	Series #98ZELDA	Series #03JORDAN2	Series #WOLVERINE	Series #91JORDAN	Series #79GRETZKY
Assets
Current Assets
Cash and Cash Equivalents	$400	$494	$300	$-	$275	$1,233
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	107	31	46	-	75	697
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	507	525	346	-	350	1,930
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	250,000	20,106	36,306	-	67,506	720,551
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$250,507	$20,631	$36,652	$-	$67,856	$722,481

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$7	$-	$-	$-
Insurance Payable	10	10	10	-	10	11
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	667	-	-	-	400
Total Liabilities	10	677	17	-	10	411
Member's Equity
Membership Contributions	252,730	20,600	36,926	-	68,185	721,784
Capital Contribution	28,675	1,882	2,301	-	3,063	20,640
Distribution to RSE Archive	(2,330)	-	(321)	-	(321)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(28,578)	(2,528)	(2,271)	-	(3,081)	(20,354)
Members' Equity / (Deficit)	250,497	19,954	36,635	-	67,846	722,070
TOTAL LIABILITIES AND MEMBERS' EQUITY	$250,507	$20,631	$36,652	$-	$67,856	$722,481

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #17DUJAC	Series #FAUBOURG2	Series #MOSASAUR	Series #92JORDAN	Series #14KOBE	Series #03LEBRON3
Assets
Current Assets
Cash and Cash Equivalents	$426	$400	$400	$3,227	$964	$416
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	11	155	18	12	-	206
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	437	555	418	3,239	964	622
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	23,232	150,000	17,813	-	-	204,551
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$23,669	$150,555	$18,231	$3,239	$964	$205,173

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	-	11	10	7	-	10
Income Taxes Payable	-	-	-	2,863	1,048	-
Due to the Manager or its Affiliates	-	-	-	500	-	-
Total Liabilities	-	11	10	3,370	1,048	10
Member's Equity
Membership Contributions	23,832	150,629	20,543	-	-	205,051
Capital Contribution	1,284	5,377	5,743	1,923	1,425	6,708
Distribution to RSE Archive	(174)	(229)	(2,330)	(152)	-	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,273)	(5,233)	(5,735)	(1,902)	(1,509)	(6,596)
Members' Equity / (Deficit)	23,669	150,544	18,221	(131)	(84)	205,163
TOTAL LIABILITIES AND MEMBERS' EQUITY	$23,669	$150,555	$18,231	$3,239	$964	$205,173

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #95TOPSUN	Series #09TROUT2	Series #59BOND	Series #OPEECHEE	Series #ROCKETBOX	Series #94JORDAN
Assets
Current Assets
Cash and Cash Equivalents	$468	$453	$348	$500	$325	$307
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	59	59	22	252	36	82
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	527	512	370	752	361	389
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	50,000	50,015	68,684	210,551	25,175	73,506
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$50,527	$50,527	$69,054	$211,303	$25,536	$73,895

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	10	10	10	10	10	11
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	400	400	-	500
Total Liabilities	10	10	410	410	10	511
Member's Equity
Membership Contributions	50,600	50,600	69,184	253,051	25,821	74,217
Capital Contribution	2,445	2,449	1,503	7,670	1,812	3,058
Distribution to RSE Archive	(132)	(132)	(152)	-	(321)	(321)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,396)	(2,400)	(1,891)	(49,828)	(1,786)	(3,570)
Members' Equity / (Deficit)	50,517	50,517	68,644	210,893	25,526	73,384
TOTAL LIABILITIES AND MEMBERS' EQUITY	$50,527	$50,527	$69,054	$211,303	$25,536	$73,895

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #18LUKA	Series #FANFOUR5	Series #16KOBE	Series #11BELAIR	Series #76PAYTON
Assets
Current Assets
Cash and Cash Equivalents	$304	$378	$31,135	$400	$464
Other Receivable	-	-	-	-	-
Pre-paid Insurance	33	23	12	9	63
Due From the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	337	401	31,147	409	527
Other Assets
Archive Assets - Deposit	-	-	-	-	-
Archive Assets - Owned	22,402	72,200	-	18,995	53,504
Other Assets	-	-	-	-	-
TOTAL ASSETS	$22,739	$72,601	$31,147	$19,404	$54,031

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-
Insurance Payable	10	10	2	-	11
Income Taxes Payable	-	-	30,835	-	-
Due to the Manager or its Affiliates	-	-	-	-	-
Total Liabilities	10	10	30,837	-	11
Member's Equity
Membership Contributions	22,922	72,700	-	19,739	54,100
Capital Contribution	1,674	1,391	15,154	1,112	2,498
Distribution to RSE Archive	(132)	(122)	(321)	(344)	(132)
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,735)	(1,378)	(14,523)	(1,103)	(2,446)
Members' Equity / (Deficit)	22,729	72,591	310	19,404	54,020
TOTAL LIABILITIES AND MEMBERS' EQUITY	$22,739	$72,601	$31,147	$19,404	$54,031

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #17MAHOMES	Series #85MJPROMO	Series #96KOBE	Series #99CHARZRD	Series #68RYAN	Series #MARADONA
Assets
Current Assets
Cash and Cash Equivalents	$5,602	$284	$295	$249	$378	$329
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	34	76	298	70	23
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	5,602	318	371	547	448	352
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	-	22,600	43,490	300,200	60,173	11,282
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$5,602	$22,918	$43,861	$300,747	$60,621	$11,634

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	-	11	10	11	10	10
Income Taxes Payable	5,602	-	-	-	-	-
Due to the Manager or its Affiliates	-	500	-	667	-	334
Total Liabilities	5,602	511	10	678	10	344
Member's Equity
Membership Contributions	-	23,100	67,990	301,050	60,673	11,932
Capital Contribution	-	1,682	2,721	8,800	2,548	1,382
Distribution to RSE Archive	-	(132)	(122)	(122)	(122)	(321)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	-	(2,243)	(26,738)	(9,659)	(2,488)	(1,703)
Members' Equity / (Deficit)	-	22,407	43,851	300,069	60,611	11,290
TOTAL LIABILITIES AND MEMBERS' EQUITY	$5,602	$22,918	$43,861	$300,747	$60,621	$11,634

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #POKEYELOW	Series #POKELUGIA	Series #VANHALEN	Series #48JACKIE	Series #05MJLJ
Assets
Current Assets
Cash and Cash Equivalents	$468	$468	$300	$400	$400
Other Receivable	-	-	-	-	-
Pre-paid Insurance	56	102	20	335	80
Due From the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	524	570	320	735	480
Other Assets
Archive Assets - Deposit	-	-	-	-	-
Archive Assets - Owned	25,200	76,100	54,306	340,000	72,000
Other Assets	-	-	-	-	-
TOTAL ASSETS	$25,724	$76,670	$54,626	$340,735	$72,480

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-
Insurance Payable	10	10	11	10	10
Income Taxes Payable	-	-	-	-	-
Due to the Manager or its Affiliates	-	400	500	400	-
Total Liabilities	10	410	511	410	10
Member's Equity
Membership Contributions	47,100	95,600	54,926	340,721	72,616
Capital Contribution	2,134	3,398	1,447	9,971	2,579
Distribution to RSE Archive	(132)	(132)	(321)	(321)	(216)
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	(23,388)	(22,606)	(1,937)	(10,046)	(2,509)
Members' Equity / (Deficit)	25,714	76,260	54,115	340,325	72,470
TOTAL LIABILITIES AND MEMBERS' EQUITY	$25,724	$76,670	$54,626	$340,735	$72,480

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #81MONTANA	Series #00MOUTON	Series #07DURANT	Series #56AARON	Series #85LEMIEUX	Series #87JORDAN
Assets
Current Assets
Cash and Cash Equivalents	$378	$426	$303	$377	$319	$300
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	72	11	122	52	86	55
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	450	437	425	429	405	355
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	63,100	23,449	101,009	41,099	78,217	45,246
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$63,550	$23,886	$101,434	$41,528	$78,622	$45,601

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	10	-	11	10	10	10
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	10	-	11	10	10	10
Member's Equity
Membership Contributions	63,600	24,049	114,953	41,599	78,717	45,812
Capital Contribution	2,647	824	5,015	1,780	2,648	1,852
Distribution to RSE Archive	(122)	(174)	(197)	(123)	(181)	(265)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,585)	(813)	(18,348)	(1,738)	(2,572)	(1,808)
Members' Equity / (Deficit)	63,540	23,886	101,423	41,518	78,612	45,591
TOTAL LIABILITIES AND MEMBERS' EQUITY	$63,550	$23,886	$101,434	$41,528	$78,622	$45,601

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #AC23	Series #APPLE1	Series #GWLOTTO	Series #GYMBOX	Series #HUCKFINN	Series #NEOBOX
Assets
Current Assets
Cash and Cash Equivalents	$420	$300	$377	$386	$478	$378
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	16	712	16	27	15	51
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	436	1,012	393	413	493	429
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	24,000	742,908	26,209	15,157	18,100	40,383
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$24,436	$743,920	$26,602	$15,570	$18,593	$40,812

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$8	$-	$-	$-	$-	$-
Insurance Payable	10	10	11	11	11	11
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	600	-	-	-	-	-
Total Liabilities	618	10	11	11	11	11
Member's Equity
Membership Contributions	24,600	745,208	26,709	15,657	18,700	40,883
Capital Contribution	995	15,750	892	1,143	856	1,782
Distribution to RSE Archive	(180)	(2,000)	(123)	(114)	(122)	(122)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,597)	(15,048)	(887)	(1,127)	(852)	(1,742)
Members' Equity / (Deficit)	23,818	743,910	26,591	15,559	18,582	40,801
TOTAL LIABILITIES AND MEMBERS' EQUITY	$24,436	$743,920	$26,602	$15,570	$18,593	$40,812

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #NEWTON	Series #NICKLAUS1	Series #POKEMON2	Series #POKERED	Series #RIVIERA	Series #SMB3
Assets
Current Assets
Cash and Cash Equivalents	$400	$478	$486	$477	$386	$477
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	48	45	369	45	22	33
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	448	523	855	522	408	510
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	255,100	34,499	375,000	34,500	22,812	21,500
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$255,548	$35,022	$375,855	$35,022	$23,220	$22,010

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	10	10	11	10	-	11
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	500	-	-	-	-	-
Total Liabilities	510	10	11	10	-	11
Member's Equity
Membership Contributions	255,821	35,099	375,600	35,100	23,312	22,100
Capital Contribution	1,928	1,626	10,168	1,911	1,191	1,550
Distribution to RSE Archive	(321)	(122)	(114)	(123)	(114)	(123)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,390)	(1,591)	(9,810)	(1,876)	(1,169)	(1,528)
Members' Equity / (Deficit)	255,038	35,012	375,844	35,012	23,220	21,999
TOTAL LIABILITIES AND MEMBERS' EQUITY	$255,548	$35,022	$375,855	$35,022	$23,220	$22,010

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #WALDEN	Series #WZRDOFOZ	Series #60ALI	Series #TORNEK	Series #DIMAGGIO3	Series #POKEMON3
Assets
Current Assets
Cash and Cash Equivalents	$486	$468	$452	$600	$486	$486
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	15	23	211	145	407	537
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	501	491	663	745	893	1,023
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	17,100	80,100	210,299	153,000	415,000	552,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$17,601	$80,591	$210,962	$153,745	$415,893	$553,023

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$50	$-	$-
Insurance Payable	11	10	10	-	11	10
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	545	666
Total Liabilities	11	10	10	50	556	676
Member's Equity
Membership Contributions	17,700	80,700	210,873	153,600	415,600	552,600
Capital Contribution	851	1,183	5,585	4,305	11,455	9,416
Distribution to RSE Archive	(114)	(132)	(123)	-	(114)	(114)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(847)	(1,170)	(5,383)	(4,210)	(11,604)	(9,555)
Members' Equity / (Deficit)	17,590	80,581	210,952	153,695	415,337	552,347
TOTAL LIABILITIES AND MEMBERS' EQUITY	$17,601	$80,591	$210,962	$153,745	$415,893	$553,023

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #58PELE3	Series #09CURRY2	Series #85ERVING	Series #80ALI	Series #BATMAN2
Assets
Current Assets
Cash and Cash Equivalents	$378	$300	$300	$377	$420
Other Receivable	-	-	-	-	-
Pre-paid Insurance	183	441	47	70	23
Due From the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	561	741	347	447	443
Other Assets
Archive Assets - Deposit	-	-	-	-	-
Archive Assets - Owned	180,778	453,149	37,499	60,299	76,000
Other Assets	-	-	-	-	-
TOTAL ASSETS	$181,339	$453,890	$37,846	$60,746	$76,443

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-
Insurance Payable	10	10	10	11	10
Income Taxes Payable	-	-	-	-	-
Due to the Manager or its Affiliates	667	333	-	-	500
Total Liabilities	677	343	10	11	510
Member's Equity
Membership Contributions	181,278	453,655	38,006	60,799	76,600
Capital Contribution	5,126	11,814	1,456	2,141	1,265
Distribution to RSE Archive	(122)	(205)	(206)	(123)	(180)
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	(5,620)	(11,717)	(1,420)	(2,083)	(1,752)
Members' Equity / (Deficit)	180,662	453,547	37,836	60,735	75,933
TOTAL LIABILITIES AND MEMBERS' EQUITY	$181,339	$453,890	$37,846	$60,746	$76,443

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #FLASH123	Series #99MJRETRO	Series #85GPK	Series #IPOD	Series #HGWELLS	Series #85JORDAN2
Assets
Current Assets
Cash and Cash Equivalents	$420	$346	$312	$300	$486	$516
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	16	53	29	33	18	231
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	436	399	341	333	504	747
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	19,800	43,870	13,000	22,210	40,100	230,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$20,236	$44,269	$13,341	$22,543	$40,604	$230,747

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$50	$-	$-	$-
Insurance Payable	10	10	10	10	10	11
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	10	10	60	10	10	11
Member's Equity
Membership Contributions	25,600	44,370	11,380	22,711	40,700	230,600
Capital Contribution	841	1,739	3,973	1,284	864	6,455
Distribution to RSE Archive	(180)	(154)	(201)	(201)	(114)	(84)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(6,035)	(1,696)	(1,871)	(1,261)	(856)	(6,235)
Members' Equity / (Deficit)	20,226	44,259	13,281	22,533	40,594	230,736
TOTAL LIABILITIES AND MEMBERS' EQUITY	$20,236	$44,269	$13,341	$22,543	$40,604	$230,747

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #66ORR	Series #CONGRESS	Series #GRIFFEYJR	Series #01HALO	Series #87ZELDA	Series #EINSTEIN2
Assets
Current Assets
Cash and Cash Equivalents	$456	$400	$419	$415	$357	$420
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	93	26	40	25	107	22
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	549	426	459	440	464	442
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	42,306	98,300	14,946	13,813	100,063	70,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$42,855	$98,726	$15,405	$14,253	$100,527	$70,442

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	10	10	10	10	10	10
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	667	-
Total Liabilities	10	10	10	10	677	10
Member's Equity
Membership Contributions	43,083	99,021	15,546	14,350	100,600	70,600
Capital Contribution	2,880	1,144	1,433	1,100	3,914	986
Distribution to RSE Archive	(321)	(321)	(181)	(123)	(180)	(180)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,797)	(1,128)	(1,403)	(1,086)	(4,484)	(974)
Members' Equity / (Deficit)	42,845	98,716	15,395	14,242	99,850	70,432
TOTAL LIABILITIES AND MEMBERS' EQUITY	$42,855	$98,726	$15,405	$14,253	$100,527	$70,442

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #SANTANA	Series #01TIGER2	Series #86JORDAN2	Series #TOPPSTRIO	Series #81BIRD	Series #97KOBE
Assets
Current Assets
Cash and Cash Equivalents	$446	$318	$549	$300	$346	$410
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	20	27	81	83	50	67
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	466	345	630	383	396	477
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	57,500	15,382	73,656	31,200	29,470	58,056
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$57,966	$15,727	$74,286	$31,583	$29,866	$58,533

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	10	11	10	10	10	11
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	500	-	-	400	-	-
Total Liabilities	510	11	10	410	10	11
Member's Equity
Membership Contributions	58,100	15,901	74,352	29,200	29,200	58,613
Capital Contribution	991	1,146	2,266	7,831	2,387	1,902
Distribution to RSE Archive	(154)	(201)	(147)	(265)	(154)	(147)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,481)	(1,130)	(2,195)	(5,593)	(1,577)	(1,846)
Members' Equity / (Deficit)	57,456	15,716	74,276	31,173	29,856	58,522
TOTAL LIABILITIES AND MEMBERS' EQUITY	$57,966	$15,727	$74,286	$31,583	$29,866	$58,533

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #XMEN94	Series #09RBLEROY	Series #04MESSI2	Series #THEROCK	Series #XLXMEN1	Series #03LEBRON5
Assets
Current Assets
Cash and Cash Equivalents	$359	$400	$400	$396	$359	$477
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	20	46	55	29	20	103
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	379	446	455	425	379	580
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	57,649	96,285	31,980	5,009	57,094	73,590
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$58,028	$96,731	$32,435	$5,434	$57,473	$74,170

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$7	$-	$-	$-	$-	$-
Insurance Payable	10	-	10	10	11	11
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	863	-	-	-	1,045	-
Total Liabilities	880	-	10	10	1,056	11
Member's Equity
Membership Contributions	58,155	97,029	32,581	11,380	57,600	74,190
Capital Contribution	1,014	1,413	1,647	5,267	877	2,966
Distribution to RSE Archive	(147)	(344)	(201)	(201)	(147)	(123)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,874)	(1,367)	(1,602)	(11,023)	(1,913)	(2,874)
Members' Equity / (Deficit)	57,148	96,731	32,425	5,424	56,417	74,159
TOTAL LIABILITIES AND MEMBERS' EQUITY	$58,028	$96,731	$32,435	$5,434	$57,473	$74,170

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #METEORITE	Series #SLASH	Series #00BRADY2	Series #89TMNT	Series #NESWWF	Series #PUNK9670
Assets
Current Assets
Cash and Cash Equivalents	$400	$600	$660	$305	$373	$596
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	116	19	309	31	26	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	516	619	969	336	399	596
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	272,500	50,000	252,440	20,095	15,027	62,103
Other Assets	-	-	-	-	-	2,017
TOTAL ASSETS	$273,016	$50,619	$253,409	$20,431	$15,426	$64,716

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$16
Insurance Payable	10	10	11	10	10	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	400	500	-	-
Total Liabilities	10	10	411	510	10	16
Member's Equity
Membership Contributions	275,230	50,600	314,153	20,647	15,685	62,700
Capital Contribution	5,055	803	6,917	1,145	953	2,514
Distribution to RSE Archive	(2,330)	-	(154)	(247)	(285)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(4,949)	(794)	(67,917)	(1,624)	(937)	(514)
Members' Equity / (Deficit)	273,006	50,609	252,998	19,921	15,416	64,700
TOTAL LIABILITIES AND MEMBERS' EQUITY	$273,016	$50,619	$253,409	$20,431	$15,426	$64,716

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #18ALLEN	Series #CASTLEII	Series #36OWENS	Series #BAYC601	Series #60MANTLE	Series #PUNK8103
Assets
Current Assets
Cash and Cash Equivalents	$431	$373	$301	$18,566	$486	$600
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	43	26	31	-	773	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	474	399	332	18,566	1,259	600
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	32,522	15,027	20,099	92,892	800,000	174,000
Other Assets	-	-	-	3,367	-	3,373
TOTAL ASSETS	$32,996	$15,426	$20,431	$114,825	$801,259	$177,973

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$16	$-	$16
Insurance Payable	10	10	10	-	10	-
Income Taxes Payable	-	-	-	33,821	-	-
Due to the Manager or its Affiliates	400	667	-	-	-	-
Total Liabilities	410	677	10	33,838	10	16
Member's Equity
Membership Contributions	33,100	15,685	21,647	144,426	800,600	500,600
Capital Contribution	1,415	946	1,135	3,912	19,950	3,835
Distribution to RSE Archive	(147)	(285)	(1,247)	-	(114)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,782)	(1,597)	(1,114)	(67,352)	(19,188)	(326,479)
Members' Equity / (Deficit)	32,586	14,749	20,421	80,987	801,249	177,956
TOTAL LIABILITIES AND MEMBERS' EQUITY	$32,996	$15,426	$20,431	$114,825	$801,259	$177,973

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #GHOST1	Series #BROSGRIMM	Series #HENDERSON	Series #KIRBY	Series #20HERBERT	Series #03RONALDO
Assets
Current Assets
Cash and Cash Equivalents	$380	$500	$377	$373	$1,125	$652
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	14	28	184	60	-	160
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	394	528	561	433	1,125	812
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	11,657	112,833	132,325	50,027	-	156,606
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$12,051	$113,361	$132,886	$50,460	$1,125	$157,418

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	11	10	10	11	-	11
Income Taxes Payable	-	-	-	-	1,125	-
Due to the Manager or its Affiliates	-	1,000	-	-	-	-
Total Liabilities	11	1,010	10	11	1,125	11
Member's Equity
Membership Contributions	12,161	113,333	132,638	50,685	-	157,381
Capital Contribution	660	1,107	5,063	1,553	-	3,562
Distribution to RSE Archive	(124)	-	(123)	(285)	-	(124)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(657)	(2,089)	(4,702)	(1,504)	-	(3,412)
Members' Equity / (Deficit)	12,040	112,351	132,876	50,449	-	157,407
TOTAL LIABILITIES AND MEMBERS' EQUITY	$12,051	$113,361	$132,886	$50,460	$1,125	$157,418

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #HONUS2	Series #MARX	Series #09HARDEN	Series #MEEB15511	Series #90BATMAN	Series #93JETER
Assets
Current Assets
Cash and Cash Equivalents	$376	$486	$353	$500	$373	$427
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	93	27	33	-	60	42
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	469	513	386	500	433	469
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	85,806	105,100	23,256	67,782	26,427	15,165
Other Assets	-	-	-	3,270	-	-
TOTAL ASSETS	$86,275	$105,613	$23,642	$71,552	$26,860	$15,634

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$16	$-	$-
Insurance Payable	11	10	10	-	11	10
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	11	10	10	16	11	10
Member's Equity
Membership Contributions	86,306	105,700	23,756	68,282	50,685	15,340
Capital Contribution	2,225	1,015	1,082	3,719	1,543	1,732
Distribution to RSE Archive	(124)	(114)	(147)	-	(285)	(123)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,143)	(998)	(1,059)	(465)	(25,094)	(1,325)
Members' Equity / (Deficit)	86,264	105,603	23,632	71,536	26,849	15,624
TOTAL LIABILITIES AND MEMBERS' EQUITY	$86,275	$105,613	$23,642	$71,552	$26,860	$15,634

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #SIMPSONS1	Series #SPIDER129	Series #NESDK3	Series #BAYC7359	Series #CURIO10	Series #WILDTHING
Assets
Current Assets
Cash and Cash Equivalents	$373	$356	$314	$18,384	$500	$400
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	26	17	107	-	-	14
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	399	373	421	18,384	500	414
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	15,027	36,146	100,086	87,778	67,319	15,100
Other Assets	-	-	-	2,647	2,882	-
TOTAL ASSETS	$15,426	$36,519	$100,507	$108,809	$70,701	$15,514

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$7	$16	$16	$-
Insurance Payable	10	10	10	-	-	10
Income Taxes Payable	-	-	-	33,834	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	10	10	17	33,851	16	10
Member's Equity
Membership Contributions	15,685	36,646	100,685	165,902	67,819	15,747
Capital Contribution	881	705	3,276	3,168	3,319	652
Distribution to RSE Archive	(285)	(124)	(285)	-	-	(247)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(865)	(718)	(3,186)	(94,112)	(453)	(648)
Members' Equity / (Deficit)	15,416	36,509	100,490	74,958	70,685	15,504
TOTAL LIABILITIES AND MEMBERS' EQUITY	$15,426	$36,519	$100,507	$108,809	$70,701	$15,514

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #1776	Series #98JORDAN2	Series #MACALLAN1	Series #BAYC9159	Series #FANTASY7	Series #SURFER4
Assets
Current Assets
Cash and Cash Equivalents	$400	$776	$60	$18,556	$352	$300
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	219	286	6	-	83	22
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	619	1,062	66	18,556	435	322
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	1,451,500	288,908	11,914	104,561	35,048	67,208
Other Assets	-	-	-	2,722	-	-
TOTAL ASSETS	$1,452,119	$289,970	$11,980	$125,840	$35,483	$67,530

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$16	$-	$-
Insurance Payable	11	10	-	-	10	11
Income Taxes Payable	-	-	-	41,390	-	-
Due to the Manager or its Affiliates	500	-	-	-	667	-
Total Liabilities	511	10	-	41,406	677	11
Member's Equity
Membership Contributions	1,457,055	289,798	12,514	189,100	35,632	67,800
Capital Contribution	7,626	7,408	526	3,242	1,894	741
Distribution to RSE Archive	(5,155)	(114)	-	-	(232)	(292)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(7,918)	(7,132)	(1,060)	(107,909)	(2,488)	(730)
Members' Equity / (Deficit)	1,451,608	289,960	11,980	84,433	34,806	67,519
TOTAL LIABILITIES AND MEMBERS' EQUITY	$1,452,119	$289,970	$11,980	$125,840	$35,483	$67,530

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #OHTANI1	Series #OHTANI2	Series #WILT100	Series #PENGUIN	Series #KARUIZAWA	Series #KOMBAT
Assets
Current Assets
Cash and Cash Equivalents	$376	$376	$400	$300	$60	$300
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	88	74	107	19	28	87
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	464	450	507	319	88	387
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	81,006	65,100	100,000	52,289	57,868	79,566
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$81,470	$65,550	$100,507	$52,608	$57,956	$79,953

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	10	10	10	10	-	10
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	600	-	400
Total Liabilities	10	10	10	610	-	410
Member's Equity
Membership Contributions	81,506	65,600	100,638	52,881	58,468	80,158
Capital Contribution	2,074	1,794	2,445	702	916	1,964
Distribution to RSE Archive	(124)	(124)	(238)	(292)	-	(292)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,996)	(1,730)	(2,348)	(1,293)	(1,428)	(2,287)
Members' Equity / (Deficit)	81,460	65,540	100,497	51,998	57,956	79,543
TOTAL LIABILITIES AND MEMBERS' EQUITY	$81,470	$65,550	$100,507	$52,608	$57,956	$79,953

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #APPLELISA	Series #98MANNING	Series #GIJOE	Series #BEATLES1	Series #SQUIG5847	Series #PACQUIAO
Assets
Current Assets
Cash and Cash Equivalents	$300	$400	$338	$253	$500	$400
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	75	30	47	31	-	25
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	375	430	385	284	500	425
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	96,049	19,000	37,726	20,906	56,240	14,150
Other Assets	-	-	-	-	1,197	-
TOTAL ASSETS	$96,424	$19,430	$38,111	$21,190	$57,937	$14,575

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$16	$-
Insurance Payable	10	10	10	11	-	10
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	500	-	-
Total Liabilities	10	10	10	511	16	10
Member's Equity
Membership Contributions	96,587	19,638	38,295	21,439	56,740	14,782
Capital Contribution	1,779	894	1,208	985	1,599	795
Distribution to RSE Archive	(238)	(238)	(232)	(233)	-	(232)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,714)	(874)	(1,170)	(1,512)	(418)	(780)
Members' Equity / (Deficit)	96,414	19,420	38,101	20,679	57,921	14,565
TOTAL LIABILITIES AND MEMBERS' EQUITY	$96,424	$19,430	$38,111	$21,190	$57,937	$14,575

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #83JOBS	Series #BATMAN181	Series #HOBBIT	Series #POPEYE	Series #PUNK5883	Series #HAMILTON1
Assets
Current Assets
Cash and Cash Equivalents	$500	$350	$308	$323	$600	$400
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	103	12	22	98	-	39
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	603	362	330	421	600	439
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	67,566	41,051	68,850	90,077	90,643	28,800
Other Assets	-	-	-	-	3,286	-
TOTAL ASSETS	$68,169	$41,413	$69,180	$90,498	$94,530	$29,239

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$16	$-
Insurance Payable	11	30	11	11	-	10
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	545	500	-	-	-	400
Total Liabilities	556	530	11	11	16	410
Member's Equity
Membership Contributions	68,066	41,639	69,450	90,632	560,600	29,432
Capital Contribution	2,977	609	810	2,118	3,674	1,238
Distribution to RSE Archive	-	(238)	-	(232)	-	(232)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(3,430)	(1,127)	(1,091)	(2,031)	(469,761)	(1,609)
Members' Equity / (Deficit)	67,613	40,883	69,169	90,487	94,513	28,829
TOTAL LIABILITIES AND MEMBERS' EQUITY	$68,169	$41,413	$69,180	$90,498	$94,530	$29,239

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #OBIWAN	Series #SMB2	Series #GIANNIS2	Series #86BONDS	Series #IPADPROTO	Series #MOBYDICK
Assets
Current Assets
Cash and Cash Equivalents	$324	$266	$2,130	$365	$400	$400
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	22	278	354	18	22	21
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	346	544	2,484	383	422	421
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	10,075	280,134	360,670	6,535	10,200	60,100
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$10,421	$280,678	$363,154	$6,918	$10,622	$60,521

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	10	10	11	10	10	11
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	400	-	-	400	-	-
Total Liabilities	410	10	11	410	10	11
Member's Equity
Membership Contributions	10,631	280,632	362,953	7,101	10,833	60,738
Capital Contribution	704	6,432	6,082	614	671	677
Distribution to RSE Archive	(232)	(232)	(154)	(201)	(233)	(238)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,092)	(6,164)	(5,738)	(1,006)	(659)	(667)
Members' Equity / (Deficit)	10,011	280,668	363,143	6,508	10,611	60,510
TOTAL LIABILITIES AND MEMBERS' EQUITY	$10,421	$280,678	$363,154	$6,918	$10,622	$60,521

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #03SERENA	Series #BAYC4612	Series #18OSAKA	Series #05RODGERS	Series #IROBOT	Series #LEICAGOLD
Assets
Current Assets
Cash and Cash Equivalents	$400	$18,501	$300	$476	$369	$72
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	83	-	22	60	13	38
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	483	18,501	322	536	382	110
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	75,000	97,107	10,100	50,000	5,131	28,051
Other Assets	-	3,806	-	-	-	-
TOTAL ASSETS	$75,483	$119,413	$10,422	$50,536	$5,513	$28,161

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$16	$-	$-	$-	$-
Insurance Payable	10	-	10	11	11	11
Income Taxes Payable	-	33,833	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	1,000	400
Total Liabilities	10	33,849	10	11	1,011	411
Member's Equity
Membership Contributions	75,632	660,600	10,647	50,600	5,732	28,356
Capital Contribution	1,713	4,265	647	1,240	512	1,644
Distribution to RSE Archive	(232)	-	(247)	(124)	(232)	(233)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,640)	(579,302)	(635)	(1,191)	(1,510)	(2,016)
Members' Equity / (Deficit)	75,473	85,564	10,412	50,525	4,502	27,750
TOTAL LIABILITIES AND MEMBERS' EQUITY	$75,483	$119,413	$10,422	$50,536	$5,513	$28,161

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #FORTNITE	Series #IOMMI	Series #MARIO64	Series #GWTW	Series #NEWWORLD	Series #JAWA
Assets
Current Assets
Cash and Cash Equivalents	$300	$600	$346	$380	$369	$338
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	25	19	109	15	14	35
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	325	619	455	395	383	373
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	13,343	50,000	102,143	21,323	10,756	25,126
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$13,668	$50,619	$102,598	$21,718	$11,139	$25,499

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	11	10	10	10	10	10
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	500	-	-
Total Liabilities	11	10	10	510	10	10
Member's Equity
Membership Contributions	13,876	50,600	102,723	21,850	11,357	25,695
Capital Contribution	924	583	2,232	513	495	868
Distribution to RSE Archive	(233)	-	(233)	(147)	(232)	(232)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(910)	(574)	(2,134)	(1,008)	(491)	(842)
Members' Equity / (Deficit)	13,657	50,609	102,588	21,208	11,129	25,489
TOTAL LIABILITIES AND MEMBERS' EQUITY	$13,668	$50,619	$102,598	$21,718	$11,139	$25,499

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #GWLETTER	Series #MARIOKART	Series #96KOBE2	Series #SHOWCASE4	Series #BAYC8827	Series #15COBB
Assets
Current Assets
Cash and Cash Equivalents	$400	$300	$346	$703	$18,466	$400
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	31	75	241	21	-	79
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	431	375	586	724	18,466	479
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	135,000	66,143	226,339	67,036	142,058	70,000
Other Assets	-	-	-	-	2,753	-
TOTAL ASSETS	$135,431	$66,518	$226,926	$67,760	$163,278	$70,479

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$16	$-
Insurance Payable	10	11	11	10	-	10
Income Taxes Payable	-	-	-	-	33,853	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	10	11	11	10	33,869	10
Member's Equity
Membership Contributions	135,632	66,724	221,063	68,051	770,600	70,601
Capital Contribution	785	1,716	9,922	624	3,166	1,418
Distribution to RSE Archive	(232)	(281)	(154)	(313)	-	(201)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(764)	(1,652)	(3,916)	(612)	(644,358)	(1,349)
Members' Equity / (Deficit)	135,421	66,507	226,915	67,750	129,408	70,468
TOTAL LIABILITIES AND MEMBERS' EQUITY	$135,431	$66,518	$226,926	$67,760	$163,278	$70,479

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #BRADBURY	Series #MACALLAN2	Series #BEATLES2	Series #92TIGER	Series #DOOD6921	Series #HIRST1
Assets
Current Assets
Cash and Cash Equivalents	$369	$400	$300	$374	$600	$500
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	14	17	33	73	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	383	417	333	447	600	500
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	13,881	28,600	22,110	64,026	39,000	17,480
Other Assets	-	-	-	-	10	1,467
TOTAL ASSETS	$14,264	$29,017	$22,443	$64,473	$39,610	$19,447

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$16	$17
Insurance Payable	10	-	10	10	-	8
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	477
Total Liabilities	10	-	10	10	16	502
Member's Equity
Membership Contributions	14,482	29,200	22,767	64,757	39,600	17,980
Capital Contribution	486	945	772	1,302	341	1,911
Distribution to RSE Archive	(232)	(540)	(357)	(357)	-	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(482)	(588)	(749)	(1,239)	(347)	(946)
Members' Equity / (Deficit)	14,254	29,017	22,432	64,463	39,594	18,945
TOTAL LIABILITIES AND MEMBERS' EQUITY	$14,264	$29,017	$22,443	$64,473	$39,610	$19,447

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #GRIFFEY2	Series #SKYWALKER	Series #85GPK2	Series #19HAALAND	Series #MEGALODON	Series #KELLER
Assets
Current Assets
Cash and Cash Equivalents	$322	$300	$300	$381	$400	$300
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	25	26	33	47	183	14
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	347	326	333	428	583	314
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	13,779	14,388	22,839	36,552	450,000	11,560
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$14,126	$14,714	$23,172	$36,980	$450,583	$11,874

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	10	11	11	10	10	11
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	400	-	-	-	500
Total Liabilities	10	411	11	10	10	511
Member's Equity
Membership Contributions	14,302	14,969	23,496	37,357	453,570	12,092
Capital Contribution	665	644	743	892	5,409	454
Distribution to RSE Archive	(201)	(281)	(357)	(424)	(3,170)	(232)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(650)	(1,029)	(721)	(855)	(5,236)	(951)
Members' Equity / (Deficit)	14,116	14,303	23,161	36,970	450,573	11,363
TOTAL LIABILITIES AND MEMBERS' EQUITY	$14,126	$14,714	$23,172	$36,980	$450,583	$11,874

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #GODFATHER	Series #MAYC5750	Series #SUPREMEPB	Series #MJTICKET	Series #COOLCAT	Series #BLASTOISE
Assets
Current Assets
Cash and Cash Equivalents	$400	$500	$300	$351	$515	$376
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	13	-	62	145	15	217
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	413	500	362	496	530	593
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	10,600	21,186	54,995	140,049	18,085	216,412
Other Assets	-	3,632	-	-	-	-
TOTAL ASSETS	$11,013	$25,318	$55,357	$140,545	$18,615	$217,005

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$16	$-	$-	$-	$-
Insurance Payable	10	-	11	10	11	10
Income Taxes Payable	-	2,247	-	-	-	-
Due to the Manager or its Affiliates	333	-	545	-	-	-
Total Liabilities	343	2,263	556	10	11	10
Member's Equity
Membership Contributions	11,424	57,126	55,652	140,757	18,600	216,912
Capital Contribution	639	4,017	938	1,922	330	2,608
Distribution to RSE Archive	(424)	-	(357)	(357)	-	(124)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(969)	(38,089)	(1,432)	(1,787)	(326)	(2,401)
Members' Equity / (Deficit)	10,670	23,054	54,801	140,535	18,604	216,995
TOTAL LIABILITIES AND MEMBERS' EQUITY	$11,013	$25,318	$55,357	$140,545	$18,615	$217,005

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2023 (unaudited)

	Series #MACALLAN3	Series #SUPERMAN6	Series #MOONPASS	Series #90FANTASY	Consolidated
Assets
Current Assets
Cash and Cash Equivalents	$400	$308	$369	$402	$395,165
Other Receivable	-	-	-	-	-
Pre-paid Insurance	9	38	36	23	28,126
Due From the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	409	346	405	425	423,292
Other Assets
Archive Assets - Deposit	-	-	-	-	-
Archive Assets - Owned	18,794	20,442	4,531	12,000	25,230,008
Other Assets	-	-	-	-	38,375
TOTAL ASSETS	$19,203	$20,788	$4,936	$12,425	$25,691,675

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$485
Insurance Payable	-	10	10	10	4,165
Income Taxes Payable	-	-	-	-	298,020
Due to the Manager or its Affiliates	-	600	400	667	1,087,528
Total Liabilities	-	610	410	677	1,390,198
Member's Equity
Membership Contributions	19,795	21,230	5,547	12,600	26,847,658
Capital Contribution	1,178	375	332	382	2,044,675
Distribution to RSE Archive	(1,446)	(480)	(647)	(198)	(67,424)
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	(324)	(947)	(706)	(1,036)	(4,523,433)
Members' Equity / (Deficit)	19,203	20,178	4,525	11,748	24,301,476
TOTAL LIABILITIES AND MEMBERS' EQUITY	$19,203	$20,788	$4,936	$12,425	$25,691,675

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #52MANTLE	Series #71MAYS	Series #RLEXPEPSI	Series #10COBB	Series #POTTER	Series #TWOCITIES
Assets
Current Assets
Cash and Cash Equivalents	$ 1,450	$ 1,600	$ 300	$ 1,545	$ 1,095	$ 1,495
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	12	12	-	12	12	12
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	1,462	1,612	300	1,557	1,107	1,507
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	125,000	52,500	16,800	35,000	70,100	12,100
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 126,462	$ 54,112	$ 17,100	$ 36,557	$ 71,207	$ 13,607

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ 2	$ 2	$ 2	$ 2	$ 2
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	546	-	-	-
Total Liabilities	2	2	548	2	2	2
Member's Equity
Membership Contributions	126,600	54,100	17,100	36,600	70,740	13,800
Capital Contribution for Operating Expense	7,148	4,489	3,028	3,859	5,627	2,748
Capital Contribution for shortfall at Offering close	-	-	-	-	510	-
Distribution to RSE Archive or its affiliates	-	-	-	(55)	(55)	(205)
Distribution to Series	-	-	-	-	(1,465)	-
Accumulated Surplus / (Deficit)	(7,288)	(4,479)	(3,576)	(3,849)	(4,152)	(2,738)
Members' Equity / (Deficit)	126,460	54,110	16,552	36,555	71,205	13,605
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 126,462	$ 54,112	$ 17,100	$ 36,557	$ 71,207	$ 13,607

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #FROST	Series #BIRKINBLU	Series #SMURF	Series #70RLEX	Series #EINSTEIN	Series #HONUS
Assets
Current Assets
Cash and Cash Equivalents	$ 1,695	$ 1,250	$ 1,250	$ 1,172	$ 1,750	$ 5,300
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	12	12	0	(0)	12	12
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	1,707	1,262	1,250	1,172	1,762	5,312
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	10,100	55,500	29,500	17,928	11,100	500,028
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 11,807	$ 56,762	$ 30,750	$ 19,100	$ 12,862	$ 505,340

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ 2	$ 2	$ 2	$ 2	$ 40
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	546	-	-
Total Liabilities	2	2	2	548	2	40
Member's Equity
Membership Contributions	12,000	56,750	30,750	19,250	13,000	505,328
Capital Contribution for Operating Expense	2,724	4,277	3,533	3,316	2,729	20,542
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive or its affiliates	(205)	-	-	(150)	(150)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,714)	(4,267)	(3,535)	(3,864)	(2,719)	(20,570)
Members' Equity / (Deficit)	11,805	56,760	30,748	18,552	12,860	505,300
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 11,807	$ 56,762	$ 30,750	$ 19,100	$ 12,862	$ 505,340

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #75ALI	Series #APROAK	Series #88JORDAN	Series #BIRKINBOR	Series #33RUTH
Assets
Current Assets
Cash and Cash Equivalents	$ 938	$ -	$ 8,132	$ 1,203	$ 1,003
Other Receivable	-	-	-	-	-
Pre-paid Insurance	12	-	-	12	12
Due From the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	950	-	8,132	1,215	1,015
Other Assets
Archive Assets - Deposit	-	-	-	-	-
Archive Assets - Owned	44,065	-	-	50,000	74,000
Other Assets	-	-	-	-	-
TOTAL ASSETS	$ 45,015	$ -	$ 8,132	$ 51,215	$ 75,015

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ -	$ 2	$ 2	$ 2
Insurance Payable	-	-	-	-	-
Income Taxes Payable	-	-	8,082	-	-
Due to the Manager or its Affiliates	-	-	-	-	-
Total Liabilities	2	-	8,084	2	2
Member's Equity
Membership Contributions	45,040	-	-	51,250	75,050
Capital Contribution for Operating Expense	4,078	-	3,046	4,019	5,077
Capital Contribution for shortfall at Offering close	10	-	-	-	-
Distribution to RSE Archive or its affiliates	-	-	(47)	(47)	(47)
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	(4,115)	-	(2,951)	(4,009)	(5,067)
Members' Equity / (Deficit)	45,013	-	48	51,213	75,013
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 45,015	$ -	$ 8,132	$ 51,215	$ 75,015

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #SPIDER1	Series #BATMAN3	Series #ULYSSES	Series #ROOSEVELT	Series #56MANTLE	Series #AGHOWL
Assets
Current Assets
Cash and Cash Equivalents	$ 1,003	$ 1,003	$ 1,950	$ 400	$ 1,050	$ 1,703
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	12	12	12	12	12	12
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	1,015	1,015	1,962	412	1,062	1,715
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	20,000	75,000	22,100	17,200	9,000	15,600
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 21,015	$ 76,015	$ 24,062	$ 17,612	$ 10,062	$ 17,315

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ 2	$ 2	$ 2	$ 2	$ 2
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	500	-	-	-	-
Total Liabilities	2	502	2	2	2	2
Member's Equity
Membership Contributions	21,050	76,050	24,050	17,797	9,400	17,500
Capital Contribution for Operating Expense	2,468	3,165	2,418	2,386	2,687	2,373
Capital Contribution for shortfall at Offering close	-	-	-	-	650	-
Distribution to RSE Archive or its affiliates	(47)	(47)	-	(197)	-	(197)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,458)	(3,655)	(2,408)	(2,376)	(2,677)	(2,363)
Members' Equity / (Deficit)	21,013	75,513	24,060	17,610	10,060	17,313
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 21,015	$ 76,015	$ 24,062	$ 17,612	$ 10,062	$ 17,315

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #18ZION	Series #SNOOPY	Series #APOLLO11	Series #24RUTHBAT	Series #YOKO
Assets
Current Assets
Cash and Cash Equivalents	$ 605	$ 800	$ 1,050	$ 2,480	$ 1,750
Other Receivable	-	-	-	-	-
Pre-paid Insurance	12	-	12	-	12
Due From the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	617	800	1,062	2,480	1,762
Other Assets
Archive Assets - Deposit	-	-	-	-	-
Archive Assets - Owned	13,545	24,000	30,000	-	12,600
Other Assets	-	-	-	-	-
TOTAL ASSETS	$ 14,162	$ 24,800	$ 31,062	$ 2,480	$ 14,362

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ 2	$ 2	$ -	$ 2
Insurance Payable	-	-	-	-	-
Income Taxes Payable	-	-	-	2,480	-
Due to the Manager or its Affiliates	-	-	-	-	-
Total Liabilities	2	2	2	2,480	2
Member's Equity
Membership Contributions	14,150	24,745	31,050	-	14,500
Capital Contribution for Operating Expense	2,602	2,629	3,072	8,369	2,142
Capital Contribution for shortfall at Offering close	-	55	-	513	-
Distribution to RSE Archive or its affiliates	-	-	-	(47)	(150)
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,592)	(2,631)	(3,062)	(8,835)	(2,132)
Members' Equity / (Deficit)	14,160	24,798	31,060	-	14,360
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 14,162	$ 24,800	$ 31,062	$ 2,480	$ 14,362

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #HULK1	Series #RUTHBALL1	Series #HIMALAYA	Series #38DIMAGGIO	Series #55CLEMENTE
Assets
Current Assets
Cash and Cash Equivalents	$ -	$ 694	$ 1,203	$ 594	$ 594
Other Receivable	-	-	-	-	-
Pre-paid Insurance	-	-	12	12	12
Due From the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	-	694	1,215	606	606
Other Assets
Archive Assets - Deposit	-	-	-	-	-
Archive Assets - Owned	-	-	130,000	20,006	36,006
Other Assets	-	-	-	-	-
TOTAL ASSETS	$ -	$ 694	$ 131,215	$ 20,612	$ 36,612

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ 2	$ 2	$ 2
Insurance Payable	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	400	546	-
Total Liabilities	-	-	402	548	2
Member's Equity
Membership Contributions	-	-	131,250	20,600	36,600
Capital Contribution for Operating Expense	-	694	6,605	2,613	3,095
Capital Contribution for shortfall at Offering close	-	-	-	-	-
Distribution to RSE Archive or its affiliates	-	-	(47)	-	-
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	-	-	(6,995)	(3,149)	(3,085)
Members' Equity / (Deficit)	-	694	130,813	20,064	36,610
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ -	$ 694	$ 131,215	$ 20,612	$ 36,612

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #HULK1	Series #RUTHBALL1	Series #HIMALAYA	Series #38DIMAGGIO	Series #55CLEMENTE
Assets
Current Assets
Cash and Cash Equivalents	$ -	$ 694	$ 1,203	$ 594	$ 594
Other Receivable	-	-	-	-	-
Pre-paid Insurance	-	-	12	12	12
Due From the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	-	694	1,215	606	606
Other Assets
Archive Assets - Deposit	-	-	-	-	-
Archive Assets - Owned	-	-	130,000	20,006	36,006
Other Assets	-	-	-	-	-
TOTAL ASSETS	$ -	$ 694	$ 131,215	$ 20,612	$ 36,612

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ 2	$ 2	$ 2
Insurance Payable	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	400	546	-
Total Liabilities	-	-	402	548	2
Member's Equity
Membership Contributions	-	-	131,250	20,600	36,600
Capital Contribution for Operating Expense	-	694	6,605	2,613	3,095
Capital Contribution for shortfall at Offering close	-	-	-	-	-
Distribution to RSE Archive or its affiliates	-	-	(47)	-	-
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	-	-	(6,995)	(3,149)	(3,085)
Members' Equity / (Deficit)	-	694	130,813	20,064	36,610
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ -	$ 694	$ 131,215	$ 20,612	$ 36,612

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #LOTR	Series #CATCHER	Series #BOND1	Series #SUPER21	Series #BATMAN1	Series #BIRKINTAN
Assets
Current Assets
Cash and Cash Equivalents	$ 563	$ 213	$ 463	$ 277	$ 6,987	$ 456
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	12	12	12	12	-	12
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	575	225	475	289	6,987	468
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	27,600	11,600	37,100	7,023	-	25,244
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 28,175	$ 11,825	$ 37,575	$ 7,312	$ 6,987	$ 25,712

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ 2	$ 2	$ 2	$ 43	$ 2
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	6,937	-
Due to the Manager or its Affiliates	477	-	400	-	500	-
Total Liabilities	479	2	402	2	7,480	2
Member's Equity
Membership Contributions	28,200	11,850	37,600	7,300	-	25,700
Capital Contribution for Operating Expense	2,173	2,058	2,244	1,997	2,414	2,591
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive or its affiliates	(37)	(37)	(37)	-	(66)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,640)	(2,048)	(2,634)	(1,987)	(2,841)	(2,581)
Members' Equity / (Deficit)	27,696	11,823	37,173	7,310	(493)	25,710
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 28,175	$ 11,825	$ 37,575	$ 7,312	$ 6,987	$ 25,712

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #GMTBLACK1	Series #61JFK	Series #POKEMON1	Series #50JACKIE	Series #LINCOLN	Series #STARWARS1
Assets
Current Assets
Cash and Cash Equivalents	$ 604	$ 334	$ 534	$ -	$ 209	$ 269
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	12	12	-	12	12
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	604	346	546	-	221	281
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	25,030	16,350	118,000	-	64,925	10,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 25,634	$ 16,696	$ 118,546	$ -	$ 65,146	$ 10,281

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ 2	$ 2	$ -	$ 2	$ 2
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	2	2	2	-	2	2
Member's Equity
Membership Contributions	25,700	16,750	118,600	-	64,700	10,400
Capital Contribution for Operating Expense	2,486	1,976	5,378	-	3,647	2,152
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive or its affiliates	(66)	(66)	(66)	-	(66)	(131)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,489)	(1,966)	(5,368)	-	(3,137)	(2,143)
Members' Equity / (Deficit)	25,632	16,694	118,544	-	65,144	10,278
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 25,634	$ 16,696	$ 118,546	$ -	$ 65,146	$ 10,281

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #GMTBLACK1	Series #61JFK	Series #POKEMON1	Series #50JACKIE	Series #LINCOLN	Series #STARWARS1
Assets
Current Assets
Cash and Cash Equivalents	$ 604	$ 334	$ 534	$ -	$ 209	$ 269
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	12	12	-	12	12
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	604	346	546	-	221	281
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	25,030	16,350	118,000	-	64,925	10,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 25,634	$ 16,696	$ 118,546	$ -	$ 65,146	$ 10,281

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ 2	$ 2	$ -	$ 2	$ 2
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	2	2	2	-	2	2
Member's Equity
Membership Contributions	25,700	16,750	118,600	-	64,700	10,400
Capital Contribution for Operating Expense	2,486	1,976	5,378	-	3,647	2,152
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive or its affiliates	(66)	(66)	(66)	-	(66)	(131)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,489)	(1,966)	(5,368)	-	(3,137)	(2,143)
Members' Equity / (Deficit)	25,632	16,694	118,544	-	65,144	10,278
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 25,634	$ 16,696	$ 118,546	$ -	$ 65,146	$ 10,281

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #68MAYS	Series #56TEDWILL	Series #TMNT1	Series #CAPTAIN3	Series #51MANTLE	Series #CHURCHILL
Assets
Current Assets
Cash and Cash Equivalents	$ 437	$ 520	$ -	$ 77	$ 7,206	$ 220
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	12	12	-	12	-	12
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	449	532	-	89	7,206	232
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	32,083	80,000	-	35,523	-	6,600
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 32,532	$ 80,532	$ -	$ 35,612	$ 7,206	$ 6,832

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ 2	$ -	$ 2	$ -	$ 2
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	7,206	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	2	2	-	2	7,206	2
Member's Equity
Membership Contributions	32,600	80,600	-	35,666	-	6,900
Capital Contribution for Operating Expense	2,660	3,881	-	2,016	2,154	2,502
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive or its affiliates	(80)	(80)	-	(66)	(80)	(80)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,650)	(3,871)	-	(2,006)	(2,074)	(2,492)
Members' Equity / (Deficit)	32,530	80,530	-	35,610	-	6,830
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 32,532	$ 80,532	$ -	$ 35,612	$ 7,206	$ 6,832

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #68MAYS	Series #56TEDWILL	Series #TMNT1	Series #CAPTAIN3	Series #51MANTLE	Series #CHURCHILL
Assets
Current Assets
Cash and Cash Equivalents	$ 437	$ 520	$ -	$ 77	$ 7,206	$ 220
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	12	12	-	12	-	12
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	449	532	-	89	7,206	232
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	32,083	80,000	-	35,523	-	6,600
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 32,532	$ 80,532	$ -	$ 35,612	$ 7,206	$ 6,832

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ 2	$ -	$ 2	$ -	$ 2
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	7,206	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	2	2	-	2	7,206	2
Member's Equity
Membership Contributions	32,600	80,600	-	35,666	-	6,900
Capital Contribution for Operating Expense	2,660	3,881	-	2,016	2,154	2,502
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive or its affiliates	(80)	(80)	-	(66)	(80)	(80)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,650)	(3,871)	-	(2,006)	(2,074)	(2,492)
Members' Equity / (Deficit)	32,530	80,530	-	35,610	-	6,830
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 32,532	$ 80,532	$ -	$ 35,612	$ 7,206	$ 6,832

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #SHKSPR4	Series #03KOBE	Series #03LEBRON	Series #03JORDAN	Series #39TEDWILL	Series #94JETER
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 377	$ 6,111	$ 436	$ 600	$ 460
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	12	12	-	12	12	12
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	412	389	6,111	448	612	472
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	105,100	44,000	-	33,000	27,750	39,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 105,512	$ 44,389	$ 6,111	$ 33,448	$ 28,362	$ 39,472

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ 2	$ -	$ 2	$ 2	$ 2
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	6,195	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	2	2	6,195	2	2	2
Member's Equity
Membership Contributions	105,705	44,600	-	33,600	27,220	39,600
Capital Contribution for Operating Expense	3,155	2,868	1,897	2,611	2,440	2,716
Capital Contribution for shortfall at Offering close	-	-	-	-	1,130	-
Distribution to RSE Archive or its affiliates	(205)	(140)	(80)	(80)	-	(140)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(3,145)	(2,942)	(1,901)	(2,685)	(2,430)	(2,706)
Members' Equity / (Deficit)	105,510	44,386	(84)	33,446	28,360	39,470
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 105,512	$ 44,389	$ 6,111	$ 33,448	$ 28,362	$ 39,472

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #2020TOPPS	Series #FANFOUR1	Series #85MARIO	Series #TOS39	Series #DAREDEV1	Series #05LATOUR
Assets
Current Assets
Cash and Cash Equivalents	$ 150	$ -	$ -	$ 24,910	$ -	$ 430
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	12	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	162	-	-	24,910	-	430
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	98,000	-	-	-	-	7,442
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 98,162	$ -	$ -	$ 24,910	$ -	$ 7,872

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ -	$ -	$ -	$ -	$ -
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	24,910	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	2	-	-	24,910	-	-
Member's Equity
Membership Contributions	98,150	-	-	-	-	8,042
Capital Contribution for Operating Expense	4,083	-	-	1,846	-	1,517
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive or its affiliates	-	-	-	(140)	-	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(4,073)	-	-	(1,706)	-	(1,687)
Members' Equity / (Deficit)	98,160	-	-	-	-	7,872
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 98,162	$ -	$ -	$ 24,910	$ -	$ 7,872

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #2020TOPPS	Series #FANFOUR1	Series #85MARIO	Series #TOS39	Series #DAREDEV1	Series #05LATOUR
Assets
Current Assets
Cash and Cash Equivalents	$ 150	$ -	$ -	$ 24,910	$ -	$ 430
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	12	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	162	-	-	24,910	-	430
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	98,000	-	-	-	-	7,442
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 98,162	$ -	$ -	$ 24,910	$ -	$ 7,872

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ -	$ -	$ -	$ -	$ -
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	24,910	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	2	-	-	24,910	-	-
Member's Equity
Membership Contributions	98,150	-	-	-	-	8,042
Capital Contribution for Operating Expense	4,083	-	-	1,846	-	1,517
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive or its affiliates	-	-	-	(140)	-	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(4,073)	-	-	(1,706)	-	(1,687)
Members' Equity / (Deficit)	98,160	-	-	-	-	7,872
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 98,162	$ -	$ -	$ 24,910	$ -	$ 7,872

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #16SCREAG	Series #14DRC	Series #86RICE	Series #57MANTLE	Series #FAUBOURG	Series #SOBLACK
Assets
Current Assets
Cash and Cash Equivalents	$ 430	$ 430	$ 460	$ 400	$ 560	$ 520
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	12	12	12	12
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	430	430	472	412	572	532
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	31,944	45,980	20,000	8,000	115,000	50,253
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 32,374	$ 46,410	$ 20,472	$ 8,412	$ 115,572	$ 50,786

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ 2	$ 2	$ 2	$ 2
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	500	-
Total Liabilities	-	-	2	2	502	2
Member's Equity
Membership Contributions	32,544	46,580	20,600	7,420	115,700	50,853
Capital Contribution for Operating Expense	1,850	2,041	2,226	1,928	5,113	3,285
Capital Contribution for shortfall at Offering close	-	-	-	1,182	-	-
Distribution to RSE Archive or its affiliates	-	-	(140)	(202)	(140)	(80)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,020)	(2,211)	(2,216)	(1,918)	(5,603)	(3,274)
Members' Equity / (Deficit)	32,374	46,410	20,470	8,410	115,070	50,784
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 32,374	$ 46,410	$ 20,472	$ 8,412	$ 115,572	$ 50,786

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #GATSBY	Series #93DAYTONA	Series #09TROUT	Series #57STARR	Series #AF15	Series #03KOBE2
Assets
Current Assets
Cash and Cash Equivalents	$ 520	$ 600	$ 400	$ 400	$ -	$ 316
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	12	-	12	12	-	12
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	532	600	412	412	-	328
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	185,100	37,000	225,000	8,000	-	21,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 185,632	$ 37,600	$ 225,412	$ 8,412	$ -	$ 21,328

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ 2	$ 2	$ 2	$ -	$ 2
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	500	-	-	-
Total Liabilities	2	2	502	2	-	2
Member's Equity
Membership Contributions	185,700	37,600	221,063	7,420	-	21,629
Capital Contribution for Operating Expense	3,504	2,295	6,945	1,794	-	2,027
Capital Contribution for shortfall at Offering close	-	-	4,540	1,182	-	-
Distribution to RSE Archive or its affiliates	(80)	-	(202)	(202)	-	(229)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(3,494)	(2,297)	(7,436)	(1,784)	-	(2,101)
Members' Equity / (Deficit)	185,630	37,598	224,910	8,410	-	21,326
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 185,632	$ 37,600	$ 225,412	$ 8,412	$ -	$ 21,328

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #JOBSMAC	Series #16PETRUS	Series #ALICE	Series #SPIDER10	Series #62MANTLE	Series #BATMAN6
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 430	$ 520	$ 400	$ 460	$ 320
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	12	-	12	12	12	12
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	412	430	532	412	472	332
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	35,000	38,236	9,300	18,000	132,000	23,500
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 35,412	$ 38,666	$ 9,832	$ 18,412	$ 132,472	$ 23,832

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ 2	$ 2	$ 2	$ 2
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	545	-
Total Liabilities	-	-	2	2	547	2
Member's Equity
Membership Contributions	35,832	38,836	9,900	18,602	132,600	23,900
Capital Contribution for Operating Expense	2,441	1,776	1,546	1,578	4,800	1,618
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive or its affiliates	(432)	(170)	(80)	(202)	(140)	(80)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,429)	(1,776)	(1,536)	(1,568)	(5,335)	(1,608)
Members' Equity / (Deficit)	35,412	38,666	9,830	18,410	131,925	23,830
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 35,412	$ 38,666	$ 9,832	$ 18,412	$ 132,472	$ 23,832

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #CLEMENTE2	Series #79STELLA	Series #TKAM	Series #DIMAGGIO2	Series #13BEAUX
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 572	$ 534	$ 321	$ 400
Other Receivable	-	-	-	-	-
Pre-paid Insurance	12	-	12	-	-
Due From the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	412	572	546	321	400
Other Assets
Archive Assets - Deposit	-	-	-	-	-
Archive Assets - Owned	60,000	61,528	28,600	17,704	21,877
Other Assets	-	-	-	-	-
TOTAL ASSETS	$ 60,412	$ 62,100	$ 29,146	$ 18,025	$ 22,277

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ 2	$ 2	$ 2	$ -
Insurance Payable	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	546	-
Total Liabilities	2	2	2	548	-
Member's Equity
Membership Contributions	60,602	62,100	29,200	18,254	22,621
Capital Contribution for Operating Expense	2,935	3,055	1,615	1,600	1,454
Capital Contribution for shortfall at Offering close	-	-	-	-	-
Distribution to RSE Archive or its affiliates	(202)	-	(66)	(229)	(344)
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,925)	(3,057)	(1,605)	(2,148)	(1,454)
Members' Equity / (Deficit)	60,410	62,098	29,144	17,477	22,277
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 60,412	$ 62,100	$ 29,146	$ 18,025	$ 22,277

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #88MARIO	Series #ANMLFARM	Series #NASA1	Series #00BRADY	Series #85NES	Series #JUSTICE1
Assets
Current Assets
Cash and Cash Equivalents	$ 7,364	$ 100	$ 300	$ 339	$ 400	$ 6,999
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	12	12	12	12	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	7,364	112	312	351	412	6,999
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	-	8,800	254,457	35,184	26,000	-
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 7,364	$ 8,912	$ 254,769	$ 35,535	$ 26,412	$ 6,999

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ 2	$ 2	$ 2	$ 2	$ -
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	7,359	-	-	-	-	6,999
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	7,359	2	2	2	2	6,999
Member's Equity
Membership Contributions	-	8,966	254,987	35,752	26,859	-
Capital Contribution for Operating Expense	-	1,487	7,924	2,206	1,979	2,171
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive or its affiliates	-	(66)	(229)	(229)	(459)	(202)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	5	(1,477)	(7,915)	(2,196)	(1,969)	(1,969)
Members' Equity / (Deficit)	5	8,910	254,767	35,533	26,410	-
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 7,364	$ 8,912	$ 254,769	$ 35,535	$ 26,412	$ 6,999

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #69KAREEM	Series #59JFK	Series #04LEBRON	Series #85JORDAN	Series #GOLDENEYE	Series #MOONSHOE
Assets
Current Assets
Cash and Cash Equivalents	$ 256	$ 400	$ 316	$ 516	$ 326	$ 420
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	12	12	12	12	12	12
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	268	412	328	528	338	432
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	23,261	23,100	44,000	240,000	22,874	150,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 23,528	$ 23,512	$ 44,328	$ 240,528	$ 23,212	$ 150,432

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ 2	$ 2	$ 2	$ 2	$ 2
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	2	2	2	2	2	2
Member's Equity
Membership Contributions	23,829	23,702	44,629	240,600	23,442	150,600
Capital Contribution for Operating Expense	1,900	1,503	2,380	7,292	1,891	4,407
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive or its affiliates	(229)	(202)	(229)	-	(242)	(180)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,974)	(1,493)	(2,454)	(7,366)	(1,881)	(4,397)
Members' Equity / (Deficit)	23,526	23,510	44,326	240,526	23,210	150,430
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 23,528	$ 23,512	$ 44,328	$ 240,528	$ 23,212	$ 150,432

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #03LEBRON2	Series #GRAPES	Series #34GEHRIG	Series #98KANGA	Series #06BRM	Series #DUNE
Assets
Current Assets
Cash and Cash Equivalents	$ 236	$ 400	$ 339	$ 420	$ 400	$ 460
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	12	12	12	12	-	12
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	248	412	351	432	400	472
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	90,227	31,100	29,737	150,000	15,720	10,600
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 90,476	$ 31,512	$ 30,088	$ 150,432	$ 16,120	$ 11,072

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 45	$ 2	$ 2	$ 2	$ -	$ 2
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	667	-	333
Total Liabilities	45	2	2	669	-	335
Member's Equity
Membership Contributions	90,728	31,702	30,305	150,600	16,464	11,200
Capital Contribution for Operating Expense	3,305	1,500	2,016	4,828	1,311	2,057
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive or its affiliates	(180)	(202)	(229)	(180)	(344)	(140)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(3,421)	(1,490)	(2,006)	(5,484)	(1,311)	(2,380)
Members' Equity / (Deficit)	90,431	31,510	30,086	149,763	16,120	10,737
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 90,476	$ 31,512	$ 30,088	$ 150,432	$ 16,120	$ 11,072

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #86FLEER	Series #WILDGUN	Series #58PELE2	Series #13GIANNIS
Assets
Current Assets
Cash and Cash Equivalents	$ 721	$ 400	$ -	$ 236
Other Receivable	-	-	-	-
Pre-paid Insurance	12	12	-	12
Due From the Manager or its Affiliates	-	-	-	-
Total Current Assets	733	412	-	248
Other Assets
Archive Assets - Deposit	-	-	-	-
Archive Assets - Owned	146,400	24,000	-	19,727
Other Assets	-	-	-	-
TOTAL ASSETS	$ 147,133	$ 24,412	$ -	$ 19,976

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ 2	$ -	$ 2
Insurance Payable	-	-	-	-
Income Taxes Payable	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-
Total Liabilities	2	2	-	2
Member's Equity
Membership Contributions	147,447	24,629	-	20,228
Capital Contribution for Operating Expense	4,376	1,864	-	1,691
Capital Contribution for shortfall at Offering close	-	-	-	-
Distribution to RSE Archive or its affiliates	(242)	(229)	-	(180)
Distribution to Series	-	-	-	-
Accumulated Surplus / (Deficit)	(4,450)	(1,854)	-	(1,765)
Members' Equity / (Deficit)	147,131	24,410	-	19,974
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 147,133	$ 24,412	$ -	$ 19,976

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #04MESSI	Series #AVENGE57	Series #03TACHE	Series #99TMB2	Series #PUNCHOUT	Series #BULLSRING
Assets
Current Assets
Cash and Cash Equivalents	$ 805	$ 400	$ 400	$ 340	$ 421	$ 900
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	12	12	-	12	12	12
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	817	412	400	352	433	912
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	39,600	17,000	70,192	50,380	80,027	249,600
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 40,417	$ 17,412	$ 70,592	$ 50,732	$ 80,460	$ 250,512

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ 2	$ -	$ 2	$ 2	$ 2
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	2	2	-	2	2	2
Member's Equity
Membership Contributions	40,647	17,602	70,936	50,900	80,600	250,742
Capital Contribution for Operating Expense	2,279	1,335	1,852	2,568	3,596	7,488
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive or its affiliates	(242)	(202)	(344)	(180)	(152)	(242)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,269)	(1,325)	(1,852)	(2,558)	(3,586)	(7,478)
Members' Equity / (Deficit)	40,415	17,410	70,592	50,730	80,458	250,510
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 40,417	$ 17,412	$ 70,592	$ 50,732	$ 80,460	$ 250,512

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #70AARON	Series #96CHARZRD	Series #01TIGER	Series #ICECLIMB	Series #09COBB	Series #51HOWE
Assets
Current Assets
Cash and Cash Equivalents	$ 340	$ 348	$ 366	$ 400	$ 367	$ 2,392
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	12	12	12	12	12	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	352	360	378	412	379	2,392
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	16,202	50,169	15,682	70,000	27,681	-
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 16,554	$ 50,530	$ 16,060	$ 70,412	$ 28,060	$ 2,392

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ 2	$ 2	$ 2	$ 2	$ -
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	2,392
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	2	2	2	2	2	2,392
Member's Equity
Membership Contributions	16,722	58,546	16,200	70,642	28,200	-
Capital Contribution for Operating Expense	1,670	2,483	1,639	2,709	1,857	1,494
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive or its affiliates	(180)	(152)	(152)	(242)	(152)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,660)	(10,350)	(1,629)	(2,699)	(1,847)	(1,494)
Members' Equity / (Deficit)	16,552	50,527	16,058	70,410	28,058	-
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 16,554	$ 50,530	$ 16,060	$ 70,412	$ 28,060	$ 2,392

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #96JORDAN2	Series #JUNGLEBOX	Series #59FLASH	Series #FOSSILBOX	Series #THOR	Series #POKEBLUE
Assets
Current Assets
Cash and Cash Equivalents	$ 216	$ 418	$ 367	$ 355	$ -	$ 422
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	12	12	12	12	-	12
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	228	430	379	367	-	433
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	48,648	30,130	58,033	18,045	-	20,027
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 48,876	$ 30,560	$ 58,412	$ 18,412	$ -	$ 20,460

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ 2	$ 2	$ 2	$ -	$ 2
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	2	2	2	2	-	2
Member's Equity
Membership Contributions	49,269	30,700	58,721	18,721	-	20,600
Capital Contribution for Operating Expense	2,342	1,856	1,425	1,592	-	1,615
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive or its affiliates	(321)	(152)	(321)	(321)	-	(152)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,416)	(1,846)	(1,415)	(1,582)	-	(1,605)
Members' Equity / (Deficit)	48,874	30,558	58,410	18,410	-	20,458
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 48,876	$ 30,560	$ 58,412	$ 18,412	$ -	$ 20,460

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #98GTA	Series #PICNIC	Series #DOMINOS	Series #58PELE	Series #09CURRY	Series #84JORDAN
Assets
Current Assets
Cash and Cash Equivalents	$ 355	$ 400	$ 300	$ 218,313	$ 216	$ 216
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	12	12	-	-	12	12
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	367	412	300	218,313	228	228
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	13,245	48,000	8,600	-	23,106	317,986
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 13,612	$ 48,412	$ 8,900	$ 218,313	$ 23,334	$ 318,214

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ 2	$ 2	$ -	$ 2	$ 2
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	218,313	-	-
Due to the Manager or its Affiliates	-	-	546	-	-	333
Total Liabilities	2	2	548	218,313	2	335
Member's Equity
Membership Contributions	13,921	48,602	9,221	-	23,726	318,606
Capital Contribution for Operating Expense	1,701	2,354	1,155	4,355	1,646	7,452
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive or its affiliates	(321)	(202)	(321)	(242)	(321)	(321)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,691)	(2,344)	(1,703)	(4,113)	(1,719)	(7,858)
Members' Equity / (Deficit)	13,610	48,410	8,352	-	23,332	317,879
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 13,612	$ 48,412	$ 8,900	$ 218,313	$ 23,334	$ 318,214

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #09BEAUX	Series #KEROUAC	Series #96JORDAN	Series #FEDERAL	Series #62BOND	Series #71TOPPS
Assets
Current Assets
Cash and Cash Equivalents	$ 426	$ 400	$ 10,144	$ 420	$ 711	$ 500
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	12	-	12	12	12
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	426	412	10,144	432	723	512
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	29,475	85,100	-	120,100	76,917	50,951
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 29,901	$ 85,512	$ 10,144	$ 120,532	$ 77,640	$ 51,463

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ 2	$ 2	$ 2	$ 2	$ 2
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	10,094	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	400	-
Total Liabilities	-	2	10,096	2	402	2
Member's Equity
Membership Contributions	30,075	85,702	-	120,700	77,780	61,051
Capital Contribution for Operating Expense	1,303	1,512	2,035	2,281	1,448	2,412
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive or its affiliates	(174)	(202)	(152)	(180)	(152)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,303)	(1,502)	(1,835)	(2,271)	(1,838)	(12,002)
Members' Equity / (Deficit)	29,901	85,510	48	120,530	77,237	51,461
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 29,901	$ 85,512	$ 10,144	$ 120,532	$ 77,640	$ 51,463

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #DEATON	Series #98ZELDA	Series #03JORDAN2	Series #WOLVERINE	Series #91JORDAN	Series #79GRETZKY
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 494	$ 300	$ -	$ 275	$ 1,233
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	12	12	12	-	12	12
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	412	506	312	-	287	1,245
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	250,000	20,106	36,306	-	67,506	720,551
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 250,412	$ 20,612	$ 36,618	$ -	$ 67,793	$ 721,796

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 750	$ 2	$ 2	$ -	$ 2	$ 2
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	667	-	-	-	-
Total Liabilities	750	669	2	-	2	2
Member's Equity
Membership Contributions	252,730	20,600	36,926	-	68,185	721,784
Capital Contribution for Operating Expense	20,182	1,614	1,824	-	2,531	16,286
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive or its affiliates	(2,330)	-	(321)	-	(321)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(20,920)	(2,271)	(1,813)	-	(2,605)	(16,276)
Members' Equity / (Deficit)	249,662	19,943	36,616	-	67,790	721,794
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 250,412	$ 20,612	$ 36,618	$ -	$ 67,793	$ 721,796

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #17DUJAC	Series #FAUBOURG2	Series #MOSASAUR	Series #92JORDAN	Series #14KOBE	Series #03LEBRON3
Assets
Current Assets
Cash and Cash Equivalents	$ 426	$ 400	$ 400	$ 364	$ 4,956	$ 416
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	12	12	12	-	12
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	426	412	412	376	4,956	428
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	23,232	150,000	17,813	36,000	-	204,551
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 23,658	$ 150,412	$ 18,224	$ 36,376	$ 4,956	$ 204,979

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ 2	$ 750	$ 2	$ -	$ 45
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	5,040	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	2	750	2	5,040	45
Member's Equity
Membership Contributions	23,832	150,629	20,543	36,600	-	205,051
Capital Contribution for Operating Expense	1,097	4,109	4,054	1,777	1,425	5,369
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive or its affiliates	(174)	(229)	(2,330)	(152)	-	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,097)	(4,099)	(4,793)	(1,851)	(1,509)	(5,486)
Members' Equity / (Deficit)	23,658	150,410	17,474	36,374	(84)	204,934
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 23,658	$ 150,412	$ 18,224	$ 36,376	$ 4,956	$ 204,979

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #95TOPSUN	Series #09TROUT2	Series #59BOND	Series #OPEECHEE	Series #ROCKETBOX	Series #94JORDAN
Assets
Current Assets
Cash and Cash Equivalents	$ 468	$ 453	$ 348	$ 500	$ 325	$ 307
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	12	12	12	12	12	12
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	480	465	360	512	337	319
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	50,000	50,015	68,684	210,551	25,175	73,506
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 50,480	$ 50,480	$ 69,044	$ 211,063	$ 25,512	$ 73,825

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ 2	$ 2	$ 2	$ 2	$ 2
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	400	-	-	-
Total Liabilities	2	2	402	2	2	2
Member's Equity
Membership Contributions	50,600	50,600	69,184	253,051	25,821	74,217
Capital Contribution for Operating Expense	2,009	2,014	1,288	6,039	1,514	2,492
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive or its affiliates	(132)	(132)	(152)	-	(321)	(321)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,999)	(2,004)	(1,678)	(48,029)	(1,504)	(2,565)
Members' Equity / (Deficit)	50,478	50,478	68,642	211,061	25,510	73,823
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 50,480	$ 50,480	$ 69,044	$ 211,063	$ 25,512	$ 73,825

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #18LUKA	Series #FANFOUR5	Series #16KOBE	Series #11BELAIR	Series #76PAYTON
Assets
Current Assets
Cash and Cash Equivalents	$ 304	$ 378	$ 300	$ 400	$ 464
Other Receivable	-	-	-	-	-
Pre-paid Insurance	12	12	12	-	12
Due From the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	316	390	312	400	476
Other Assets
Archive Assets - Deposit	-	-	-	-	-
Archive Assets - Owned	22,402	72,200	637,450	18,995	53,504
Other Assets	-	-	-	-	-
TOTAL ASSETS	$ 22,718	$ 72,591	$ 637,762	$ 19,395	$ 53,980

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ 2	$ 2	$ -	$ 2
Insurance Payable	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-
Total Liabilities	2	2	2	-	2
Member's Equity
Membership Contributions	22,922	72,700	638,071	19,739	54,100
Capital Contribution for Operating Expense	1,393	1,174	15,134	936	2,043
Capital Contribution for shortfall at Offering close	-	-	-	-	-
Distribution to RSE Archive or its affiliates	(132)	(122)	(321)	(344)	(132)
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,467)	(1,163)	(15,124)	(936)	(2,033)
Members' Equity / (Deficit)	22,716	72,589	637,760	19,395	53,978
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 22,718	$ 72,591	$ 637,762	$ 19,395	$ 53,980

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #17MAHOMES	Series #85MJPROMO	Series #96KOBE	Series #99CHARZRD	Series #68RYAN	Series #MARADONA
Assets
Current Assets
Cash and Cash Equivalents	$ 27,812	$ 284	$ 295	$ 249	$ 378	$ 329
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	12	12	12	12	12
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	27,812	296	307	261	390	341
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	-	22,600	43,490	300,200	60,173	11,282
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 27,812	$ 22,896	$ 43,797	$ 300,461	$ 60,563	$ 11,623

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ 2	$ 2	$ 56	$ 2	$ 2
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	27,812	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	666	-	333
Total Liabilities	27,812	2	2	722	2	336
Member's Equity
Membership Contributions	-	23,100	67,990	301,050	60,673	11,932
Capital Contribution for Operating Expense	2,747	1,400	2,188	6,915	2,055	1,162
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive or its affiliates	(132)	(132)	(122)	(122)	(122)	(321)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,615)	(1,474)	(26,261)	(8,104)	(2,045)	(1,486)
Members' Equity / (Deficit)	-	22,894	43,795	299,739	60,561	11,287
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 27,812	$ 22,896	$ 43,797	$ 300,461	$ 60,563	$ 11,623

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #POKEYELOW	Series #POKELUGIA	Series #VANHALEN	Series #48JACKIE	Series #05MJLJ
Assets
Current Assets
Cash and Cash Equivalents	$ 468	$ 468	$ 300	$ 400	$ 400
Other Receivable	-	-	-	-	-
Pre-paid Insurance	12	12	12	12	12
Due From the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	480	480	312	412	412
Other Assets
Archive Assets - Deposit	-	-	-	-	-
Archive Assets - Owned	25,200	76,100	54,306	340,000	72,000
Other Assets	-	-	-	-	-
TOTAL ASSETS	$ 25,680	$ 76,580	$ 54,618	$ 340,412	$ 72,412

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ 2	$ 2	$ 2	$ 2
Insurance Payable	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	500	-	-
Total Liabilities	2	2	502	2	2
Member's Equity
Membership Contributions	47,100	95,600	54,926	340,721	72,616
Capital Contribution for Operating Expense	1,717	2,711	1,245	7,864	2,021
Capital Contribution for shortfall at Offering close	-	-	-	-	-
Distribution to RSE Archive or its affiliates	(132)	(132)	(321)	(321)	(216)
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	(23,007)	(21,601)	(1,734)	(7,854)	(2,011)
Members' Equity / (Deficit)	25,678	76,578	54,116	340,410	72,410
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 25,680	$ 76,580	$ 54,618	$ 340,412	$ 72,412

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #81MONTANA	Series #00MOUTON	Series #07DURANT	Series #56AARON	Series #85LEMIEUX	Series #87JORDAN
Assets
Current Assets
Cash and Cash Equivalents	$ 378	$ 426	$ 303	$ 377	$ 319	$ 300
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	12	-	12	12	12	12
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	390	426	315	389	331	312
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	63,100	23,449	101,009	41,099	78,217	45,246
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 63,490	$ 23,875	$ 101,324	$ 41,489	$ 78,548	$ 45,558

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ -	$ 2	$ 2	$ 2	$ 2
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	2	-	2	2	2	2
Member's Equity
Membership Contributions	63,600	24,049	114,953	41,599	78,717	45,812
Capital Contribution for Operating Expense	2,138	636	2,507	1,395	2,056	1,443
Capital Contribution for shortfall at Offering close	-	-	1,656	-	-	-
Distribution to RSE Archive or its affiliates	(122)	(174)	(197)	(123)	(181)	(265)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,128)	(636)	(17,597)	(1,384)	(2,046)	(1,434)
Members' Equity / (Deficit)	63,488	23,875	101,322	41,487	78,546	45,556
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 63,490	$ 23,875	$ 101,324	$ 41,489	$ 78,548	$ 45,558

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #AC23	Series #APPLE1	Series #GWLOTTO	Series #GYMBOX	Series #HUCKFINN	Series #NEOBOX
Assets
Current Assets
Cash and Cash Equivalents	$ 420	$ 300	$ 377	$ 386	$ 478	$ 378
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	12	12	12	12	12	12
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	432	312	389	398	490	390
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	24,000	742,908	26,209	15,157	18,100	40,383
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 24,432	$ 743,219	$ 26,598	$ 15,555	$ 18,590	$ 40,773

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ -	$ 2	$ 2	$ 2	$ 2
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	2	-	2	2	2	2
Member's Equity
Membership Contributions	24,600	745,208	26,709	15,657	18,700	40,883
Capital Contribution for Operating Expense	700	11,486	714	903	684	1,401
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive or its affiliates	(180)	(2,000)	(123)	(114)	(122)	(122)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(690)	(11,475)	(704)	(893)	(674)	(1,391)
Members' Equity / (Deficit)	24,430	743,219	26,596	15,553	18,588	40,771
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 24,432	$ 743,219	$ 26,598	$ 15,555	$ 18,590	$ 40,773

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #NEWTON	Series #NICKLAUS1	Series #POKEMON2	Series #POKERED	Series #RIVIERA	Series #SMB3
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 478	$ 486	$ 477	$ 386	$ 477
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	12	12	12	12	-	12
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	412	490	498	489	386	489
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	255,100	34,499	375,000	34,500	22,812	21,500
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 255,512	$ 34,989	$ 375,498	$ 34,989	$ 23,199	$ 21,989

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ 2	$ 2	$ 2	$ 2	$ 2
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	2	2	2	2	2	2
Member's Equity
Membership Contributions	255,821	35,099	375,600	35,100	23,312	22,100
Capital Contribution for Operating Expense	1,558	1,276	7,851	1,561	899	1,273
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive or its affiliates	(321)	(122)	(114)	(123)	(114)	(123)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,548)	(1,266)	(7,841)	(1,551)	(901)	(1,263)
Members' Equity / (Deficit)	255,510	34,987	375,496	34,987	23,196	21,987
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 255,512	$ 34,989	$ 375,498	$ 34,989	$ 23,199	$ 21,989

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #WALDEN	Series #WZRDOFOZ	Series #60ALI	Series #TORNEK	Series #DIMAGGIO3	Series #POKEMON3
Assets
Current Assets
Cash and Cash Equivalents	$ 486	$ 468	$ 452	$ 600	$ 486	$ 486
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	12	12	12	-	12	12
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	498	480	464	600	498	498
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	17,100	80,100	210,299	153,000	415,000	552,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 17,598	$ 80,580	$ 210,763	$ 153,600	$ 415,498	$ 552,498

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ 2	$ 2	$ 2	$ 2	$ 2
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	545	667
Total Liabilities	2	2	2	2	548	669
Member's Equity
Membership Contributions	17,700	80,700	210,873	153,600	415,600	552,600
Capital Contribution for Operating Expense	681	907	4,256	3,279	8,982	6,176
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive or its affiliates	(114)	(132)	(123)	-	(114)	(114)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(671)	(897)	(4,245)	(3,281)	(9,517)	(6,832)
Members' Equity / (Deficit)	17,596	80,578	210,761	153,598	414,951	551,830
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 17,598	$ 80,580	$ 210,763	$ 153,600	$ 415,498	$ 552,498

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #58PELE3	Series #09CURRY2	Series #85ERVING	Series #80ALI	Series #BATMAN2
Assets
Current Assets
Cash and Cash Equivalents	$ 378	$ 300	$ 300	$ 377	$ 420
Other Receivable	-	-	-	-	-
Pre-paid Insurance	12	12	12	12	12
Due From the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	390	312	312	389	432
Other Assets
Archive Assets - Deposit	-	-	-	-	-
Archive Assets - Owned	180,778	453,149	37,499	60,299	76,000
Other Assets	-	-	-	-	-
TOTAL ASSETS	$ 181,168	$ 453,461	$ 37,811	$ 60,689	$ 76,432

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ 2	$ 2	$ 2	$ 2
Insurance Payable	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-
Due to the Manager or its Affiliates	667	333	-	-	500
Total Liabilities	669	335	2	2	502
Member's Equity
Membership Contributions	181,278	453,655	38,006	60,799	76,600
Capital Contribution for Operating Expense	3,911	9,138	1,092	1,651	1,044
Capital Contribution for shortfall at Offering close	-	-	-	-	-
Distribution to RSE Archive or its affiliates	(122)	(205)	(206)	(123)	(180)
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	(4,568)	(9,462)	(1,083)	(1,640)	(1,534)
Members' Equity / (Deficit)	180,499	453,126	37,809	60,687	75,930
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 181,168	$ 453,461	$ 37,811	$ 60,689	$ 76,432

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #FLASH123	Series #99MJRETRO	Series #85GPK	Series #IPOD	Series #HGWELLS	Series #85JORDAN2
Assets
Current Assets
Cash and Cash Equivalents	$ 420	$ 346	$ 312	$ 300	$ 486	$ 516
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	12	12	12	12	12	12
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	432	358	324	312	498	528
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	19,800	43,870	13,632	22,210	40,100	230,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 20,232	$ 44,228	$ 13,956	$ 22,522	$ 40,598	$ 230,528

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ 2	$ 2	$ -	$ 2	$ 2
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	2	2	2	-	2	2
Member's Equity
Membership Contributions	25,600	44,370	11,380	22,711	40,700	230,600
Capital Contribution for Operating Expense	662	1,341	926	1,013	673	5,014
Capital Contribution for shortfall at Offering close	-	-	2,765	-	-	-
Distribution to RSE Archive or its affiliates	(180)	(154)	(201)	(201)	(114)	(84)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(5,852)	(1,331)	(916)	(1,001)	(663)	(5,004)
Members' Equity / (Deficit)	20,230	44,226	13,954	22,522	40,596	230,526
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 20,232	$ 44,228	$ 13,956	$ 22,522	$ 40,598	$ 230,528

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #66ORR	Series #CONGRESS	Series #GRIFFEYJR	Series #01HALO	Series #87ZELDA	Series #EINSTEIN2
Assets
Current Assets
Cash and Cash Equivalents	$ 456	$ 400	$ 419	$ 415	$ 357	$ 420
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	12	12	12	12	12	12
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	468	412	431	427	369	432
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	42,306	98,300	14,946	13,813	100,063	70,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 42,774	$ 98,712	$ 15,377	$ 14,239	$ 100,432	$ 70,432

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ 2	$ 2	$ 2	$ 2	$ 2
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	667	-
Total Liabilities	2	2	2	2	669	2
Member's Equity
Membership Contributions	43,083	99,021	15,546	14,350	100,600	70,600
Capital Contribution for Operating Expense	2,248	905	1,108	832	3,199	770
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive or its affiliates	(321)	(321)	(181)	(123)	(180)	(180)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,238)	(895)	(1,099)	(822)	(3,856)	(760)
Members' Equity / (Deficit)	42,772	98,710	15,374	14,237	99,763	70,430
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 42,774	$ 98,712	$ 15,377	$ 14,239	$ 100,432	$ 70,432

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #SANTANA	Series #01TIGER2	Series #86JORDAN2	Series #TOPPSTRIO	Series #81BIRD	Series #97KOBE
Assets
Current Assets
Cash and Cash Equivalents	$ 446	$ 318	$ 549	$ 300	$ 346	$ 410
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	12	12	12	12	12	12
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	458	330	561	312	358	422
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	57,500	15,382	73,656	33,961	29,470	58,056
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 57,958	$ 15,712	$ 74,217	$ 34,273	$ 29,828	$ 58,478

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ 2	$ 2	$ 2	$ 2	$ 2
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	500	-	-	-	-	-
Total Liabilities	502	2	2	2	2	2
Member's Equity
Membership Contributions	58,100	15,901	74,352	29,200	29,200	58,613
Capital Contribution for Operating Expense	786	870	1,700	1,929	1,238	1,424
Capital Contribution for shortfall at Offering close	-	-	-	5,326	770	-
Distribution to RSE Archive or its affiliates	(154)	(201)	(147)	(265)	(154)	(147)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,276)	(860)	(1,691)	(1,919)	(1,228)	(1,414)
Members' Equity / (Deficit)	57,456	15,710	74,214	34,271	29,826	58,476
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 57,958	$ 15,712	$ 74,217	$ 34,273	$ 29,828	$ 58,478

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #XMEN94	Series #09RBLEROY	Series #04MESSI2	Series #THEROCK	Series #XLXMEN1	Series #03LEBRON5
Assets
Current Assets
Cash and Cash Equivalents	$ 359	$ 400	$ 400	$ 396	$ 359	$ 477
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	12	-	12	12	12	12
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	371	400	412	408	371	489
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	57,649	96,285	31,980	14,942	57,094	73,590
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 58,020	$ 96,685	$ 32,392	$ 15,350	$ 57,465	$ 74,079

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ -	$ 2	$ 45	$ 2	$ 45
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	863	-	-	-	1,045	-
Total Liabilities	866	-	2	45	1,048	45
Member's Equity
Membership Contributions	58,155	97,029	32,581	11,380	57,600	74,190
Capital Contribution for Operating Expense	691	1,021	1,239	809	673	2,235
Capital Contribution for shortfall at Offering close	-	-	-	4,159	-	-
Distribution to RSE Archive or its affiliates	(147)	(344)	(201)	(201)	(147)	(123)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,544)	(1,021)	(1,229)	(842)	(1,709)	(2,268)
Members' Equity / (Deficit)	57,155	96,685	32,390	15,305	56,417	74,034
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 58,020	$ 96,685	$ 32,392	$ 15,350	$ 57,465	$ 74,079

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #METEORITE	Series #SLASH	Series #00BRADY2	Series #89TMNT	Series #NESWWF	Series #PUNK9670
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 600	$ 660	$ 305	$ 373	$ 596
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	12	12	12	12	12	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	412	612	672	317	385	596
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	272,500	50,000	252,440	20,095	15,027	62,103
Other Assets	-	-	-	-	-	2,035
TOTAL ASSETS	$ 272,912	$ 50,612	$ 253,112	$ 20,412	$ 15,412	$ 64,734

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 750	$ -	$ 2	$ 2	$ 2	$ -
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	750	-	2	2	2	-
Member's Equity
Membership Contributions	275,230	50,600	314,153	20,647	15,685	62,700
Capital Contribution for Operating Expense	2,797	613	5,018	876	713	2,391
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive or its affiliates	(2,330)	-	(154)	(247)	(285)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(3,535)	(601)	(65,907)	(866)	(703)	(357)
Members' Equity / (Deficit)	272,162	50,612	253,110	20,410	15,410	64,734
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 272,912	$ 50,612	$ 253,112	$ 20,412	$ 15,412	$ 64,734

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #18ALLEN	Series #CASTLEII	Series #36OWENS	Series #BAYC601	Series #60MANTLE	Series #PUNK8103
Assets
Current Assets
Cash and Cash Equivalents	$ 431	$ 373	$ 301	$ 18,566	$ 486	$ 600
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	12	12	12	-	12	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	443	385	313	18,566	498	600
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	32,522	15,027	20,099	146,879	800,000	500,000
Other Assets	-	-	-	3,388	-	3,373
TOTAL ASSETS	$ 32,965	$ 15,412	$ 20,412	$ 168,833	$ 800,498	$ 503,973

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ 2	$ 2	$ -	$ 2	$ -
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	31,850	-	-
Due to the Manager or its Affiliates	-	667	-	-	-	-
Total Liabilities	2	669	2	31,850	2	-
Member's Equity
Membership Contributions	33,100	15,685	21,647	144,426	800,600	500,600
Capital Contribution for Operating Expense	1,000	705	867	3,790	15,327	3,713
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive or its affiliates	(147)	(285)	(1,247)	-	(114)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(990)	(1,362)	(857)	(11,233)	(15,317)	(340)
Members' Equity / (Deficit)	32,963	14,743	20,410	136,983	800,496	503,973
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 32,965	$ 15,412	$ 20,412	$ 168,833	$ 800,498	$ 503,973

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #GHOST1	Series #BROSGRIMM	Series #HENDERSON	Series #KIRBY	Series #20HERBERT	Series #03RONALDO
Assets
Current Assets
Cash and Cash Equivalents	$ 380	$ 500	$ 377	$ 373	$ 5,423	$ 652
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	12	12	12	12	-	12
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	392	512	389	385	5,423	664
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	11,657	112,833	132,325	50,027	-	156,606
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 12,049	$ 113,345	$ 132,714	$ 50,412	$ 5,423	$ 157,270

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ 2	$ 2	$ 2	$ -	$ 2
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	5,373	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	2	2	2	2	5,373	2
Member's Equity
Membership Contributions	12,161	113,333	132,638	50,685	-	157,381
Capital Contribution for Operating Expense	494	856	3,712	1,117	887	2,535
Capital Contribution for shortfall at Offering close	-	-	188	-	-	-
Distribution to RSE Archive or its affiliates	(124)	-	(123)	(285)	(285)	(124)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(484)	(846)	(3,702)	(1,108)	(552)	(2,525)
Members' Equity / (Deficit)	12,047	113,343	132,712	50,410	50	157,267
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 12,049	$ 113,345	$ 132,714	$ 50,412	$ 5,423	$ 157,270

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #HONUS2	Series #MARX	Series #09HARDEN	Series #MEEB15511	Series #90BATMAN	Series #93JETER
Assets
Current Assets
Cash and Cash Equivalents	$ 376	$ 486	$ 353	$ 500	$ 373	$ 427
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	12	12	12	-	12	12
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	388	498	365	500	385	439
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	85,806	105,100	23,256	67,782	26,427	15,165
Other Assets	-	-	-	3,270	-	-
TOTAL ASSETS	$ 86,194	$ 105,598	$ 23,621	$ 71,551	$ 26,812	$ 15,604

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ 2	$ 2	$ -	$ 2	$ 2
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	2	2	2	-	2	2
Member's Equity
Membership Contributions	86,306	105,700	23,756	68,282	50,685	15,340
Capital Contribution for Operating Expense	1,593	770	799	3,595	1,107	1,026
Capital Contribution for shortfall at Offering close	-	-	-	-	-	375
Distribution to RSE Archive or its affiliates	(124)	(114)	(147)	-	(285)	(123)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,583)	(760)	(789)	(326)	(24,697)	(1,016)
Members' Equity / (Deficit)	86,192	105,596	23,619	71,551	26,810	15,602
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 86,194	$ 105,598	$ 23,621	$ 71,551	$ 26,812	$ 15,604

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #SIMPSONS1	Series #SPIDER129	Series #NESDK3	Series #BAYC7359	Series #CURIO10	Series #WILDTHING
Assets
Current Assets
Cash and Cash Equivalents	$ 373	$ 356	$ 314	$ 18,384	$ 500	$ 400
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	12	12	12	-	-	12
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	385	368	326	18,384	500	412
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	15,027	36,146	100,086	168,395	67,319	15,100
Other Assets	-	-	-	2,671	2,882	-
TOTAL ASSETS	$ 15,412	$ 36,514	$ 100,412	$ 189,450	$ 70,701	$ 15,512

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ 2	$ 2	$ -	$ -	$ 2
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	31,864	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	2	2	2	31,864	-	2
Member's Equity
Membership Contributions	15,685	36,646	100,685	165,902	67,819	15,747
Capital Contribution for Operating Expense	640	518	2,443	3,045	3,196	483
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive or its affiliates	(285)	(124)	(285)	-	-	(247)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(630)	(528)	(2,433)	(11,361)	(314)	(473)
Members' Equity / (Deficit)	15,410	36,512	100,410	157,586	70,701	15,510
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 15,412	$ 36,514	$ 100,412	$ 189,450	$ 70,701	$ 15,512

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #1776	Series #98JORDAN2	Series #MACALLAN1	Series #BAYC9159	Series #FANTASY7	Series #SURFER4
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 776	$ 60	$ 18,556	$ 352	$ 300
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	12	12	-	-	12	12
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	412	788	60	18,556	364	312
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	1,451,500	288,908	11,914	212,303	35,048	67,208
Other Assets	-	-	-	2,746	-	-
TOTAL ASSETS	$ 1,451,912	$ 289,696	$ 11,974	$ 233,605	$ 35,412	$ 67,520

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ 2	$ -	$ -	$ 2	$ 2
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	39,420	-	-
Due to the Manager or its Affiliates	-	-	-	-	667	-
Total Liabilities	2	2	-	39,420	669	2
Member's Equity
Membership Contributions	1,457,055	289,798	12,514	189,100	35,632	67,800
Capital Contribution for Operating Expense	6,255	5,642	370	3,120	1,319	528
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive or its affiliates	(5,155)	(114)	-	-	(232)	(292)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(6,245)	(5,632)	(910)	1,966	(1,976)	(519)
Members' Equity / (Deficit)	1,451,910	289,694	11,974	194,186	34,743	67,518
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 1,451,912	$ 289,696	$ 11,974	$ 233,605	$ 35,412	$ 67,520

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #OHTANI1	Series #OHTANI2	Series #WILT100	Series #PENGUIN	Series #KARUIZAWA	Series #KOMBAT
Assets
Current Assets
Cash and Cash Equivalents	$ 376	$ 376	$ 400	$ 300	$ 60	$ 300
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	12	12	12	12	-	12
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	388	388	412	312	60	312
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	81,006	65,100	100,000	52,289	57,868	79,566
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 81,394	$ 65,488	$ 100,412	$ 52,601	$ 57,928	$ 79,878

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ 2	$ 2	$ 2	$ -	$ 2
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	400
Total Liabilities	2	2	2	2	-	402
Member's Equity
Membership Contributions	81,506	65,600	100,638	52,881	58,468	80,158
Capital Contribution for Operating Expense	1,469	1,274	1,729	502	631	1,365
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive or its affiliates	(124)	(124)	(238)	(292)	-	(292)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,459)	(1,264)	(1,719)	(492)	(1,171)	(1,755)
Members' Equity / (Deficit)	81,392	65,486	100,410	52,599	57,928	79,476
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 81,394	$ 65,488	$ 100,412	$ 52,601	$ 57,928	$ 79,878

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #APPLELISA	Series #98MANNING	Series #GIJOE	Series #BEATLES1	Series #SQUIG5847	Series #PACQUIAO
Assets
Current Assets
Cash and Cash Equivalents	$ 300	$ 400	$ 338	$ 253	$ 500	$ 400
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	12	12	12	12	-	12
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	312	412	350	265	500	412
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	96,049	19,000	37,726	20,906	56,240	14,150
Other Assets	-	-	-	-	1,198	-
TOTAL ASSETS	$ 96,361	$ 19,412	$ 38,076	$ 21,170	$ 57,938	$ 14,562

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ 2	$ 2	$ 2	$ -	$ 2
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	500	-	-
Total Liabilities	2	2	2	502	-	2
Member's Equity
Membership Contributions	96,587	19,638	38,295	21,439	56,740	14,782
Capital Contribution for Operating Expense	1,251	631	841	714	1,477	560
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(238)	(238)	(231)	(233)	-	(232)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,241)	(621)	(831)	(1,252)	(279)	(550)
Members' Equity / (Deficit)	96,359	19,410	38,074	20,668	57,938	14,560
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 96,361	$ 19,412	$ 38,076	$ 21,170	$ 57,938	$ 14,562

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #83JOBS	Series #BATMAN181	Series #HOBBIT	Series #POPEYE	Series #PUNK5883	Series #HAMILTON1
Assets
Current Assets
Cash and Cash Equivalents	$ 500	$ 350	$ 308	$ 323	$ 600	$ 400
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	12	12	12	12	-	12
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	512	362	320	335	600	412
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	67,566	41,051	68,850	90,077	560,000	28,800
Other Assets	-	-	-	-	3,286	-
TOTAL ASSETS	$ 68,078	$ 41,413	$ 69,170	$ 90,412	$ 563,886	$ 29,212

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ 2	$ 2	$ 2	$ -	$ 2
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	546	500	-	-	-	-
Total Liabilities	548	502	2	2	-	2
Member's Equity
Membership Contributions	68,066	41,639	69,450	90,632	560,600	29,432
Capital Contribution for Operating Expense	2,289	452	596	1,459	265	886
Capital Contribution for shortfall at Offering close	-	-	-	-	3,286	-
Distribution to RSE Archive	-	(238)	-	(232)	-	(232)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,825)	(942)	(878)	(1,449)	(265)	(876)
Members' Equity / (Deficit)	67,530	40,911	69,168	90,410	563,886	29,210
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 68,078	$ 41,413	$ 69,170	$ 90,412	$ 563,886	$ 29,212

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #OBIWAN	Series #SMB2	Series #GIANNIS2	Series #86BONDS	Series #IPADPROTO	Series #MOBYDICK
Assets
Current Assets
Cash and Cash Equivalents	$ 324	$ 266	$ 2,130	$ 365	$ 400	$ 400
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	12	12	12	12	12	12
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	336	278	2,142	377	412	412
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	10,075	280,134	360,670	6,535	10,200	60,100
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 10,411	$ 280,412	$ 362,811	$ 6,912	$ 10,612	$ 60,512

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ 2	$ 2	$ 2	$ 2	$ 2
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	400	-	-	-	-	-
Total Liabilities	402	2	2	2	2	2
Member's Equity
Membership Contributions	10,631	280,632	362,953	7,101	10,833	60,738
Capital Contribution for Operating Expense	491	4,712	3,898	421	457	470
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(232)	(232)	(154)	(201)	(233)	(238)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(881)	(4,702)	(3,888)	(411)	(447)	(460)
Members' Equity / (Deficit)	10,009	280,410	362,809	6,910	10,610	60,510
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 10,411	$ 280,412	$ 362,811	$ 6,912	$ 10,612	$ 60,512

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #03SERENA	Series #BAYC4612	Series #18OSAKA	Series #05RODGERS	Series #IROBOT	Series #LEICAGOLD
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 18,501	$ 300	$ 476	$ 369	$ 72
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	12	-	12	12	12	12
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	412	18,501	312	488	381	84
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	75,000	662,976	10,100	50,000	5,131	28,051
Other Assets	-	3,827	-	-	-	-
TOTAL ASSETS	$ 75,412	$ 685,304	$ 10,412	$ 50,488	$ 5,512	$ 28,134

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ -	$ 2	$ 2	$ 2	$ 2
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	31,861	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	2	31,861	2	2	2	2
Member's Equity
Membership Contributions	75,632	660,600	10,647	50,600	5,732	28,356
Capital Contribution for Operating Expense	1,119	4,143	434	804	351	1,334
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(232)	-	(247)	(124)	(232)	(233)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,109)	(11,300)	(424)	(794)	(341)	(1,324)
Members' Equity / (Deficit)	75,410	653,443	10,410	50,486	5,510	28,132
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 75,412	$ 685,304	$ 10,412	$ 50,488	$ 5,512	$ 28,134

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #FORTNITE	Series #IOMMI	Series #MARIO64	Series #GWTW	Series #NEWWORLD	Series #JAWA
Assets
Current Assets
Cash and Cash Equivalents	$ 300	$ 600	$ 346	$ 380	$ 369	$ 338
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	12	12	12	12	12	12
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	312	612	358	392	381	349
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	13,343	50,000	102,143	21,323	10,756	25,126
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 13,655	$ 50,612	$ 102,501	$ 21,715	$ 11,137	$ 25,475

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ -	$ 2	$ 2	$ 2	$ 2
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	2	-	2	2	2	2
Member's Equity
Membership Contributions	13,876	50,600	102,723	21,850	11,357	25,695
Capital Contribution for Operating Expense	694	393	1,506	338	328	571
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(233)	-	(234)	(147)	(232)	(232)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(684)	(381)	(1,496)	(328)	(318)	(561)
Members' Equity / (Deficit)	13,653	50,612	102,499	21,713	11,135	25,473
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 13,655	$ 50,612	$ 102,501	$ 21,715	$ 11,137	$ 25,475

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #GWLETTER	Series #MARIOKART	Series #96KOBE2	Series #SHOWCASE4	Series #BAYC8827	Series #15COBB
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 300	$ 346	$ 703	$ 18,466	$ 400
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	12	12	12	12	-	12
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	412	312	358	715	18,466	412
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	135,000	66,143	226,339	67,036	772,987	70,000
Other Assets	-	-	-	-	2,772	-
TOTAL ASSETS	$ 135,412	$ 66,455	$ 226,697	$ 67,751	$ 794,225	$ 70,412

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ 2	$ 2	$ 2	$ -	$ 2
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	31,881	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	2	2	2	2	31,881	2
Member's Equity
Membership Contributions	135,632	66,724	221,063	68,051	770,600	70,601
Capital Contribution for Operating Expense	515	1,192	2,649	410	3,043	870
Capital Contribution for shortfall at Offering close	-	-	5,776	-	-	-
Distribution to RSE Archive	(232)	(281)	(154)	(313)	-	(201)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(505)	(1,182)	(2,639)	(400)	(11,300)	(860)
Members' Equity / (Deficit)	135,410	66,453	226,695	67,748	762,343	70,410
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 135,412	$ 66,455	$ 226,697	$ 67,751	$ 794,225	$ 70,412

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #BRADBURY	Series #MACALLAN2	Series #BEATLES2	Series #92TIGER	Series #DOOD6921	Series #HIRST1
Assets
Current Assets
Cash and Cash Equivalents	$ 369	$ 400	$ 300	$ 374	$ 600	$ 500
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	12	-	12	12	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	381	400	312	386	600	500
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	13,881	28,600	22,110	64,026	39,000	17,480
Other Assets	-	-	-	-	10	1,467
TOTAL ASSETS	$ 14,262	$ 29,000	$ 22,422	$ 64,412	$ 39,610	$ 19,447

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ -	$ 2	$ 2	$ -	$ -
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	477
Total Liabilities	2	-	2	2	-	477
Member's Equity
Membership Contributions	14,482	29,200	22,767	64,757	39,600	17,980
Capital Contribution for Operating Expense	317	384	493	753	218	1,781
Capital Contribution for shortfall at Offering close	-	340	-	-	-	-
Distribution to RSE Archive	(232)	(540)	(357)	(357)	-	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(307)	(384)	(483)	(743)	(208)	(791)
Members' Equity / (Deficit)	14,260	29,000	22,420	64,410	39,610	18,970
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 14,262	$ 29,000	$ 22,422	$ 64,412	$ 39,610	$ 19,447

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #GRIFFEY2	Series #SKYWALKER	Series #85GPK2	Series #19HAALAND	Series #MEGALODON	Series #KELLER
Assets
Current Assets
Cash and Cash Equivalents	$ 322	$ 300	$ 300	$ 381	$ 400	$ 300
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	12	12	12	12	12	12
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	334	312	312	393	412	312
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	13,779	14,388	22,839	36,552	450,000	11,560
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 14,113	$ 14,700	$ 23,151	$ 36,945	$ 450,412	$ 11,872

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ 2	$ 2	$ 2	$ 750	$ 2
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	400	-	-	-	-
Total Liabilities	2	402	2	2	750	2
Member's Equity
Membership Contributions	14,302	14,969	23,496	37,357	453,570	12,092
Capital Contribution for Operating Expense	431	408	462	530	2,756	288
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(201)	(281)	(357)	(424)	(3,170)	(232)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(421)	(798)	(452)	(520)	(3,494)	(278)
Members' Equity / (Deficit)	14,111	14,298	23,148	36,943	449,662	11,870
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 14,113	$ 14,700	$ 23,151	$ 36,945	$ 450,412	$ 11,872

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #GODFATHER	Series #MAYC5750	Series #SUPREMEPB	Series #MJTICKET	Series #COOLCAT	Series #BLASTOISE
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ -	$ 300	$ 351	$ 515	$ 376
Other Receivable	-	-	-	-	-	-
Pre-paid Insurance	12	-	12	12	12	12
Due From the Manager or its Affiliates	-	500	-	-	-	-
Total Current Assets	412	500	312	363	527	388
Other Assets
Archive Assets - Deposit	-	-	-	-	-	-
Archive Assets - Owned	10,600	59,633	54,995	140,049	18,085	216,412
Other Assets	-	3,650	-	-	-	-
TOTAL ASSETS	$ 11,012	$ 63,783	$ 55,307	$ 140,412	$ 18,612	$ 216,800

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ -	$ 2	$ 2	$ 2	$ 2
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	1,004	-	-	-	-
Due to the Manager or its Affiliates	333	-	545	-	-	-
Total Liabilities	336	1,004	548	2	2	2
Member's Equity
Membership Contributions	11,424	57,126	55,652	140,757	18,600	216,912
Capital Contribution for Operating Expense	349	3,895	488	949	159	1,245
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(424)	-	(357)	(357)	-	(124)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(672)	1,758	(1,023)	(939)	(149)	(1,235)
Members' Equity / (Deficit)	10,676	62,779	54,759	140,410	18,610	216,798
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 11,012	$ 63,783	$ 55,307	$ 140,412	$ 18,612	$ 216,800

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2022 (audited)

	Series #MACALLAN3	Series #SUPERMAN6	Series #MOONPASS	Series #90FANTASY	Consolidated
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 308	$ 369	$ 402	$ 613,476
Other Receivable	-	-	-	-	83,001
Pre-paid Insurance	-	35	35	12	2,801
Due From the Manager or its Affiliates	-	-	-	-	500
Total Current Assets	400	343	404	414	699,778
Other Assets
Archive Assets - Deposit	-	-	-	-	-
Archive Assets - Owned	18,794	20,442	4,531	12,000	28,520,304
Other Assets	-	-	-	-	38,520
TOTAL ASSETS	$ 19,194	$ 20,785	$ 4,935	$ 12,414	$ 29,258,602

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ 2	$ 2	$ 2	$ 8,461
Insurance Payable	-	-	-	-	5,012
Income Taxes Payable	-	-	-	-	507,072
Due to the Manager or its Affiliates	-	-	-	667	1,368,135
Total Liabilities	-	2	2	669	1,888,680
Member's Equity
Membership Contributions	19,795	21,230	5,547	12,600	27,638,029
Capital Contribution for Operating Expense	158	201	171	158	1,804,359
Capital Contribution for shortfall at Offering close	845	-	-	-	35,258
Distribution to RSE Archive	(1,446)	(480)	(647)	(198)	(68,518)
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	(158)	(168)	(138)	(815)	(2,039,206)
Members' Equity / (Deficit)	19,194	20,783	4,933	11,745	27,369,922
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 19,194	$ 20,785	$ 4,935	$ 12,414	$ 29,258,602

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #52MANTLE	Series #71MAYS	Series #RLEXPEPSI	Series #10COBB	Series #POTTER	Series #TWOCITIES
Expenses, gains, losses, interest and other investing income
Storage	$(7)	$(7)	$(25)	$(7)	$(63)	$(7)
Transportation	-	-	(15)	-	(141)	-
Insurance	(614)	(278)	(77)	(197)	(81)	(43)
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	(500)	-	-	(600)	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(744)	(908)	(240)	(327)	(1,008)	(173)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(744)	$(908)	$(240)	$(327)	$(1,008)	$(173)

Basic and Diluted (Loss) per Membership Interest	$(0.07)	$(0.45)	$(0.12)	$(0.33)	$(0.34)	$(0.87)
Weighted Average Membership Interests	10,000	2,000	2,000	1,000	3,000	200

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #FROST	Series #BIRKINBLU	Series #SMURF	Series #70RLEX	Series #EINSTEIN	Series #HONUS
Expenses, gains, losses, interest and other investing income
Storage	$(7)	$(62)	$(23)	$(25)	$(7)	$(7)
Transportation	-	(273)	(32)	(15)	-	-
Insurance	(42)	(290)	(137)	(83)	(43)	(2,352)
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(172)	(748)	(315)	(246)	(173)	(2,482)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(172)	$(748)	$(315)	$(246)	$(173)	$(2,482)

Basic and Diluted (Loss) per Membership Interest	$(0.86)	$(0.75)	$(0.16)	$(0.25)	$(0.09)	$(0.25)
Weighted Average Membership Interests	200	1,000	2,000	1,000	2,000	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #75ALI	Series #APROAK	Series #88JORDAN	Series #BIRKINBOR	Series #33RUTH
Expenses, gains, losses, interest and other investing income
Storage	$(7)	$-	$-	$(62)	$(7)
Transportation	-	-	-	(369)	-
Insurance	(239)	(248)	-	(267)	(379)
Bookkeeping and Accounting Fees	(123)	-	-	(123)	(123)
Marketing Expense	(1,000)	-	-	-	-
Transaction Fee	-	-	-	-	-
Gain on Sale	-	-	-	-	-
Loss on Sale	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-
Other Taxes	-	-	(50)	-	-
Income / (Loss) Before Income Taxes	(1,369)	(248)	(50)	(821)	(508)
Provision for Income Taxes	-	-	-	-	-
Net Income / (Loss)	$(1,369)	$(248)	$(50)	$(821)	$(508)

Basic and Diluted (Loss) per Membership Interest	$(1.37)	$(0.25)	$-	$(0.41)	$(0.25)
Weighted Average Membership Interests	1,000	1,000	-	2,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #SPIDER1	Series #BATMAN3	Series #ULYSSES	Series #ROOSEVELT	Series #56MANTLE	Series #AGHOWL
Expenses, gains, losses, interest and other investing income
Storage	$(7)	$(7)	$(7)	$(7)	$(7)	$(7)
Transportation	-	-	-	-	-	-
Insurance	(49)	(87)	(49)	(47)	(77)	(46)
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	(400)	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(579)	(217)	(180)	(177)	(207)	(176)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(579)	$(217)	$(180)	$(177)	$(207)	$(176)

Basic and Diluted (Loss) per Membership Interest	$(0.58)	$(0.22)	$(0.36)	$(0.18)	$(0.02)	$(0.35)
Weighted Average Membership Interests	1,000	1,000	500	1,000	10,000	500

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #18ZION	Series #SNOOPY	Series #APOLLO11	Series #24RUTHBAT	Series #YOKO
Expenses, gains, losses, interest and other investing income
Storage	$(23)	$(7)	$(7)	$-	$(7)
Transportation	-	-	-	-	-
Insurance	(98)	(111)	(174)	-	(44)
Bookkeeping and Accounting Fees	(123)	(123)	(123)	-	(123)
Marketing Expense	-	-	(500)	-	-
Transaction Fee	-	-	-	-	-
Gain on Sale	-	-	-	-	-
Loss on Sale	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-
Other Taxes	-	-	-	-	-
Income / (Loss) Before Income Taxes	(244)	(241)	(804)	-	(174)
Provision for Income Taxes	-	-	-	-	-
Net Income / (Loss)	$(244)	$(241)	$(804)	$-	$(174)

Basic and Diluted (Loss) per Membership Interest	$(0.49)	$(0.12)	$(0.80)	$-	$(0.87)
Weighted Average Membership Interests	500	2,000	1,000	-	200

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #HULK1	Series #RUTHBALL1	Series #HIMALAYA	Series #38DIMAGGIO	Series #55CLEMENTE
Expenses, gains, losses, interest and other investing income
Storage	$-	$-	$(62)	$(7)	$(7)
Transportation	-	-	(250)	-	-
Insurance	-	-	(638)	(128)	(202)
Bookkeeping and Accounting Fees	-	-	(123)	(123)	(123)
Marketing Expense	-	-	-	-	-
Transaction Fee	-	-	-	-	-
Gain on Sale	-	-	-	-	-
Loss on Sale	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-
Other Taxes	-	-	-	-	-
Income / (Loss) Before Income Taxes	-	-	(1,073)	(258)	(332)
Provision for Income Taxes	-	-	-	-	-
Net Income / (Loss)	$-	$-	$(1,073)	$(258)	$(332)

Basic and Diluted (Loss) per Membership Interest	$-	$-	$(0.54)	$(0.26)	$(0.33)
Weighted Average Membership Interests	-	-	2,000	1,000	1,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #LOTR	Series #CATCHER	Series #BOND1	Series #SUPER21	Series #BATMAN1	Series #BIRKINTAN
Expenses, gains, losses, interest and other investing income
Storage	$(7)	$(7)	$(7)	$(7)	$-	$(62)
Transportation	-	-	-	-	-	(250)
Insurance	(54)	(44)	(61)	(40)	-	(151)
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	-	(123)
Marketing Expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	(50)	-
Income / (Loss) Before Income Taxes	(184)	(173)	(191)	(170)	(50)	(586)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(184)	$(173)	$(191)	$(170)	$(50)	$(586)

Basic and Diluted (Loss) per Membership Interest	$(0.18)	$(0.35)	$(0.19)	$(0.02)	$-	$(0.59)
Weighted Average Membership Interests	1,000	500	1,000	8,500	-	1,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #GMTBLACK1	Series #61JFK	Series #POKEMON1	Series #50JACKIE	Series #LINCOLN	Series #STARWARS1
Expenses, gains, losses, interest and other investing income
Storage	$(25)	$(7)	$(7)	$-	$(7)	$(7)
Transportation	(15)	-	-	-	-	-
Insurance	(115)	(47)	(582)	-	(79)	(42)
Bookkeeping and Accounting Fees	(123)	(123)	(123)	-	(123)	(123)
Marketing Expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(278)	(176)	(712)	-	(209)	(172)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(278)	$(176)	$(712)	$-	$(209)	$(172)

Basic and Diluted (Loss) per Membership Interest	$(0.28)	$(0.09)	$(0.14)	$-	$(0.05)	$(0.01)
Weighted Average Membership Interests	1,000	2,000	5,000	-	4,000	12,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #68MAYS	Series #56TEDWILL	Series #TMNT1	Series #CAPTAIN3	Series #51MANTLE	Series #CHURCHILL
Expenses, gains, losses, interest and other investing income
Storage	$(7)	$(7)	$-	$(7)	$-	$(7)
Transportation	-	-	-	-	-	-
Insurance	(183)	(406)	-	(60)	-	(40)
Bookkeeping and Accounting Fees	(123)	(123)	-	(123)	-	(123)
Marketing Expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(313)	(536)	-	(190)	-	(170)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(313)	$(536)	$-	$(190)	$-	$(170)

Basic and Diluted (Loss) per Membership Interest	$(0.16)	$(0.27)	$-	$(0.19)	$-	$(0.02)
Weighted Average Membership Interests	2,000	2,000	-	1,000	-	7,500

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #SHKSPR4	Series #03KOBE	Series #03LEBRON	Series #03JORDAN	Series #39TEDWILL	Series #94JETER
Expenses, gains, losses, interest and other investing income
Storage	$(7)	$(7)	$-	$(7)	$(7)	$(7)
Transportation	-	-	-	-	-	-
Insurance	(109)	(239)	-	(188)	(164)	(216)
Bookkeeping and Accounting Fees	(123)	(123)	-	(123)	(123)	(123)
Marketing Expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(238)	(369)	-	(318)	(294)	(346)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(238)	$(369)	$-	$(318)	$(294)	$(346)

Basic and Diluted (Loss) per Membership Interest	$(0.24)	$(0.06)	$-	$(0.16)	$(0.05)	$(0.35)
Weighted Average Membership Interests	1,000	6,250	-	2,000	5,600	1,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #2020TOPPS	Series #FANFOUR1	Series #85MARIO	Series #TOS39	Series #DAREDEV1	Series #05LATOUR
Expenses, gains, losses, interest and other investing income
Storage	$(7)	$-	$-	$-	$-	$-
Transportation	-	-	-	-	-	-
Insurance	(490)	-	-	-	-	(17)
Bookkeeping and Accounting Fees	(123)	-	-	-	-	(123)
Marketing Expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(619)	-	-	-	-	(140)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(619)	$-	$-	$-	$-	$(140)

Basic and Diluted (Loss) per Membership Interest	$(0.06)	$-	$-	$-	$-	$(0.14)
Weighted Average Membership Interests	10,000	-	-	-	-	1,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #16SCREAG	Series #14DRC	Series #86RICE	Series #57MANTLE	Series #FAUBOURG	Series #SOBLACK
Expenses, gains, losses, interest and other investing income
Storage	$-	$-	$(7)	$(7)	$(62)	$(62)
Transportation	-	-	-	-	(335)	(250)
Insurance	(74)	(107)	(128)	(73)	(169)	(267)
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(96)	(123)
Marketing Expense	-	-	-	-	-	(500)
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	60,000	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(197)	(229)	(258)	(202)	59,338	(1,202)
Provision for Income Taxes	-	-	-	-	(11,335)	-
Net Income / (Loss)	$(197)	$(229)	$(258)	$(202)	$48,003	$(1,202)

Basic and Diluted (Loss) per Membership Interest	$(0.20)	$(0.23)	$(0.01)	$(0.03)	$24.00	$(1.20)
Weighted Average Membership Interests	1,000	1,000	23,000	8,000	2,000	1,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #GATSBY	Series #93DAYTONA	Series #09TROUT	Series #57STARR	Series #AF15	Series #03KOBE2
Expenses, gains, losses, interest and other investing income
Storage	$(35)	$(7)	$(35)	$(7)	$-	$(7)
Transportation	(6)	-	(6)	-	-	-
Insurance	(164)	(171)	(1,078)	(72)	-	(132)
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	-	(123)
Marketing Expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(328)	(301)	(1,242)	(202)	-	(262)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(328)	$(301)	$(1,242)	$(202)	$-	$(262)

Basic and Diluted (Loss) per Membership Interest	$(0.08)	$(0.15)	$(0.11)	$(0.03)	$-	$(0.05)
Weighted Average Membership Interests	4,000	2,000	11,250	8,000	-	5,750

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #JOBSMAC	Series #16PETRUS	Series #ALICE	Series #SPIDER10	Series #62MANTLE	Series #BATMAN6
Expenses, gains, losses, interest and other investing income
Storage	$-	$-	$(7)	$(7)	$(7)	$(7)
Transportation	-	-	(24)	-	-	-
Insurance	(198)	(89)	(41)	(48)	(647)	(51)
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(321)	(211)	(195)	(178)	(777)	(181)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(321)	$(211)	$(195)	$(178)	$(777)	$(181)

Basic and Diluted (Loss) per Membership Interest	$(0.06)	$(0.02)	$(0.02)	$(0.04)	$(0.13)	$(0.09)
Weighted Average Membership Interests	5,000	9,000	12,000	4,200	6,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #CLEMENTE2	Series #79STELLA	Series #TKAM	Series #DIMAGGIO2	Series #13BEAUX
Expenses, gains, losses, interest and other investing income
Storage	$(7)	$(25)	$(7)	$(25)	$-
Transportation	-	(15)	-	(15)	-
Insurance	(314)	(285)	(55)	(82)	(51)
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	-	-	-
Transaction Fee	-	-	-	-	-
Gain on Sale	-	-	-	-	-
Loss on Sale	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-
Other Taxes	-	-	-	-	-
Income / (Loss) Before Income Taxes	(443)	(448)	(185)	(244)	(173)
Provision for Income Taxes	-	-	-	-	-
Net Income / (Loss)	$(443)	$(448)	$(185)	$(244)	$(173)

Basic and Diluted (Loss) per Membership Interest	$(0.22)	$(0.03)	$(0.09)	$(0.12)	$(0.03)
Weighted Average Membership Interests	2,000	13,800	2,000	2,000	5,100

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #ANMLFARM	Series #NASA1	Series #00BRADY	Series #85NES	Series #JUSTICE1
Expenses, gains, losses, interest and other investing income
Storage	$(7)	$(7)	$(7)	$(43)	$-
Transportation	(24)	-	-	(13)	-
Insurance	(42)	(1,193)	(198)	(156)	-
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	-
Marketing Expense	-	-	-	-	-
Transaction Fee	-	-	-	-	-
Gain on Sale	-	-	-	-	-
Loss on Sale	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-
Other Taxes	-	-	-	-	-
Income / (Loss) Before Income Taxes	(195)	(1,323)	(328)	(335)	-
Provision for Income Taxes	-	-	-	-	-
Net Income / (Loss)	$(195)	$(1,323)	$(328)	$(335)	$-

Basic and Diluted (Loss) per Membership Interest	$(0.19)	$(0.13)	$(0.09)	$(0.04)	$-
Weighted Average Membership Interests	1,000	10,000	3,750	8,000	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #69KAREEM	Series #59JFK	Series #04LEBRON	Series #85JORDAN	Series #GOLDENEYE	Series #MOONSHOE
Expenses, gains, losses, interest and other investing income
Storage	$(7)	$(7)	$(7)	$(150)	$(7)	$(100)
Transportation	-	-	-	(57)	-	-
Insurance	(142)	(52)	(240)	(1,148)	(141)	(624)
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	-	(500)	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(272)	(181)	(369)	(1,978)	(271)	(847)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(272)	$(181)	$(369)	$(1,978)	$(271)	$(847)

Basic and Diluted (Loss) per Membership Interest	$(0.11)	$(0.09)	$(0.07)	$(0.20)	$(0.05)	$(0.05)
Weighted Average Membership Interests	2,500	2,000	5,000	10,000	5,000	18,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #03LEBRON2	Series #GRAPES	Series #34GEHRIG	Series #98KANGA	Series #06BRM	Series #DUNE
Expenses, gains, losses, interest and other investing income
Storage	$(7)	$(7)	$(7)	$(7)	$-	$(7)
Transportation	-	-	-	-	-	-
Insurance	(453)	(57)	(173)	(731)	(36)	(42)
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(582)	(187)	(303)	(860)	(159)	(172)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(582)	$(187)	$(303)	$(860)	$(159)	$(172)

Basic and Diluted (Loss) per Membership Interest	$(0.12)	$(0.09)	$(0.06)	$(0.04)	$(0.09)	$(0.17)
Weighted Average Membership Interests	5,000	2,000	5,000	21,250	1,850	1,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #86FLEER	Series #WILDGUN	Series #58PELE2	Series #13GIANNIS
Expenses, gains, losses, interest and other investing income
Storage	$(25)	$(7)	$-	$(7)
Transportation	(13)	-	-	-
Insurance	(714)	(146)	-	(126)
Bookkeeping and Accounting Fees	(123)	(123)	-	(123)
Marketing Expense	-	-	-	-
Transaction Fee	-	-	-	-
Gain on Sale	-	-	-	-
Loss on Sale	-	-	-	-
Loss on Impairment	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-
Investment Income/(Loss)	-	-	-	-
Other Taxes	-	-	-	-
Income / (Loss) Before Income Taxes	(875)	(276)	-	(256)
Provision for Income Taxes	-	-	-	-
Net Income / (Loss)	$(875)	$(276)	$-	$(256)

Basic and Diluted (Loss) per Membership Interest	$(0.05)	$(0.07)	$-	$(0.05)
Weighted Average Membership Interests	16,500	4,000	-	5,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #04MESSI	Series #AVENGE57	Series #03TACHE	Series #99TMB2	Series #PUNCHOUT	Series #BULLSRING
Expenses, gains, losses, interest and other investing income
Storage	$(7)	$(7)	$-	$(7)	$(7)	$(7)
Transportation	-	-	-	-	-	-
Insurance	(218)	(47)	(163)	(268)	(406)	(1,192)
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	-	(400)	(400)	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(348)	(177)	(285)	(798)	(936)	(1,321)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(348)	$(177)	$(285)	$(798)	$(936)	$(1,321)

Basic and Diluted (Loss) per Membership Interest	$(0.04)	$(0.01)	$(0.02)	$(0.08)	$(0.09)	$(0.04)
Weighted Average Membership Interests	9,000	20,000	15,600	10,000	10,000	30,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #70AARON	Series #96CHARZRD	Series #01TIGER	Series #ICECLIMB	Series #09COBB	Series #51HOWE
Expenses, gains, losses, interest and other investing income
Storage	$(7)	$(7)	$(35)	$(7)	$(7)	$-
Transportation	-	-	(6)	-	-	-
Insurance	(110)	(303)	(108)	(359)	(164)	-
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	-
Marketing Expense	-	(400)	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(240)	(833)	(272)	(489)	(293)	-
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(240)	$(833)	$(272)	$(489)	$(293)	$-

Basic and Diluted (Loss) per Membership Interest	$(0.04)	$(0.13)	$(0.15)	$(0.05)	$(0.04)	$-
Weighted Average Membership Interests	6,000	6,500	1,850	10,000	8,000	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #96JORDAN2	Series #JUNGLEBOX	Series #59FLASH	Series #FOSSILBOX	Series #THOR	Series #POKEBLUE
Expenses, gains, losses, interest and other investing income
Storage	$(7)	$(7)	$(7)	$(7)	$-	$(7)
Transportation	-	-	-	-	-	-
Insurance	(257)	(174)	(75)	(119)	-	(128)
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	-	(123)
Marketing Expense	(500)	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(887)	(304)	(205)	(248)	-	(258)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(887)	$(304)	$(205)	$(248)	$-	$(258)

Basic and Diluted (Loss) per Membership Interest	$(0.08)	$(0.04)	$(0.02)	$(0.06)	$-	$(0.11)
Weighted Average Membership Interests	10,800	6,900	10,000	4,200	-	2,400

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #98GTA	Series #PICNIC	Series #DOMINOS	Series #58PELE	Series #09CURRY	Series #84JORDAN
Expenses, gains, losses, interest and other investing income
Storage	$(61)	$(62)	$(23)	$-	$(7)	$(13)
Transportation	(50)	(250)	(32)	-	-	-
Insurance	(96)	(258)	(39)	-	(141)	(1,484)
Bookkeeping and Accounting Fees	(123)	(123)	(123)	-	(123)	(123)
Marketing Expense	(400)	(500)	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(730)	(1,193)	(217)	-	(271)	(1,620)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(730)	$(1,193)	$(217)	$-	$(271)	$(1,620)

Basic and Diluted (Loss) per Membership Interest	$(0.23)	$(0.60)	$(0.11)	$-	$(0.11)	$(0.11)
Weighted Average Membership Interests	3,150	2,000	2,000	-	2,500	15,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #09BEAUX	Series #KEROUAC	Series #96JORDAN	Series #FEDERAL	Series #62BOND	Series #71TOPPS
Expenses, gains, losses, interest and other investing income
Storage	$-	$(7)	$-	$(7)	$(7)	$(7)
Transportation	-	-	-	-	-	-
Insurance	(68)	(95)	-	(118)	(88)	(314)
Bookkeeping and Accounting Fees	(123)	(123)	-	(123)	(123)	(123)
Marketing Expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	(50)	-	-	-
Income / (Loss) Before Income Taxes	(191)	(224)	(50)	(248)	(218)	(443)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(191)	$(224)	$(50)	$(248)	$(218)	$(443)

Basic and Diluted (Loss) per Membership Interest	$(0.03)	$(0.05)	$-	$(0.02)	$(0.01)	$(0.03)
Weighted Average Membership Interests	6,800	4,900	-	10,000	15,500	17,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #DEATON	Series #98ZELDA	Series #03JORDAN2	Series #WOLVERINE	Series #91JORDAN	Series #79GRETZKY
Expenses, gains, losses, interest and other investing income
Storage	$(750)	$(7)	$(13)	$-	$(7)	$(108)
Transportation	(6,286)	-	(119)	-	-	(77)
Insurance	(499)	(128)	(202)	-	(346)	(3,371)
Bookkeeping and Accounting Fees	(123)	(123)	(123)	-	(123)	(123)
Marketing Expense	-	-	-	-	-	(400)
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(7,658)	(258)	(457)	-	(476)	(4,079)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(7,658)	$(258)	$(457)	$-	$(476)	$(4,079)

Basic and Diluted (Loss) per Membership Interest	$(0.67)	$(0.05)	$(0.05)	$-	$(0.05)	$(0.20)
Weighted Average Membership Interests	11,400	5,000	10,000	-	10,000	20,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #17DUJAC	Series #FAUBOURG2	Series #MOSASAUR	Series #92JORDAN	Series #14KOBE	Series #03LEBRON3
Expenses, gains, losses, interest and other investing income
Storage	$-	$(62)	$(750)	$(7)	$-	$(7)
Transportation	-	(218)	-	-	-	-
Insurance	(54)	(731)	(68)	(67)	-	(981)
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(78)	-	(123)
Marketing Expense	-	-	-	(500)	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	16,000	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(177)	(1,134)	(941)	15,349	-	(1,110)
Provision for Income Taxes	-	-	-	(2,863)	-	-
Net Income / (Loss)	$(177)	$(1,134)	$(941)	$12,486	$-	$(1,110)

Basic and Diluted (Loss) per Membership Interest	$(0.05)	$(0.10)	$(0.16)	$1.78	$-	$(0.11)
Weighted Average Membership Interests	3,250	11,000	6,000	7,000	-	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #95TOPSUN	Series #09TROUT2	Series #59BOND	Series #OPEECHEE	Series #ROCKETBOX	Series #94JORDAN
Expenses, gains, losses, interest and other investing income
Storage	$(7)	$(7)	$(7)	$(52)	$(7)	$(7)
Transportation	-	-	-	(22)	-	-
Insurance	(267)	(267)	(83)	(1,202)	(151)	(374)
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	-	(400)	-	(500)
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(397)	(397)	(213)	(1,799)	(281)	(1,004)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(397)	$(397)	$(213)	$(1,799)	$(281)	$(1,004)

Basic and Diluted (Loss) per Membership Interest	$(0.04)	$(0.04)	$(0.02)	$(0.18)	$(0.06)	$(0.10)
Weighted Average Membership Interests	10,000	11,200	10,250	10,000	4,750	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #18LUKA	Series #FANFOUR5	Series #16KOBE	Series #11BELAIR	Series #76PAYTON
Expenses, gains, losses, interest and other investing income
Storage	$(7)	$(7)	$(1)	$-	$(7)
Transportation	-	-	-	-	-
Insurance	(138)	(85)	(6)	(44)	(283)
Bookkeeping and Accounting Fees	(123)	(123)	(13)	(123)	(123)
Marketing Expense	-	-	-	-	-
Transaction Fee	-	-	-	-	-
Gain on Sale	-	-	162,550	-	-
Loss on Sale	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-
Other Taxes	-	-	-	-	-
Income / (Loss) Before Income Taxes	(268)	(215)	162,530	(167)	(413)
Provision for Income Taxes	-	-	(30,835)	-	-
Net Income / (Loss)	$(268)	$(215)	$131,695	$(167)	$(413)

Basic and Diluted (Loss) per Membership Interest	$(0.05)	$(0.02)	$1.32	$(0.08)	$(0.04)
Weighted Average Membership Interests	5,300	10,000	100,000	2,000	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #17MAHOMES	Series #85MJPROMO	Series #96KOBE	Series #99CHARZRD	Series #68RYAN	Series #MARADONA
Expenses, gains, losses, interest and other investing income
Storage	$-	$(7)	$(7)	$(7)	$(7)	$(7)
Transportation	-	-	-	-	-	-
Insurance	-	(139)	(346)	(1,425)	(313)	(87)
Bookkeeping and Accounting Fees	-	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	(500)	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	-	(769)	(476)	(1,555)	(443)	(217)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$-	$(769)	$(476)	$(1,555)	$(443)	$(217)

Basic and Diluted (Loss) per Membership Interest	$-	$(0.22)	$(0.07)	$(0.04)	$(0.04)	$(0.11)
Weighted Average Membership Interests	-	3,500	7,000	35,000	10,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #POKEYELOW	Series #POKELUGIA	Series #VANHALEN	Series #48JACKIE	Series #05MJLJ
Expenses, gains, losses, interest and other investing income
Storage	$(7)	$(7)	$(7)	$(44)	$(7)
Transportation	-	-	-	(14)	-
Insurance	(250)	(476)	(73)	(1,611)	(369)
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	(400)	-	(400)	-
Transaction Fee	-	-	-	-	-
Gain on Sale	-	-	-	-	-
Loss on Sale	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-
Other Taxes	-	-	-	-	-
Income / (Loss) Before Income Taxes	(380)	(1,005)	(203)	(2,192)	(499)
Provision for Income Taxes	-	-	-	-	-
Net Income / (Loss)	$(380)	$(1,005)	$(203)	$(2,192)	$(499)

Basic and Diluted (Loss) per Membership Interest	$(0.03)	$(0.10)	$(0.04)	$(0.12)	$(0.02)
Weighted Average Membership Interests	11,000	10,000	5,000	18,750	20,500

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #81MONTANA	Series #00MOUTON	Series #07DURANT	Series #56AARON	Series #85LEMIEUX	Series #87JORDAN
Expenses, gains, losses, interest and other investing income
Storage	$(7)	$-	$(23)	$(7)	$(7)	$(7)
Transportation	-	-	(36)	-	-	-
Insurance	(327)	(54)	(569)	(224)	(397)	(245)
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(457)	(177)	(751)	(354)	(526)	(374)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(457)	$(177)	$(751)	$(354)	$(526)	$(374)

Basic and Diluted (Loss) per Membership Interest	$(0.05)	$(0.09)	$(0.08)	$(0.04)	$(0.03)	$(0.04)
Weighted Average Membership Interests	10,000	2,000	9,000	10,000	17,500	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #AC23	Series #APPLE1	Series #GWLOTTO	Series #GYMBOX	Series #HUCKFINN	Series #NEOBOX
Expenses, gains, losses, interest and other investing income
Storage	$(13)	$-	$(7)	$(7)	$(7)	$(7)
Transportation	(119)	-	-	-	-	-
Insurance	(52)	(3,449)	(53)	(104)	(48)	(221)
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	(600)	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(907)	(3,572)	(183)	(234)	(178)	(351)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(907)	$(3,572)	$(183)	$(234)	$(178)	$(351)

Basic and Diluted (Loss) per Membership Interest	$(0.23)	$(0.11)	$(0.07)	$(0.08)	$(0.09)	$(0.04)
Weighted Average Membership Interests	4,000	33,000	2,500	3,000	2,000	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #NEWTON	Series #NICKLAUS1	Series #POKEMON2	Series #POKERED	Series #RIVIERA	Series #SMB3
Expenses, gains, losses, interest and other investing income
Storage	$(7)	$(7)	$(52)	$(7)	$(25)	$(7)
Transportation	-	-	(22)	-	(15)	-
Insurance	(213)	(195)	(1,772)	(195)	(105)	(135)
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	(500)	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(842)	(325)	(1,969)	(325)	(268)	(265)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(842)	$(325)	$(1,969)	$(325)	$(268)	$(265)

Basic and Diluted (Loss) per Membership Interest	$(0.03)	$(0.08)	$(0.05)	$(0.03)	$(0.04)	$(0.05)
Weighted Average Membership Interests	30,000	4,000	41,500	10,000	6,000	5,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #WALDEN	Series #WZRDOFOZ	Series #60ALI	Series #TORNEK	Series #DIMAGGIO3	Series #POKEMON3
Expenses, gains, losses, interest and other investing income
Storage	$(7)	$(23)	$(7)	$(57)	$(7)	$(7)
Transportation	-	(36)	-	(40)	-	-
Insurance	(47)	(91)	(1,008)	(709)	(1,958)	(2,592)
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(177)	(273)	(1,138)	(928)	(2,088)	(2,722)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(177)	$(273)	$(1,138)	$(928)	$(2,088)	$(2,722)

Basic and Diluted (Loss) per Membership Interest	$(0.09)	$(0.05)	$(0.05)	$(0.03)	$(0.09)	$(0.54)
Weighted Average Membership Interests	2,000	6,000	23,500	33,000	22,500	5,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #58PELE3	Series #09CURRY2	Series #85ERVING	Series #80ALI	Series #BATMAN2
Expenses, gains, losses, interest and other investing income
Storage	$(23)	$(7)	$(7)	$(7)	$(7)
Transportation	(36)	-	-	-	-
Insurance	(869)	(2,125)	(207)	(313)	(88)
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	-	-	-
Transaction Fee	-	-	-	-	-
Gain on Sale	-	-	-	-	-
Loss on Sale	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-
Other Taxes	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,051)	(2,255)	(337)	(443)	(218)
Provision for Income Taxes	-	-	-	-	-
Net Income / (Loss)	$(1,051)	$(2,255)	$(337)	$(443)	$(218)

Basic and Diluted (Loss) per Membership Interest	$(0.09)	$(0.11)	$(0.03)	$(0.04)	$(0.03)
Weighted Average Membership Interests	11,250	21,000	10,000	10,000	8,500

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #FLASH123	Series #99MJRETRO	Series #85GPK	Series #IPOD	Series #HGWELLS	Series #85JORDAN2
Expenses, gains, losses, interest and other investing income
Storage	$(7)	$(7)	$(57)	$-	$(7)	$(7)
Transportation	-	-	(25)	-	-	-
Insurance	(52)	(236)	(118)	(137)	(63)	(1,101)
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	(632)	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(182)	(365)	(955)	(260)	(193)	(1,231)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(182)	$(365)	$(955)	$(260)	$(193)	$(1,231)

Basic and Diluted (Loss) per Membership Interest	$(0.05)	$(0.04)	$(0.96)	$(0.05)	$(0.03)	$(0.06)
Weighted Average Membership Interests	3,625	10,000	1,000	5,000	7,500	20,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #66ORR	Series #CONGRESS	Series #GRIFFEYJR	Series #01HALO	Series #87ZELDA	Series #EINSTEIN2
Expenses, gains, losses, interest and other investing income
Storage	$(7)	$(7)	$(7)	$(35)	$(7)	$(7)
Transportation	-	-	-	(6)	-	-
Insurance	(430)	(104)	(174)	(99)	(499)	(84)
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(560)	(233)	(304)	(263)	(628)	(214)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(560)	$(233)	$(304)	$(263)	$(628)	$(214)

Basic and Diluted (Loss) per Membership Interest	$(0.06)	$(0.05)	$(0.12)	$(0.11)	$(0.06)	$(0.04)
Weighted Average Membership Interests	10,000	5,000	2,500	2,500	10,000	5,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #SANTANA	Series #01TIGER2	Series #86JORDAN2	Series #TOPPSTRIO	Series #81BIRD	Series #97KOBE
Expenses, gains, losses, interest and other investing income
Storage	$(7)	$(35)	$(7)	$(7)	$(7)	$(7)
Transportation	-	(6)	-	-	-	-
Insurance	(75)	(107)	(374)	(383)	(218)	(303)
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	-	(400)	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	(2,761)	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(205)	(271)	(504)	(3,674)	(348)	(432)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(205)	$(271)	$(504)	$(3,674)	$(348)	$(432)

Basic and Diluted (Loss) per Membership Interest	$(0.01)	$(0.14)	$(0.05)	$(0.73)	$(0.07)	$(0.04)
Weighted Average Membership Interests	15,000	2,000	10,000	5,000	5,000	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #XMEN94	Series #09RBLEROY	Series #04MESSI2	Series #THEROCK	Series #XLXMEN1	Series #03LEBRON5
Expenses, gains, losses, interest and other investing income
Storage	$(13)	$-	$(7)	$(7)	$(7)	$(7)
Transportation	(119)	-	-	-	-	-
Insurance	(75)	(223)	(243)	(119)	(75)	(475)
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	(9,933)	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(330)	(346)	(373)	(10,181)	(205)	(605)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(330)	$(346)	$(373)	$(10,181)	$(205)	$(605)

Basic and Diluted (Loss) per Membership Interest	$(0.03)	$(0.08)	$(0.07)	$(10.18)	$(0.03)	$(0.07)
Weighted Average Membership Interests	10,000	4,300	5,000	1,000	8,000	8,500

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #METEORITE	Series #SLASH	Series #00BRADY2	Series #89TMNT	Series #NESWWF	Series #PUNK9670
Expenses, gains, losses, interest and other investing income
Storage	$(750)	$-	$(7)	$(7)	$(7)	$(16)
Transportation	-	-	-	-	-	-
Insurance	(540)	(70)	(1,481)	(128)	(105)	-
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	(400)	(500)	-	-
Transaction Fee	-	-	-	-	-	(18)
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,413)	(193)	(2,011)	(758)	(234)	(157)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(1,413)	$(193)	$(2,011)	$(758)	$(234)	$(157)

Basic and Diluted (Loss) per Membership Interest	$(0.08)	$(0.01)	$(0.06)	$(0.38)	$(0.04)	$(0.02)
Weighted Average Membership Interests	17,500	13,000	32,500	2,000	6,000	7,200

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #18ALLEN	Series #CASTLEII	Series #36OWENS	Series #BAYC601	Series #60MANTLE	Series #PUNK8103
Expenses, gains, losses, interest and other investing income
Storage	$(63)	$(7)	$(7)	$(16)	$(7)	$(16)
Transportation	(20)	-	-	-	-	-
Insurance	(186)	(105)	(128)	-	(3,742)	-
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	(400)	-	-	-	-	-
Transaction Fee	-	-	-	(21)	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	(59,571)	-	(326,000)
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	5,584	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(792)	(234)	(258)	(54,147)	(3,872)	(326,139)
Provision for Income Taxes	-	-	-	(1,972)	-	-
Net Income / (Loss)	$(792)	$(234)	$(258)	$(56,119)	$(3,872)	$(326,139)

Basic and Diluted (Loss) per Membership Interest	$(0.07)	$(0.12)	$(0.10)	$(3.40)	$(0.09)	$(5.44)
Weighted Average Membership Interests	12,000	2,000	2,500	16,500	42,500	60,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #GHOST1	Series #BROSGRIMM	Series #HENDERSON	Series #KIRBY	Series #20HERBERT	Series #03RONALDO
Expenses, gains, losses, interest and other investing income
Storage	$(7)	$(7)	$(7)	$(7)	$-	$(7)
Transportation	-	-	-	-	-	-
Insurance	(43)	(114)	(869)	(267)	-	(758)
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	-	(123)
Marketing Expense	-	(1,000)	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	(50)	-
Income / (Loss) Before Income Taxes	(173)	(1,243)	(999)	(397)	(50)	(888)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(173)	$(1,243)	$(999)	$(397)	$(50)	$(888)

Basic and Diluted (Loss) per Membership Interest	$(0.09)	$(0.25)	$(0.04)	$(0.04)	$-	$(0.07)
Weighted Average Membership Interests	2,000	5,000	27,000	10,000	-	12,500

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #HONUS2	Series #MARX	Series #09HARDEN	Series #MEEB15511	Series #90BATMAN	Series #93JETER
Expenses, gains, losses, interest and other investing income
Storage	$(7)	$(7)	$(7)	$(16)	$(7)	$(7)
Transportation	-	-	-	-	-	-
Insurance	(430)	(109)	(141)	-	(267)	(179)
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(560)	(238)	(271)	(139)	(397)	(309)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(560)	$(238)	$(271)	$(139)	$(397)	$(309)

Basic and Diluted (Loss) per Membership Interest	$(0.06)	$(0.03)	$(0.14)	$(0.01)	$(0.04)	$(0.31)
Weighted Average Membership Interests	10,000	8,000	2,000	15,000	10,000	1,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #SIMPSONS1	Series #SPIDER129	Series #NESDK3	Series #BAYC7359	Series #CURIO10	Series #WILDTHING
Expenses, gains, losses, interest and other investing income
Storage	$(7)	$(7)	$(13)	$(16)	$(16)	$(7)
Transportation	-	-	(119)	-	-	-
Insurance	(105)	(60)	(499)	-	-	(46)
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	-	-	-	-
Transaction Fee	-	-	-	(24)	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	(86,202)	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	5,584	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(234)	(190)	(754)	(80,781)	(139)	(175)
Provision for Income Taxes	-	-	-	(1,971)	-	-
Net Income / (Loss)	$(234)	$(190)	$(754)	$(82,751)	$(139)	$(175)

Basic and Diluted (Loss) per Membership Interest	$(0.12)	$(0.02)	$(0.03)	$(4.36)	$(0.01)	$(0.09)
Weighted Average Membership Interests	2,000	10,000	22,800	19,000	10,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #1776	Series #98JORDAN2	Series #MACALLAN1	Series #BAYC9159	Series #FANTASY7	Series #SURFER4
Expenses, gains, losses, interest and other investing income
Storage	$(7)	$(7)	$-	$(16)	$(7)	$(7)
Transportation	-	-	-	-	-	-
Insurance	(1,043)	(1,369)	(28)	-	(383)	(82)
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	(500)	-	-	-	-	-
Transaction Fee	-	-	-	(24)	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	(113,326)	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	5,584	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,673)	(1,499)	(150)	(107,905)	(512)	(212)
Provision for Income Taxes	-	-	-	(1,971)	-	-
Net Income / (Loss)	$(1,673)	$(1,499)	$(150)	$(109,875)	$(512)	$(212)

Basic and Diluted (Loss) per Membership Interest	$(0.02)	$(0.09)	$(0.15)	$(2.82)	$(0.05)	$(0.02)
Weighted Average Membership Interests	80,000	16,500	1,000	39,000	10,000	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #OHTANI1	Series #OHTANI2	Series #WILT100	Series #PENGUIN	Series #KARUIZAWA	Series #KOMBAT
Expenses, gains, losses, interest and other investing income
Storage	$(7)	$(7)	$(7)	$(7)	$-	$(7)
Transportation	-	-	-	-	-	-
Insurance	(407)	(336)	(498)	(72)	(134)	(403)
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	-	(600)	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(537)	(466)	(628)	(801)	(257)	(532)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(537)	$(466)	$(628)	$(801)	$(257)	$(532)

Basic and Diluted (Loss) per Membership Interest	$(0.05)	$(0.05)	$(0.05)	$(0.08)	$(0.02)	$(0.05)
Weighted Average Membership Interests	10,000	9,125	11,500	10,000	13,000	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #APPLELISA	Series #98MANNING	Series #GIJOE	Series #BEATLES1	Series #SQUIG5847	Series #PACQUIAO
Expenses, gains, losses, interest and other investing income
Storage	$(7)	$(7)	$(7)	$(7)	$(16)	$(7)
Transportation	-	-	-	-	-	-
Insurance	(343)	(124)	(209)	(129)	-	(101)
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(473)	(253)	(339)	(259)	(139)	(231)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(473)	$(253)	$(339)	$(259)	$(139)	$(231)

Basic and Diluted (Loss) per Membership Interest	$(0.05)	$(0.13)	$(0.07)	$(0.04)	$(0.02)	$(0.12)
Weighted Average Membership Interests	10,000	2,000	5,000	6,000	6,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #83JOBS	Series #BATMAN181	Series #HOBBIT	Series #POPEYE	Series #PUNK5883	Series #HAMILTON1
Expenses, gains, losses, interest and other investing income
Storage	$(7)	$(7)	$(7)	$(7)	$(16)	$(35)
Transportation	-	-	-	-	-	(6)
Insurance	(475)	(55)	(83)	(452)	-	(169)
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	-	-	-	(400)
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	(469,357)	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(605)	(185)	(213)	(582)	(469,496)	(733)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(605)	$(185)	$(213)	$(582)	$(469,496)	$(733)

Basic and Diluted (Loss) per Membership Interest	$(0.06)	$(0.04)	$(0.02)	$(0.05)	$(11.74)	$(0.15)
Weighted Average Membership Interests	10,000	5,000	10,000	11,000	40,000	5,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #OBIWAN	Series #SMB2	Series #GIANNIS2	Series #86BONDS	Series #IPADPROTO	Series #MOBYDICK
Expenses, gains, losses, interest and other investing income
Storage	$(7)	$(7)	$(23)	$(7)	$(7)	$(7)
Transportation	-	-	-	-	-	-
Insurance	(81)	(1,333)	(1,704)	(65)	(82)	(77)
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	-	(400)	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(211)	(1,462)	(1,850)	(595)	(212)	(207)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(211)	$(1,462)	$(1,850)	$(595)	$(212)	$(207)

Basic and Diluted (Loss) per Membership Interest	$(0.11)	$(0.07)	$(0.04)	$(0.30)	$(0.11)	$(0.02)
Weighted Average Membership Interests	2,000	20,000	41,500	2,000	2,000	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #03SERENA	Series #BAYC4612	Series #18OSAKA	Series #05RODGERS	Series #IROBOT	Series #LEICAGOLD
Expenses, gains, losses, interest and other investing income
Storage	$(25)	$(16)	$(7)	$(7)	$(7)	$(7)
Transportation	-	-	-	-	-	-
Insurance	(383)	-	(81)	(267)	(38)	(163)
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	-	-	(1,000)	(400)
Transaction Fee	-	(22)	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	(571,453)	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	5,584	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(530)	(566,030)	(211)	(397)	(1,168)	(693)
Provision for Income Taxes	-	(1,971)	-	-	-	-
Net Income / (Loss)	$(530)	$(568,002)	$(211)	$(397)	$(1,168)	$(693)

Basic and Diluted (Loss) per Membership Interest	$(0.06)	$(5.68)	$(0.08)	$(0.06)	$(1.17)	$(0.17)
Weighted Average Membership Interests	8,500	100,000	2,600	7,000	1,000	4,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #FORTNITE	Series #IOMMI	Series #MARIO64	Series #GWTW	Series #NEWWORLD	Series #JAWA
Expenses, gains, losses, interest and other investing income
Storage	$(7)	$-	$(7)	$(7)	$(7)	$(7)
Transportation	-	-	-	-	-	-
Insurance	(96)	(70)	(508)	(50)	(42)	(151)
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	-	(500)	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(226)	(193)	(638)	(680)	(172)	(281)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(226)	$(193)	$(638)	$(680)	$(172)	$(281)

Basic and Diluted (Loss) per Membership Interest	$(0.11)	$(0.03)	$(0.05)	$(0.14)	$(0.09)	$(0.03)
Weighted Average Membership Interests	2,000	6,500	12,500	5,000	2,000	9,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #GWLETTER	Series #MARIOKART	Series #96KOBE2	Series #SHOWCASE4	Series #BAYC8827	Series #15COBB
Expenses, gains, losses, interest and other investing income
Storage	$(7)	$(7)	$(7)	$(7)	$(16)	$(7)
Transportation	-	-	-	-	-	-
Insurance	(129)	(341)	(1,147)	(82)	-	(359)
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	(19)	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	(636,512)	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	5,584	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(259)	(471)	(1,277)	(212)	(631,087)	(489)
Provision for Income Taxes	-	-	-	-	(1,972)	-
Net Income / (Loss)	$(259)	$(471)	$(1,277)	$(212)	$(633,059)	$(489)

Basic and Diluted (Loss) per Membership Interest	$(0.03)	$(0.09)	$(0.06)	$(0.02)	$(7.72)	$(0.07)
Weighted Average Membership Interests	7,500	5,000	22,500	11,000	82,000	7,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #BRADBURY	Series #MACALLAN2	Series #BEATLES2	Series #92TIGER	Series #DOOD6921	Series #HIRST1
Expenses, gains, losses, interest and other investing income
Storage	$(7)	$-	$(7)	$(35)	$(16)	$(23)
Transportation	-	-	-	(6)	-	-
Insurance	(45)	(82)	(136)	(332)	-	(8)
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(175)	(205)	(266)	(496)	(139)	(154)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(175)	$(205)	$(266)	$(496)	$(139)	$(154)

Basic and Diluted (Loss) per Membership Interest	$(0.09)	$(0.04)	$(0.11)	$(0.05)	$(0.01)	$(0.03)
Weighted Average Membership Interests	2,000	5,000	2,500	10,000	11,000	5,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #GRIFFEY2	Series #SKYWALKER	Series #85GPK2	Series #19HAALAND	Series #MEGALODON	Series #KELLER
Expenses, gains, losses, interest and other investing income
Storage	$(7)	$(7)	$(7)	$(7)	$(750)	$(7)
Transportation	-	-	-	-	-	-
Insurance	(98)	(101)	(139)	(204)	(869)	(43)
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	-	-	-	(500)
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(228)	(231)	(269)	(334)	(1,742)	(673)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(228)	$(231)	$(269)	$(334)	$(1,742)	$(673)

Basic and Diluted (Loss) per Membership Interest	$(0.11)	$(0.05)	$(0.05)	$(0.07)	$(0.06)	$(0.22)
Weighted Average Membership Interests	2,000	5,000	5,000	5,000	30,000	3,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #GODFATHER	Series #MAYC5750	Series #SUPREMEPB	Series #MJTICKET	Series #COOLCAT	Series #BLASTOISE
Expenses, gains, losses, interest and other investing income
Storage	$(52)	$(16)	$(7)	$(35)	$(7)	$(7)
Transportation	(36)	-	-	(6)	-	-
Insurance	(43)	-	(278)	(684)	(48)	(1,036)
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(123)	(123)
Marketing Expense	-	-	-	-	-	-
Transaction Fee	-	(18)	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	(42,024)	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	3,577	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(254)	(38,604)	(408)	(848)	(178)	(1,166)
Provision for Income Taxes	-	(1,243)	-	-	-	-
Net Income / (Loss)	$(254)	$(39,847)	$(408)	$(848)	$(178)	$(1,166)

Basic and Diluted (Loss) per Membership Interest	$(0.25)	$(3.98)	$(0.04)	$(0.04)	$(0.04)	$(0.02)
Weighted Average Membership Interests	1,000	10,000	10,000	20,000	4,000	50,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2023 (unaudited)

	Series #MACALLAN3	Series #SUPERMAN6	Series #MOONPASS	Series #90FANTASY	Consolidated
Expenses, gains, losses, interest and other investing income
Storage	$-	$(7)	$(7)	$(7)	$(18,982)
Transportation	-	-	-	-	(10,251)
Insurance	(43)	(49)	(38)	(91)	(99,050)
Bookkeeping and Accounting Fees	(123)	(123)	(123)	(123)	(36,525)
Marketing Expense	-	(600)	(400)	-	(18,800)
Transaction Fee	-	-	-	-	(146)
Gain on Sale	-	-	-	-	238,550
Loss on Sale	-	-	-	-	-
Loss on Impairment	-	-	-	-	(2,336,942)
Loss on Sale of Digital Assets	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	31,496
Other Taxes	-	-	-	-	(200)
Income / (Loss) Before Income Taxes	(166)	(779)	(568)	(221)	(2,250,849)
Provision for Income Taxes	-	-	-	-	(56,131)
Net Income / (Loss)	$(166)	$(779)	$(568)	$(221)	$(2,306,980)

Basic and Diluted (Loss) per Membership Interest	$(0.04)	$(0.26)	$(0.44)	$(0.07)
Weighted Average Membership Interests	4,100	3,000	1,300	3,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #52MANTLE	Series #71MAYS	Series #RLEXPEPSI	Series #10COBB	Series #POTTER	Series #TWOCITIES
Expenses, gains, losses, interest and other investing income
Storage	$ (49)	$ (3)	$ (3)	$ (3)	$ (128)	$ (3)
Transportation	(216)	-	-	-	(881)	-
Insurance	(646)	(294)	(82)	(208)	(86)	(47)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income/(Loss)Before Income Taxes	(1,056)	(442)	(230)	(356)	(1,240)	(195)
Provision for Income Taxes	-	-	-	-	-	-
Net Income/(Loss)	$ (1,056)	$ (442)	$ (230)	$ (356)	$ (1,240)	$ (195)

Basic and Diluted (Loss) per Membership Interest	$ (0.11)	$ (0.22)	$ (0.11)	$ (0.36)	$ (0.41)	$ (0.97)
Weighted Average Membership Interests	10,000	2,000	2,000	1,000	3,000	200

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #FROST	Series #BIRKINBLU	Series #SMURF	Series #70RLEX	Series #EINSTEIN	Series #HONUS
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (3)	$ (3)	$ (3)	$ (165)
Transportation	-	-	-	-	-	(881)
Insurance	(46)	(306)	(143)	(143)	(46)	(2,472)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(194)	(454)	(291)	(291)	(194)	(3,663)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (194)	$ (454)	$ (291)	$ (291)	$ (194)	$ (3,663)

Basic and Diluted (Loss) per Membership Interest	$ (0.97)	$ (0.45)	$ (0.15)	$ (0.23)	$ (0.10)	$ (0.37)
Weighted Average Membership Interests	200	1,000	2,000	1,000	2,000	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #75ALI	Series #APROAK	Series #88JORDAN	Series #BIRKINBOR	Series #33RUTH
Expenses, gains, losses, interest and other investing income
Storage	$ (10)	$ -	$ (3)	$ (3)	$ (47)
Transportation	-	-	-	-	(216)
Insurance	(252)	-	(136)	(281)	(397)
Bookkeeping and Accounting Fees	(145)	-	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-
Banking Fees	-	-	-	-	-
Transaction Fee	-	-	-	-	-
Gain on Sale	-	-	-	-	-
Loss on Sale	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-
Income/(Loss)Before Income Taxes	(407)	-	(284)	(429)	(805)
Provision for Income Taxes	-	-	-	-	-
Net Income/(Loss)	$ (407)	$ -	$ (284)	$ (429)	$ (805)

Basic and Diluted (Loss) per Membership Interest	$ (0.41)	$ -	$ (0.14)	$ (0.21)	$ (0.40)
Weighted Average Membership Interests	1,000	1,000	2,000	2,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #SPIDER1	Series #BATMAN3	Series #ULYSSES	Series #ROOSEVELT	Series #56MANTLE	Series #AGHOWL
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (19)	$ (3)	$ (3)	$ (3)	$ (3)
Transportation	-	(216)	-	-	-	-
Insurance	(53)	(93)	(54)	(51)	(82)	(49)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income/(Loss)Before Income Taxes	(201)	(473)	(202)	(199)	(230)	(197)
Provision for Income Taxes	-	-	-	-	-	-
Net Income/(Loss)	$ (201)	$ (473)	$ (202)	$ (199)	$ (230)	$ (197)

Basic and Diluted (Loss) per Membership Interest	$ (0.20)	$ (0.47)	$ (0.40)	$ (0.20)	$ (0.02)	$ (0.39)
Weighted Average Membership Interests	1,000	1,000	500	1,000	10,000	500

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #18ZION	Series #SNOOPY	Series #APOLLO11	Series #24RUTHBAT	Series #YOKO
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (13)	$ (91)	$ (67)	$ (3)
Transportation	-	-	-	-	-
Insurance	(104)	(117)	(184)	(1,236)	(47)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(69)	(145)
Marketing Expense	-	-	-	-	-
Banking Fees	-	-	-	-	-
Transaction Fee	-	-	-	-	-
Gain on Sale	-	-	-	19,994	-
Loss on Sale	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-
Income / (Loss) Before Income Taxes	(252)	(275)	(420)	18,622	(195)
Provision for Income Taxes	-	-	-	(2,480)	-
Net Income / (Loss)	$ (252)	$ (275)	$ (420)	$ 16,142	$ (195)

Basic and Diluted (Loss) per Membership Interest	$ (0.50)	$ (0.14)	$ (0.42)	$ 5.38	$ (0.98)
Weighted Average Membership Interests	500	2,000	1,000	3,000	200

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #HULK1	Series #RUTHBALL	Series #HIMALAYA	Series #38DIMAGGIO	Series #55CLEMENTE
Expenses, gains, losses, Interest and other investment income
Storage	$ -	$ (3)	$ (3)	$ (3)	$ (3)
Transportation	-	-	-	-	-
Insurance	-	(151)	(671)	(136)	(214)
Bookkeeping and Accounting Fees	-	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-
Banking Fees	-	-	-	-	-
Transaction Fee	-	-	-	-	-
Gain on Sale	-	-	-	-	-
Loss on Sale	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-
Income/(Loss) Before Income Taxes	-	(299)	(819)	(284)	(362)
Provision for Income Taxes	-	-	-	-	-
Net Income/(Loss)	$ -	$ (299)	$ (819)	$ (284)	$ (362)

Basic and Diluted (Loss) per Membership Interest	$ -	$ (0.15)	$ (0.41)	$ (0.28)	$ (0.36)
Weighted Average Membership Interests	-	2,000	2,000	1,000	1,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #LOTR	Series #CATCHER	Series #BOND1	Series #SUPER21	Series #BATMAN1	Series #BIRKINTAN
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (3)	$ (3)	$ (3)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(58)	(47)	(65)	(43)	(88)	(160)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Crypto currency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income/(Loss) Before Income Taxes	(206)	(195)	(213)	(191)	(236)	(308)
Provision for Income Taxes	-	-	-	-	-	-
Net Income/(Loss)	$ (206)	$ (195)	$ (213)	$ (191)	$ (236)	$ (308)

Basic and Diluted (Loss) per Membership Interest	$ (0.21)	$ (0.39)	$ (0.21)	$ (0.02)	$ (0.24)	$ (0.31)
Weighted Average Membership Interests	1,000	500	1,000	8,500	1,000	1,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #GMTBLACK1	Series #61JFK	Series #POKEMON1	Series #50JACKIE	Series #LINCOLN	Series #STARWARS1
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (3)	$ -	$ (40)	$ (19)
Transportation	-	-	-	-	(881)	(216)
Insurance	(122)	(50)	(612)	-	(84)	(45)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	-	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(270)	(198)	(760)	-	(1,150)	(425)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (270)	$ (198)	$ (760)	$ -	$ (1,150)	$ (425)

Basic and Diluted (Loss) per Membership Interest	$ (0.27)	$ (0.10)	$ (0.15)	$ -	$ (0.29)	$ (0.04)
Weighted Average Membership Interests	1,000	2,000	5,000	-	4,000	12,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #68MAYS	Series #56TEDWILL	Series #TMNT1	Series #CAPTAIN3	Series #51MANTLE	Series #CHURCHILL
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ -	$ (3)	$ (54)	$ (7)
Transportation	-	-	-	-	-	(666)
Insurance	(194)	(428)	-	(64)	(170)	(43)
Bookkeeping and Accounting Fees	(145)	(145)	-	(145)	(88)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	35,500	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income/(Loss) Before Income Taxes	(342)	(576)	-	(212)	35,188	(861)
Provision for Income Taxes	-	-	-	-	(7,206)	-
Net Income/(Loss)	$ (342)	$ (576)	$ -	$ (212)	$ 27,982	$ (861)

Basic and Diluted (Loss) per Membership Interest	$ (0.17)	$ (0.29)	$ -	$ (0.21)	$ 13.99	$ (0.11)
Weighted Average Membership Interests	2,000	2,000	-	1,000	2,000	7,500

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #SHKSPR4	Series #03KOBE	Series #03LEBRON	Series #03JORDAN	Series #39TEDWILL	Series #94JETER
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (3)	$ (1)	$ (3)	$ (3)	$ (3)
Transportation	(666)	-	-	-	-	-
Insurance	(115)	(252)	(127)	(199)	(174)	(228)
Bookkeeping and Accounting Fees	(145)	(145)	(27)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	31,000	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(933)	(400)	30,845	(347)	(322)	(376)
Provision for Income Taxes	-	-	(6,195)	-	-	-
Net Income / (Loss)	$ (933)	$ (400)	$ 24,650	$ (347)	$ (322)	$ (376)

Basic and Diluted (Loss) per Membership Interest	$ (0.93)	$ (0.06)	$ 12.32	$ (0.17)	$ (0.06)	$ (0.38)
Weighted Average Membership Interests	1,000	6,250	2,000	2,000	5,600	1,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #2020TOPPS	Series #FANFOUR1	Series #85MARIO	Series #TOS39	Series #DAREDEV1	Series #05LATOUR

Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ -	$ -	$ (134)	$ -	$ -
Transportation	-	-	-	-	-	-
Insurance	(515)	-	-	(94)	-	(18)
Bookkeeping and Accounting Fees	(145)	-	-	(27)	-	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	120,000	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income/(Loss) Before Income Taxes	(663)	-	-	119,745	-	(163)
Provision for Income Taxes	-	-	-	(24,910)	-	-
Net Income/(Loss)	$ (663)	$ -	$ -	$ 94,835	$ -	$ (163)

Basic and Diluted (Loss) per Membership Interest	$ (0.07)	$ -	$ -	$ 31.61	$ -	$ (0.16)
Weighted Average Membership Interests	10,000	-	-	3,000	-	1,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #16SCREAG	Series #14DRC	Series #86RICE	Series #57MANTLE	Series #FAUBOURG	Series #SOBLACK
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ -	$ (31)	$ (3)	$ (31)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(77)	(111)	(135)	(77)	(597)	(281)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(222)	(256)	(311)	(225)	(773)	(429)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (222)	$ (256)	$ (311)	$ (225)	$ (773)	$ (429)

Basic and Diluted (Loss) per Membership Interest	$ (0.22)	$ (0.26)	$ (0.01)	$ (0.03)	$ (0.39)	$ (0.43)
Weighted Average Membership Interests	1,000	1,000	23,000	8,000	2,000	1,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #GATSBY	Series #93DAYTONA	Series #09TROUT	Series #57STARR	Series #AF15	Series #03KOBE2
Expenses, gains, losses, interest and other investing income
Storage	$ (23)	$ (36)	$ (3)	$ (3)	$ -	$ (3)
Transportation	(881)	(216)	-	-	-	-
Insurance	(174)	(179)	(1,133)	(77)	-	(140)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	-	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,223)	(576)	(1,281)	(225)	-	(288)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (1,223)	$ (576)	$ (1,281)	$ (225)	$ -	$ (288)

Basic and Diluted (Loss) per Membership Interest	$ (0.31)	$ (0.29)	$ (0.11)	$ (0.03)	$ -	$ (0.05)
Weighted Average Membership Interests	4,000	2,000	11,250	8,000	-	5,750

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #JOBSMAC	Series #16PETRUS	Series #ALICE	Series #SPIDER10	Series #62MANTLE	Series #BATMAN6
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ -	$ (3)	$ (3)	$ (3)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(208)	(93)	(45)	(51)	(681)	(55)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(353)	(238)	(193)	(199)	(829)	(203)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (353)	$ (238)	$ (193)	$ (199)	$ (829)	$ (203)

Basic and Diluted (Loss) per Membership Interest	$ (0.07)	$ (0.03)	$ (0.02)	$ (0.05)	$ (0.14)	$ (0.10)
Weighted Average Membership Interests	5,000	9,000	12,000	4,200	6,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #CLEMENTE2	Series #79STELLA	Series #TKAM	Series #DIMAGGIO2	Series #13BEAUX
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (36)	$ (3)	$ (3)	$ -
Transportation	-	(216)	-	-	-
Insurance	(330)	(298)	(59)	(86)	(53)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-
Banking Fees	-	-	-	-	-
Transaction Fee	-	-	-	-	-
Gain on Sale	-	-	-	-	-
Loss on Sale	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-
Income / (Loss) Before Income Taxes	(478)	(695)	(207)	(234)	(198)
Provision for Income Taxes	-	-	-	-	-
Net Income / (Loss)	$ (478)	$ (695)	$ (207)	$ (234)	$ (198)

Basic and Diluted (Loss) per Membership Interest	$ (0.24)	$ (0.05)	$ (0.10)	$ (0.12)	$ (0.04)
Weighted Average Membership Interests	2,000	13,800	2,000	2,000	5,100

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #ANMLFARM	Series #NASA1	Series #00BRADY	Series #85NES	Series #JUSTICE1
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (41)	$ (31)	$ (3)	$ (94)
Transportation	-	(666)	-	-	(216)
Insurance	(44)	(1,254)	(209)	(165)	(171)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(123)
Marketing Expense	-	-	-	-	-
Banking Fees	-	-	-	-	-
Transaction Fee	-	-	-	-	-
Gain on Sale	-	-	-	-	35,000
Loss on Sale	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-
Income/(Loss)Before Income Taxes	(192)	(2,106)	(385)	(313)	34,396
Provision for Income Taxes	-	-	-	-	(6,999)
Net Income/(Loss)	$ (192)	$ (2,106)	$ (385)	$ (313)	$ 27,397

Basic and Diluted (Loss)per Membership Interest	$ (0.19)	$ (0.21)	$ (0.10)	$ (0.04)	$ 5.48
Weighted Average Membership Interests	1,000	10,000	3,750	8,000	5,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #69KAREEM	Series #59JFK	Series #04LEBRON	Series #85JORDAN	Series #GOLDENEYE	Series #MOONSHOE
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (3)	$ (7)	$ (3)	$ (13)
Transportation	-	-	-	(666)	-	-
Insurance	(151)	(55)	(252)	(1,206)	(149)	(768)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(299)	(203)	(400)	(2,024)	(297)	(926)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (299)	$ (203)	$ (400)	$ (2,024)	$ (297)	$ (926)

Basic and Diluted (Loss) per Membership Interest	$ (0.12)	$ (0.10)	$ (0.08)	$ (0.20)	$ (0.06)	$ (0.05)
Weighted Average Membership Interests	2,500	2,000	5,000	10,000	5,000	18,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #03LEBRON2	Series #GRAPES	Series #34GEHRIG	Series #98KANGA	Series #06BRM	Series #DUNE
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (3)	$ (94)	$ -	$ (7)
Transportation	-	-	-	(245)	-	(666)
Insurance	(477)	(61)	(183)	(768)	(38)	(45)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(625)	(209)	(331)	(1,252)	(183)	(863)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (625)	$ (209)	$ (331)	$ (1,252)	$ (183)	$ (863)

Basic and Diluted (Loss) per Membership Interest	$ (0.12)	$ (0.10)	$ (0.07)	$ (0.06)	$ (0.10)	$ (0.86)
Weighted Average Membership Interests	5,000	2,000	5,000	21,250	1,850	1,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #86FLEER	Series #WILDGUN	Series #58PELE2	Series #13GIANNIS
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ -	$ (3)
Transportation	-	-	-	-
Insurance	(751)	(155)	-	(134)
Bookkeeping and Accounting Fees	(145)	(145)	-	(145)
Marketing Expense	-	-	-	-
Banking Fees	-	-	-	-
Transaction Fee	-	-	-	-
Gain on Sale	-	-	-	-
Loss on Sale	-	-	-	-
Loss on Impairment	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-
Investment Income/(Loss)	-	-	-	-
Income/(Loss)Before Income Taxes	(899)	(303)	-	(282)
Provision for Income Taxes	-	-	-	-
Net Income/(Loss)	$ (899)	$ (303)	$ -	$ (282)

Basic and Diluted (Loss) per Membership Interest	$ (0.05)	$ (0.08)	$ -	$ (0.06)
Weighted Average Membership Interests	16,500	4,000	-	5,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #04MESSI	Series #AVENGE57	Series #03TACHE	Series #99TMB2	Series #PUNCHOUT	Series #BULLSRING
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ -	$ (19)	$ (7)	$ (155)
Transportation	-	-	-	(216)	(666)	(881)
Insurance	(231)	(51)	(170)	(283)	(427)	(1,253)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income/(Loss)Before Income Taxes	(379)	(199)	(315)	(663)	(1,245)	(2,434)
Provision for Income Taxes	-	-	-	-	-	-
Net Income/(Loss)	$ (379)	$ (199)	$ (315)	$ (663)	$ (1,245)	$ (2,434)

Basic and Diluted (Loss) per Membership Interest	$ (0.04)	$ (0.01)	$ (0.02)	$ (0.07)	$ (0.12)	$ (0.08)
Weighted Average Membership Interests	9,000	20,000	15,600	10,000	10,000	30,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #70AARON	Series #96CHARZRD	Series #01TIGER	Series #ICECLIMB	Series #09COBB	Series #51HOWE
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (43)	$ (23)	$ (3)	$ (23)	$ (134)
Transportation	-	-	-	-	-	-
Insurance	(117)	(320)	(114)	(379)	(172)	(199)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(24)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	12,400
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(265)	(508)	(282)	(527)	(340)	12,043
Provision for Income Taxes	-	-	-	-	-	(2,392)
Net Income / (Loss)	$ (265)	$ (508)	$ (282)	$ (527)	$ (340)	$ 9,651

Basic and Diluted (Loss) per Membership Interest	$ (0.04)	$ (0.08)	$ (0.15)	$ (0.05)	$ (0.04)	$ 1.93
Weighted Average Membership Interests	6,000	6,500	1,850	10,000	8,000	5,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #96JORDAN2	Series #JUNGLEBOX	Series #59FLASH	Series #FOSSILBOX	Series #THOR	Series #POKEBLUE
Expenses, gains, losses, interest and other investing income
Storage	$ (48)	$ (23)	$ (3)	$ (3)	$ -	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(271)	(185)	(80)	(126)	-	(135)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	-	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(464)	(353)	(228)	(274)	-	(283)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (464)	$ (353)	$ (228)	$ (274)	$ -	$ (283)

Basic and Diluted (Loss) per Membership Interest	$ (0.04)	$ (0.05)	$ (0.02)	$ (0.07)	$ -	$ (0.12)
Weighted Average Membership Interests	10,800	6,900	10,000	4,200	-	2,400

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #98GTA	Series #PICNIC	Series #DOMINO	Series #58PELE	Series #09CURRY	Series #84JORDAN
Expenses, gains, losses, interest and other investing income
Storage	$ (19)	$ (3)	$ (3)	$ (56)	$ (3)	$ (68)
Transportation	(216)	-	-	-	-	-
Insurance	(102)	(272)	(41)	(1,414)	(149)	(1,559)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(37)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	1,043,269	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income/(Loss)Before Income Taxes	(482)	(420)	(189)	1,041,762	(297)	(1,772)
Provision for Income Taxes	-	-	-	(218,313)	-	-
Net Income/(Loss)	$ (482)	$ (420)	$ (189)	$ 823,449	$ (297)	$ (1,772)

Basic and Diluted (Loss)per Membership Interest	$ (0.15)	$ (0.21)	$ (0.09)	$ 26.14	$ (0.12)	$ (0.12)
Weighted Average Membership Interests	3,150	2,000	2,000	31,500	2,500	15,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #09BEAUX	Series #KEROUAC	Series #96JORDAN	Series #FEDERAL	Series #62BOND	Series #71TOPPS
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (3)	$ (3)	$ (7)	$ (23)	$ (68)
Transportation	-	-	-	(666)	-	-
Insurance	(72)	(100)	(243)	(125)	(94)	(330)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	(9,600)
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(217)	(248)	(391)	(943)	(262)	(10,143)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (217)	$ (248)	$ (391)	$ (943)	$ (262)	$ (10,143)

Basic and Diluted (Loss) per Membership Interest	$ (0.03)	$ (0.05)	$ (0.03)	$ (0.09)	$ (0.02)	$ (0.60)
Weighted Average Membership Interests	6,800	4,900	12,000	10,000	15,500	17,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #DEATON	Series #98ZELDA	Series #03JORDAN2	Series #WOLVERINE	Series #91JORDAN	Series #79GRETZKY
Expenses, gains, losses, interest and other investing income
Storage	$ (2,000)	$ (68)	$ (3)	$ -	$ (68)	$ (197)
Transportation	(11,601)	-	-	-	-	(881)
Insurance	(525)	(136)	(214)	-	(365)	(3,543)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	-	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(14,271)	(349)	(362)	-	(578)	(4,766)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (14,271)	$ (349)	$ (362)	$ -	$ (578)	$ (4,766)

Basic and Diluted (Loss) per Membership Interest	$ (1.25)	$ (0.07)	$ (0.04)	$ -	$ (0.06)	$ (0.24)
Weighted Average Membership Interests	11,400	5,000	10,000	5,000	10,000	20,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #17DUJAC	Series #FAUBOURG2	Series #MOSASAUR	Series #92JORDAN	Series #14KOBE	Series #03LEBRON3
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (31)	$ -	$ (3)	$ (20)	$ (84)
Transportation	-	-	-	-	-	(216)
Insurance	(56)	(768)	(73)	(213)	(344)	(1,031)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(18)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	25,115	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(201)	(944)	(218)	(361)	24,733	(1,476)
Provision for Income Taxes	-	-	-	-	(5,040)	-
Net Income / (Loss)	$ (201)	$ (944)	$ (218)	$ (361)	$ 19,693	$ (1,476)

Basic and Diluted (Loss) per Membership Interest	$ (0.06)	$ (0.09)	$ (0.04)	$ (0.05)	$ 2.02	$ (0.15)
Weighted Average Membership Interests	3,250	11,000	6,000	7,000	9,750	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #95TOPSUN	Series #09TROUT2	Series #59BOND	Series #OPEECHEE	Series #ROCKETBOX	Series #94JORDAN
Expenses, gains, losses, interest and other investing income
Storage	$ (23)	$ (43)	$ (23)	$ (68)	$ (23)	$ (48)
Transportation	-	-	-	-	-	-
Insurance	(281)	(281)	(88)	(1,265)	(160)	(394)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	(42,000)	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(449)	(469)	(256)	(43,478)	(328)	(587)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (449)	$ (469)	$ (256)	$ (43,478)	$ (328)	$ (587)

Basic and Diluted (Loss) per Membership Interest	$ (0.04)	$ (0.04)	$ (0.02)	$ (4.35)	$ (0.07)	$ (0.06)
Weighted Average Membership Interests	10,000	11,200	10,250	10,000	4,750	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #18LUKA	Series #FANFOUR5	Series #16KOBE	Series #11BELAIR	Series #76PAYTON
Expenses, gains, losses, interest and other investing income
Storage	$ (23)	$ (3)	$ (23)	$ -	$ (50)
Transportation	-	-	(881)	-	-
Insurance	(147)	(91)	(3,111)	(46)	(299)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-
Banking Fees	-	-	-	-	-
Transaction Fee	-	-	-	-	-
Gain on Sale	-	-	-	-	-
Loss on Sale	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-
Income / (Loss) Before Income Taxes	(315)	(239)	(4,160)	(191)	(494)
Provision for Income Taxes	-	-	-	-	-
Net Income / (Loss)	$ (315)	$ (239)	$ (4,160)	$ (191)	$ (494)

Basic and Diluted (Loss) per Membership Interest	$ (0.06)	$ (0.02)	$ (0.04)	$ (0.10)	$ (0.05)
Weighted Average Membership Interests	5,300	10,000	100,000	2,000	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #17MAHOMES	Series #85MJPROMO	Series #96KOBE	Series #99CHARZRD	Series #68RYAN	Series #MARADONA
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (23)	$ (3)	$ (104)	$ (3)	$ (3)
Transportation	-	-	-	(216)	-	-
Insurance	(1,054)	(148)	(365)	(1,497)	(330)	(93)
Bookkeeping and Accounting Fees	(21)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	(480)	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	135,000	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	(24,000)	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	133,925	(316)	(24,513)	(2,442)	(478)	(241)
Provision for Income Taxes	(27,812)	-	-	-	-	-
Net Income / (Loss)	$ 106,113	$ (316)	$ (24,513)	$ (2,442)	$ (478)	$ (241)

Basic and Diluted (Loss) per Membership Interest	$ 4.24	$ (0.09)	$ (3.50)	$ (0.07)	$ (0.05)	$ (0.12)
Weighted Average Membership Interests	25,000	3,500	7,000	35,000	10,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #POKEYELOW	Series #POKELUGIA	Series #VANHALEN	Series #48JACKIE	Series #05MJLJ
Expenses, gains, losses, interest and other investing income
Storage	$ (98)	$ (23)	$ (3)	$ (71)	$ (23)
Transportation	(29)	-	-	(216)	-
Insurance	(264)	(501)	(78)	(1,693)	(388)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-
Banking Fees	-	-	-	-	-
Transaction Fee	-	-	-	-	-
Gain on Sale	-	-	-	-	-
Loss on Sale	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-
Income/(Loss) Before Income Taxes	(536)	(669)	(226)	(2,125)	(556)
Provision for Income Taxes	-	-	-	-	-
Net Income/(Loss)	$ (536)	$ (669)	$ (226)	$ (2,125)	$ (556)

Basic and Diluted (Loss) per Membership Interest	$ (0.05)	$ (0.07)	$ (0.05)	$ (0.11)	$ (0.03)
Weighted Average Membership Interests	11,000	10,000	5,000	18,750	20,500

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #81MONTANA	Series #00MOUTON	Series #07DURANT	Series #56AARON	Series #85LEMIEUX	Series #87JORDAN
Expenses, gains, losses, interest and other investing income
Storage	$ (183)	$ -	$ (3)	$ (3)	$ -	$ -
Transportation	(173)	-	-	-	-	-
Insurance	(345)	(57)	(491)	(237)	(419)	(259)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(146)	(146)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	(15,099)	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(846)	(202)	(15,738)	(385)	(565)	(405)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (846)	$ (202)	$ (15,738)	$ (385)	$ (565)	$ (405)

Basic and Diluted (Loss) per Membership Interest	$ (0.08)	$ (0.10)	$ (1.75)	$ (0.04)	$ (0.03)	$ (0.04)
Weighted Average Membership Interests	10,000	2,000	9,000	10,000	17,500	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #AC23	Series #APPLE1	Series #GWLOTTO	Series #GYMBOX	Series #HUCKFINN	Series #NEOBOX
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (60)	$ (3)	$ (3)	$ (3)	$ (23)
Transportation	-	-	-	-	-	-
Insurance	(56)	(3,505)	(57)	(111)	(51)	(233)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(204)	(3,710)	(205)	(259)	(199)	(401)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (204)	$ (3,710)	$ (205)	$ (259)	$ (199)	$ (401)

Basic and Diluted (Loss) per Membership Interest	$ (0.05)	$ (0.11)	$ (0.08)	$ (0.09)	$ (0.10)	$ (0.04)
Weighted Average Membership Interests	4,000	33,000	2,500	3,000	2,000	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #NEWTON	Series #NICKLAUS1	Series #POKEMON2	Series #POKERED	Series #RIVIERA	Series #SMB3
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (19)	$ (94)	$ -	$ (29)
Transportation	-	-	(216)	(245)	-	(216)
Insurance	(224)	(206)	(1,863)	(206)	(110)	(143)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(372)	(354)	(2,243)	(690)	(255)	(533)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (372)	$ (354)	$ (2,243)	$ (690)	$ (255)	$ (533)

Basic and Diluted (Loss) per Membership Interest	$ (0.01)	$ (0.09)	$ (0.05)	$ (0.07)	$ (0.04)	$ (0.11)
Weighted Average Membership Interests	30,000	4,000	41,500	10,000	6,000	5,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #WALDEN	Series #WZRDOFOZ	Series #60ALI	Series #TORNEK	Series #DIMAGGIO3	Series #POKEMON3
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (23)	$ (3)	$ (3)	$ (3)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(51)	(96)	(1,060)	(636)	(2,058)	(2,725)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(199)	(264)	(1,208)	(784)	(2,206)	(2,873)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (199)	$ (264)	$ (1,208)	$ (784)	$ (2,206)	$ (2,873)

Basic and Diluted (Loss) per Membership Interest	$ (0.10)	$ (0.04)	$ (0.05)	$ (0.02)	$ (0.10)	$ (0.57)
Weighted Average Membership Interests	2,000	6,000	23,500	33,000	22,500	5,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #58PELE3	Series #09CURRY2	Series #85ERVING	Series #80ALI	Series #BATMAN2
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (19)	$ (3)	$ (10)	$ (19)
Transportation	-	(216)	-	-	(216)
Insurance	(914)	(2,234)	(219)	(330)	(93)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-
Banking Fees	-	-	-	-	-
Transaction Fee	-	-	-	-	-
Gain on Sale	-	-	-	-	-
Loss on Sale	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,062)	(2,614)	(367)	(485)	(473)
Provision for Income Taxes	-	-	-	-	-
Net Income / (Loss)	$ (1,062)	$ (2,614)	$ (367)	$ (485)	$ (473)

Basic and Diluted (Loss) per Membership Interest	$ (0.09)	$ (0.12)	$ (0.04)	$ (0.05)	$ (0.06)
Weighted Average Membership Interests	11,250	21,000	10,000	10,000	8,500

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #FLASH123	Series #99MJRETRO	Series #85GPK	Series #IPOD	Series #HGWELLS	Series #85JORDAN2
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (3)	$ -	$ (3)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(56)	(248)	(125)	(145)	(67)	(1,158)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(204)	(396)	(273)	(290)	(215)	(1,306)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (204)	$ (396)	$ (273)	$ (290)	$ (215)	$ (1,306)

Basic and Diluted (Loss) per Membership Interest	$ (0.06)	$ (0.04)	$ (0.27)	$ (0.06)	$ (0.03)	$ (0.07)
Weighted Average Membership Interests	3,625	10,000	1,000	5,000	7,500	20,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #66ORR	Series #CONGRESS	Series #GRIFFEYJR	Series #01HALO	Series #87ZELDA	Series #EINSTEIN2
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (23)	$ (3)	$ (3)	$ (23)	$ (3)
Transportation	-	-	-	-	(881)	-
Insurance	(453)	(110)	(184)	(105)	(525)	(89)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(601)	(278)	(332)	(253)	(1,574)	(237)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (601)	$ (278)	$ (332)	$ (253)	$ (1,574)	$ (237)

Basic and Diluted (Loss) per Membership Interest	$ (0.06)	$ (0.06)	$ (0.13)	$ (0.10)	$ (0.16)	$ (0.05)
Weighted Average Membership Interests	10,000	5,000	2,500	2,500	10,000	5,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #SANTANA	Series #01TIGER2	Series #86JORDAN2	Series #TOPPSTRIO	Series #81BIRD	Series #97KOBE
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (3)	$ (3)	$ (3)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(80)	(113)	(394)	(403)	(231)	(318)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(228)	(261)	(542)	(551)	(379)	(466)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (228)	$ (261)	$ (542)	$ (551)	$ (379)	$ (466)

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ (0.13)	$ (0.05)	$ (0.11)	$ (0.08)	$ (0.05)
Weighted Average Membership Interests	15,000	2,000	10,000	5,000	5,000	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #XMEN94	Series #09RBLEROY	Series #04MESSI2	Series #THEROCK	Series #XLXMEN1	Series #03LEBRON5
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ -	$ (3)	$ (3)	$ (3)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(80)	(234)	(257)	(125)	(80)	(501)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(228)	(379)	(405)	(273)	(228)	(649)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (228)	$ (379)	$ (405)	$ (273)	$ (228)	$ (649)

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ (0.09)	$ (0.08)	$ (0.27)	$ (0.03)	$ (0.08)
Weighted Average Membership Interests	10,000	4,300	5,000	1,000	8,000	8,500

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #METEORITE	Series #SLASH	Series #00BRADY2	Series #89TMNT	Series #NESWWF	Series #PUNK9670
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ -	$ (3)	$ (3)	$ (3)	$ -
Transportation	-	-	-	-	-	-
Insurance	(568)	(74)	(1,557)	(135)	(111)	-
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(144)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	(4)
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	(60,899)	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(713)	(219)	(62,604)	(283)	(259)	(148)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (713)	$ (219)	$ (62,604)	$ (283)	$ (259)	$ (148)

Basic and Diluted (Loss) per Membership Interest	$ (0.04)	$ (0.02)	$ (1.93)	$ (0.14)	$ (0.04)	$ (0.02)
Weighted Average Membership Interests	17,500	13,000	32,500	2,000	6,000	7,200

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #18ALLEN	Series #CASTLEII	Series #36OWENS	Series #BAYC601	Series #60MANTLE	Series #PUNK8103
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (3)	$ -	$ (31)	$ -
Transportation	-	-	-	-	-	-
Insurance	(196)	(111)	(135)	-	(3,931)	-
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	(55)	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	(1,316)	-	-
Loss on Sale of Cryptocurrency	-	-	-	(1,179)	-	-
Investment Income/(Loss)	-	-	-	92,406	-	-
Income / (Loss) Before Income Taxes	(344)	(259)	(283)	89,711	(4,107)	(145)
Provision for Income Taxes	-	-	-	(32,610)	-	-
Net Income / (Loss)	$ (344)	$ (259)	$ (283)	$ 57,101	$ (4,107)	$ (145)

Basic and Diluted (Loss) per Membership Interest	$ (0.03)	$ (0.13)	$ (0.11)	$ 3.46	$ (0.10)	$ (0.00)
Weighted Average Membership Interests	12,000	2,000	2,500	16,500	42,500	60,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #GHOST1	Series #BROSGRIMM	Series #HENDERSON	Series #KIRBY	Series #20HERBERT	Series #03RONALDO
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (23)	$ (3)	$ (3)	$ (3)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(47)	(120)	(915)	(281)	(330)	(797)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(195)	(288)	(1,063)	(429)	(478)	(945)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (195)	$ (288)	$ (1,063)	$ (429)	$ (478)	$ (945)

Basic and Diluted (Loss) per Membership Interest	$ (0.10)	$ (0.06)	$ (0.04)	$ (0.04)	$ (0.05)	$ (0.08)
Weighted Average Membership Interests	2,000	5,000	27,000	10,000	10,000	12,500

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #HONUS2	Series #MARX	Series #09HARDEN	Series #MEEB15511	Series #90BATMAN	Series #93JETER
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (3)	$ -	$ -	$ (3)	$ (23)
Transportation	-	-	-	-	-	-
Insurance	(453)	(115)	(149)	-	(281)	(189)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	(23,600)	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(598)	(263)	(294)	(145)	(24,029)	(357)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (598)	$ (263)	$ (294)	$ (145)	$ (24,029)	$ (357)

Basic and Diluted (Loss) per Membership Interest	$ (0.06)	$ (0.03)	$ (0.15)	$ (0.01)	$ (2.40)	$ (0.36)
Weighted Average Membership Interests	10,000	8,000	2,000	15,000	10,000	1,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #SIMPSONS1	Series #SPIDER129	Series #NESDK3	Series #BAYC7359	Series #CURIO10	Series #WILDTHING
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (7)	$ -	$ -	$ (3)
Transportation	-	-	(666)	-	-	-
Insurance	(111)	(64)	(525)	-	-	(49)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	20	-	-	-	-
Transaction Fee	-	-	-	(55)	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	(916)	-	-
Loss on Sale of Cryptocurrency	-	-	-	(1,179)	-	-
Investment Income/(Loss)	-	-	-	92,304	-	-
Income / (Loss) Before Income Taxes	(259)	(192)	(1,343)	90,009	(145)	(197)
Provision for Income Taxes	-	-	-	(32,718)	-	-
Net Income / (Loss)	$ (259)	$ (192)	$ (1,343)	$ 57,291	$ (145)	$ (197)

Basic and Diluted (Loss) per Membership Interest	$ (0.13)	$ (0.02)	$ (0.06)	$ 3.02	$ (0.01)	$ (0.10)
Weighted Average Membership Interests	2,000	10,000	22,800	19,000	10,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #1776	Series #98JORDAN2	Series #MACALLAN1	Series #BAYC9159	Series #FANTASY7	Series #SURFER4
Expenses, gains, losses, interest and other investing income
Storage	$ (34)	$ (3)	$ -	$ -	$ (3)	$ (3)
Transportation	(666)	-	-	-	-	-
Insurance	(1,097)	(1,440)	(28)	-	(403)	(87)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	(81)	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	(3,928)	-	-
Loss on Sale of Cryptocurrency	-	-	-	(1,179)	-	-
Investment Income/(Loss)	-	-	-	124,250	-	-
Income / (Loss) Before Income Taxes	(1,942)	(1,588)	(173)	118,917	(551)	(235)
Provision for Income Taxes	-	-	-	(43,227)	-	-
Net Income / (Loss)	$ (1,942)	$ (1,588)	$ (173)	$ 75,690	$ (551)	$ (235)

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ (0.10)	$ (0.17)	$ 1.94	$ (0.06)	$ (0.02)
Weighted Average Membership Interests	80,000	16,500	1,000	39,000	10,000	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #OHTANI1	Series #OHTANI2	Series #WILT100	Series #PENGUIN	Series #KARUIZAWA	Series #KOMBAT
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (3)	$ (3)	$ -	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(429)	(355)	(525)	(76)	(140)	(424)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(577)	(503)	(673)	(224)	(285)	(572)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (577)	$ (503)	$ (673)	$ (224)	$ (285)	$ (572)

Basic and Diluted (Loss) per Membership Interest	$ (0.06)	$ (0.06)	$ (0.06)	$ (0.02)	$ (0.02)	$ (0.06)
Weighted Average Membership Interests	10,000	9,125	11,500	10,000	13,000	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #APPLELISA	Series #98MANNING	Series #GIJOE	Series #BEATLES1	Series #SQUIG5847	Series #PACQUIAO
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (3)	$ (3)	$ -	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(362)	(131)	(221)	(137)	-	(107)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	(47)	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(510)	(279)	(369)	(332)	(145)	(255)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (510)	$ (279)	$ (369)	$ (332)	$ (145)	$ (255)

Basic and Diluted (Loss) per Membership Interest	$ (0.05)	$ (0.14)	$ (0.07)	$ (0.06)	$ (0.02)	$ (0.13)
Weighted Average Membership Interests	10,000	2,000	5,000	6,000	6,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #83JOBS	Series #BATMAN181	Series #HOBBIT	Series #POPEYE	Series #PUNK5883	Series #HAMILTON1
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (3)	$ (3)	$ (3)	$ -	$ (19)
Transportation	(666)	-	-	-	-	(216)
Insurance	(500)	(68)	(88)	(678)	-	(178)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(140)	(140)	(137)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,318)	(216)	(236)	(821)	(140)	(550)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (1,318)	$ (216)	$ (236)	$ (821)	$ (140)	$ (550)

Basic and Diluted (Loss) per Membership Interest	$ (0.13)	$ (0.04)	$ (0.02)	$ (0.07)	$ (0.00)	$ (0.11)
Weighted Average Membership Interests	10,000	5,000	10,000	11,000	40,000	5,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #OBIWAN	Series #SMB2	Series #GIANNIS2	Series #86BONDS	Series #IPADPROTO	Series #MOBYDICK
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (121)	$ (3)	$ (3)	$ (3)	$ (3)
Transportation	-	(881)	-	-	-	-
Insurance	(108)	(2,027)	(1,791)	(70)	(89)	(108)
Bookkeeping and Accounting Fees	(137)	(137)	(130)	(122)	(122)	(121)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(248)	(3,166)	(1,924)	(195)	(214)	(232)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (248)	$ (3,166)	$ (1,924)	$ (195)	$ (214)	$ (232)

Basic and Diluted (Loss) per Membership Interest	$ (0.12)	$ (0.16)	$ (0.05)	$ (0.10)	$ (0.11)	$ (0.02)
Weighted Average Membership Interests	2,000	20,000	41,500	2,000	2,000	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #03SERENA	Series #BAYC4612	Series #18OSAKA	Series #05RODGERS	Series #IROBOT	Series #LEICAGOLD
Expenses, gains, losses, interest and other investing income
Storage	$ (31)	$ -	$ (3)	$ (3)	$ (3)	$ (105)
Transportation	-	-	-	-	-	(666)
Insurance	(403)	-	(72)	(245)	(36)	(150)
Bookkeeping and Accounting Fees	(121)	(119)	(116)	(116)	(116)	(116)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	(71)	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	(1,323)	-	-	-	-
Loss on Sale of Cryptocurrency	-	(1,179)	-	-	-	-
Investment Income/(Loss)	-	91,968	-	-	-	-
Income / (Loss) Before Income Taxes	(555)	89,276	(191)	(364)	(155)	(1,037)
Provision for Income Taxes	-	(32,452)	-	-	-	-
Net Income / (Loss)	$ (555)	$ 56,824	$ (191)	$ (364)	$ (155)	$ (1,037)

Basic and Diluted (Loss) per Membership Interest	$ (0.07)	$ 0.57	$ (0.07)	$ (0.05)	$ (0.15)	$ (0.26)
Weighted Average Membership Interests	8,500	100,000	2,600	7,000	1,000	4,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #FORTNITE	Series #IOMMI	Series #MARIO64	Series #GWTW	Series #NEWWORLD	Series #JAWA
Expenses, gains, losses, interest and other investing income
Storage	$ (19)	$ -	$ (35)	$ (2)	$ (2)	$ (2)
Transportation	(216)	-	(216)	-	-	-
Insurance	(85)	(62)	(445)	(35)	(34)	(160)
Bookkeeping and Accounting Fees	(116)	(113)	(113)	(92)	(92)	(92)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(436)	(175)	(809)	(129)	(128)	(254)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (436)	$ (175)	$ (809)	$ (129)	$ (128)	$ (254)

Basic and Diluted (Loss) per Membership Interest	$ (0.22)	$ (0.03)	$ (0.06)	$ (0.03)	$ (0.06)	$ (0.03)
Weighted Average Membership Interests	2,000	6,500	12,500	5,000	2,000	9,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #GWLETTER	Series #MARIOKART	Series #96KOBE2	Series #SHOWCASE4	Series #BAYC8827	Series #15COBB
Expenses, gains, losses, interest and other investing income
Storage	$ (2)	$ (2)	$ (67)	$ (2)	$ -	$ (2)
Transportation	-	(339)	(339)	-	-	-
Insurance	(134)	(239)	(804)	(74)	-	(252)
Bookkeeping and Accounting Fees	(92)	(92)	(91)	(91)	(91)	(76)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	(56)	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	(1,413)	-
Loss on Sale of Cryptocurrency	-	-	-	-	(1,179)	-
Investment Income/(Loss)	-	-	-	-	92,649	-
Income / (Loss) Before Income Taxes	(228)	(672)	(1,301)	(167)	89,910	(330)
Provision for Income Taxes	-	-	-	-	(32,682)	-
Net Income / (Loss)	$ (228)	$ (672)	$ (1,301)	$ (167)	$ 57,228	$ (330)

Basic and Diluted (Loss) per Membership Interest	$ (0.03)	$ (0.13)	$ (0.06)	$ (0.02)	$ 0.70	$ (0.05)
Weighted Average Membership Interests	7,500	5,000	22,500	11,000	82,000	7,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #BRADBURY	Series #MACALLAN2	Series #BEATLES2	Series #92TIGER	Series #DOOD6921	Series #HIRST1
Expenses, gains, losses, interest and other investing income
Storage	$ (2)	$ -	$ (2)	$ (2)	$ -	$ -
Transportation	-	-	-	-	-	-
Insurance	(36)	(95)	(86)	(204)	-	-
Bookkeeping and Accounting Fees	(76)	(76)	(76)	(76)	(75)	(76)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	(8)	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(114)	(171)	(164)	(282)	(83)	(76)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (114)	$ (171)	$ (164)	$ (282)	$ (83)	$ (76)

Basic and Diluted (Loss) per Membership Interest	$ (0.06)	$ (0.03)	$ (0.07)	$ (0.03)	$ (0.01)	$ (0.02)
Weighted Average Membership Interests	2,000	5,000	2,500	10,000	11,000	5,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #GRIFFEY2	Series #SKYWALKER	Series #85GPK2	Series #19HAALAND	Series #MEGALODON	Series #KELLER
Expenses, gains, losses, interest and other investing income
Storage	$ (2)	$ (2)	$ (2)	$ (2)	$ (1,000)	$ (2)
Transportation	-	-	-	-	-	-
Insurance	(70)	(72)	(96)	(71)	(609)	(22)
Bookkeeping and Accounting Fees	(70)	(70)	(70)	(70)	(69)	(63)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(142)	(144)	(168)	(143)	(1,678)	(87)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (142)	$ (144)	$ (168)	$ (143)	$ (1,678)	$ (87)

Basic and Diluted (Loss) per Membership Interest	$ (0.07)	$ (0.03)	$ (0.03)	$ (0.03)	$ (0.06)	$ (0.03)
Weighted Average Membership Interests	2,000	5,000	5,000	5,000	30,000	3,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #GODFATHER	Series #MAYC5750	Series #SUPREMEPB	Series #MJTICKET	Consolidated
Expenses, gains, losses, interest and other investing income
Storage	$ (11)	$ -	$ (1)	$ (1)	$ (17,706)
Transportation	-	-	-	-	(37,790)
Insurance	(22)	-	(45)	(109)	(129,978)
Bookkeeping and Accounting Fees	(63)	(53)	(11)	(11)	(41,338)
Marketing Expense	-	-	-	-	(4,173)
Banking Fees	-	-	-	-	(268)
Transaction Fee	-	(43)	-	-	(396)
Gain on Sale	-	-	-	-	1,477,148
Loss on Sale	-	-	-	-	(2,133)
Loss on Impairment	-	(916)	-	-	(231,017)
Loss on Sale of Cryptocurrency	-	-	-	-	(6,135)
Investment Income/(Loss)	-	6,111	-	-	503,555
Income / (Loss) Before Income Taxes	(95)	5,098	(57)	(121)	1,509,769
Provision for Income Taxes	-	(1,854)	-	-	(476,889)
Net Income / (Loss)	$ (95)	$ 3,245	$ (57)	$ (121)	$ 1,032,880

Basic and Diluted (Loss) per Membership Interest	$ (0.10)	$ 0.32	$ (0.01)	$ (0.01)
Weighted Average Membership Interests	1,000	10,000	10,000	20,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #52MANTLE	Series #71MAYS	Series #RLEXPEPSI	Series #10COBB	Series #POTTER	Series #TWOCITIES
Balance January 1, 2022	$ 126,450	$ 54,100	$ 17,100	$ 36,545	$ 71,195	$ 13,595
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	1,250	553	254	442	1,192	233
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(1,056)	(442)	(230)	(356)	(1,240)	(195)
Balance June 30, 2022	$ 126,644	$ 54,211	$ 17,124	$ 36,631	$ 71,147	$ 13,633

	Series #52MANTLE	Series #71MAYS	Series #RLEXPEPSI	Series #10COBB	Series #POTTER	Series #TWOCITIES
Balance January 1, 2023	$126,460	$54,110	$16,552	$36,555	$71,205	$13,605
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	855	450	259	352	402	167
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(744)	(908)	(240)	(327)	(1,008)	(173)
Balance June 30, 2023	$126,571	$53,651	$16,571	$36,580	$70,599	$13,599

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #FROST	Series #BIRKINBLU	Series #SMURF	Series #70RLEX	Series #EINSTEIN	Series #HONUS
Balance January 1, 2022	$ 11,795	$ 56,741	$ 30,750	$ 19,091	$ 12,850	$ 505,286
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	231	569	334	261	232	4,322
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(194)	(454)	(291)	(235)	(194)	(3,663)
Balance June 30, 2022	$ 11,832	$ 56,856	$ 30,793	$ 19,117	$ 12,888	$ 505,945

	Series #FROST	Series #BIRKINBLU	Series #SMURF	Series #70RLEX	Series #EINSTEIN	Series #HONUS
Balance January 1, 2023	$11,805	$56,760	$30,748	$18,552	$12,860	$505,300
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	165	792	345	265	166	2,987
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(172)	(748)	(315)	(246)	(173)	(2,482)
Balance June 30, 2023	$11,798	$56,804	$30,778	$18,572	$12,853	$505,805

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #75ALI	Series #APROAK	Series #88JORDAN	Series #BIRKINBOR	Series #33RUTH
Balance January 1, 2022	$ 45,003	$ 16	$ 21,003	$ 51,203	$ 74,994
Distribution	-	-	-	-	-
Membership Contributions	-	-	-	-	-
Capital Contribution	499	-	348	537	931
Capital Contribution for shortfall at Offering close	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Net Income / (Loss)	(407)	-	(284)	(429)	(805)
Balance June 30, 2022	$ 45,095	$ 16	$ 21,067	$ 51,311	$ 75,120

	Series #75ALI	Series #APROAK	Series #88JORDAN	Series #BIRKINBOR	Series #33RUTH
Balance January 1, 2023	$45,013	$-	$48	$51,213	$75,013
Distribution	-	-	-	-	-
Membership Contributions	-	-	-	-	-
Capital Contribution	402	317	2	860	570
Distribution to RSE Archive	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Net Income / (Loss)	(1,369)	(248)	(50)	(821)	(508)
Balance June 30, 2023	$44,046	$69	$0	$51,252	$75,075

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #SPIDER1	Series #BATMAN3	Series #ULYSSES	Series #ROOSEVELT	Series #56MANTLE	Series #AGHOWL
Balance January 1, 2022	$ 21,003	$ 76,003	$ 24,050	$ 17,600	$ 10,050	$ 17,303
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	240	508	242	238	278	235
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(201)	(473)	(202)	(199)	(230)	(197)
Balance June 30, 2022	$ 21,042	$ 76,038	$ 24,090	$ 17,639	$ 10,098	$ 17,341

	Series #SPIDER1	Series #BATMAN3	Series #ULYSSES	Series #ROOSEVELT	Series #56MANTLE	Series #AGHOWL
Balance January 1, 2023	$21,013	$75,513	$24,060	$17,610	$10,060	$17,313
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	173	219	175	171	207	170
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(579)	(217)	(180)	(177)	(207)	(176)
Balance June 30, 2023	$20,607	$75,515	$24,055	$17,604	$10,060	$17,307

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #18ZION	Series #SNOOPY	Series #APOLLO11	Series #24RUTHBAT	Series #YOKO
Balance January 1, 2022	$14,150	$24,800	$31,050	$250,999	$14,350
Distribution	-	-	-	(268,517)	-
Membership Contributions	-	-	-	-	-
Capital Contribution	307	300	411	1,692	233
Capital Contribution for shortfall at Offering close	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Net Income / (Loss)	(252)	(275)	(420)	16,142	(195)
Balance June 30, 2022	$14,205	$24,825	$31,041	$316	$14,388

	Series #18ZION	Series #SNOOPY	Series #APOLLO11	Series #24RUTHBAT	Series #YOKO
Balance January 1, 2023	$14,160	$24,798	$31,060	$-	$14,360
Distribution	-	-	-	-	-
Membership Contributions	-	-	-	-	-
Capital Contribution	248	266	324	-	167
Distribution to RSE Archive	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Net Income / (Loss)	(244)	(241)	(804)	-	(174)
Balance June 30, 2023	$14,164	$24,823	$30,580	$-	$14,353

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #HULK1	Series #RUTHBALL1	Series #HIMALAYA	Series #38DIMAGGIO	Series #55CLEMENTE
Balance January 1, 2022	$ 21	$ 648	$ 131,203	$ 20,600	$ 36,600
Distribution	-	(60,600)	-	-	-
Membership Contributions	-	-	-	-	-
Capital Contribution	-	60,945	1,043	348	449
Capital Contribution for shortfall at Offering close	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Net Income / (Loss)	-	(299)	(819)	(284)	(362)
Balance June 30, 2022	$ 21	$ 694	$ 131,427	$ 20,664	$ 36,687

	Series #HULK1	Series #RUTHBALL1	Series #HIMALAYA	Series #38DIMAGGIO	Series #55CLEMENTE
Balance January 1, 2023	$-	$694	$130,813	$20,064	$36,610
Distribution	-	-	-	-	-
Membership Contributions	-	-	-	-	-
Capital Contribution	-	-	1,188	268	358
Distribution to RSE Archive	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Net Income / (Loss)	-	-	(1,073)	(258)	(332)
Balance June 30, 2023	$-	$694	$130,928	$20,075	$36,636

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #LOTR	Series #CATCHER	Series #BOND1	Series #SUPER21	Series #BATMAN1	Series #BIRKINTAN
Balance January 1, 2022	$ 28,163	$ 11,813	$ 37,563	$ 7,300	$ 68,992	$ 25,700
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	248	233	257	228	328	380
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(206)	(195)	(213)	(191)	(236)	(308)
Balance June 30, 2022	$ 28,205	$ 11,851	$ 37,607	$ 7,337	$ 69,084	$ 25,772

	Series #LOTR	Series #CATCHER	Series #BOND1	Series #SUPER21	Series #BATMAN1	Series #BIRKINTAN
Balance January 1, 2023	$27,696	$11,823	$37,173	$7,310	$(493)	$25,710
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	180	167	188	163	43	601
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(184)	(173)	(191)	(170)	(50)	(586)
Balance June 30, 2023	$27,692	$11,817	$37,170	$7,303	$(500)	$25,725

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #GMTBLACK1	Series #61JFK	Series #POKEMON1	Series #50JACKIE	Series #LINCOLN	Series #STARWARS1
Balance January 1, 2022	$ 25,634	$ 16,684	$ 118,488	$ 61	$ 64,634	$ 10,265
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	307	237	1,013	(61)	1,667	450
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(270)	(198)	(760)	-	(1,150)	(425)
Balance June 30, 2022	$ 25,671	$ 16,723	$ 118,741	$ -	$ 65,151	$ 10,290

	Series #GMTBLACK1	Series #61JFK	Series #POKEMON1	Series #50JACKIE	Series #LINCOLN	Series #STARWARS1
Balance January 1, 2023	$25,632	$16,694	$118,544	$-	$65,144	$10,278
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	304	170	816	-	210	165
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(278)	(176)	(712)	-	(209)	(172)
Balance June 30, 2023	$25,658	$16,688	$118,648	$-	$65,145	$10,272

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #68MAYS	Series #56TEDWILL	Series #TMNT1	Series #CAPTAIN3	Series #51MANTLE	Series #CHURCHILL
Balance January 1, 2022	$ 32,520	$ 80,520	$ 5	$ 35,600	$ 30,020	$ 6,820
Distribution	-	-	-	-	(58,314)	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	424	728	-	255	326	898
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(342)	(576)	-	(212)	27,982	(861)
Balance June 30, 2022	$ 32,602	$ 80,672	$ 5	$ 35,643	$ 14	$ 6,857

	Series #68MAYS	Series #56TEDWILL	Series #TMNT1	Series #CAPTAIN3	Series #51MANTLE	Series #CHURCHILL
Balance January 1, 2023	$32,530	$80,530	$-	$35,610	$-	$6,830
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	335	603	-	186	-	163
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(313)	(536)	-	(190)	-	(170)
Balance June 30, 2023	$32,552	$80,598	$-	$35,607	$-	$6,823

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #SHKSPR4	Series #03KOBE	Series #03LEBRON	Series #03JORDAN	Series #39TEDWILL	Series #94JETER
Balance January 1, 2022	$ 105,500	$ 44,377	$ 25,436	$ 33,436	$ 28,350	$ 39,460
Distribution	-	-	(50,325)	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	991	499	197	431	397	468
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(933)	(400)	24,650	(347)	(322)	(376)
Balance June 30, 2022	$ 105,558	$ 44,476	$ (42)	$ 33,520	$ 28,425	$ 39,552

	Series #SHKSPR4	Series #03KOBE	Series #03LEBRON	Series #03JORDAN	Series #39TEDWILL	Series #94JETER
Balance January 1, 2023	$105,510	$44,386	$(84)	$33,446	$28,360	$39,470
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	245	403	-	341	312	375
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(238)	(369)	-	(318)	(294)	(346)
Balance June 30, 2023	$105,517	$44,420	$(84)	$33,469	$28,378	$39,499

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #2020TOPPS	Series #FANFOUR1	Series #85MARIO	Series #TOS39	Series #DAREDEV1	Series #05LATOUR
Balance January 1, 2022	$ 98,150	$ 35	$ (20)	$ 120,460	$ 44	$ 7,872
Distribution	-	-	-	(215,550)	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	841	-	-	287	-	168
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(663)	-	-	94,835	-	(163)
Balance June 30, 2022	$ 98,328	$ 35	$ (20)	$ 32	$ 44	$ 7,877

	Series #2020TOPPS	Series #FANFOUR1	Series #85MARIO	Series #TOS39	Series #DAREDEV1	Series #05LATOUR
Balance January 1, 2023	$98,160	$-	$-	$-	$-	$7,872
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	704	-	-	-	-	143
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(619)	-	-	-	-	(140)
Balance June 30, 2023	$98,245	$-	$-	$-	$-	$7,875

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #16SCREAG	Series #14DRC	Series #86RICE	Series #57MANTLE	Series #FAUBOURG	Series #SOBLACK
Balance January 1, 2022	$ 32,374	$ 46,410	$ 20,460	$ 8,400	$ 115,560	$ 50,774
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	245	290	376	272	976	537
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(222)	(256)	(311)	(225)	(773)	(429)
Balance June 30, 2022	$ 32,397	$ 46,444	$ 20,525	$ 8,447	$ 115,763	$ 50,882

	Series #16SCREAG	Series #14DRC	Series #86RICE	Series #57MANTLE	Series #FAUBOURG	Series #SOBLACK
Balance January 1, 2023	$32,374	$46,410	$20,470	$8,410	$115,070	$50,784
Distribution	-	-	-	-	(163,720)	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	212	251	269	201	650	741
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(197)	(229)	(258)	(202)	48,003	(1,202)
Balance June 30, 2023	$32,389	$46,432	$20,481	$8,409	$3	$50,323

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #GATSBY	Series #93DAYTONA	Series #09TROUT	Series #57STARR	Series #AF15	Series #03KOBE2
Balance January 1, 2022	$ 185,616	$ 37,591	$ 225,400	$ 8,400	$ 42	$ 21,316
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	1,286	597	1,643	272	-	354
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(1,223)	(576)	(1,281)	(225)	-	(288)
Balance June 30, 2022	$ 185,680	$ 37,612	$ 225,762	$ 8,447	$ 42	$ 21,382

	Series #GATSBY	Series #93DAYTONA	Series #09TROUT	Series #57STARR	Series #AF15	Series #03KOBE2
Balance January 1, 2023	$185,630	$37,598	$224,910	$8,410	$-	$21,326
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	346	338	1,448	201	-	274
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(328)	(301)	(1,242)	(202)	-	(262)
Balance June 30, 2023	$185,648	$37,635	$225,116	$8,409	$-	$21,338

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #JOBSMAC	Series #16PETRUS	Series #ALICE	Series #SPIDER10	Series #62MANTLE	Series #BATMAN6
Balance January 1, 2022	$ 35,312	$ 38,666	$ 9,820	$ 18,400	$ 132,460	$ 23,820
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	527	266	230	238	1,056	244
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(353)	(238)	(193)	(199)	(829)	(203)
Balance June 30, 2022	$ 35,486	$ 38,694	$ 9,857	$ 18,439	$ 132,687	$ 23,861

	Series #JOBSMAC	Series #16PETRUS	Series #ALICE	Series #SPIDER10	Series #62MANTLE	Series #BATMAN6
Balance January 1, 2023	$35,412	$38,666	$9,830	$18,410	$131,925	$23,830
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	344	230	188	172	894	176
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(321)	(211)	(195)	(178)	(777)	(181)
Balance June 30, 2023	$35,435	$38,684	$9,823	$18,404	$132,042	$23,825

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #CLEMENTE2	Series #79STELLA	Series #TKAM	Series #DIMAGGIO2	Series #13BEAUX
Balance January 1, 2022	$ 60,400	$ 62,100	$ 29,134	$ 18,025	$ 22,277
Distribution	-	-	-	-	-
Membership Contributions	-	-	-	-	-
Capital Contribution	600	752	249	260	214
Capital Contribution for shortfall at Offering close	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Net Income / (Loss)	(478)	(695)	(207)	(234)	(198)
Balance June 30, 2022	$ 60,522	$ 62,157	$ 29,176	$ 18,051	$ 22,293

	Series #CLEMENTE2	Series #79STELLA	Series #TKAM	Series #DIMAGGIO2	Series #13BEAUX
Balance January 1, 2023	$60,410	$62,098	$29,144	$17,477	$22,277
Distribution	-	-	-	-	-
Membership Contributions	-	-	-	-	-
Capital Contribution	492	508	181	263	184
Distribution to RSE Archive	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Net Income / (Loss)	(443)	(448)	(185)	(244)	(173)
Balance June 30, 2023	$60,459	$62,158	$29,140	$17,496	$22,287

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #88MARIO	Series #ANMLFARM	Series #NASA1	Series #00BRADY	Series #85NES	Series #JUSTICE1
Balance January 1, 2022	$ 5	$ 8,900	$ 254,757	$ 35,523	$ 26,400	$ 190,400
Distribution	-	-	-	-	-	(218,401)
Membership Contributions	-	-	-	-	-	-
Capital Contribution	-	229	2,498	471	386	584
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	-	(192)	(2,106)	(385)	(313)	27,397
Balance June 30, 2022	$ 5	$ 8,937	$ 255,149	$ 35,609	$ 26,473	$ (20)

	Series #88MARIO	Series #ANMLFARM	Series #NASA1	Series #00BRADY	Series #85NES	Series #JUSTICE1
Balance January 1, 2023	$5	$8,910	$254,767	$35,533	$26,410	$-
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	-	188	1,553	353	351	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	-	(195)	(1,323)	(328)	(335)	-
Balance June 30, 2023	$5	$8,903	$254,997	$35,558	$26,426	$-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #69KAREEM	Series #59JFK	Series #04LEBRON	Series #85JORDAN	Series #GOLDENEYE	Series #MOONSHOE
Balance January 1, 2022	$ 23,516	$ 23,500	$ 44,316	$ 240,516	$ 23,196	$ 150,420
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	368	243	499	2,408	369	1,170
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(299)	(203)	(400)	(2,024)	(297)	(926)
Balance June 30, 2022	$ 23,585	$ 23,540	$ 44,415	$ 240,900	$ 23,268	$ 150,664

	Series #69KAREEM	Series #59JFK	Series #04LEBRON	Series #85JORDAN	Series #GOLDENEYE	Series #MOONSHOE
Balance January 1, 2023	$23,526	$23,510	$44,326	$240,526	$23,210	$150,430
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	286	176	402	1,648	284	350
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(272)	(181)	(369)	(1,978)	(271)	(847)
Balance June 30, 2023	$23,540	$23,505	$44,360	$240,196	$23,223	$149,933

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #03LEBRON2	Series #GRAPES	Series #34GEHRIG	Series #98KANGA	Series #06BRM	Series #DUNE
Balance January 1, 2022	$ 90,464	$ 31,500	$ 30,076	$ 150,420	$ 16,120	$ 11,060
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	791	251	409	1,414	194	901
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(625)	(209)	(331)	(1,252)	(183)	(863)
Balance June 30, 2022	$ 90,630	$ 31,542	$ 30,154	$ 150,583	$ 16,131	$ 11,098

	Series #03LEBRON2	Series #GRAPES	Series #34GEHRIG	Series #98KANGA	Series #06BRM	Series #DUNE
Balance January 1, 2023	$90,431	$31,510	$30,086	$149,763	$16,120	$10,737
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	703	183	323	994	167	165
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(582)	(187)	(303)	(860)	(159)	(172)
Balance June 30, 2023	$90,551	$31,506	$30,106	$149,898	$16,127	$10,730

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #86FLEER	Series #WILDGUN	Series #58PELE2	Series #13GIANNIS
Balance January 1, 2022	$ 147,121	$ 24,400	$ 73	$ 19,964
Distribution	-	-	-	-
Membership Contributions	-	-	-	-
Capital Contribution	1,147	373	-	346
Capital Contribution for shortfall at Offering close	-	-	-	-
Distribution to RSE Archive	-	-	-	-
Distribution to Series	-	-	-	-
Net Income / (Loss)	(899)	(303)	-	(282)
Balance June 30, 2022	$ 147,369	$ 24,470	$ 73	$ 20,028

	Series #86FLEER	Series #WILDGUN	Series #58PELE2	Series #13GIANNIS
Balance January 1, 2023	$147,131	$24,410	$-	$19,974
Distribution	-	-	-	-
Membership Contributions	-	-	-	-
Capital Contribution	1,006	291	-	266
Distribution to RSE Archive	-	-	-	-
Distribution to Series	-	-	-	-
Net Income / (Loss)	(875)	(276)	-	(256)
Balance June 30, 2023	$147,262	$24,425	$-	$19,984

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #04MESSI	Series #AVENGE57	Series #03TACHE	Series #99TMB2	Series #PUNCHOUT	Series #BULLSRING
Balance January 1, 2022	$ 40,405	$ 17,400	$ 70,592	$ 50,720	$ 80,448	$ 250,500
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	472	238	366	755	1,397	2,735
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(379)	(199)	(315)	(663)	(1,245)	(2,434)
Balance June 30, 2022	$ 40,498	$ 17,439	$ 70,643	$ 50,812	$ 80,600	$ 250,801

	Series #04MESSI	Series #AVENGE57	Series #03TACHE	Series #99TMB2	Series #PUNCHOUT	Series #BULLSRING
Balance January 1, 2023	$40,415	$17,410	$70,592	$50,730	$80,458	$250,510
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	378	171	319	438	604	1,550
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(348)	(177)	(285)	(798)	(936)	(1,321)
Balance June 30, 2023	$40,445	$17,404	$70,625	$50,370	$80,126	$250,739

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #70AARON	Series #96CHARZRD	Series #01TIGER	Series #ICECLIMB	Series #09COBB	Series #51HOWE
Balance January 1, 2022	$ 16,542	$ 58,395	$ 16,048	$ 70,400	$ 28,048	$ 40,605
Distribution	-	-	-	-	-	(50,613)
Membership Contributions	-	-	-	-	-	-
Capital Contribution	324	587	320	664	396	421
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(265)	(508)	(282)	(527)	(340)	9,651
Balance June 30, 2022	$ 16,601	$ 58,474	$ 16,086	$ 70,537	$ 28,104	$ 64

	Series #70AARON	Series #96CHARZRD	Series #01TIGER	Series #ICECLIMB	Series #09COBB	Series #51HOWE
Balance January 1, 2023	$16,552	$50,527	$16,058	$70,410	$28,058	$-
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	247	480	279	548	311	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(240)	(833)	(272)	(489)	(293)	-
Balance June 30, 2023	$16,559	$50,174	$16,065	$70,469	$28,076	$-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #96JORDAN2	Series #JUNGLEBOX	Series #59FLASH	Series #FOSSILBOX	Series #THOR	Series #POKEBLUE
Balance January 1, 2022	$ 48,864	$ 30,548	$ 58,400	$ 18,400	$ 107	$ 20,448
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	524	412	276	335	-	347
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(464)	(353)	(228)	(274)	-	(283)
Balance June 30, 2022	$ 48,924	$ 30,607	$ 58,448	$ 18,461	$ 107	$ 20,512

	Series #96JORDAN2	Series #JUNGLEBOX	Series #59FLASH	Series #FOSSILBOX	Series #THOR	Series #POKEBLUE
Balance January 1, 2023	$48,874	$30,558	$58,410	$18,410	$-	$20,458
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	424	325	205	257	-	269
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(887)	(304)	(205)	(248)	-	(258)
Balance June 30, 2023	$48,411	$30,579	$58,410	$18,419	$-	$20,469

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #98GTA	Series #PICNIC	Series #DOMINOS	Series #58PELE	Series #09CURRY	Series #84JORDAN
Balance January 1, 2022	$ 13,600	$ 48,400	$ 8,900	$ 288,805	$ 23,322	$ 318,198
Distribution	-	-	-	(1,113,761)	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	520	525	201	1,938	365	2,200
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(482)	(420)	(189)	823,449	(297)	(1,772)
Balance June 30, 2022	$ 13,638	$ 48,505	$ 8,912	$ 431	$ 23,390	$ 318,626

	Series #98GTA	Series #PICNIC	Series #DOMINOS	Series #58PELE	Series #09CURRY	Series #84JORDAN
Balance January 1, 2023	$13,610	$48,410	$8,352	$-	$23,332	$317,878
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	334	730	228	-	284	1,902
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(730)	(1,193)	(217)	-	(271)	(1,620)
Balance June 30, 2023	$13,214	$47,947	$8,363	$-	$23,345	$318,160

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #09BEAUX	Series #KEROUAC	Series #96JORDAN	Series #FEDERAL	Series #62BOND	Series #71TOPPS
Balance January 1, 2022	$ 29,901	$ 85,500	$ 42,364	$ 120,520	$ 77,628	$ 61,051
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	238	302	488	1,005	294	601
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(217)	(248)	(391)	(943)	(262)	(10,143)
Balance June 30, 2022	$ 29,922	$ 85,554	$ 42,461	$ 120,582	$ 77,660	$ 51,509

	Series #09BEAUX	Series #KEROUAC	Series #96JORDAN	Series #FEDERAL	Series #62BOND	Series #71TOPPS
Balance January 1, 2023	$29,901	$85,510	$48	$120,530	$77,237	$51,461
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	205	228	2	257	221	492
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(191)	(224)	(50)	(248)	(218)	(443)
Balance June 30, 2023	$29,915	$85,514	$-	$120,539	$77,240	$51,510

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #DEATON	Series #98ZELDA	Series #03JORDAN2	Series #WOLVERINE	Series #91JORDAN	Series #79GRETZKY
Balance January 1, 2022	$ 250,400	$ 20,600	$ 36,606	$ 38	$ 67,781	$ 721,742
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	12,451	348	449	-	646	5,727
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(15,271)	(349)	(362)	-	(578)	(4,766)
Balance June 30, 2022	$ 247,580	$ 20,599	$ 36,693	$ 38	$ 67,849	$ 722,703

	Series #DEATON	Series #98ZELDA	Series #03JORDAN2	Series #WOLVERINE	Series #91JORDAN	Series #79GRETZKY
Balance January 1, 2023	$249,662	$19,943	$36,616	$-	$67,790	$721,794
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	8,493	268	476	-	532	4,355
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(7,658)	(258)	(457)	-	(476)	(4,079)
Balance June 30, 2023	$250,497	$19,954	$36,635	$-	$67,846	$722,070

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #17DUJAC	Series #FAUBOURG2	Series #MOSASAUR	Series #92JORDAN	Series #14KOBE	Series #03LEBRON3
Balance January 1, 2022	$ 23,658	$ 150,400	$ 18,212	$ 36,364	$ 70,297	$ 204,925
Distribution	-	-	-	-	(90,460)	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	218	1,197	264	449	473	1,769
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
t Income / (Loss)	(201)	(944)	(1,218)	(361)	19,693	(1,476)
Balance June 30, 2022	$ 23,675	$ 150,653	$ 17,258	$ 36,452	$ 3	$ 205,218

	Series #17DUJAC	Series #FAUBOURG2	Series #MOSASAUR	Series #92JORDAN	Series #14KOBE	Series #03LEBRON3
Balance January 1, 2023	$23,658	$150,410	$17,474	$36,374	$(84)	$204,934
Distribution	-	-	-	(49,070)	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	188	1,268	1,688	79	-	1,339
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(177)	(1,134)	(941)	12,486	-	(1,110)
Balance June 30, 2023	$23,669	$150,544	$18,221	$(131)	$(84)	$205,163

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #95TOPSUN	Series #09TROUT2	Series #59BOND	Series #OPEECHEE	Series #ROCKETBOX	Series #94JORDAN
Balance January 1, 2022	$ 50,468	$ 50,468	$ 69,032	$ 253,051	$ 25,500	$ 73,813
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	537	537	286	1,815	380	684
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(449)	(469)	(256)	(43,478)	(328)	(587)
Balance June 30, 2022	$ 50,556	$ 50,536	$ 69,062	$ 211,388	$ 25,552	$ 73,910

	Series #95TOPSUN	Series #09TROUT2	Series #59BOND	Series #OPEECHEE	Series #ROCKETBOX	Series #94JORDAN
Balance January 1, 2023	$50,478	$50,478	$68,642	$211,061	$25,510	$73,823
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	436	436	215	1,631	297	565
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(397)	(397)	(213)	(1,799)	(281)	(1,004)
Balance June 30, 2023	$50,517	$50,517	$68,644	$210,893	$25,526	$73,384

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #18LUKA	Series #86DK3	Series #FANFOUR5	Series #16KOBE	Series #11BELAIR	Series #76PAYTON
Balance January 1, 2022	$ 22,706	$ 8	$ 72,579	$ 637,746	$ 19,395	$ 53,968
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	363	-	290	5,100	205	587
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(315)	-	(239)	(4,160)	(191)	(494)
Balance June 30, 2022	$ 22,754	$ 8	$ 72,630	$ 638,686	$ 19,409	$ 54,061

	Series #18LUKA	Series #86DK3	Series #FANFOUR5	Series #16KOBE	Series #11BELAIR	Series #76PAYTON
Balance January 1, 2023	$22,716	$-	$72,589	$637,760	$19,395	$53,978
Distribution	-	-	-	(769,000)	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	281	-	217	(145)	176	455
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(268)	-	(215)	131,695	(167)	(413)
Balance June 30, 2023	$22,729	$-	$72,591	$310	$19,404	$54,020

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #17MAHOMES	Series #85MJPROMO	Series #96KOBE	Series #99CHARZRD	Series #68RYAN	Series #MARADONA
Balance January 1, 2022	$ 215,468	$ 22,884	$ 67,785	$ 300,929	$ 60,552	$ 11,611
Distribution	(322,656)	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	1,394	364	646	2,333	601	292
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	106,073	(316)	(24,513)	(2,442)	(478)	(241)
Balance June 30, 2022	$ 279	$ 22,932	$ 43,918	$ 300,820	$ 60,674	$ 11,662

	Series #17MAHOMES	Series #85MJPROMO	Series #96KOBE	Series #99CHARZRD	Series #68RYAN	Series #MARADONA
Balance January 1, 2023	$-	$22,894	$43,795	$299,739	$60,562	$11,287
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	-	282	532	1,885	492	220
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	-	(769)	(476)	(1,555)	(443)	(217)
Balance June 30, 2023	$-	$22,407	$43,851	$300,069	$60,611	$11,290

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #POKEYELOW	Series #POKELUGIA	Series #XMEN1	Series #VANHALEN	Series #48JACKIE	Series #05MJLJ
BalanceJanuary1,2022	$ 46,968	$ 95,468	$ (190)	$ 54,602	$ 340,391	$ 72,400
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	544	822	-	277	2,586	676
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(536)	(669)	-	(226)	(2,125)	(556)
Balance June 30, 2022	$ 46,976	$ 95,621	$ (190)	$ 54,653	$ 340,852	$ 72,520

	Series #POKEYELOW	Series #POKELUGIA	Series #XMEN1	Series #VANHALEN	Series #48JACKIE	Series #05MJLJ
Balance January 1, 2023	$25,678	$76,578	$-	$54,116	$340,410	$72,410
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	416	687	-	202	2,107	559
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(380)	(1,005)	-	(203)	(2,192)	(499)
Balance June 30, 2023	$25,714	$76,260	$-	$54,115	$340,325	$72,470

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #81MONTANA	Series #00MOUTON	Series #07DURANT	Series #56AARON	Series #85LEMIEUX	Series #87JORDAN
Balance January 1, 2022	$ 63,475	$ 23,875	$ 116,411	$ 41,477	$ 78,536	$ 45,546
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	824	219	809	479	714	506
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(846)	(202)	(15,738)	(385)	(565)	(405)
Balance June 30, 2022	$ 63,452	$ 23,892	$ 101,482	$ 41,571	$ 78,685	$ 45,647

	Series #81MONTANA	Series #00MOUTON	Series #07DURANT	Series #56AARON	Series #85LEMIEUX	Series #87JORDAN
Balance January 1, 2023	$63,488	$23,875	$101,322	$41,487	$78,546	$45,556
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	509	188	852	385	592	409
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(457)	(177)	(751)	(354)	(526)	(374)
Balance June 30, 2023	$63,540	$23,886	$101,423	$41,518	$78,612	$45,591

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #AC23	Series #APPLE1	Series #GWLOTTO	Series #GYMBOX	Series #HUCKFINN	Series #NEOBOX
Balance January 1, 2022	$ 24,420	$ 743,120	$ 26,586	$ 15,543	$ 18,578	$ 40,761
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	245	4,808	246	316	239	475
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(204)	(3,710)	(205)	(259)	(199)	(401)
Balance June 30, 2022	$ 24,461	$ 744,218	$ 26,627	$ 15,600	$ 18,618	$ 40,835

	Series #AC23	Series #APPLE1	Series #GWLOTTO	Series #GYMBOX	Series #HUCKFINN	Series #NEOBOX
Balance January 1, 2023	$24,430	$743,219	$26,596	$15,553	$18,588	$40,771
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	295	4,263	178	240	172	381
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(907)	(3,572)	(183)	(234)	(178)	(351)
Balance June 30, 2023	$23,818	$743,910	$26,591	$15,559	$18,582	$40,801

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #NEWTON	Series #NICKLAUS1	Series #POKEMON2	Series #POKERED	Series #RIVIERA	Series #SMB3
Balance January 1, 2022	$ 255,500	$ 34,977	$ 375,444	$ 34,977	$ 23,199	$ 21,974
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	463	440	2,849	685	291	577
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(372)	(354)	(2,243)	(690)	(258)	(533)
Balance June 30, 2022	$ 255,591	$ 35,063	$ 376,050	$ 34,972	$ 23,232	$ 22,018

	Series #NEWTON	Series #NICKLAUS1	Series #POKEMON2	Series #POKERED	Series #RIVIERA	Series #SMB3
Balance January 1, 2023	$255,510	$34,987	$375,496	$34,987	$23,196	$21,987
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	370	350	2,317	350	292	277
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(842)	(325)	(1,969)	(325)	(268)	(265)
Balance June 30, 2023	$255,038	$35,012	$375,844	$35,012	$23,220	$21,999

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #WALDEN	Series #WZRDOFOZ	Series #60ALI	Series #TORNEK	Series #DIMAGGIO3	Series #POKEMON3
Balance January 1, 2022	$ 17,586	$ 80,564	$ 210,751	$ 153,591	$ 415,486	$ 552,477
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	238	301	1,548	974	2,845	3,711
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(199)	(264)	(1,208)	(784)	(2,206)	(2,873)
Balance June 30, 2022	$ 17,625	$ 80,601	$ 211,091	$ 153,781	$ 416,125	$ 553,315

	Series #WALDEN	Series #WZRDOFOZ	Series #60ALI	Series #TORNEK	Series #DIMAGGIO3	Series #POKEMON3
Balance January 1, 2023	$17,596	$80,578	$210,761	$153,598	$414,951	$551,830
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	171	276	1,329	1,026	2,474	3,239
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(177)	(273)	(1,138)	(928)	(2,088)	(2,722)
Balance June 30, 2023	$17,590	$80,581	$210,952	$153,695	$415,337	$552,347

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #58PELE3	Series #09CURRY2	Series #85ERVING	Series #LJKOBE	Series #80ALI	Series #BATMAN2
Balance January 1, 2022	$181,156	$453,449	$37,799	$(55)	$60,673	$76,420
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	1,359	3,289	457	4	605	509
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(1,062)	(2,614)	(367)	-	(485)	(473)
Balance June 30, 2022	$181,453	$454,124	$37,889	$(51)	$60,793	$76,456

	Series #58PELE3	Series #09CURRY2	Series #85ERVING	Series #LJKOBE	Series #80ALI	Series #BATMAN2
Balance January 1, 2023	$180,499	$453,126	$37,809	$-	$60,687	$75,930
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	1,214	2,676	364	-	491	220
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(1,051)	(2,255)	(337)	-	(443)	(218)
Balance June 30, 2023	$180,662	$453,547	$37,836	$-	$60,735	$75,933

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #FLASH123	Series #99MJRETRO	Series #85GPK	Series #IPOD	Series #HGWELLS	Series #85JORDAN2
Balance January 1, 2022	$ 25,420	$ 44,216	$ 13,944	$ 22,423	$ 40,586	$ 230,507
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	245	494	334	445	259	1,675
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(204)	(396)	(273)	(290)	(215)	(1,306)
Balance June 30, 2022	$ 25,461	$ 44,314	$ 14,005	$ 22,578	$ 40,630	$ 230,876

	Series #FLASH123	Series #99MJRETRO	Series #85GPK	Series #IPOD	Series #HGWELLS	Series #85JORDAN2
Balance January 1, 2023	$20,230	$44,226	$13,954	$22,522	$40,596	$230,526
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	178	398	282	271	191	1,441
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(182)	(365)	(955)	(260)	(193)	(1,231)
Balance June 30, 2023	$20,226	$44,259	$13,281	$22,533	$40,594	$230,736

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #66ORR	Series #CONGRESS	Series #GRIFFEYJR	Series #01HALO	Series #87ZELDA	Series #EINSTEIN2
Balance January 1, 2022	$ 42,762	$ 98,700	$ 15,365	$ 14,227	$ 100,411	$ 70,420
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	760	315	410	308	1,738	288
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(601)	(278)	(332)	(253)	(1,574)	(237)
Balance June 30, 2022	$ 42,921	$ 98,737	$ 15,443	$ 14,283	$ 100,575	$ 70,471

	Series #66ORR	Series #CONGRESS	Series #GRIFFEYJR	Series #01HALO	Series #87ZELDA	Series #EINSTEIN2
Balance January 1, 2023	$42,772	$98,710	$15,374	$14,237	$99,763	$70,430
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	632	239	325	268	715	215
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(560)	(233)	(304)	(263)	(628)	(214)
Balance June 30, 2023	$42,845	$98,716	$15,395	$14,242	$99,850	$70,432

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #SANTANA	Series #01TIGER2	Series #86JORDAN2	Series #TOPPSTRIO	Series #81BIRD	Series #97KOBE
Balance January 1, 2022	$ 57,946	$ 15,700	$ 74,205	$ 34,252	$ 29,816	$ 58,466
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	276	318	683	695	472	585
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(228)	(261)	(542)	(551)	(379)	(466)
Balance June 30, 2022	$ 57,994	$ 15,757	$ 74,346	$ 34,396	$ 29,909	$ 58,585

	Series #SANTANA	Series #01TIGER2	Series #86JORDAN2	Series #TOPPSTRIO	Series #81BIRD	Series #97KOBE
Balance January 1, 2023	$57,456	$15,710	$74,214	$34,271	$29,826	$58,476
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	205	277	566	576	378	478
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(205)	(271)	(504)	(3,674)	(348)	(432)
Balance June 30, 2023	$57,456	$15,716	$74,276	$31,173	$29,856	$58,522

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #XMEN94	Series #09RBLEROY	Series #04MESSI2	Series #THEROCK	Series #XLXMEN1	Series #03LEBRON5
Balance January 1, 2022	$ 58,008	$ 96,685	$ 32,380	$ 15,338	$ 57,453	$ 74,067
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	276	449	506	334	276	823
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(228)	(379)	(405)	(273)	(228)	(649)
Balance June 30, 2022	$ 58,056	$ 96,755	$ 32,481	$ 15,399	$ 57,501	$ 74,241

	Series #XMEN94	Series #09RBLEROY	Series #04MESSI2	Series #THEROCK	Series #XLXMEN1	Series #03LEBRON5
Balance January 1, 2023	$57,155	$96,685	$32,390	$15,305	$56,417	$74,034
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	323	392	408	299	205	730
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(330)	(346)	(373)	(10,181)	(205)	(605)
Balance June 30, 2023	$57,148	$96,731	$32,425	$5,424	$56,417	$74,159

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #METEORITE	Series #SLASH	Series #00BRADY2	Series #89TMNT	Series #NESWWF	Series #PUNK9670
Balance January 1, 2022	$ 272,900	$ 50,600	$ 313,999	$ 20,358	$ 15,397	$ 64,737
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	907	265	2,193	389	319	144
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(713)	(219)	(62,604)	(283)	(259)	(148)
Balance June 30, 2022	$ 273,094	$ 50,646	$ 253,588	$ 20,464	$ 15,457	$ 64,733

	Series #METEORITE	Series #SLASH	Series #00BRADY2	Series #89TMNT	Series #NESWWF	Series #PUNK9670
Balance January 1, 2023	$272,162	$50,612	$253,110	$20,410	$15,410	$64,734
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	2,257	190	1,899	269	240	123
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(1,413)	(193)	(2,011)	(758)	(234)	(157)
Balance June 30, 2023	$273,006	$50,609	$252,998	$19,921	$15,416	$64,700

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #18ALLEN	Series #CASTLEII	Series #36OWENS	Series #BAYC601	Series #60MANTLE	Series #PUNK8103
Balance January 1, 2022	$ 32,953	$ 15,397	$ 20,391	$ 147,868	$ 800,477	$ 503,973
Distribution	-	-	-	(66,926)	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	427	319	347	145	5,305	145
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(344)	(259)	(283)	57,101	(4,107)	(145)
Balance June 30, 2022	$ 33,036	$ 15,457	$ 20,455	$ 138,188	$ 801,675	$ 503,973

	Series #18ALLEN	Series #CASTLEII	Series #36OWENS	Series #BAYC601	Series #60MANTLE	Series #PUNK8103
Balance January 1, 2023	$32,963	$14,743	$20,410	$136,983	$800,496	$503,973
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	415	240	268	123	4,624	123
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(792)	(234)	(258)	(56,119)	(3,872)	(326,139)
Balance June 30, 2023	$32,586	$14,749	$20,421	$80,987	$801,249	$177,956

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #GHOST1	Series #BROSGRIMM	Series #HENDERSON	Series #KIRBY	Series #20HERBERT	Series #03RONALDO
Balance January 1, 2022	$ 12,035	$ 113,333	$ 132,703	$ 50,390	$ 60,379	$ 157,225
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	235	328	1,360	547	612	1,239
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(195)	(288)	(1,063)	(429)	(478)	(945)
Balance June 30, 2022	$ 12,075	$ 113,373	$ 133,000	$ 50,508	$ 60,513	$ 157,519

	Series #GHOST1	Series #BROSGRIMM	Series #HENDERSON	Series #KIRBY	Series #20HERBERT	Series #03RONALDO
Balance January 1, 2023	$12,047	$113,343	$132,713	$50,410	$50	$157,267
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	166	251	1,162	436	-	1,028
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(173)	(1,243)	(999)	(397)	(50)	(888)
Balance June 30, 2023	$12,040	$112,351	$132,876	$50,449	$-	$157,407

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #HONUS2	Series #MARX	Series #09HARDEN	Series #MEEB15511	Series #90BATMAN	Series #93JETER
Balance January 1, 2022	$ 86,164	$ 105,586	$ 23,609	$ 71,552	$ 50,390	$ 15,593
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	778	321	365	145	547	416
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(601)	(263)	(297)	(145)	(24,029)	(357)
Balance June 30, 2022	$ 86,341	$ 105,644	$ 23,677	$ 71,552	$ 26,908	$ 15,652

	Series #HONUS2	Series #MARX	Series #09HARDEN	Series #MEEB15511	Series #90BATMAN	Series #93JETER
Balance January 1, 2023	$86,192	$105,596	$23,619	$71,552	$26,810	$15,603
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	632	245	284	123	436	330
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(560)	(238)	(271)	(139)	(397)	(309)
Balance June 30, 2023	$86,264	$105,603	$23,632	$71,536	$26,849	$15,624

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #SIMPSONS1	Series #SPIDER129	Series #NESDK3	Series #BAYC7359	Series #CURIO10	Series #WILDTHING
Balance January 1, 2022	$ 15,397	$ 36,495	$ 100,379	$ 168,629	$ 70,701	$ 15,486
Distribution	-	-	-	(67,121)	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	319	262	1,544	145	145	249
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(259)	(212)	(1,343)	57,291	(145)	(197)
Balance June 30, 2022	$ 15,457	$ 36,545	$ 100,580	$ 158,943	$ 70,701	$ 15,538

	Series #SIMPSONS1	Series #SPIDER129	Series #NESDK3	Series #BAYC7359	Series #CURIO10	Series #WILDTHING
Balance January 1, 2023	$15,410	$36,512	$100,410	$157,586	$70,701	$15,510
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	240	187	834	123	123	169
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(234)	(190)	(754)	(82,751)	(139)	(175)
Balance June 30, 2023	$15,416	$36,509	$100,490	$74,958	$70,685	$15,504

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #1776	Series #98JORDAN2	Series #MACALLAN1	Series #BAYC9159	Series #FANTASY7	Series #SURFER4
Balance January 1, 2022	$ 1,451,900	$ 289,684	$ 11,962	$ 189,100	$ 35,232	$ 67,479
Distribution	-	-	-	(67,035)	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	2,293	2,042	195	2,972	863	314
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(1,942)	(1,588)	(173)	75,690	(551)	(235)
Balance June 30, 2022	$ 1,452,251	$ 290,138	$ 11,983	$ 200,727	$ 35,544	$ 67,558

	Series #1776	Series #98JORDAN2	Series #MACALLAN1	Series #BAYC9159	Series #FANTASY7	Series #SURFER4
Balance January 1, 2023	$1,451,910	$289,694	$11,974	$194,186	$34,743	$67,518
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	1,371	1,765	156	123	576	213
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(1,673)	(1,499)	(150)	(109,875)	(512)	(212)
Balance June 30, 2023	$1,451,608	$289,960	$11,980	$84,433	$34,806	$67,519

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #OHTANI1	Series #OHTANI2	Series #WILT100	Series #PENGUIN	Series #KARUIZAWA	Series #KOMBAT
Balance January 1, 2022	$ 81,365	$ 65,463	$ 100,379	$ 52,572	$ 57,867	$ 79,678
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	746	646	874	288	388	910
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(577)	(503)	(673)	(224)	(285)	(572)
Balance June 30, 2022	$ 81,534	$ 65,606	$ 100,580	$ 52,636	$ 57,970	$ 80,016

	Series #OHTANI1	Series #OHTANI2	Series #WILT100	Series #PENGUIN	Series #KARUIZAWA	Series #KOMBAT
Balance January 1, 2023	$81,392	$65,486	$100,410	$52,599	$57,928	$79,476
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	605	520	715	200	284	599
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(537)	(466)	(628)	(801)	(257)	(532)
Balance June 30, 2023	$81,460	$65,540	$100,497	$51,998	$57,956	$79,543

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #APPLELISA	Series #98MANNING	Series #GIJOE	Series #BEATLES1	Series #SQUIG5847	Series #PACQUIAO
Balance January 1, 2022	$ 96,335	$ 19,346	$ 37,983	$ 21,114	$ 57,937	$ 14,520
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	656	396	539	441	145	341
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(510)	(279)	(369)	(332)	(145)	(255)
Balance June 30, 2022	$ 96,481	$ 19,463	$ 38,153	$ 21,223	$ 57,937	$ 14,606

	Series #APPLELISA	Series #98MANNING	Series #GIJOE	Series #BEATLES1	Series #SQUIG5847	Series #PACQUIAO
Balance January 1, 2023	$96,359	$19,410	$38,073	$20,668	$57,937	$14,560
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	528	263	367	270	123	236
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(473)	(253)	(339)	(259)	(139)	(231)
Balance June 30, 2023	$96,414	$19,420	$38,101	$20,679	$57,921	$14,565

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #83JOBS	Series #BATMAN181	Series #HOBBIT	Series #POPEYE	Series #PUNK5883	Series #HAMILTON1
Balance January 1, 2022	$ 68,047	$ 41,384	$ 69,136	$ -	$ -	$ -
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	90,632	560,600	29,432
Capital Contribution	1,511	277	308	987	140	611
Capital Contribution for shortfall at Offering close	-	-	-	-	3,286	-
Distribution to RSE Archive	-	-	-	(232)	-	(232)
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(1,318)	(216)	(236)	(821)	(140)	(550)
Balance June 30, 2022	$ 68,239	$ 41,445	$ 69,208	$ 90,566	$ 563,886	$ 29,261

	Series #83JOBS	Series #BATMAN181	Series #HOBBIT	Series #POPEYE	Series #PUNK5883	Series #HAMILTON1
Balance January 1, 2023	$67,531	$40,911	$69,168	$90,410	$563,886	$29,210
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	687	157	214	659	123	352
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(605)	(185)	(213)	(582)	(469,496)	(733)
Balance June 30, 2023	$67,613	$40,883	$69,169	$90,487	$94,513	$28,829

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #OBIWAN	Series #SMB2	Series #GIANNIS2	Series #86BONDS	Series #IPADPROTO	Series #MOBYDICK
Balance January 1, 2022	$ -	$ -	$ -	$ -	$ -	$ -
Distribution	-	-	-	-	-	-
Membership Contributions	10,631	280,632	362,953	7,101	10,833	60,738
Capital Contribution	298	3,517	2,482	240	264	280
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(232)	(232)	(154)	(201)	(233)	(238)
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(248)	(3,166)	(1,924)	(195)	(214)	(232)
Balance June 30, 2022	$ 10,449	$ 280,751	$ 363,358	$ 6,945	$ 10,650	$ 60,548

	Series #OBIWAN	Series #SMB2	Series #GIANNIS2	Series #86BONDS	Series #IPADPROTO	Series #MOBYDICK
Balance January 1, 2023	$10,009	$280,410	$362,809	$6,910	$10,610	$60,510
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	213	1,720	2,184	193	214	207
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(211)	(1,462)	(1,850)	(595)	(212)	(207)
Balance June 30, 2023	$10,011	$280,668	$363,143	$6,508	$10,612	$60,510

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #03SERENA	Series #BAYC4612	Series #18OSAKA	Series #05RODGERS	Series #IROBOT	Series #LEICAGOLD
Balance January 1, 2022	$ -	$ -	$ -	$ -	$ -	$ -
Distribution	-	(67,091)	-	-	-	-
Membership Contributions	75,632	660,600	10,647	50,600	5,732	28,356
Capital Contribution	699	4,018	241	472	191	1,037
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(232)	-	(247)	(124)	(232)	(233)
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(555)	56,824	(191)	(364)	(155)	(1,037)
Balance June 30, 2022	$ 75,544	$ 654,351	$ 10,450	$ 50,584	$ 5,536	$ 28,123

	Series #03SERENA	Series #BAYC4612	Series #18OSAKA	Series #05RODGERS	Series #IROBOT	Series #LEICAGOLD
Balance January 1, 2023	$75,410	$653,442	$10,410	$50,486	$5,510	$28,132
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	594	123	213	436	161	311
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(530)	(568,002)	(211)	(397)	(1,168)	(693)
Balance June 30, 2023	$75,473	$85,564	$10,412	$50,525	$4,502	$27,750

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #FORTNITE	Series #IOMMI	Series #MARIO64	Series #GWTW	Series #NEWWORLD	Series #JAWA
Balance January 1, 2022	$-	$-	$-	$-	$-	$-
Distribution	-	-	-	-	-	-
Membership Contributions	13,876	50,600	102,723	21,850	11,357	25,695
Capital Contribution	488	215	960	169	165	326
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(233)	-	(233)	(147)	(232)	(232)
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(436)	(175)	(809)	(129)	(128)	(254)
Balance June 30, 2022	$13,695	$50,640	$102,641	$21,743	$11,162	$25,535

	Series #FORTNITE	Series #IOMMI	Series #MARIO64	Series #GWTW	Series #NEWWORLD	Series #JAWA
Balance January 1, 2023	$13,653	$50,612	$102,499	$21,713	$11,135	$25,473
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	230	190	726	175	166	297
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(226)	(193)	(638)	(680)	(172)	(281)
Balance June 30, 2023	$13,657	$50,609	$102,588	$21,208	$11,129	$25,489

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #GWLETTER	Series #MARIOKART	Series #96KOBE2	Series #SHOWCASE4	Series #BAYC8827	Series #15COBB
Balance January 1, 2022	$ -	$ -	$ -	$ -	$ -	$ -
Distribution	-	-	-	-	(67,125)	-
Membership Contributions	135,632	66,724	221,063	68,051	770,600	70,601
Capital Contribution	287	803	1,619	217	2,918	467
Capital Contribution for shortfall at Offering close	-	-	5,777	-	-	-
Distribution to RSE Archive	(232)	(281)	(154)	(313)	-	(201)
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(228)	(672)	(1,301)	(167)	57,228	(330)
Balance June 30, 2022	$ 135,459	$ 66,574	$ 227,004	$ 67,788	$ 763,621	$ 70,537

	Series #GWLETTER	Series #MARIOKART	Series #96KOBE2	Series #SHOWCASE4	Series #BAYC8827	Series #15COBB
Balance January 1, 2023	$135,410	$66,453	$226,695	$67,748	$762,344	$70,410
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	270	525	1,497	214	123	548
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(259)	(471)	(1,277)	(212)	(633,059)	(489)
Balance June 30, 2023	$135,421	$66,507	$226,915	$67,750	$129,408	$70,469

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #BRADBURY	Series #MACALLAN2	Series #BEATLES2	Series #92TIGER	Series #DOOD6921	Series #HIRST1
Balance January 1, 2022	$ -	$ -	$ -	$ -	$ -	$ -
Distribution	-	-	-	-	-	-
Membership Contributions	14,482	29,200	22,767	64,757	39,600	17,980
Capital Contribution	152	197	138	126	93	1,553
Capital Contribution for shortfall at Offering close	-	340	-	-	-	-
Distribution to RSE Archive	(232)	(540)	(357)	(357)	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(114)	(171)	(164)	(282)	(83)	(76)
Balance June 30, 2022	$ 14,288	$ 29,026	$ 22,384	$ 64,244	$ 39,610	$ 19,457

	Series #BRADBURY	Series #MACALLAN2	Series #BEATLES2	Series #92TIGER	Series #DOOD6921	Series #HIRST1
Balance January 1, 2023	$14,260	$29,000	$22,420	$64,410	$39,610	$18,970
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	169	222	279	549	123	129
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(175)	(205)	(266)	(496)	(139)	(154)
Balance June 30, 2023	$14,254	$29,017	$22,433	$64,463	$39,594	$18,945

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #GRIFFEY2	Series #SKYWALKER	Series #85GPK2	Series #19HAALAND	Series #MEGALODON	Series #KELLER
Balance January 1, 2022	$ -	$ -	$ -	$ -	$ -	$ -
Distribution	-	-	-	-	-	-
Membership Contributions	14,302	14,969	23,496	37,357	453,570	12,092
Capital Contribution	197	200	133	133	975	125
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(201)	(281)	(357)	(424)	(3,170)	(232)
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(142)	(144)	(168)	(143)	(1,678)	(87)
Balance June 30, 2022	$ 14,156	$ 14,744	$ 23,104	$ 36,923	$ 449,697	$ 11,898

	Series #GRIFFEY2	Series #SKYWALKER	Series #85GPK2	Series #19HAALAND	Series #MEGALODON	Series #KELLER
Balance January 1, 2023	$14,111	$14,298	$23,148	$36,943	$449,662	$11,870
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	233	236	282	361	2,653	166
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(228)	(231)	(269)	(334)	(1,742)	(673)
Balance June 30, 2023	$14,116	$14,303	$23,161	$36,970	$450,573	$11,363

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

	Series #GODFATHER	Series #MAYC5750	Series #SUPREMEPB	Series #MJTICKET
Balance January 1, 2022	$ -	$ -	$ -	$ -
Distribution	-	-	-	-
Membership Contributions	11,424	57,126	55,652	140,757
Capital Contribution	112	3,770	53	53
Capital Contribution for shortfall at Offering close	-	-	-	-
Distribution to RSE Archive	(424)	-	(357)	(357)
Distribution to Series	-	-	-	-
Net Income / (Loss)	(95)	3,245	(57)	(121)
Balance June 30, 2022	$ 11,017	$ 64,141	$ 55,291	$ 140,332

	Series #GODFATHER	Series #MAYC5750	Series #SUPREMEPB	Series #MJTICKET	Series #COOLCAT	Series #BLASTOISE
Balance January 1, 2023	$10,676	$62,779	$54,759	$140,410	$18,610	$216,798
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	248	123	450	973	172	1,363
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(254)	(39,847)	(408)	(848)	(178)	(1,166)
Balance June 30, 2023	$10,670	$23,054	$54,801	$140,535	$18,604	$216,995

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2023 and 2022 (unaudited)

Consolidated
Balance January 1, 2022	$ 23,954,381
Distribution	(2,784,495)
Membership Contributions	4,813,423
Capital Contribution	372,174
Capital Contribution for shortfall at Offering close	9,403
Distribution to RSE Archive	-
Distribution to Series	-
Net Income / (Loss)	1,032,880
Balance June 30, 2022	$ 27,397,766

	Series #MACALLAN3	Series #SUPERMAN6	Series #MOONPASS	Series #90FANTASY	Consolidated
Balance January 1, 2023	$19,194	$20,783	$4,933	$11,745	$27,369,925
Distribution	-	-	-	-	(981,790)
Membership Contributions	-	-	-	-	-
Capital Contribution	175	174	161	224	220,321
Distribution to RSE Archive	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Net Income / (Loss)	(166)	(779)	(568)	(221)	(2,306,980)
Balance June 30, 2023	$19,203	$20,178	$4,526	$11,748	$24,301,476

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #52MANTLE	Series #71MAYS	Series #RLEXPEPSI	Series #10COBB	Series #POTTER	Series #TWOCITIES
Cash Flows from Operating Activities:
Net (Loss) / Income	$(744)	$(908)	$(240)	$(327)	$(1,008)	$(173)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	855	450	259	352	402	167
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(119)	(50)	(16)	(33)	(9)	(2)
Accounts Payable	(2)	(2)	(3)	(2)	5	(2)
Insurance Payable	10	10	-	10	10	10
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	500	-	-	600	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of year	1,450	1,600	300	1,545	1,095	1,495
Cash and cash equivalent end of year	$1,450	$1,600	$300	$1,545	$1,095	$1,495
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #FROST	Series #BIRKINBLU	Series #SMURF	Series #70RLEX	Series #EINSTEIN	Series #HONUS
Cash Flows from Operating Activities:
Net (Loss) / Income	$(172)	$(748)	$(315)	$(246)	$(173)	$(2,482)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	165	792	345	265	166	2,987
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(1)	(52)	(28)	(17)	(2)	(475)
Accounts Payable	(2)	(2)	(2)	(2)	(2)	(40)
Insurance Payable	10	10	-	-	11	10
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of year	1,695	1,250	1,250	1,172	1,750	5,300
Cash and cash equivalent end of year	$1,695	$1,250	$1,250	$1,172	$1,750	$5,300
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #75ALI	Series #71ALI	Series #APROAK	Series #88JORDAN	Series #BIRKINBOR	Series #33RUTH
Cash Flows from Operating Activities:
Net (Loss) / Income	$(1,369)	$-	$(248)	$(50)	$(821)	$(508)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	402	-	317	2	860	570
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(42)	-	(69)	-	(47)	(70)
Accounts Payable	(2)	-	-	(2)	(2)	(2)
Insurance Payable	11	-	-	-	10	10
Income Taxes Payable	-	-	-	(6,416)	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	1,000	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	(6,466)	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	(6,466)	-	-
Cash and cash equivalent beginning of year	938	-	-	8,132	1,203	1,003
Cash and cash equivalent end of year	$938	$-	$-	$1,666	$1,203	$1,003
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #SPIDER1	Series #BATMAN3	Series #ULYSSES	Series #ROOSEVELT	Series #56MANTLE	Series #AGHOWL
Cash Flows from Operating Activities:
Net (Loss) / Income	$(579)	$(217)	$(180)	$(177)	$(207)	$(176)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	173	219	175	171	207	170
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(3)	(10)	(3)	(2)	(9)	(2)
Accounts Payable	(2)	(2)	(2)	(2)	(2)	(2)
Insurance Payable	11	10	10	10	11	10
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	400	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of year	1,003	1,003	1,950	400	1,050	1,703
Cash and cash equivalent end of year	$1,003	$1,003	$1,950	$400	$1,050	$1,703
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #18ZION	Series #SNOOPY	Series #APOLLO11	Series #24RUTHBAT	Series #YOKO
Cash Flows from Operating Activities:
Net (Loss) / Income	$(244)	$(241)	$(804)	$-	$(174)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	248	266	324	-	167
(Gain) / Loss on sale of Asset	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-
Other Receivable	-	-	-	-	-
Prepaid Insurance	(13)	(23)	(29)	-	(2)
Accounts Payable	(2)	(2)	(2)	-	(2)
Insurance Payable	11	-	11	-	11
Income Taxes Payable	-	-	-	(1,944)	-
Due from the Manager or its Affiliates	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	500	-	-
Net cash (used in) / provided by operating activities	-	-	-	(1,944)	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-
Capital Contribution	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	(1,944)	-
Cash and cash equivalent beginning of year	605	800	1,050	2,480	1,750
Cash and cash equivalent end of year	$605	$800	$1,050	$536	$1,750
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-
NFT Airdrop	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #HULK1	Series #RUTHBALL1	Series #HIMALAYA	Series #38DIMAGGIO	Series #55CLEMENTE
Cash Flows from Operating Activities:
Net (Loss) / Income	$-	$-	$(1,073)	$(258)	$(332)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	-	-	1,188	268	358
(Gain) / Loss on sale of Asset	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-
Other Receivable	-	-	-	-	-
Prepaid Insurance	-	-	(123)	(19)	(34)
Accounts Payable	-	-	(2)	(2)	(2)
Insurance Payable	-	-	10	10	10
Income Taxes Payable	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-
Capital Contribution	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-
Cash and cash equivalent beginning of year	-	694	1,203	594	594
Cash and cash equivalent end of year	$-	$694	$1,203	$594	$594
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-
NFT Airdrop	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #LOTR	Series #CATCHER	Series #BOND1	Series #SUPER21	Series #BATMAN1	Series #BIRKINTAN
Cash Flows from Operating Activities:
Net (Loss) / Income	$(184)	$(173)	$(191)	$(170)	$(50)	$(586)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	180	167	188	163	43	601
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(4)	(2)	(5)	(1)	-	(24)
Accounts Payable	(2)	(2)	(2)	(2)	(43)	(2)
Insurance Payable	10	10	10	10	-	11
Income Taxes Payable	-	-	-	-	(5,499)	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	(5,549)	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	(5,549)	-
Cash and cash equivalent beginning of year	563	213	463	277	6,987	456
Cash and cash equivalent end of year	$563	$213	$463	$277	$1,438	$456
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #GMTBLACK1	Series #61JFK	Series #POKEMON1	Series #50JACKIE	Series #LINCOLN	Series #STARWARS1
Cash Flows from Operating Activities:
Net (Loss) / Income	$(278)	$(176)	$(712)	$-	$(209)	$(172)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	304	170	816	-	210	165
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(24)	(3)	(112)	-	(9)	(1)
Accounts Payable	(2)	(2)	(2)	-	(2)	(2)
Insurance Payable	-	11	10	-	10	10
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of year	604	334	534	-	209	269
Cash and cash equivalent end of year	$604	$334	$534	$-	$209	$269
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #68MAYS	Series #56TEDWILL	Series #TMNT1	Series #CAPTAIN3	Series #51MANTLE	Series #CHURCHILL
Cash Flows from Operating Activities:
Net (Loss) / Income	$(313)	$(536)	$-	$(190)	$-	$(170)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	335	603	-	186	-	163
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(31)	(76)	-	(5)	-	(1)
Accounts Payable	(2)	(2)	-	(2)	-	(2)
Insurance Payable	11	10	-	10	-	10
Income Taxes Payable	-	-	-	-	(5,725)	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	(5,725)	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	(5,725)	-
Cash and cash equivalent beginning of year	437	520	-	77	7,206	220
Cash and cash equivalent end of year	$437	$520	$-	$77	$1,481	$220
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #SHKSPR4	Series #03KOBE	Series #03LEBRON	Series #03JORDAN	Series #39TEDWILL	Series #94JETER
Cash Flows from Operating Activities:
Net (Loss) / Income	$(238)	$(369)	$-	$(318)	$(294)	$(346)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	245	403	-	341	312	375
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(15)	(42)	-	(32)	(26)	(37)
Accounts Payable	(2)	(2)	-	(2)	(2)	(2)
Insurance Payable	10	10	-	11	10	10
Income Taxes Payable	-	-	(5,194)	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	(5,194)	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	(5,194)	-	-	-
Cash and cash equivalent beginning of year	400	377	6,111	436	600	460
Cash and cash equivalent end of year	$400	$377	$917	$436	$600	$460
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #2020TOPPS	Series #FANFOUR1	Series #85MARIO	Series #TOS39	Series #DAREDEV1	Series #05LATOUR
Cash Flows from Operating Activities:
Net (Loss) / Income	$(619)	$-	$-	$-	$-	$(140)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	704	-	-	-	-	143
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(93)	-	-	-	-	(3)
Accounts Payable	(2)	-	-	-	-	-
Insurance Payable	10	-	-	-	-	-
Income Taxes Payable	-	-	-	(19,888)	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	(19,888)	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	(19,888)	-	-
Cash and cash equivalent beginning of year	150	-	-	24,910	-	430
Cash and cash equivalent end of year	$150	$-	$-	$5,022	$-	$430
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #16SCREAG	Series #14DRC	Series #86RICE	Series #57MANTLE	Series #FAUBOURG	Series #SOBLACK
Cash Flows from Operating Activities:
Net (Loss) / Income	$(197)	$(229)	$(258)	$(202)	$48,003	$(1,202)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	212	251	269	201	650	741
(Gain) / Loss on sale of Asset	-	-	-	-	(60,000)	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(15)	(22)	(19)	(8)	-	(47)
Accounts Payable	-	-	(2)	(2)	(2)	(2)
Insurance Payable	-	-	10	10	9	10
Income Taxes Payable	-	-	-	-	11,335	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	(500)	500
Net cash (used in) / provided by operating activities	-	-	-	-	(506)	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	175,000	-
Cash provided by / (used in) investing activities	-	-	-	-	175,000	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	(163,720)	-
Cash provided by / (used in) financing activities	-	-	-	-	(163,720)	-

Net change in cash and cash equivalent	-	-	-	-	10,774	-
Cash and cash equivalent beginning of year	430	430	460	400	560	520
Cash and cash equivalent end of year	$430	$430	$460	$400	$11,335	$520
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #GATSBY	Series #93DAYTONA	Series #09TROUT	Series #57STARR	Series #AF15	Series #03KOBE2
Cash Flows from Operating Activities:
Net (Loss) / Income	$(328)	$(301)	$(1,242)	$(202)	$-	$(262)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	346	338	1,448	201	-	274
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(27)	(35)	(214)	(8)	-	(20)
Accounts Payable	(2)	(2)	(2)	(2)	-	(2)
Insurance Payable	11	-	10	11	-	10
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of year	520	600	400	400	-	316
Cash and cash equivalent end of year	$520	$600	$400	$400	$-	$316
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #JOBSMAC	Series #16PETRUS	Series #ALICE	Series #SPIDER10	Series #62MANTLE	Series #BATMAN6
Cash Flows from Operating Activities:
Net (Loss) / Income	$(321)	$(211)	$(195)	$(178)	$(777)	$(181)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	344	230	188	172	894	176
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(33)	(18)	-	(3)	(126)	(4)
Accounts Payable	-	-	(2)	(2)	(2)	(2)
Insurance Payable	10	-	11	11	11	11
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of year	400	430	520	400	460	320
Cash and cash equivalent end of year	$400	$430	$520	$400	$460	$320
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #CLEMENTE2	Series #79STELLA	Series #TKAM	Series #DIMAGGIO2	Series #13BEAUX
Cash Flows from Operating Activities:
Net (Loss) / Income	$(443)	$(448)	$(185)	$(244)	$(173)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	492	508	181	263	184
(Gain) / Loss on sale of Asset	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-
Other Receivable	-	-	-	-	-
Prepaid Insurance	(57)	(58)	(4)	(17)	(10)
Accounts Payable	(2)	(2)	(2)	(2)	-
Insurance Payable	10	-	10	-	-
Income Taxes Payable	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-
Capital Contribution	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-
Cash and cash equivalent beginning of year	400	572	534	321	400
Cash and cash equivalent end of year	$400	$572	$534	$321	$400
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-
NFT Airdrop	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #88MARIO	Series #ANMLFARM	Series #NASA1	Series #00BRADY	Series #85NES	Series #JUSTICE1
Cash Flows from Operating Activities:
Net (Loss) / Income	$-	$(195)	$(1,323)	$(328)	$(335)	$-
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	-	188	1,553	353	351	-
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	-	(1)	(238)	(33)	(25)	-
Accounts Payable	-	(2)	(2)	(2)	(2)	-
Insurance Payable	-	10	10	10	11	-
Income Taxes Payable	-	-	-	-	-	(5,559)
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	(5,559)

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	(5,559)
Cash and cash equivalent beginning of year	7,364	100	300	339	400	6,999
Cash and cash equivalent end of year	$7,364	$100	$300	$339	$400	$1,440
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #69KAREEM	Series #59JFK	Series #04LEBRON	Series #85JORDAN	Series #GOLDENEYE	Series #MOONSHOE
Cash Flows from Operating Activities:
Net (Loss) / Income	$(272)	$(181)	$(369)	$(1,978)	$(271)	$(847)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	286	176	402	1,648	284	350
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(22)	(3)	(42)	(228)	(22)	-
Accounts Payable	(2)	(2)	(2)	48	(2)	(2)
Insurance Payable	10	10	10	10	11	499
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	500	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of year	256	400	316	516	326	420
Cash and cash equivalent end of year	$256	$400	$316	$516	$326	$420
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #03LEBRON2	Series #GRAPES	Series #34GEHRIG	Series #98KANGA	Series #06BRM	Series #DUNE
Cash Flows from Operating Activities:
Net (Loss) / Income	$(582)	$(187)	$(303)	$(860)	$(159)	$(172)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	703	183	323	994	167	165
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(86)	(4)	(28)	(143)	(7)	(2)
Accounts Payable	(45)	(2)	(2)	(2)	-	(2)
Insurance Payable	10	10	10	10	-	11
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of year	236	400	339	420	400	460
Cash and cash equivalent end of year	$236	$400	$339	$420	$400	$460
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #86FLEER	Series #WILDGUN	Series #58PELE2	Series #18LAMAR	Series #13GIANNIS	Series #AVENGERS1
Cash Flows from Operating Activities:
Net (Loss) / Income	$(875)	$(276)	$-	$-	$(256)	$-
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,006	291	-	-	266	-
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(139)	(23)	-	-	(19)	-
Accounts Payable	(2)	(2)	-	-	(2)	-
Insurance Payable	10	10	-	-	11	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of year	721	400	-	-	236	-
Cash and cash equivalent end of year	$721	$400	$-	$-	$236	$-
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #04MESSI	Series #AVENGE57	Series #03TACHE	Series #99TMB2	Series #PUNCHOUT	Series #BULLSRING
Cash Flows from Operating Activities:
Net (Loss) / Income	$(348)	$(177)	$(285)	$(798)	$(936)	$(1,321)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	378	171	319	438	604	1,550
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(38)	(2)	(33)	(48)	(76)	(237)
Accounts Payable	(2)	(2)	-	(2)	(2)	(2)
Insurance Payable	10	10	-	10	10	10
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	400	400	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of year	805	400	400	340	421	900
Cash and cash equivalent end of year	$805	$400	$400	$340	$421	$900
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #70AARON	Series #96CHARZRD	Series #01TIGER	Series #ICECLIMB	Series #09COBB	Series #51HOWE
Cash Flows from Operating Activities:
Net (Loss) / Income	$(240)	$(833)	$(272)	$(489)	$(293)	$-
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	247	480	279	548	311	-
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(15)	(55)	(15)	(67)	(26)	-
Accounts Payable	(2)	(2)	(2)	(2)	(2)	-
Insurance Payable	10	10	10	10	10	-
Income Taxes Payable	-	-	-	-	-	(1,873)
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	400	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	(1,873)

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	(1,873)
Cash and cash equivalent beginning of year	340	348	366	400	367	2,392
Cash and cash equivalent end of year	$340	$348	$366	$400	$367	$519
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #96JORDAN2	Series #JUNGLEBOX	Series #59FLASH	Series #FOSSILBOX	Series #THOR	Series #POKEBLUE
Cash Flows from Operating Activities:
Net (Loss) / Income	$(887)	$(304)	$(205)	$(248)	$-	$(258)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	424	325	205	257	-	269
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(46)	(29)	(8)	(17)	-	(19)
Accounts Payable	(2)	(2)	(2)	(2)	-	(2)
Insurance Payable	11	10	10	10	-	10
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	500	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of year	216	418	367	355	-	422
Cash and cash equivalent end of year	$216	$418	$367	$355	$-	$422
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #98GTA	Series #PICNIC	Series #DOMINOS	Series #58PELE	Series #09CURRY	Series #84JORDAN
Cash Flows from Operating Activities:
Net (Loss) / Income	$(730)	$(1,193)	$(217)	$-	$(271)	$(1,620)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	334	730	228	-	284	1,902
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(13)	(46)	(8)	-	(22)	(297)
Accounts Payable	(2)	(2)	(2)	-	(2)	5
Insurance Payable	11	11	-	-	11	10
Income Taxes Payable	-	-	-	(174,610)	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	400	500	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	(174,610)	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	(174,610)	-	-
Cash and cash equivalent beginning of year	355	400	300	218,313	216	216
Cash and cash equivalent end of year	$355	$400	$300	$43,703	$216	$216
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #09BEAUX	Series #KEROUAC	Series #96JORDAN	Series #FEDERAL	Series #62BOND	Series #71TOPPS
Cash Flows from Operating Activities:
Net (Loss) / Income	$(191)	$(224)	$(50)	$(248)	$(218)	$(443)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	205	228	2	257	221	492
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(14)	(12)	-	(17)	(11)	(57)
Accounts Payable	-	(2)	(2)	(2)	(2)	(2)
Insurance Payable	-	10	-	10	10	10
Income Taxes Payable	-	-	(8,025)	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	(8,075)	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	(8,075)	-	-	-
Cash and cash equivalent beginning of year	426	400	10,144	420	711	500
Cash and cash equivalent end of year	$426	$400	$2,069	$420	$711	$500
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #DEATON	Series #98ZELDA	Series #03JORDAN2	Series #WOLVERINE	Series #91JORDAN	Series #79GRETZKY
Cash Flows from Operating Activities:
Net (Loss) / Income	$(7,658)	$(258)	$(457)	$-	$(476)	$(4,079)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	8,493	268	476	-	532	4,355
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(95)	(19)	(34)	-	(64)	(685)
Accounts Payable	(750)	(2)	5	-	(2)	(2)
Insurance Payable	10	10	10	-	10	11
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	400
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of year	400	494	300	-	275	1,233
Cash and cash equivalent end of year	$400	$494	$300	$-	$275	$1,233
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #17DUJAC	Series #FAUBOURG2	Series #MOSASAUR	Series #92JORDAN	Series #14KOBE	Series #03LEBRON3
Cash Flows from Operating Activities:
Net (Loss) / Income	$(177)	$(1,134)	$(941)	$12,486	$-	$(1,110)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	188	1,268	1,688	79	-	1,339
(Gain) / Loss on sale of Asset	-	-	-	(16,000)	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(11)	(143)	(7)	-	-	(194)
Accounts Payable	-	(2)	(750)	(2)	-	(45)
Insurance Payable	-	11	10	7	-	10
Income Taxes Payable	-	-	-	2,863	(3,992)	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	500	-	-
Net cash (used in) / provided by operating activities	-	-	-	(68)	(3,992)	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	52,000	-	-
Cash provided by / (used in) investing activities	-	-	-	52,000	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Distribution to Shareholders	-	-	-	(49,070)	-	-
Cash provided by / (used in) financing activities	-	-	-	(49,070)	-	-

Net change in cash and cash equivalent	-	-	-	2,862	(3,992)	-
Cash and cash equivalent beginning of year	426	400	400	364	4,956	416
Cash and cash equivalent end of year	$426	$400	$400	$3,227	$964	$416
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #95TOPSUN	Series #09TROUT2	Series #59BOND	Series #OPEECHEE	Series #ROCKETBOX	Series #94JORDAN
Cash Flows from Operating Activities:
Net (Loss) / Income	$(397)	$(397)	$(213)	$(1,799)	$(281)	$(1,004)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	436	436	215	1,631	297	565
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(47)	(47)	(10)	(240)	(24)	(70)
Accounts Payable	(2)	(2)	(2)	(2)	(2)	(2)
Insurance Payable	10	10	10	10	10	11
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	400	-	500
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of year	468	453	348	500	325	307
Cash and cash equivalent end of year	$468	$453	$348	$500	$325	$307
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #18LUKA	Series #86DK3	Series #FANFOUR5	Series #16KOBE	Series #11BELAIR	Series #76PAYTON
Cash Flows from Operating Activities:
Net (Loss) / Income	$(268)	$-	$(215)	$131,695	$(167)	$(413)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	281	-	217	(145)	176	455
(Gain) / Loss on sale of Asset	-	-	-	(162,550)	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(21)	-	(10)	-	(9)	(51)
Accounts Payable	(2)	-	(2)	(2)	-	(2)
Insurance Payable	10	-	10	2	-	11
Income Taxes Payable	-	-	-	30,835	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	(165)	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	800,000	-	-
Cash provided by / (used in) investing activities	-	-	-	800,000	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Distribution to Shareholders	-	-	-	(769,000)	-	-
Cash provided by / (used in) financing activities	-	-	-	(769,000)	-	-

Net change in cash and cash equivalent	-	-	-	30,835	-	-
Cash and cash equivalent beginning of year	304	-	378	300	400	464
Cash and cash equivalent end of year	$304	$-	$378	$31,135	$400	$464
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #17MAHOMES	Series #85MJPROMO	Series #96KOBE	Series #99CHARZRD	Series #68RYAN	Series #MARADONA
Cash Flows from Operating Activities:
Net (Loss) / Income	$-	$(769)	$(476)	$(1,555)	$(443)	$(217)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	-	282	532	1,885	492	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	-	(22)	(64)	(285)	(57)	(11)
Accounts Payable	-	(2)	(2)	(56)	(2)	(2)
Insurance Payable	-	11	10	11	10	10
Income Taxes Payable	(22,210)	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	500	-	-	-	-
Net cash (used in) / provided by operating activities	(22,210)	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	(22,210)	-	-	-	-	-
Cash and cash equivalent beginning of year	27,812	284	295	249	378	329
Cash and cash equivalent end of year	$5,602	$284	$295	$249	$378	$329
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #POKEYELOW	Series #POKELUGIA	Series #XMEN1	Series #VANHALEN	Series #48JACKIE	Series #05MJLJ
Cash Flows from Operating Activities:
Net (Loss) / Income	$(380)	$(1,005)	$-	$(203)	$(2,192)	$(499)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	416	687	-	202	2,107	559
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(44)	(90)	-	(8)	(323)	(68)
Accounts Payable	(2)	(2)	-	(2)	(2)	(2)
Insurance Payable	10	10	-	11	10	10
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	400	-	-	400	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of year	468	468	-	300	400	400
Cash and cash equivalent end of year	$468	$468	$-	$300	$400	$400
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #81MONTANA	Series #00MOUTON	Series #07DURANT	Series #56AARON	Series #85LEMIEUX	Series #87JORDAN
Cash Flows from Operating Activities:
Net (Loss) / Income	$(457)	$(177)	$(751)	$(354)	$(526)	$(374)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	509	188	852	385	592	409
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(60)	(11)	(110)	(39)	(74)	(43)
Accounts Payable	(2)	-	(2)	(2)	(2)	(2)
Insurance Payable	10	-	11	10	10	10
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of year	378	426	303	377	319	300
Cash and cash equivalent end of year	$378	$426	$303	$377	$319	$300
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #AC23	Series #APPLE1	Series #GWLOTTO	Series #GYMBOX	Series #HUCKFINN	Series #NEOBOX
Cash Flows from Operating Activities:
Net (Loss) / Income	$(907)	$(3,572)	$(183)	$(234)	$(178)	$(351)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	295	4,263	178	240	172	381
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(3)	(701)	(4)	(15)	(3)	(39)
Accounts Payable	5	-	(2)	(2)	(2)	(2)
Insurance Payable	10	10	11	11	11	11
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	600	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of year	420	300	377	386	478	378
Cash and cash equivalent end of year	$420	$300	$377	$386	$478	$378
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #NEWTON	Series #NICKLAUS1	Series #POKEMON2	Series #POKERED	Series #RIVIERA	Series #SMB3
Cash Flows from Operating Activities:
Net (Loss) / Income	$(842)	$(325)	$(1,969)	$(325)	$(268)	$(265)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	370	350	2,317	350	292	277
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(36)	(33)	(357)	(33)	(22)	(21)
Accounts Payable	(2)	(2)	(2)	(2)	(2)	(2)
Insurance Payable	10	10	11	10	-	11
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	500	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of year	400	478	486	477	386	477
Cash and cash equivalent end of year	$400	$478	$486	$477	$386	$477
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #WALDEN	Series #WZRDOFOZ	Series #60ALI	Series #TORNEK	Series #DIMAGGIO3	Series #POKEMON3
Cash Flows from Operating Activities:
Net (Loss) / Income	$(177)	$(273)	$(1,138)	$(928)	$(2,088)	$(2,722)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	171	276	1,329	1,026	2,474	3,239
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(3)	(11)	(199)	(145)	(395)	(525)
Accounts Payable	(2)	(2)	(2)	48	(2)	(2)
Insurance Payable	11	10	10	-	11	10
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of year	486	468	452	600	486	486
Cash and cash equivalent end of year	$486	$468	$452	$600	$486	$486
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #58PELE3	Series #09CURRY2	Series #85ERVING	Series #LJKOBE	Series #80ALI	Series #BATMAN2
Cash Flows from Operating Activities:
Net (Loss) / Income	$(1,051)	$(2,255)	$(337)	$-	$(443)	$(218)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,214	2,676	364	-	491	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(171)	(429)	(35)	-	(57)	(11)
Accounts Payable	(2)	(2)	(2)	-	(2)	(2)
Insurance Payable	10	10	10	-	11	10
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of year	378	300	300	-	377	420
Cash and cash equivalent end of year	$378	$300	$300	$-	$377	$420
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #FLASH123	Series #99MJRETRO	Series #85GPK	Series #IPOD	Series #HGWELLS	Series #85JORDAN2
Cash Flows from Operating Activities:
Net (Loss) / Income	$(182)	$(365)	$(955)	$(260)	$(193)	$(1,231)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	178	398	282	271	191	1,441
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	632	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(4)	(41)	(17)	(21)	(6)	(219)
Accounts Payable	(2)	(2)	48	-	(2)	(2)
Insurance Payable	10	10	10	10	10	11
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of year	420	346	312	300	486	516
Cash and cash equivalent end of year	$420	$346	$312	$300	$486	$516
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #66ORR	Series #CONGRESS	Series #GRIFFEYJR	Series #01HALO	Series #87ZELDA	Series #EINSTEIN2
Cash Flows from Operating Activities:
Net (Loss) / Income	$(560)	$(233)	$(304)	$(263)	$(628)	$(214)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	632	239	325	268	715	215
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(81)	(14)	(29)	(13)	(95)	(10)
Accounts Payable	(2)	(2)	(2)	(2)	(2)	(2)
Insurance Payable	10	10	10	10	10	10
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of year	456	400	419	415	357	420
Cash and cash equivalent end of year	$456	$400	$419	$415	$357	$420
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #SANTANA	Series #01TIGER2	Series #86JORDAN2	Series #TOPPSTRIO	Series #81BIRD	Series #97KOBE
Cash Flows from Operating Activities:
Net (Loss) / Income	$(205)	$(271)	$(504)	$(3,674)	$(348)	$(432)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	205	277	566	576	378	478
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	2,761	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(8)	(15)	(70)	(71)	(38)	(55)
Accounts Payable	(2)	(2)	(2)	(2)	(2)	(2)
Insurance Payable	10	11	10	10	10	11
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	400	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of year	446	318	549	300	346	410
Cash and cash equivalent end of year	$446	$318	$549	$300	$346	$410
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #XMEN94	Series #09RBLEROY	Series #04MESSI2	Series #THEROCK	Series #XLXMEN1	Series #03LEBRON5
Cash Flows from Operating Activities:
Net (Loss) / Income	$(330)	$(346)	$(373)	$(10,181)	$(205)	$(605)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	323	392	408	299	205	730
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	9,933	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(8)	(46)	(43)	(17)	(9)	(91)
Accounts Payable	5	-	(2)	(45)	(2)	(45)
Insurance Payable	10	-	10	10	11	11
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of year	359	400	400	396	359	477
Cash and cash equivalent end of year	$359	$400	$400	$396	$359	$477
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #METEORITE	Series #SLASH	Series #00BRADY2	Series #89TMNT	Series #NESWWF	Series #PUNK9670
Cash Flows from Operating Activities:
Net (Loss) / Income	$(1,413)	$(193)	$(2,011)	$(758)	$(234)	$(157)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	2,257	190	1,899	269	240	123
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(104)	(7)	(297)	(19)	(14)	-
Accounts Payable	(750)	-	(2)	(2)	(2)	16
Insurance Payable	10	10	11	10	10	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	400	500	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	(18)

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	18
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	18

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of year	400	600	660	305	373	596
Cash and cash equivalent end of year	$400	$600	$660	$305	$373	$596
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #18ALLEN	Series #CASTLEII	Series #36OWENS	Series #BAYC601	Series #60MANTLE	Series #PUNK8103
Cash Flows from Operating Activities:
Net (Loss) / Income	$(792)	$(234)	$(258)	$(56,119)	$(3,872)	$(326,139)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	415	240	268	123	4,624	123
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	59,571	-	326,000
Investment Income / (Loss)	-	-	-	(5,584)	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(31)	(14)	(19)	-	(761)	-
Accounts Payable	(2)	(2)	(2)	16	(2)	16
Insurance Payable	10	10	10	-	10	-
Income Taxes Payable	-	-	-	1,972	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	400	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	(21)	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	21	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	21	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of year	431	373	301	18,566	486	600
Cash and cash equivalent end of year	$431	$373	$301	$18,566	$486	$600
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	$(5,584)	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #GHOST1	Series #BROSGRIMM	Series #HENDERSON	Series #KIRBY	Series #20HERBERT	Series #03RONALDO
Cash Flows from Operating Activities:
Net (Loss) / Income	$(173)	$(1,243)	$(999)	$(397)	$(50)	$(888)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	166	251	1,162	436	-	1,028
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(2)	(16)	(171)	(48)	-	(149)
Accounts Payable	(2)	(2)	(2)	(2)	-	(2)
Insurance Payable	11	10	10	11	-	11
Income Taxes Payable	-	-	-	-	(4,248)	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	1,000	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	(4,298)	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	(4,298)	-
Cash and cash equivalent beginning of year	380	500	377	373	5,423	652
Cash and cash equivalent end of year	$380	$500	$377	$373	$1,125	$652
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #HONUS2	Series #MARX	Series #09HARDEN	Series #MEEB15511	Series #90BATMAN	Series #93JETER
Cash Flows from Operating Activities:
Net (Loss) / Income	$(560)	$(238)	$(271)	$(139)	$(397)	$(309)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	632	245	284	123	436	330
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(81)	(15)	(21)	-	(48)	(30)
Accounts Payable	(2)	(2)	(2)	16	(2)	(2)
Insurance Payable	11	10	10	-	11	10
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of year	376	486	353	500	373	427
Cash and cash equivalent end of year	$376	$486	$353	$500	$373	$427
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #SIMPSONS1	Series #SPIDER129	Series #NESDK3	Series #BAYC7359	Series #CURIO10	Series #WILDTHING
Cash Flows from Operating Activities:
Net (Loss) / Income	$(234)	$(190)	$(754)	$(82,751)	$(139)	$(175)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	240	187	834	123	123	169
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	86,202	-	-
Investment Income / (Loss)	-	-	-	(5,584)	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(14)	(5)	(95)	-	-	(2)
Accounts Payable	(2)	(2)	5	16	16	(2)
Insurance Payable	10	10	10	-	-	10
Income Taxes Payable	-	-	-	1,971	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	(24)	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	24	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	24	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of year	373	356	314	18,384	500	400
Cash and cash equivalent end of year	$373	$356	$314	$18,384	$500	$400
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	$(5,584)	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #1776	Series #98JORDAN2	Series #MACALLAN1	Series #BAYC9159	Series #FANTASY7	Series #SURFER4
Cash Flows from Operating Activities:
Net (Loss) / Income	$(1,673)	$(1,499)	$(150)	$(109,875)	$(512)	$(212)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,371	1,765	156	123	576	213
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	113,326	-	-
Investment Income / (Loss)	-	-	-	(5,584)	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(207)	(274)	(6)	-	(71)	(10)
Accounts Payable	(2)	(2)	-	16	(2)	(2)
Insurance Payable	11	10	-	-	10	11
Income Taxes Payable	-	-	-	1,971	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	500	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	(24)	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	24	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	24	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of year	400	776	60	18,556	352	300
Cash and cash equivalent end of year	$400	$776	$60	$18,556	$352	$300
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	$(5,584)	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #OHTANI1	Series #OHTANI2	Series #WILT100	Series #PENGUIN	Series #KARUIZAWA	Series #KOMBAT
Cash Flows from Operating Activities:
Net (Loss) / Income	$(537)	$(466)	$(628)	$(801)	$(257)	$(532)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	605	520	715	200	284	599
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(76)	(62)	(95)	(7)	(28)	(75)
Accounts Payable	(2)	(2)	(2)	(2)	-	(2)
Insurance Payable	10	10	10	10	-	10
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	600	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of year	376	376	400	300	60	300
Cash and cash equivalent end of year	$376	$376	$400	$300	$60	$300
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #APPLELISA	Series #98MANNING	Series #GIJOE	Series #BEATLES1	Series #SQUIG5847	Series #PACQUIAO
Cash Flows from Operating Activities:
Net (Loss) / Income	$(473)	$(253)	$(339)	$(259)	$(139)	$(231)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	528	263	367	270	123	236
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(63)	(18)	(36)	(20)	-	(13)
Accounts Payable	(2)	(2)	(2)	(2)	16	(2)
Insurance Payable	10	10	10	11	-	10
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of year	300	400	338	253	500	400
Cash and cash equivalent end of year	$300	$400	$338	$253	$500	$400
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #83JOBS	Series #BATMAN181	Series #HOBBIT	Series #POPEYE	Series #PUNK5883	Series #HAMILTON1
Cash Flows from Operating Activities:
Net (Loss) / Income	$(605)	$(185)	$(213)	$(582)	$(469,496)	$(733)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	687	157	214	659	123	352
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	469,357	-
Investment Income / (Loss)	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(91)	-	(10)	(86)	-	(27)
Accounts Payable	(2)	(2)	(2)	(2)	16	(2)
Insurance Payable	11	30	11	11	-	10
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	400
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of year	500	350	308	323	600	400
Cash and cash equivalent end of year	$500	$350	$308	$323	$600	$400
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #OBIWAN	Series #SMB2	Series #GIANNIS2	Series #86BONDS	Series #IPADPROTO	Series #MOBYDICK
Cash Flows from Operating Activities:
Net (Loss) / Income	$(211)	$(1,462)	$(1,850)	$(595)	$(212)	$(207)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	213	1,720	2,184	193	214	207
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(10)	(266)	(343)	(6)	(10)	(9)
Accounts Payable	(2)	(2)	(2)	(2)	(2)	(2)
Insurance Payable	10	10	11	10	10	11
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	400	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of year	324	266	2,130	365	400	400
Cash and cash equivalent end of year	$324	$266	$2,130	$365	$400	$400
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #03SERENA	Series #BAYC4612	Series #18OSAKA	Series #05RODGERS	Series #IROBOT	Series #LEICAGOLD
Cash Flows from Operating Activities:
Net (Loss) / Income	$(530)	$(568,002)	$(211)	$(397)	$(1,168)	$(693)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	594	123	213	436	161	311
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	571,453	-	-	-	-
Investment Income / (Loss)	-	(5,584)	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(71)	-	(10)	(48)	(2)	(27)
Accounts Payable	(2)	16	(2)	(2)	(2)	(2)
Insurance Payable	10	-	10	11	11	11
Income Taxes Payable	-	1,971	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	1,000	400
Net cash (used in) / provided by operating activities	-	(22)	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	22	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	22	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of year	400	18,501	300	476	369	72
Cash and cash equivalent end of year	$400	$18,501	$300	$476	$369	$72
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	$(5,584)	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #FORTNITE	Series #IOMMI	Series #MARIO64	Series #GWTW	Series #NEWWORLD	Series #JAWA
Cash Flows from Operating Activities:
Net (Loss) / Income	$(226)	$(193)	$(638)	$(680)	$(172)	$(281)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	230	190	726	175	166	297
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(13)	(7)	(97)	(3)	(2)	(24)
Accounts Payable	(2)	-	(2)	(2)	(2)	(2)
Insurance Payable	11	10	10	10	10	10
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	500	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of year	300	600	346	380	369	338
Cash and cash equivalent end of year	$300	$600	$346	$380	$369	$338
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #GWLETTER	Series #MARIOKART	Series #96KOBE2	Series #SHOWCASE4	Series #BAYC8827	Series #15COBB
Cash Flows from Operating Activities:
Net (Loss) / Income	$(259)	$(471)	$(1,277)	$(212)	$(633,059)	$(489)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	270	525	1,497	214	123	548
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	636,512	-
Investment Income / (Loss)	-	-	-	-	(5,584)	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(19)	(63)	(229)	(10)	-	(67)
Accounts Payable	(2)	(2)	(2)	(2)	16	(2)
Insurance Payable	10	11	11	10	-	10
Income Taxes Payable	-	-	-	-	1,972	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	(19)	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	19	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	19	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of year	400	300	346	703	18,466	400
Cash and cash equivalent end of year	$400	$300	$346	$703	$18,466	$400
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	$(5,584)	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #BRADBURY	Series #MACALLAN2	Series #BEATLES2	Series #92TIGER	Series #DOOD6921	Series #HIRST1
Cash Flows from Operating Activities:
Net (Loss) / Income	$(175)	$(205)	$(266)	$(496)	$(139)	$(154)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	169	222	279	549	123	129
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(2)	(17)	(21)	(61)	-	-
Accounts Payable	(2)	-	(2)	(2)	16	17
Insurance Payable	10	-	10	10	-	8
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of year	369	400	300	374	600	500
Cash and cash equivalent end of year	$369	$400	$300	$374	$600	$500
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #GRIFFEY2	Series #SKYWALKER	Series #85GPK2	Series #19HAALAND	Series #MEGALODON	Series #KELLER
Cash Flows from Operating Activities:
Net (Loss) / Income	$(228)	$(231)	$(269)	$(334)	$(1,742)	$(673)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	233	236	282	361	2,653	166
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(13)	(14)	(22)	(35)	(171)	(2)
Accounts Payable	(2)	(2)	(2)	(2)	(750)	(2)
Insurance Payable	10	11	11	10	10	11
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	500
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of year	322	300	300	381	400	300
Cash and cash equivalent end of year	$322	$300	$300	$381	$400	$300
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #GODFATHER	Series #MAYC5750	Series #SUPREMEPB	Series #MJTICKET	Series #COOLCAT	Series #BLASTOISE
Cash Flows from Operating Activities:
Net (Loss) / Income	$(254)	$(39,847)	$(408)	$(848)	$(178)	$(1,166)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	248	123	450	973	172	1,363
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	42,024	-	-	-	-
Investment Income / (Loss)	-	(3,577)	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(2)	-	(49)	(133)	(3)	(205)
Accounts Payable	(2)	16	(2)	(2)	(2)	(2)
Insurance Payable	10	-	11	10	11	10
Income Taxes Payable	-	1,243	-	-	-	-
Due from the Manager or its Affiliates	-	500	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	482	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	18	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	18	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	500	-	-	-	-
Cash and cash equivalent beginning of year	400	-	300	351	515	376
Cash and cash equivalent end of year	$400	$500	$300	$351	$515	$376
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	$(3,577)	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2023 (unaudited)

	Series #MACALLAN3	Series #SUPERMAN6	Series #MOONPASS	Series #90FANTASY	Consolidated
Cash Flows from Operating Activities:
Net (Loss) / Income	$(166)	$(779)	$(568)	$(221)	$(2,306,980)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	175	174	161	224	220,321
(Gain) / Loss on sale of Asset	-	-	-	-	(238,550)
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	2,336,942
Investment Income / (Loss)	-	-	-	-	(31,496)
Other Receivable	-	-	-	-	83,001
Prepaid Insurance	(9)	(3)	(1)	(11)	(25,324)
Accounts Payable	-	(2)	(2)	(2)	(7,977)
Insurance Payable	-	10	10	10	(847)
Income Taxes Payable	-	-	-	-	(209,052)
Due from the Manager or its Affiliates	-	-	-	-	500
Due to the Manager of its Affiliates	-	600	400	-	18,300
Net cash (used in) / provided by operating activities	-	-	-	-	(161,162)

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	146
Proceeds from Sale of Archive Asset	-	-	-	-	1,157,410
Cash provided by / (used in) investing activities	-	-	-	-	1,157,556

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	(232,916)
Distribution to Series	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-
Capital Contribution	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-
Distribution to Shareholders	-	-	-	-	(981,790)
Cash provided by / (used in) financing activities	-	-	-	-	(1,214,706)

Net change in cash and cash equivalent	-	-	-	-	(218,311)
Cash and cash equivalent beginning of year	400	308	369	402	613,476
Cash and cash equivalent end of year	$400	$308	$369	$402	$395,165
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-
NFT Airdrop	-	-	-	-	$(31,496)
Forgiveness of amounts due to manager and Contributed to the Company/Series					$19,171
Archive Asset transferred to a related entity					$66,091

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #52MANTLE	Series #71MAYS	Series #RLEXPEPSI	Series #10COBB	Series #POTTER	Series #TWOCITIES
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,056)	$ (442)	$ (230)	$ (356)	$ (1,240)	$ (195)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,250	553	254	442	1,192	233
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Asset	-	-	-	-	-	-
Impairment loss on Archive Asset	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(217)	(111)	(24)	(86)	(49)	(38)
Accounts Payable	23	-	-	-	97	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	1,450	1,600	300	1,545	1,095	1,495
Cash end of period	$ 1,450	$ 1,600	$ 300	$ 1,545	$ 1,095	$ 1,495
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #FROST	Series #BIRKINBLU	Series #SMURF	Series #70RLEX	Series #EINSTEIN	Series #HONUS
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (194)	$ (454)	$ (291)	$ (235)	$ (194)	$ (3,663)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	231	569	334	261	232	4,322
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(37)	(115)	(43)	(26)	(38)	(762)
Accounts Payable	-	-	-	-	-	103
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	1,695	1,250	1,250	1,172	1,750	5,300
Cash end of period	$ 1,695	$ 1,250	$ 1,250	$ 1,172	$ 1,750	$ 5,300
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #75ALI	Series #71ALI	Series #APROAK	Series #88JORDAN	Series #BIRKINBOR	Series #33RUTH
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (407)	$ -	$ -	$ (284)	$ (429)	$ (805)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	499	-	-	348	537	931
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(99)	-	-	(64)	(108)	(142)
Accounts Payable	7	(3,550)	-	-	-	16
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	(3,550)	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	(3,550)	-	-	-	-
Cash beginning of period	938	3,550	1,250	1,003	1,203	1,003
Cash end of period	$ 938	$ -	$ 1,250	$ 1,003	$ 1,203	$ 1,003
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #SPIDER1	Series #BATMAN3	Series #ULYSSES	Series #ROOSEVELT	Series #56MANTLE	Series #AGHOWL
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (201)	$ (473)	$ (202)	$ (199)	$ (230)	$ (197)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	240	508	242	238	278	235
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(39)	(51)	(40)	(39)	(48)	(38)
Accounts Payable	-	16	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	1,003	1,003	1,950	400	1,050	1,703
Cash end of period	$ 1,003	$ 1,003	$ 1,950	$ 400	$ 1,050	$ 1,703
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #18ZION	Series #SNOOPY	Series #APOLLO11	Series #24RUTHBAT	Series #YOKO
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (252)	$ (275)	$ (420)	$ 16,142	$ (195)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	307	300	411	1,692	233
(Gain) / Loss on sale of Asset	-	-	-	(19,994)	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-
Accounts Receivable	-	-	-	-	-
Prepaid Insurance	(55)	(35)	(79)	(381)	(38)
Accounts Payable	-	10	88	61	-
Insurance Payable	-	-	-	-	-
Income Taxes Payable	-	-	-	2,480	-
Due from the Manager or its Affiliates	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	270,000	-
Cash provided by / (used in) investing activities	-	-	-	270,000	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-
Capital Contribution	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-
Distribution to Members	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	(268,517)	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	(268,517)	-

Net change in cash	-	-	-	1,483	-
Cash beginning of period	605	800	1,050	997	1,750
Cash end of period	$ 605	$ 800	$ 1,050	$ 2,480	$ 1,750
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #HULK1	Series #RUTHBALL1	Series #HIMALAYA	Series #38DIMAGGIO	Series #55CLEMENTE
Cash Flows from Operating Activities:
Net (Loss) / Income	$ -	$ (299)	$ (819)	$ (284)	$ (362)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	-	345	1,043	348	449
(Gain) / Loss on sale of Asset	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-
Accounts Receivable	-	-	-	-	-
Prepaid Insurance	-	-	(224)	(64)	(87)
Accounts Payable	-	(46)	-	-	-
Insurance Payable	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-
Capital Contribution	-	60,600	-	-	-
Distribution to RSE Archive	-	-	-	-	-
Distribution to Members	-	(60,600)	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-

Net change in cash	-	-	-	-	-
Cash beginning of period	5,774	694	1,203	594	594
Cash end of period	$ 5,774	$ 694	$ 1,203	$ 594	$ 594
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #LOTR	Series #CATCHER	Series #BOND1	Series #SUPER21	Series #BATMAN1	Series #BIRKINTAN
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (206)	$ (195)	$ (213)	$ (191)	$ (236)	$ (308)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	248	233	257	228	328	380
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(42)	(38)	(44)	(37)	(50)	(72)
Accounts Payable	-	-	-	-	(42)	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	563	213	463	277	457	456
Cash end of period	$ 563	$ 213	$ 463	$ 277	$ 457	$ 456
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #GMTBLACK1	Series #61JFK	Series #POKEMON1	Series #50JACKIE	Series #LINCOLN	Series #STARWARS1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (270)	$ (198)	$ (760)	$ -	$ (1,150)	$ (425)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	307	237	1,013	-	1,667	450
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(37)	(39)	(207)	-	(49)	(37)
Accounts Payable	-	-	(46)	-	32	12
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	(771)	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	(925)	-
Net cash (used in) / provided by operating activities	-	-	-	(771)	(425)	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	(62)	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	(62)	-	-

Net change in cash	-	-	-	(833)	(425)	-
Cash beginning of period	604	334	534	833	634	269
Cash end of period	$ 604	$ 334	$ 534	$ -	$ 209	$ 269
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #68MAYS	Series #56TEDWILL	Series #TMNT1	Series #CAPTAIN3	Series #51MANTLE	Series #CHURCHILL
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (342)	$ (576)	$ -	$ (212)	$ 27,982	$ (861)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	424	728	-	255	326	898
(Gain) / Loss on sale of Asset	-	-	-	-	(35,500)	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(82)	(152)	-	(43)	(67)	(37)
Accounts Payable	-	-	-	-	53	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	7,206	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	65,000	-
Cash provided by / (used in) investing activities	-	-	-	-	65,000	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	(58,314)	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	(58,314)	-
Net change in cash	-	-	-	-	6,686	-
Cash beginning of period	437	520	8,410	77	520	220
Cash end of period	$ 437	$ 520	$ 8,410	$ 77	$ 7,206	$ 220
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #SHKSPR4	Series #03KOBE	Series #03LEBRON	Series #03JORDAN	Series #39TEDWILL	Series #94JETER
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (933)	$ (400)	$ 24,650	$ (347)	$ (322)	$ (376)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	991	499	197	431	397	468
(Gain) / Loss on sale of Asset	-	-	(31,000)	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(58)	(99)	(42)	(84)	(75)	(92)
Accounts Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	6,195	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	(84)	(84)	(84)	-	-
Net cash (used in) / provided by operating activities	-	(84)	(84)	(84)	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	56,000	-	-	-
Cash provided by / (used in) investing activities	-	-	56,000	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	(50,325)	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	(50,325)	-	-	-

Net change in cash	-	(84)	5,591	(84)	-	-
Cash beginning of period	400	460	520	520	600	460
Cash end of period	$ 400	$ 377	$ 6,111	$ 436	$ 600	$ 460
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #2020TOPPS	Series #FANFOUR1	Series #85MARIO	Series #TOS39	Series #DAREDEV1	Series #05LATOUR
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (663)	$ -	$ -	$ 94,835	$ -	$ (163)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	841	-	-	287	-	168
(Gain) / Loss on sale of Asset	-	-	-	(120,000)	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(178)	-	-	(32)	-	(5)
Accounts Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	24,910	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	240,000	-	-
Cash provided by / (used in) investing activities	-	-	-	240,000	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	(215,550)	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	(215,550)	-	-

Net change in cash	-	-	-	24,450	-	-
Cash beginning of period	150	5,251	390,060	460	2,505	430
Cash end of period	$ 150	$ 5,251	$ 390,060	$ 24,910	$ 2,505	$ 430
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #16SCREAG	Series #14DRC	Series #86RICE	Series #57MANTLE	Series #FAUBOURG	Series #SOBLACK
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (222)	$ (256)	$ (311)	$ (225)	$ (773)	$ (429)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	245	290	376	272	976	537
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(23)	(34)	(65)	(47)	(203)	(108)
Accounts Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	430	430	460	400	560	520
Cash end of period	$ 430	$ 430	$ 460	$ 400	$ 560	$ 520
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #GATSBY	Series #93DAYTONA	Series #09TROUT	Series #57STARR	Series #AF15	Series #03KOBE2
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,223)	$ (576)	$ (1,281)	$ (225)	$ -	$ (288)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,286	597	1,643	272	-	354
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(75)	(54)	(362)	(47)	-	(66)
Accounts Payable	12	33	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	(84)
Net cash (used in) / provided by operating activities	-	-	-	-	-	(84)

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	(84)
Cash beginning of period	520	600	400	400	10,560	400
Cash end of period	$ 520	$ 600	$ 400	$ 400	$ 10,560	$ 316
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #JOBSMAC	Series #16PETRUS	Series #ALICE	Series #SPIDER10	Series #62MANTLE	Series #BATMAN6
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (353)	$ (238)	$ (193)	$ (199)	$ (829)	$ (203)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	527	266	230	238	1,056	244
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(86)	(28)	(37)	(39)	(227)	(41)
Accounts Payable	(88)	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	400	430	520	400	460	320
Cash end of period	$ 400	$ 430	$ 520	$ 400	$ 460	$ 320
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #CLEMENTE2	Series #79STELLA	Series #TKAM	Series #DIMAGGIO2	Series #13BEAUX
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (478)	$ (695)	$ (207)	$ (234)	$ (198)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	600	752	249	260	214
(Gain) / Loss on sale of Asset	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-
Accounts Receivable	-	-	-	-	-
Prepaid Insurance	(122)	(89)	(42)	(26)	(16)
Accounts Payable	-	32	-	-	-
Insurance Payable	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-
Capital Contribution	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-
Distribution to Members	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-

Net change in cash	-	-	-	-	-
Cash beginning of period	400	572	534	321	400
Cash end of period	$ 400	$ 572	$ 534	$ 321	$ 400
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #88MARIO	Series #ANMLFARM	Series #NASA1	Series #00BRADY	Series #85NES	Series #JUSTICE1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ -	$ (192)	$ (2,106)	$ (385)	$ (313)	$ 27,397
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	-	229	2,498	471	386	584
(Gain) / Loss on sale of Asset	-	-	-	-	-	(35,000)
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	-	(37)	(399)	(86)	(73)	(71)
Accounts Payable	-	-	7	-	-	91
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	6,999
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	225,000
Cash provided by / (used in) investing activities	-	-	-	-	-	225,000

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	(218,401)
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	(218,401)
Net change in cash	-	-	-	-	-	6,599
Cash beginning of period	7,364	100	300	339	400	400
Cash end of period	$ 7,364	$ 100	$ 300	$ 339	$ 400	$ 6,999
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #69KAREEM	Series #59JFK	Series #04LEBRON	Series #85JORDAN	Series #GOLDENEYE	Series #MOONSHOE
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (299)	$ (203)	$ (400)	$ (2,024)	$ (297)	$ (926)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	368	243	499	2,408	369	1,170
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(68)	(40)	(99)	(384)	(68)	(253)
Accounts Payable	-	-	-	-	(4)	9
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	(84)	-	(84)	(84)	-	-
Net cash (used in) / provided by operating activities	(83)	-	(84)	(84)	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	(83)	-	(84)	(84)	-	-
Cash beginning of period	339	400	400	600	326	420
Cash end of period	$ 256	$ 400	$ 316	$ 516	$ 326	$ 420
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #03LEBRON2	Series #GRAPES	Series #34GEHRIG	Series #98KANGA	Series #06BRM	Series #DUNE
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (625)	$ (209)	$ (331)	$ (1,252)	$ (183)	$ (863)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	791	251	409	1,414	194	901
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(166)	(42)	(78)	(253)	(11)	(38)
Accounts Payable	-	-	-	91	-	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	(84)	-	-	-	-	-
Net cash (used in) / provided by operating activities	(84)	-	-	-	-	-
Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-
Net change in cash	(84)	-	-	-	-	-
Cash beginning of period	320	400	339	420	400	460
Cash end of period	$ 236	$ 400	$ 339	$ 420	$ 400	$ 460
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #86FLEER	Series #WILDGUN	Series #58PELE2	Series #18LAMAR	Series #13GIANNIS	Series #AVENGERS1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (899)	$ (303)	$ -	$ -	$ (282)	$ -
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,147	373	-	-	346	-
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(248)	(70)	-	-	(65)	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	(84)	-	-	-	(83)	-
Net cash (used in) / provided by operating activities	(84)	-	-	-	(84)	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	(84)	-	-	-	(84)	-
Cash beginning of period	805	400	8,175	7,278	320	15,610
Cash end of period	$ 721	$ 400	$ 8,175	$ 7,278	$ 236	$ 15,610
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #04MESSI	Series #AVENGE57	Series #03TACHE	Series #99TMB2	Series #PUNCHOUT	Series #BULLSRING
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (379)	$ (199)	$ (315)	$ (663)	$ (1,245)	$ (2,434)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	472	238	366	755	1,397	2,735
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(93)	(39)	(51)	(108)	(152)	(398)
Accounts Payable	-	-	-	16	-	97
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	(84)	-	-	-	(27)	-
Net cash (used in) / provided by operating activities	-	-	-	-	(27)	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	(27)	-
Cash beginning of period	805	400	400	340	448	900
Cash end of period	$ 805	$ 400	$ 400	$ 340	$ 421	$ 900
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #70AARON	Series #96CHARZRD	Series #01TIGER	Series #ICECLIMB	Series #09COBB	Series #51HOWE
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (265)	$ (508)	$ (282)	$ (527)	$ (340)	$ 9,651
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	324	587	320	664	396	421
(Gain) / Loss on sale of Asset	-	-	-	-	-	(12,400)
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(59)	(119)	(58)	(137)	(75)	(64)
Accounts Payable	-	40	20	-	19	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	2,392
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	52,000
Cash provided by / (used in) investing activities	-	-	-	-	-	52,000

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	(50,613)
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	(50,613)

Net change in cash	-	-	-	-	-	1,387
Cash beginning of period	340	348	366	400	367	1,005
Cash end of period	$ 340	$ 348	$ 366	$ 400	$ 367	$ 2,392
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #96JORDAN2	Series #JUNGLEBOX	Series #59FLASH	Series #FOSSILBOX	Series #THOR	Series #POKEBLUE
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (464)	$ (353)	$ (228)	$ (274)	$ -	$ (283)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	524	412	276	335	-	347
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(105)	(79)	(48)	(61)	-	(63)
Accounts Payable	45	20	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	(84)	-	-	-	-	(28)
Net cash (used in) / provided by operating activities	(84)	-	-	-	-	(27)

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	(84)	-	-	-	-	(27)
Cash beginning of period	300	418	367	355	13,828	448
Cash end of period	$ 216	$ 418	$ 367	$ 355	$ 13,828	$ 421
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #98GTA	Series #PICNIC	Series #DOMINOS	Series #58PELE	Series #09CURRY	Series #84JORDAN
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (482)	$ (420)	$ (189)	$ 823,449	$ (297)	$ (1,772)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	520	525	201	1,938	365	2,200
(Gain) / Loss on sale of Asset	-	-	-	(1,043,269)	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(54)	(105)	(12)	(431)	(68)	(489)
Accounts Payable	16	-	-	-	-	61
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	218,313	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	(84)	(84)
Net cash (used in) / provided by operating activities	-	-	-	-	(84)	(84)

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	1,331,269	-	-
Cash provided by / (used in) investing activities	-	-	-	1,331,269	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	(1,113,761)	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	(1,113,761)	-	-

Net change in cash	-	-	-	217,508	(84)	(84)
Cash beginning of period	355	400	300	805	300	300
Cash end of period	$ 355	$ 400	$ 300	$ 218,313	$ 216	$ 216
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #09BEAUX	Series #KEROUAC	Series #96JORDAN	Series #FEDERAL	Series #62BOND	Series #71TOPPS
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (217)	$ (248)	$ (391)	$ (943)	$ (262)	$ (10,143)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	238	302	488	1,005	294	601
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	9,600
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(21)	(54)	(97)	(62)	(52)	(122)
Accounts Payable	-	-	-	-	20	65
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	(84)	-	-	-
Net cash (used in) / provided by operating activities	-	-	(84)	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	(84)	-	-	-
Cash beginning of period	426	400	448	420	711	500
Cash end of period	$ 426	$ 400	$ 364	$ 420	$ 711	$ 500
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #DEATON	Series #98ZELDA	Series #03JORDAN2	Series #WOLVERINE	Series #91JORDAN	Series #79GRETZKY
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (15,271)	$ (349)	$ (362)	$ -	$ (578)	$ (4,766)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	12,451	348	449	-	646	5,727
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(180)	(64)	(87)	-	(133)	(1,081)
Accounts Payable	3,000	65	-	-	65	120
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	(106)	-	-	(84)	-
Net cash (used in) / provided by operating activities	-	(106)	-	-	(84)	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	(106)	-	-	(84)	-
Cash beginning of period	400	600	300	3,067	359	1,233
Cash end of period	$ 400	$ 494	$ 300	$ 3,067	$ 275	$ 1,233
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #17DUJAC	Series #FAUBOURG2	Series #MOSASAUR	Series #92JORDAN	Series #14KOBE	Series #03LEBRON3
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (201)	$ (944)	$ (1,218)	$ (361)	$ 19,693	$ (1,476)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	218	1,197	264	449	473	1,769
(Gain) / Loss on sale of Asset	-	-	-	-	(25,115)	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(17)	(253)	(46)	(88)	(107)	(332)
Accounts Payable	-	-	1,000	-	16	39
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	5,040	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	(84)	-	(84)
Net cash (used in) / provided by operating activities	-	-	-	(84)	-	(84)
Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	95,000	-
Cash provided by / (used in) investing activities	-	-	-	-	95,000	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	(90,460)	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	(90,460)	-
Net change in cash	-	-	-	(84)	4,540	(84)
Cash beginning of period	426	400	400	448	500	500
Cash end of period	$ 426	$ 400	$ 400	$ 364	$ 5,040	$ 416
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #95TOPSUN	Series #09TROUT2	Series #59BOND	Series #OPEECHEE	Series #ROCKETBOX	Series #94JORDAN
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (449)	$ (469)	$ (256)	$ (43,478)	$ (328)	$ (587)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	537	537	286	1,815	380	684
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	42,000	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(108)	(108)	(50)	(401)	(72)	(142)
Accounts Payable	20	40	20	64	20	45
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	(84)
Net cash (used in) / provided by operating activities	-	-	-	-	-	(84)

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	(84)
Cash beginning of period	468	453	348	500	325	391
Cash end of period	$ 468	$ 453	$ 348	$ 500	$ 325	$ 307
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #18LUKA	Series #86DK3	Series #FANFOUR5	Series #16KOBE	Series #11BELAIR	Series #76PAYTON
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (315)	$ -	$ (239)	$ (4,160)	$ (191)	$ (494)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	363	-	290	5,100	205	587
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(68)	-	(51)	(952)	(14)	(113)
Accounts Payable	20	-	-	12	-	20
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	(84)	-	-	-	-	-
Net cash (used in) / provided by operating activities	(84)	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	(84)	-	-	-	-	-
Cash beginning of period	388	4,394	378	300	400	464
Cash end of period	$ 304	$ 4,394	$ 378	$ 300	$ 400	$ 464
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #17MAHOMES	Series #85MJPROMO	Series #96KOBE	Series #99CHARZRD	Series #68RYAN	Series #MARADONA
Cash Flows from Operating Activities:
Net (Loss) / Income	$ 106,073	$ (316)	$ (24,513)	$ (2,442)	$ (478)	$ (241)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,394	364	646	2,333	601	292
(Gain) / Loss on sale of Asset	(135,000)	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	24,000	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(319)	(68)	(133)	(471)	(123)	(51)
Accounts Payable	40	20	-	100	-	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	27,812	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	(84)	(84)	480	-	-
Net cash (used in) / provided by operating activities	-	(84)	(84)	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	350,000	-	-	-	-	-
Cash provided by / (used in) investing activities	350,000	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	(322,656)	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	(322,656)	-	-	-	-	-

Net change in cash	27,344	(84)	(84)	-	-	-
Cash beginning of period	468	368	378	729	378	329
Cash end of period	$ 27,812	$ 284	$ 295	$ 729	$ 378	$ 329
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #POKEYELOW	Series #POKELUGIA	Series #XMEN1	Series #VANHALEN	Series #48JACKIE	Series #05MJLJ
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (536)	$ (669)	$ -	$ (226)	$ (2,125)	$ (556)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	544	822	-	277	2,586	676
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(103)	(173)	-	(47)	(529)	(140)
Accounts Payable	95	20	-	(4)	68	20
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	468	468	22,880	300	400	400
Cash end of period	$ 468	$ 468	$ 22,880	$ 300	$ 400	$ 400
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #81MONTANA	Series #00MOUTON	Series #07DURANT	Series #56AARON	Series #85LEMIEUX	Series #87JORDAN
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (846)	$ (202)	$ (15,738)	$ (385)	$ (565)	$ (405)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	824	219	809	479	714	506
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	15,099	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(127)	(17)	(170)	(94)	(149)	(101)
Accounts Payable	149	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	378	426	303	377	319	300
Cash end of period	$ 378	$ 426	$ 303	$ 377	$ 319	$ 300
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #AC23	Series #APPLE1	Series #GWLOTTO	Series #GYMBOX	Series #HUCKFINN	Series #NEOBOX
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (204)	$ (3,710)	$ (205)	$ (259)	$ (199)	$ (401)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	245	4,808	246	316	239	475
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(41)	(1,070)	(41)	(57)	(40)	(94)
Accounts Payable	-	(28)	-	-	-	20
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	420	300	377	386	478	378
Cash end of period	$ 420	$ 300	$ 377	$ 386	$ 478	$ 378
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #NEWTON	Series #NICKLAUS1	Series #POKEMON2	Series #POKERED	Series #RIVIERA	Series #SMB3
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (372)	$ (354)	$ (2,243)	$ (690)	$ (258)	$ (533)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	463	440	2,849	685	291	577
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(91)	(86)	(580)	(86)	(33)	(67)
Accounts Payable	-	-	(26)	91	-	23
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	400	478	486	477	386	477
Cash end of period	$ 400	$ 478	$ 486	$ 477	$ 386	$ 477
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #WALDEN	Series #WZRDOFOZ	Series #60ALI	Series #TORNEK	Series #DIMAGGIO3	Series #POKEMON3
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (199)	$ (264)	$ (1,208)	$ (784)	$ (2,206)	$ (2,873)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	238	301	1,548	974	2,845	3,711
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(39)	(53)	(340)	(190)	(639)	(838)
Accounts Payable	-	16	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	486	468	452	600	486	486
Cash end of period	$ 486	$ 468	$ 452	$ 600	$ 486	$ 486
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #58PELE3	Series #09CURRY2	Series #85ERVING	Series #LJKOBE	Series #80ALI	Series #BATMAN2
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,062)	$ (2,614)	$ (367)	$ -	$ (485)	$ (473)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,359	3,289	457	4	605	509
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(297)	(691)	(90)	-	(123)	(52)
Accounts Payable	-	16	-	(4)	3	16
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-
Net change in cash	-	-	-	-	-	-
Cash beginning of period	378	300	300	12,157	377	420
Cash end of period	$ 378	$ 300	$ 300	$ 12,157	$ 377	$ 420
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #FLASH123	Series #99MJRETRO	Series #85GPK	Series #IPOD	Series #HGWELLS	Series #85JORDAN2
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (204)	$ (396)	$ (273)	$ (290)	$ (215)	$ (1,306)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	245	494	334	445	259	1,675
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(41)	(98)	(61)	(67)	(44)	(369)
Accounts Payable	-	-	-	(88)	-	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-
Net change in cash	-	-	-	-	-	-
Cash beginning of period	420	346	312	300	486	516
Cash end of period	$ 420	$ 346	$ 312	$ 300	$ 486	$ 516
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #66ORR	Series #CONGRESS	Series #GRIFFEYJR	Series #01HALO	Series #87ZELDA	Series #EINSTEIN2
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (601)	$ (278)	$ (332)	$ (253)	$ (1,574)	$ (237)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	760	315	410	308	1,738	288
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(159)	(57)	(78)	(55)	(180)	(51)
Accounts Payable	-	20	-	-	16	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-
Net change in cash	-	-	-	-	-	-
Cash beginning of period	456	400	419	415	357	420
Cash end of period	$ 456	$ 400	$ 419	$ 415	$ 357	$ 420
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #SANTANA	Series #01TIGER2	Series #86JORDAN2	Series #TOPPSTRIO	Series #81BIRD	Series #97KOBE
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (228)	$ (261)	$ (542)	$ (551)	$ (379)	$ (466)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	276	318	683	695	472	585
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(48)	(57)	(141)	(144)	(93)	(119)
Accounts Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	446	318	549	300	346	410
Cash end of period	$ 446	$ 318	$ 549	$ 300	$ 346	$ 410
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #XMEN94	Series #09RBLEROY	Series #04MESSI2	Series #THEROCK	Series #XLXMEN1	Series #03LEBRON5
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (228)	$ (379)	$ (405)	$ (273)	$ (228)	$ (649)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	276	449	506	334	276	823
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(48)	(70)	(101)	(61)	(48)	(174)
Accounts Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	359	400	400	396	359	477
Cash end of period	$ 359	$ 400	$ 400	$ 396	$ 359	$ 477
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #METEORITE	Series #SLASH	Series #00BRADY2	Series #89TMNT	Series #NESWWF	Series #PUNK9670
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (713)	$ (219)	$ (62,604)	$ (283)	$ (259)	$ (148)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	907	265	2,193	389	319	144
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	60,899	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(194)	(46)	(488)	(64)	(57)	-
Accounts Payable	-	-	-	(42)	-	-
Insurance Payable	-	-	-	-	(3)	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	(95)	(27)	(4)
Net cash (used in) / provided by operating activities	-	-	-	(95)	(27)	(8)

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	4
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	4

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	(95)	(27)	(4)
Cash beginning of period	400	600	660	400	400	600
Cash end of period	$ 400	$ 600	$ 660	$ 305	$ 373	$ 596
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #18ALLEN	Series #CASTLEII	Series #36OWENS	Series #BAYC601	Series #60MANTLE	Series #PUNK8103
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (344)	$ (259)	$ (283)	$ 57,101	$ (4,107)	$ (145)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	427	319	347	145	5,305	145
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	1,179	-	-
Impairment loss on Archive Assets	-	-	-	1,316	-	-
Investment (Income) / Loss	-	-	-	(92,406)	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(83)	(57)	(64)	-	(1,198)	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	-	(3)	-	-	-	-
Income Taxes Payable	-	-	-	32,610	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	(22)	(27)	(99)	(108)	-	-
Net cash (used in) / provided by operating activities	(22)	(27)	(99)	(162)	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	85,046	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	85,046	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	(66,926)	-	-
Cash provided by / (used in) financing activities	-	-	-	(66,926)	-	-

Net change in cash	(22)	(27)	(99)	17,958	-	-
Cash beginning of period	453	400	400	608	486	600
Cash end of period	$ 431	$ 373	$ 301	$ 18,566	$ 486	$ 600
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	($4,919)	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #GHOST1	Series #BROSGRIMM	Series #HENDERSON	Series #KIRBY	Series #20HERBERT	Series #03RONALDO
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (195)	$ (288)	$ (1,063)	$ (429)	$ (478)	$ (945)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	235	328	1,360	547	612	1,239
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(38)	(60)	(297)	(108)	(122)	(261)
Accounts Payable	-	20	-	-	-	-
Insurance Payable	(2)	-	-	(10)	(12)	(33)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	(27)	-	-
Net cash (used in) / provided by operating activities	-	-	-	(27)	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-
Net change in cash	-	-	-	(27)	-	-
Cash beginning of period	380	500	377	400	400	652
Cash end of period	$ 380	$ 500	$ 377	$ 373	$ 400	$ 652
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #HONUS2	Series #MARX	Series #09HARDEN	Series #MEEB15511	Series #90BATMAN	Series #93JETER
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (601)	$ (263)	$ (297)	$ (145)	$ (24,029)	$ (357)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	778	321	365	145	547	416
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	23,600	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(159)	(58)	(68)	-	(108)	(80)
Accounts Payable	-	-	-	-	-	20
Insurance Payable	(18)	-	-	-	(10)	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	(47)	(27)	-
Net cash (used in) / provided by operating activities	-	-	-	(47)	(27)	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-
Net change in cash	-	-	-	(47)	(27)	-
Cash beginning of period	376	486	353	547	400	427
Cash end of period	$ 376	$ 486	$ 353	$ 500	$ 373	$ 427
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #SIMPSONS1	Series #SPIDER129	Series #NESDK3	Series #BAYC7359	Series #CURIO10	Series #WILDTHING
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (259)	$ (212)	$ (1,343)	$ 57,291	$ (145)	$ (197)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	319	262	1,544	145	145	249
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	1,179	-	-
Impairment loss on Archive Assets	-	-	-	916	-	-
Investment (Income) / Loss	-	-	-	(92,304)	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(57)	(43)	(180)	-	-	(38)
Accounts Payable	-	-	-	-	-	(14)
Insurance Payable	(3)	(7)	(21)	-	-	-
Income Taxes Payable	-	-	-	32,718	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	(27)	-	(86)	(87)	(625)	-
Net cash (used in) / provided by operating activities	(27)	-	(86)	(142)	(625)	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	85,047	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	85,047	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	(67,121)	-	-
Cash provided by / (used in) financing activities	-	-	-	(67,121)	-	-
Net change in cash	(27)	-	(86)	17,784	(625)	-
Cash beginning of period	400	356	400	600	1,125	400
Cash end of period	$ 373	$ 356	$ 314	$ 18,384	$ 500	$ 400
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	($5,218)	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #1776	Series #98JORDAN2	Series #MACALLAN1	Series #BAYC9159	Series #FANTASY7	Series #SURFER4
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,942)	$ (1,588)	$ (173)	$ 75,690	$ (551)	$ (235)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	2,293	2,042	195	2,972	863	314
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	1,179	-	-
Impairment loss on Archive Assets	-	-	-	3,928	-	-
Investment (Income) / Loss	-	-	-	(124,250)	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(351)	(454)	(9)	-	(144)	(50)
Accounts Payable	-	-	-	-	-	-
Insurance Payable	-	-	(13)	-	(168)	(29)
Income Taxes Payable	-	-	-	43,227	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	(540)	-	(48)	-
Net cash (used in) / provided by operating activities	-	-	(540)	2,746	(48)	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	(2,828)	-	-
Proceeds from Sale of Digital Asset	-	-	-	85,073	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	82,245	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	(67,035)	-	-
Cash provided by / (used in) financing activities	-	-	-	(67,035)	-	-
Net change in cash	-	-	(540)	17,956	(48)	-
Cash beginning of period	400	776	600	600	400	300
Cash end of period	$ 400	$ 776	$ 60	$ 18,556	$ 352	$ 300
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	($34,151)	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #OHTANI1	Series #OHTANI2	Series #WILT100	Series #PENGUIN	Series #KARUIZAWA	Series #KOMBAT
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (577)	$ (503)	$ (673)	$ (224)	$ (285)	$ (572)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	746	646	874	288	388	910
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(152)	(130)	(180)	(47)	(42)	(150)
Accounts Payable	-	-	-	-	-	-
Insurance Payable	(17)	(13)	(21)	(17)	(61)	(188)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	(540)	-
Net cash (used in) / provided by operating activities	-	-	-	-	(540)	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-
Net change in cash	-	-	-	-	(540)	-
Cash beginning of period	376	376	400	300	600	300
Cash end of period	$ 376	$ 376	$ 400	$ 300	$ 60	$ 300
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #APPLELISA	Series #98MANNING	Series #GIJOE	Series #BEATLES1	Series #SQUIG5847	Series #PACQUIAO
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (510)	$ (279)	$ (369)	$ (332)	$ (145)	$ (255)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	656	396	539	441	145	341
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(132)	(63)	(90)	(64)	-	(56)
Accounts Payable	-	-	-	(92)	-	-
Insurance Payable	(14)	(54)	(80)	-	-	(30)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	47	(154)	-
Net cash (used in) / provided by operating activities	-	-	-	-	(154)	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-
Net change in cash	-	-	-	-	(154)	-
Cash beginning of period	300	400	338	300	654	400
Cash end of period	$ 300	$ 400	$ 338	$ 300	$ 500	$ 400
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #83JOBS	Series #BATMAN181	Series #HOBBIT	Series #POPEYE	Series #PUNK5883	Series #HAMILTON1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,318)	$ (216)	$ (236)	$ (821)	$ (140)	$ (550)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,511	277	308	987	140	611
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(173)	(44)	(50)	(166)	-	(77)
Accounts Payable	-	-	-	-	-	16
Insurance Payable	(20)	(17)	(22)	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	(292)	77	-	-
Net cash (used in) / provided by operating activities	-	-	(292)	77	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	(57,077)	(500,000)	(28,800)
Investments in Digital Assets	-	-	-	-	(3,286)	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	(57,077)	(503,286)	(28,800)

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	57,632	500,600	29,432
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	3,286	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	(232)	-	(232)
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	57,400	503,886	29,200
Net change in cash	-	-	(292)	400	600	400
Cash beginning of period	500	350	600	-	-	-
Cash end of period	$ 500	$ 350	$ 308	$ 400	$ 600	$ 400
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	$ 33,000	$ 60,000	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #OBIWAN	Series #SMB2	Series #GIANNIS2	Series #86BONDS	Series #IPADPROTO	Series #MOBYDICK
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (248)	$ (3,166)	$ (1,924)	$ (195)	$ (214)	$ (232)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	298	3,517	2,482	240	264	280
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(50)	(442)	(558)	(45)	(50)	(48)
Accounts Payable	-	91	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	134	-	-	-	-
Net cash (used in) / provided by operating activities	-	134	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	(10,075)	(280,134)	(360,670)	(6,535)	(10,200)	(60,100)
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	(10,075)	(280,134)	(360,670)	(6,535)	(10,200)	(60,100)

Cash flow from financing activities:
Proceeds from sale of membership interests	10,631	280,632	362,953	7,101	10,833	60,738
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	(232)	(232)	(154)	(201)	(233)	(238)
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	10,399	280,400	362,799	6,900	10,600	60,500
Net change in cash	324	400	2,130	365	400	400
Cash beginning of period	-	-	-	-	-	-
Cash end of period	$ 324	$ 400	$ 2,130	$ 365	$ 400	$ 400
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #03SERENA	Series #BAYC4612	Series #18OSAKA	Series #05RODGERS	Series #IROBOT	Series #LEICAGOLD
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (555)	$ 56,824	$ (191)	$ (364)	$ (155)	$ (1,037)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	699	4,018	241	472	191	1,037
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	1,179	-	-	-	-
Impairment loss on Archive Assets	-	1,323	-	-	-	-
Investment (Income) / Loss	-	(91,968)	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(144)	-	(50)	(108)	(36)	(75)
Accounts Payable	-	-	-	-	-	75
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	32,452	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	228
Net cash (used in) / provided by operating activities	-	3,828	-	-	-	228

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	(75,000)	(450,000)	(10,100)	(50,000)	(5,131)	(28,051)
Investments in Digital Assets	-	(3,899)	-	-	-	-
Proceeds from Sale of Digital Asset	-	85,063	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	(75,000)	(368,836)	(10,100)	(50,000)	(5,131)	(28,051)

Cash flow from financing activities:
Proceeds from sale of membership interests	75,632	450,600	10,647	50,600	5,732	28,356
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	(232)	-	(247)	(124)	(232)	(233)
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	(67,091)	-	-	-	-
Cash provided by / (used in) financing activities	75,400	383,509	10,400	50,476	5,500	28,123
Net change in cash	400	18,501	300	476	369	300
Cash beginning of period	-	-	-	-	-	-
Cash end of period	$ 400	$ 18,501	$ 300	$ 476	$ 369	$ 300
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	$ 210,000	-	-	-	-
NFT Airdrop	-	($ 4,474)	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #FORTNITE	Series #IOMMI	Series #MARIO64	Series #GWTW	Series #NEWWORLD	Series #JAWA
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (436)	$ (175)	$ (809)	$ (129)	$ (128)	$ (254)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	488	215	960	169	165	326
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(54)	(40)	(184)	(40)	(37)	(71)
Accounts Payable	2	-	32	-	-	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	(13,343)	(37,000)	(102,143)	(21,323)	(10,756)	(25,126)
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	(13,343)	(37,000)	(102,143)	(21,323)	(10,756)	(25,126)

Cash flow from financing activities:
Proceeds from sale of membership interests	13,876	37,600	102,723	21,850	11,357	25,695
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	(233)	-	(233)	(147)	(232)	(232)
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	13,643	37,600	102,489	21,703	11,125	25,463
Net change in cash	300	600	346	380	369	338
Cash beginning of period	-	-	-	-	-	-
Cash end of period	$ 300	$ 600	$ 346	$ 380	$ 369	$ 338
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	$ 13,000	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #GWLETTER	Series #MARIOKART	Series #96KOBE2	Series #SHOWCASE4	Series #BAYC8827	Series #15COBB
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (228)	$ (672)	$ (1,301)	$ (167)	$ 57,228	$ (330)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	287	803	1,619	217	2,918	467
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	1,179	-
Impairment loss on Archive Assets	-	-	-	-	1,413	-
Investment (Income) / Loss	-	-	-	-	(92,649)	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(59)	(131)	(384)	(50)	-	(137)
Accounts Payable	-	-	65	-	-	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	32,682	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	2,771	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	(135,000)	(66,143)	(226,339)	(67,036)	(499,400)	(70,000)
Investments in Digital Assets	-	-	-	-	(2,827)	-
Proceeds from Sale of Digital Asset	-	-	-	-	85,047	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	(135,000)	(66,143)	(226,339)	(67,036)	(417,180)	(70,000)

Cash flow from financing activities:
Proceeds from sale of membership interests	135,632	66,724	221,063	68,051	500,000	70,601
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	5,777	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	(232)	(281)	(154)	(313)	-	(201)
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	(67,125)	-
Cash provided by / (used in) financing activities	135,400	66,443	226,685	67,739	432,875	70,400
Net change in cash	400	300	346	703	18,466	400
Cash beginning of period	-	-	-	-	-	-
Cash end of period	$ 400	$ 300	$ 346	$ 703	$ 18,466	$ 400
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	$ 270,600	-
NFT Airdrop	-	-	-	-	($ 5,065)	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #BRADBURY	Series #MACALLAN2	Series #BEATLES2	Series #92TIGER	Series #DOOD6921	Series #HIRST1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (114)	$ (171)	$ (164)	$ (282)	$ (83)	$ (76)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	152	197	138	126	93	1,553
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(38)	(26)	(35)	(23)	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	-	-	61	179	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	26	-	-
Net cash (used in) / provided by operating activities	-	-	-	26	10	1,477

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	(13,881)	(28,600)	(22,110)	(57,026)	(28,000)	(17,480)
Investments in Digital Assets	-	-	-	-	(10)	(1,477)
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	(13,881)	(28,600)	(22,110)	(57,026)	(28,010)	(18,957)

Cash flow from financing activities:
Proceeds from sale of membership interests	14,482	29,200	22,767	57,757	28,600	17,980
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	340	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	(232)	(540)	(357)	(357)	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	14,250	29,000	22,410	57,400	28,600	17,980
Net change in cash	369	400	300	400	600	500
Cash beginning of period	-	-	-	-	-	-
Cash end of period	$ 369	$ 400	$ 300	$ 400	$ 600	$ 500
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	$ 7,000	$ 11,000	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #GRIFFEY2	Series #SKYWALKER	Series #85GPK2	Series #19HAALAND	Series #MEGALODON	Series #KELLER
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (142)	$ (144)	$ (168)	$ (143)	$ (1,678)	$ (87)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	197	200	133	133	975	125
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(55)	(56)	(35)	(36)	(297)	(38)
Accounts Payable	-	-	-	-	1,000	-
Insurance Payable	-	-	70	46	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	(13,779)	(14,388)	(22,839)	(36,552)	(450,000)	(11,560)
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	(13,779)	(14,388)	(22,839)	(36,552)	(450,000)	(11,560)

Cash flow from financing activities:
Proceeds from sale of membership interests	14,302	14,969	23,496	37,357	453,570	12,092
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	(201)	(281)	(357)	(424)	(3,170)	(232)
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	14,101	14,688	23,139	36,933	450,400	11,860
Net change in cash	322	300	300	381	400	300
Cash beginning of period	-	-	-	-	-	-
Cash end of period	$ 322	$ 300	$ 300	$ 381	$ 400	$ 300
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #GODFATHER	Series #MAYC5750	Series #SUPREMEPB	Series #MJTICKET	Consolidated
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (95)	$ 3,245	$ (57)	$ (121)	$ 1,032,880
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	112	3,770	53	53	359,777
(Gain) / Loss on sale of Asset	-	-	-	-	(1,475,015)
(Gain) / Loss on sale of Digital Assets	-	-	-	-	6,135
Impairment loss on Archive Assets	-	916	-	-	231,017
Investment (Income) / Loss	-	(6,111)	-	-	(499,688)
Accounts Receivable	-	-	-	-	208,000
Prepaid Insurance	(29)	-	(35)	(35)	(44,661)
Accounts Payable	10	-	-	-	(947,213)
Insurance Payable	3	-	39	103	(817)
Income Taxes Payable	-	1,853	-	-	476,118
Due from the Manager or its Affiliates	-	-	-	-	(3,606)
Due to the Manager of its Affiliates	-	3,606	-	49	(1,079)
Net cash (used in) / provided by operating activities	-	7,279	-	49	(658,152)

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-
Investment in Archive Asset	(10,600)	(56,626)	(54,995)	(140,049)	(1,123,802)
Investments in Digital Assets	-	(3,716)	-	-	(16,940)
Proceeds from Sale of Digital Asset	-	43	-	-	425,319
Proceeds from Sale of Archive Asset	-	-	-	-	3,409,873
Cash provided by / (used in) investing activities	(10,600)	(60,299)	(54,995)	(140,049)	2,694,450

Cash flow from financing activities:
Proceeds from sale of membership interests	11,424	57,126	55,652	140,757	4,208,823
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	(3,130,622)
Distribution to Series	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	(62)
Contribution related to Offering Closings and Asset Sales	-	-	-	-	9,402
Capital Contribution	-	-	-	-	60,600
Distribution to RSE Archive	(424)	-	(357)	(357)	-
Distribution to Members	-	-	-	-	(60,600)
Distribution of Gain on Sale of Assets to Members	-	-	-	-	(2,388,597)
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	(335,298)
Cash provided by / (used in) financing activities	11,000	57,126	55,295	140,400	(1,636,354)
Net change in cash	400	4,106	300	400	399,944
Cash beginning of period	-	-	-	-	703,469
Cash end of period	$ 400	$ 4,106	$ 300	$ 400	$ 1,103,413
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	$ 604,600
NFT Airdrop	-	($5,218)	-	-	($ 59,045)
Forgiveness of amounts due to manager and Contributed to the Company/Series					$ 231,017
Archive Assets transferred out of Balance Sheet					$ 376,389

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

RSE Archive, LLC (the “Company,” “RSE Archive,” “we,” “us,” or “our”) is a Delaware series limited liability company formed on January 3, 2019. The Company’s core business is the identification, acquisition, marketing and management of collectible items (including memorabilia and alcohol) and digital assets, collectively referred to as “Archive Assets” or the “Asset Class,” for the benefit of the investors. The Company is wholly owned and managed by RSE Archive Manager, LLC, a Delaware limited liability company (the “Manager”). The Manager is a single-member Delaware limited liability company wholly owned by Rally Holdings LLC (“Rally Holdings” or the “Asset Manager”). Rally Holdings is a single-member Delaware limited liability company wholly owned by RSE Markets, Inc., a Delaware corporation (“RSE Markets”). RSE Markets was the manager of the Company and served as the asset manager until March 26, 2021, at which point RSE Archive Manager, LLC and Rally Holdings replaced RSE Markets as Manager and Asset Manager, respectively. The Asset Manager is a technology and marketing company that operates the Rally Rd.™ platform (the “Platform”) and manages the Company, through the Manager, and the assets owned by the Company in its role as the Asset Manager of each Series.

The Company issues membership interests (the “Interests”) in a number of separate individual series (each, a “Series”) of the Company (each, an “Offering”). There will be a separate closing with respect to each Offering (each, a “Closing”). Each Series will own a unique Archive Asset (an “Underlying Asset”) and the assets and liabilities of each Series will be separate in accordance with Delaware law. A purchaser of Interests (an “Investor”) in any Series acquires a proportional share of assets, liabilities, profits, and losses as they pertain to a particular Series, and the sole assets and liabilities of any given Series at the time of an Offering related to that particular Series is a single Underlying Asset (plus any cash reserves for future Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) as well as certain liabilities related to expenses pre-paid by the Asset Manager. Any individuals, dealers or auction company which owns an Underlying Asset prior to a purchase of an Underlying Asset by the Company in advance of a potential Offering or the Closing of an Offering from which proceeds are used to acquire the Underlying Asset are referred to as “Asset Sellers.” “Current Period” refers to the time period between January 1, 2023 and June 30, 2023. “Prior Period” refers to the time period between January 1, 2022 and June 30, 2022. “Prior Year” refers to the time period between January 1, 2022 and December 31, 2022.

All voting rights, except as specified in the Operating Agreement or required by law, remain with the Manager (e.g., determining the type and quantity of general maintenance and other expenses required for the appropriate upkeep of each Underlying Asset, determining how to best commercialize the applicable Underlying Assets, evaluating potential sale offers and the liquidation of a Series). The Manager manages the ongoing operations of each Series in accordance with the Operating Agreement.

OPERATING AGREEMENT

General:

In accordance with the Operating Agreement, each Investor in a Series grants a power of attorney to the Manager. The Manager has the right to appoint officers of the Company and each Series.

Operating Expenses:

After the Closing of an Offering, each Series is responsible for its own Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses). Prior to the Closing, Operating Expenses are borne by the Manager or the Asset Manager and not reimbursed by the economic members of a particular Series. Should post-Closing Operating Expenses exceed revenues or cash reserves, the Manager or the Asset Manager may (a) pay such Operating Expenses and not seek reimbursement, (b) loan the amount of the Operating Expenses to the Series and be entitled to reimbursement of such amount from future revenues generated by the Series (the “Operating Expenses Reimbursement Obligation(s)”), on which the Manager or the Asset Manager may impose a rate of interest, and/or (c) cause additional Interests to be issued in order to cover such additional amounts, which Interests may be issued to existing or new Investors, and may include the Manager or its affiliates or the Asset Manager.

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (CONTINUED)

Fees:

Sourcing Fee: The Manager expects to receive a fee, as determined by the Manager, at the Closing of each successful Offering for its services of sourcing the Underlying Assets (the “Sourcing Fee”), which may be waived by the Manager in its sole discretion.

Brokerage Fee: With respect to Offerings, the broker of record (the “BOR”) received a fee (the “Brokerage Fee”) of 1.0% of the cash proceeds from the Offering for facilitating the sale of securities.

Custody Fee: With respect to Offerings, the custodian of Interests (the “Custodian”), holding custody of the securities upon issuance, will receive a fee equal to the greater of (i) 0.75% on Interests sold in an Offering and (ii) $500 (the “Custody Fee”).

Free Cash Flow Distributions:

At the discretion of the Manager, a Series may make distributions of Free Cash Flow (as described in Note F – Free Cash Flow Distributions and Management Fees) to both the holders of economic Interests in the form of a dividend and the Manager in the form of a Management Fee (as described in Note F – Free Cash Flow Distributions and Management Fees).

In the case that Free Cash Flow (as described in Note F – Free Cash Flow Distributions and Management Fees) is available for distribution and such distributions are made, at the sole discretion of the Manager, the Investors will receive no less than 50% of Free Cash Flow available for distribution and the Manager will receive up to 50% of Free Cash Flow available for distribution in the form of a Management Fee (as described in Note F – Free Cash Flow Distributions and Management Fees) for management of the applicable Underlying Asset. The Management Fee is accounted for as an expense to the relevant Series rather than a distribution from Free Cash Flow.

Success Fee:

Upon the sale of an Underlying Asset associated with a Series whose initial Offering commenced on or after January 1, 2023, if the Capital Proceeds, as defined in the Operating Agreement, are greater than an amount equal to 110% of the Offering Amount of the Series, as defined in the Operating Agreement, then the Asset Manager shall be entitled to be paid by the Series an amount (the “Success Fee”) calculated as follows:

•If the Capital Proceeds are equal to an amount greater than 110% of the Offering Amount of the related Series but less than or equal to 120% of the Offering Amount of such Series, then the Success Fee shall be an amount equal to 10% of the amount by which the Capital Proceeds exceed 110% of the Offering Amount; or

•If the Capital Proceeds are equal to an amount greater than 120% of the Offering Amount of the related Series, then the Success Fee shall be an amount equal to the sum of one percent (1%) of the Offering Amount plus twenty percent (20%) of the amount by which the Capital Proceeds exceed 120% of the Offering Amount.

The Asset Manager may, in its sole discretion, waive any or all of the Success Fee.  The Company has not yet commenced any new Offerings after December 31, 2022, and therefore no Series are currently subject to the Success Fee.

Other:

The Manager is responsible for covering its own expenses. Certain of the Underlying Assets, such as NFTs, are self-insured by the Manager, the Asset Manager and the Series that owns the underlying NFT, and all take the full risk of loss on these Underlying Assets.

LIQUIDITY AND CAPITAL RESOURCES

The Company experienced recurring net losses and negative operating cash flows since inception and neither the Company nor any Series has generated revenues or profits in the Current Period or Prior Period, except for certain Underlying Assets that were sold for gains and certain Series that generate investment income (see Note A – Description of Organization and Business Operations – Asset Dispositions).

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (CONTINUED)

On a total consolidated basis, the Company generated the following: Income / (Loss), Net Working Capital, and Retained Earnings / (Accumulated Deficits). Additionally, each listed Series for which an Underlying Asset was owned as of the end of the Current Period and the end of the Prior Period has incurred net losses since their respective dates of acquisition and have an accumulated deficit at the end of the Current Period and at the end of the Prior Period, except for certain Series that have net income in the Current Period generated from receiving investment income.

Period	Net Income / (Loss)
Current Period	($2,306,980)
Prior Period	$1,032,880

Period	Net Working Capital	Accumulated Deficit
Current Period	($966,906)	($4,523,433)
Prior Year	($1,188,902)	($2,039,206)

All of the liabilities on the balance sheet as of the end of the Current Period are obligations to third-parties or the Manager. All of these liabilities, other than ones for which the Manager does not seek reimbursement, will be covered through the proceeds of future Offerings for the various Series of Interests. The Company and the Series finance their business activities through capital contributions from the Manager or its affiliates and from members to the individual Series. Until such time as any Series has the capacity to generate cash flows from operations, the Manager may cover any deficits through additional capital contributions or the issuance of additional Interests in any individual Series. In addition, parts of the proceeds of future Offerings may be used to create reserves for future Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) for individual Series once the Offerings are closed, listed in the table above, at the sole discretion of the Manager. There can be no assurance that the Manager or RSE Markets, Inc. will continue or have the ability to fund operations or provide financial support to the Company and each listed Series. If the Company and each listed Series does not continue to obtain financing from the Manager or RSE Markets, Inc. they will be unable to pay their obligations as they come due, including the obligation of each listed Series. As a result, these conditions raise substantial doubt about the Company's and each listed Series' ability to continue as a going concern for the twelve months following the date of this filing.

 No revenue models have been demonstrated at the Company or Series level and we do not expect either the Company or any of its Series to generate any revenues for some time. We will update the appropriate disclosure at such time as revenue models have been demonstrated. However, from time to time, the Company or a Series may receive income from other sources such as an NFT airdrop event or NFT conference, that are recognized as investment income. During the Current Period, no free cash flow distributions were made and no management fee was distributed. Each Series will continue to incur Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) including, but not limited to storage, insurance, transportation and maintenance expenses, marketing expense and professional fees, on an ongoing basis.

Cash on the books of the Company is reserved for funding future pre-Closing Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) or Acquisition Expenses (as described in Note B – Summary of Significant Accounting Policies – Capital Assets), as the case may be. Cash on the books of each Series is reserved for funding of post-Closing Operating Expenses. During the Current Period, the Manager paid for the Operating Expenses related to the Company and any Series that has closed Offerings and elected not to be reimbursed. When the Manager pays for certain Operating Expenses related to a Series that have closed Offerings and elects not to be reimbursed, these payments are accounted for as capital contributions and are further described in Note B – Summary of Significant Accounting Policies – Operating Expenses.

INITIAL OFFERINGS

All Series, for which a closing had occurred as of the date of the financial statements that had commenced operations, were capitalized and had assets. Additionally, various Series have liabilities. The table outlined in Note B – Summary of Significant Accounting Policies – Members’ Equity outlines all Offerings for which a Closing has occurred during the Current Period and the Prior Period.

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE A – DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (CONTINUED)

ASSET DISPOSITIONS

During the Current Period and Prior Period, the Company received purchase offers for the Underlying Assets listed in the tables below. Per the terms of the Operating Agreement, the Company, together with the Manager and the Manager’s Advisory Board has evaluated the offers in light of the preferences of Investors in the related Series as expressed by the nonbinding voting results of a poll of such Investors on the question whether to sell the Underlying Assets. The Manager has determined that it is in the interest of the Investors to sell the Underlying Asset. In certain instances, the Company may decide to sell an Underlying Asset, that is on the books of the Company, but for which no Offering has occurred and the Underlying Asset was not transferred to an applicable Series before the sale. In these instances, the anticipated Offering for the Series related to such Underlying Asset is cancelled and no securities are sold.

Underlying Assets sold during the Current Period are as follows:

Series	Underlying Asset	Date of Sale Agreement	Total Sale Price	Carrying Value	Gain/(loss) on Sale	Corporate Level Taxes on Gain on Sale	Total Initial Offering Price / Per Interest	Total Distribution to Investors / Per Interest
#FAUBOURG	2019 Hermès 20cm Sellier Faubourg Brown Multicolor Birkin with Palladium Hardware	5/22/2023	$175,000	$115,000	$60,000	$11,335 (Net of $1,177 Net Loss Carryforward)	$150,000 / $75.00	$163,720 / $81.86
#92JORDAN	1992 Michael Jordan Game Worn and Dual Signed Nike Air Jordan VII's	4/24/2023	$52,000	$36,000	$16,000	$2,863 (Net of $389 Net Loss Carryforward	$42,000 / $6.00	$49,070 / $7.01
#16KOBE	Four Signed Hardwood Panels from the Staples Center Basketball Court used during Kobe Bryant’s Farewell Game	1/20/2023	$800,000	$637,450	$162,550	$30,835 (Net of $3,176 Net Loss Carryforward	$800,000 / $8.00	$769,000 / $7.69
1988 NES Contra Video Game		1/21/2023	$17,600	$17,600 (Initial Purchase Price $60,000)	$0	(1)	(1)	(1)
1949 Bowman Roy Campanella Rookie Card		1/27/2023	$36,720	$36,720 (Initial Purchase Price $63,000)	$0	(1)	(1)	(1)

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

2003 LeBron James SPX Rookie Card	2/8/2023	$28,845	$28,845 (Initial Purchase Price $120,000)	$0	(1)	(1)	(1)
2004 Panini Megacracks Sealed Box	2/8/2023	$13,200	$13,200 (Initial Purchase Price $74,000)	$0	(1)	(1)	(1)
2016 Panini Soccer Corentin Jean Kylian Mbappe Rookie Card	1/4/2023	$5,170	$5,170 (Initial Purchase Price $21,655)	$0	(1)	(1)	(1)
1996 Topps Chrome Basketball Factory Sealed Hobby Box with its Original Manufacturer’s Holographic Seal	2/8/2023	$22,550	$22,550 (Initial Purchase Price $31,200)	$0	(1)	(1)	(1)
1991 NES Wolverine Video Game graded WATA 9.8 A++	1/21/2023	$6,325	$6,325 (Initial Purchase Price $43,200)	$0	(1)	(1)	(1)
Total		$1,157,410	$918,860	$238,550	$45,033		$981,790

(1)At the time of the sale the Underlying Asset was still owned by RSE Archive, LLC and not by any Series.

Underlying Assets sold in the Prior Period:

Series	Underlying Asset	Date of Sale Agreement	Proceeds from Sale	Carrying Value	Gain/(loss) on Sale	Corporate Level Taxes on Gain on Sale	Total Initial Offering Price / Per Interest	Total Distribution to Investors / Per Interest
#14KOBE	2014 Kobe Bryant Game Worn and Signed Lakers Jersey	1/21/2022	$95,000	$69,885	$25,115	$5,040 (Net of $300 Net Loss Carryforward)	$78,000 / $8.00	$90,460 / $9.27
#17MAHOMES	2017 National Treasures Black #161 Patrick Mahomes II Rookie Patch Autograph Card graded BGS NM-MT 8	1/24/2022	$350,000	$215,000	$135,000	$27,812 (Net of $537 Net Loss Carryforward)	$300,000 / $12.00	$$322,655 / $12.90

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

#51HOWE	1951 Parkhurst Gordie Howe Card graded PSA NM-MT 8	1/28/2022	$52,000	$39,600	$12,400	$2,392 (Net of $273 Net Loss Carryforward)	$45,000 / $9.00	$50,613 / $10.12
#03LEBRON	2003-2004 Upper Deck Exquisite Collection LeBron James Patches Autographs Card	1/31/2022	$56,000	$25,000	$31,000	$6,195 (Net of $392 Net Loss Carryforward)	$34,000 / $17.00	$50,325 / $25.16
#TOS39	1963 Tales of Suspense #39 CGC NM 9.4 comic book	1/31/2022	$240,000	$120,000	$120,000	$24,910 (Net of $350 Net Loss Carryforward)	$135,000 / $45.00	$215,550 / $71.84
#58PELE	1958 Alifabolaget #635 Pelé Rookie Card graded PSA MINT 9	2/11/2022	$1,331,269	$288,000	$1,043,269	$218,313 (Net of $831 Net Loss Carryforward)	$315,000 / $10.00	$1,113,761 / $35.35
#24RUTHBAT	1924 George “Babe” Ruth Professional Model Bat	3/21/2022	$270,000	$250,006	$19,994	$2,480 (Net of $1,630 Net Loss Carryforward)	$255,000 / $85.00	$268,517 / $89.50
#51MANTLE	1951 Bowman #253 Mickey Mantle Card	4/15/2022	$65,000	$29,500	$35,500	$7,206 (Net of $400 Net Loss Carryforward)	$34,000 / $17.00	$58,314 / $29.15
#JUSTICE1	1960 Justice League of America #1 CGC NM+ 9.6 comic book	6/1/2022	$225,000	$190,000	$35,000	$6,999 (Net of $336 Net Loss Carryforward)	$215,000 / $43.00	$218,401 / $43.68
Two cases of three (3) bottles of 2013 Musigny, Domaine Leroy (1)		1/31/2022	$240,889	$222,720	$18,169	(1)	(1)	(1)
Audemars Piguet Royal Oak Offshore “End of Days” Ref.25770SN.O.0001KE.01 (1)		2/4/2022	$28,000	$28,000	$0	(1)	(1)	(1)
1957 Topps #35 Frank Robinson Rookie Card graded PSA MINT 9 (1)		3/24/2022	$48,000	$48,000	$0	(1)	(1)	(1)
Pair of 1970’s Bill Bowerman Handmade Waffle Spike Shoes for Runner John Mays Before Nikes’s Founding (1)		4/13/2022	$200,000	$200,000	$0	(1)	(1)	(1)

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

2014 National Treasures Silver #296 Derek Carr Signed Patch Rookie Card graded GEM MT 10 by PSA (1)	4/14/2022	$6,500	$6,500 (Initial Purchase Price $16,600)	$0	(1)	(1)	(1)
1998 Pokémon Demo Game Sealed Booster Pack published by Wizards of the Coast graded PSA GEM MT 10 (1)	4/14/2022	$2,200	$2,200 (Initial Purchase Price $26,400)	$0	(1)	(1)	(1)
1965 Topps #122 Joe Namath Rookie Card graded PSA NM-MT+ 8.5 (1)	4/21/2022	$200,000	$198,299	$1,701	(1)	(1)	(1)
Total		$3,409,858	$1,932,710	$1,477,148	$301,347

(1)At the time of the sale the Underlying Asset was still owned by RSE Archive, LLC and not by any Series.

Upon disposition of the Underlying Asset, the Series is dissolved upon payment of their current corporate tax liabilities and any sales tax remittance.

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.Basis of Presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

Any Offerings that have closed as of the date of the financial statements were conducted in accordance with Tier 2 of Regulation A and qualified under an Offering Statement. Upon the closing of a Series Offering, separate financial statements are presented for each such Series, and each is consolidated in the financial statements of the Company after eliminating inter-company balances and transactions. In the opinion of management, all adjustments necessary in order to make the financial statements not misleading have been included.

2.Use of Estimates:

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near-term due to one or more future confirming events.  Accordingly, the actual results could differ significantly from our estimates.

3.Cash and Cash Equivalents:

The Company considers all short-term investments with an original maturity of three months or less when purchased, or otherwise acquired, to be cash equivalents.

4.Offering Expenses:

Offering expenses (the “Offering Expenses”) related to the Offering for a specific Series consist of underwriting, legal, accounting, escrow, compliance, filing and other expenses incurred through the balance sheet date that are directly related to a proposed Offering and will generally be charged to members’ equity upon the completion of the proposed Offering. Expenses

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

that are incurred prior to the Closing of an Offering for such Series, that are funded by the Manager and will generally be reimbursed through the proceeds of the Offering related to the Series. However, the Manager has agreed to pay and not be reimbursed for Offering Expenses incurred with respect to the Offerings for all Series that have had a Closing as of the date of the financial statements and potentially other future Offerings.

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

5.Operating Expenses:

Operating Expenses (as described below) related to a particular Underlying Asset include storage, insurance, transportation (other than the initial transportation from the Underlying Asset’s location to the Manager’s storage facility prior to the Offering, which is treated as an Acquisition Expense (as described in Note B – Summary of Significant Accounting Policies – Capital Assets), maintenance, bookkeeping and accounting fees and other Underlying Asset specific expenses as detailed in the Manager’s allocation policy, together the “Operating Expenses”.  We distinguish between pre-Closing and post-Closing Operating Expenses. Operating Expenses are expensed as incurred.

Except as disclosed with respect to any future Offering, expenses of this nature that are incurred prior to the Closing of an Offering of Series of Interests, are funded by the Manager and are not reimbursed by the Company, the Series or economic members. Expenses in this case are treated as capital contributions from the Manager to the Company and are summarized in the table below:

Period	Total Series Pre-Closing Operating Expense Capital Contributions	Total Series Post-Closing Operating Expense Capital Contributions	Consolidated
Current Period	$54,124	$166,198	$220,321
Prior Period	$87,901	$293,676	$381,577

During the Current Period and Prior Period, the Company incurred pre-Closing Operating Expenses and individual Series that had closed Offerings incurred post-Closing Operating Expenses not including gains on sale and investment income as presented in the Consolidated Statements of Operations.

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

6.Capital Assets:

Underlying Assets are recorded at cost. The cost of the Underlying Assets includes the purchase price, including any deposits for the Underlying Asset funded by the Manager and “Acquisition Expenses”, which include transportation of the Underlying Asset to the Manager’s storage facility, pre-purchase inspection, pre-Offering refurbishment, and other costs detailed in the Manager’s allocation policy.

The Company treats Underlying Assets as collectible and therefore the Company will not depreciate or amortize the Underlying Assets going forward. The Underlying Assets are considered long-lived assets as well as indefinite-lived intangible assets and will be subject to an annual test for impairment. These Underlying Assets are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the fair value of the asset. An impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. The following impairment charges were recognized during the Current Period and the Prior Period.

	Series	Impairment loss on memorabilia	Total
Current Period	#85GPK	$632	$2,336,942
	#TOPPSTRIO	$2,761
	#THEROCK	$9,933
	#BAYC601	$59,571
	#BAYC7359	$86,202
	#BAYC9159	$113,326
	#BAYC4612	$571,453
	#BAYC8827	$636,512
	#MAYC5750	$42,024
	1796 Map of New York City (1)	$100
	#FURY (1)	$14,582
	#TENDER (1)	$4,489
	#PUNK8103	$326,000
	#PUNK5883	$469,357
Prior Period	#71TOPPS	$9,600	$231,017
	#OPEECHEE	$42,000
	#96KOBE	$24,000
	#90BATMAN	$23,600
	#07DURANT	$15,099
	#MACALLAN2	$6,802
	1984 Nike Air Ship Michael Jordan Game-Worn Sneakers (1)	$5,206
	#61MANTLE (1)	$34,000
	#BAYC601	$1,316
	#BAYC7359	$916
	#BAYC9159	$3,928
	#BAYC4612	$1,323
	#BAYC8827	$1,413
	#MAYC5750	$916
	#00BRADY2	$60,889

(1)Impairment charges for this Series or Underlying Asset were recognized prior to the Series Offering and are included in the Consolidated balances.

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Underlying Assets are initially purchased by the Company, either prior to launching an Offering or through the exercising of a purchase option simultaneous with the Closing of an Offering for a particular Series. At Closing of an Offering for a Series of Interests the Underlying Assets, including capitalized Acquisition Expenses, are then transferred to the Series. Underlying Assets are transferred at cost less any impairment, and the Company receives cash from the Series from the proceeds of the Offering. The Company uses the proceeds of the transfer to pay off any debt or amounts owed under purchase options and Acquisition Expenses. Acquisition Expenses related to a particular Series, which are incurred prior to the Closing of an Offering, are initially funded by the Manager but will be reimbursed with the proceeds from an Offering related to such Series, to the extent described in the applicable Offering document. The Company does, however, retain additional cash from the proceeds of the Offering on the Series balance sheet to cover Acquisition Expenses that are anticipated prior to the Closing but incurred after the Closing of an Offering. Acquisition Expenses are capitalized into the cost of the Underlying Asset as per the table below. The Series uses the remaining cash to repay any accrued interest on loans or marketing expenses related to the preparation of the marketing materials for a particular Offering, by distributing the applicable amount to the Company, accounted for as “Distribution to RSE Archive” on the balance sheet. Furthermore, the Series distributes the appropriate amounts for Brokerage Fee, the Custody Fee and, if applicable, the Sourcing Fee using cash from the Offering. Should a proposed Offering prove to be unsuccessful, the Company will not reimburse the Manager and these expenses will be accounted for as capital contributions, and the Acquisition Expenses will be expensed.

The Company, through non-interest-bearing payments from the Manager or loans from officers of the Manager and third-parties, has acquired Underlying Assets since the beginning of the Prior Period. For all Archive Assets held as of the end of the Current Period and Prior Period, the following table presents all costs capitalized on the acquisition of Underlying Assets during the Current Period and Prior Period.

		Capitalized Costs
Applicable Series		Purchase Price / Down payment	Acquisition Costs	Impairment	Total
#52MANTLE	(1)	$125,000	$-	$-	$125,000
#71MAYS	(1)	52,500	-	-	52,500
#RLEXPEPSI	(1)	16,800	-	-	16,800
#10COBB	(1)	35,000	-	-	35,000
#POTTER	(1)	65,000	5,100	-	70,100
#TWOCITIES	(1)	12,000	100	-	12,100
#FROST	(1)	10,000	100	-	10,100
#BIRKINBLU	(1)	55,500	-	-	55,500
#SMURF	(1)	29,500	-	-	29,500
#70RLEX	(1)	17,900	28	-	17,928
#EINSTEIN	(1)	11,000	100	-	11,100
#HONUS	(1)	500,028	-	-	500,028
#75ALI	(1)	44,000	65	-	44,065
#BIRKINBOR	(1)	50,000	-	-	50,000
#33RUTH	(1)	74,000	-	-	74,000
#SPIDER1	(1)	20,000	-	-	20,000
#BATMAN3	(1)	75,000	-	-	75,000
#ULYSSES	(1)	22,000	100	-	22,100
#ROOSEVELT	(1)	17,000	200	-	17,200
#56MANTLE	(1)	9,000	-	-	9,000

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

#AGHOWL	(1)	15,500	100	-	15,600
#18ZION	(1)	13,500	45	-	13,545
#SNOOPY	(1)	24,000	-	-	24,000
#APOLLO11	(1)	30,000	-	-	30,000
#YOKO	(1)	12,500	100	-	12,600
#HIMALAYA	(1)	130,000	-	-	130,000
#38DIMAGGIO	(1)	20,000	6	-	20,006
#55CLEMENTE	(1)	36,000	6	-	36,006
#LOTR	(1)	27,500	100	-	27,600
#CATCHER	(1)	11,500	100	-	11,600
#BOND1	(1)	37,000	100	-	37,100
#SUPER21	(1)	7,000	23	-	7,023
#BIRKINTAN	(1)	25,000	244	-	25,244
#GMTBLACK1	(1)	25,000	30	-	25,030
#61JFK	(1)	16,250	100	-	16,350
#POKEMON1	(1)	118,000	-	-	118,000
#LINCOLN	(1)	64,000	925	-	64,925
#STARWARS1	(1)	10,000	-	-	10,000
#68MAYS	(1)	32,000	83	-	32,083
#56TEDWILL	(1)	80,000	-	-	80,000
#CAPTAIN3	(1)	35,500	23	-	35,523
#CHURCHILL	(1)	6,500	100	-	6,600
#SHKSPR4	(1)	105,000	100	-	105,100
#03KOBE	(1)	44,000	-	-	44,000
#03JORDAN	(1)	33,000	-	-	33,000
#39TEDWILL	(1)	27,750	-	-	27,750
#94JETER	(1)	39,000	-	-	39,000
#2020TOPPS	(1)	98,000	-	-	98,000
#05LATOUR	(1)	7,442	-	-	7,442
#16SCREAG	(1)	31,944	-	-	31,944
#14DRC	(1)	45,980	-	-	45,980
#86RICE	(1)	20,000	-	-	20,000
#57MANTLE	(1)	8,000	-	-	8,000
#SOBLACK	(1)	50,000	253	-	50,253
#GATSBY	(1)	185,000	100	-	185,100
#93DAYTONA	(1)	37,000	-	-	37,000
#09TROUT	(1)	225,000	-	-	225,000
#57STARR	(1)	8,000	-	-	8,000
#03KOBE2	(1)	21,000	-	-	21,000
#JOBSMAC	(1)	35,000	-	-	35,000
#16PETRUS	(1)	38,236	-	-	38,236
#ALICE	(1)	9,200	100	-	9,300

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

#SPIDER10	(1)	18,000	-	-	18,000
#62MANTLE	(1)	132,000	-	-	132,000
#BATMAN6	(1)	23,500	-	-	23,500
#CLEMENTE2	(1)	60,000	-	-	60,000
#79STELLA	(1)	61,500	28	-	61,528
#TKAM	(1)	28,500	100	-	28,600
#DIMAGGIO2	(1)	17,625	79	-	17,704
#13BEAUX	(1)	21,877	-	-	21,877
#ANMLFARM	(1)	8,700	100	-	8,800
#NASA1	(1)	250,000	4,457	-	254,457
#00BRADY	(1)	35,123	61	-	35,184
#85NES	(1)	26,000	-	-	26,000
#69KAREEM	(1)	23,200	61	-	23,261
#59JFK	(1)	23,000	100	-	23,100
#04LEBRON	(1)	44,000	-	-	44,000
#85JORDAN	(1)	240,000	-	-	240,000
#GOLDENEYE	(1)	22,800	74	-	22,874
#MOONSHOE	(1)	150,000	-	-	150,000
#03LEBRON2	(1)	90,100	127	-	90,227
#GRAPES	(1)	31,000	100	-	31,100
#34GEHRIG	(1)	29,676	61	-	29,737
#98KANGA	(1)	150,000	-	-	150,000
#06BRM	(1)	15,720	-	-	15,720
#DUNE	(1)	10,500	100	-	10,600
#86FLEER	(1)	146,400	-	-	146,400
#WILDGUN	(1)	24,000	-	-	24,000
#13GIANNIS	(1)	19,600	127	-	19,727
#04MESSI	(1)	39,600	-	-	39,600
#AVENGE57	(1)	17,000	-	-	17,000
#03TACHE	(1)	70,192	-	-	70,192
#99TMB2	(1)	50,300	80	-	50,380
#PUNCHOUT	(1)	80,000	27	-	80,027
#BULLSRING	(1)	249,600	-	-	249,600
#70AARON	(1)	16,122	80	-	16,202
#96CHARZRD	(1)	57,877	169	7,877	50,169
#01TIGER	(1)	15,600	82	-	15,682
#ICECLIMB	(1)	70,000	-	-	70,000
#09COBB	(1)	27,600	81	-	27,681
#96JORDAN2	(1)	47,880	768	-	48,648
#JUNGLEBOX	(1)	30,100	30	-	30,130
#59FLASH	(1)	58,000	33	-	58,033
#FOSSILBOX	(1)	18,000	45	-	18,045

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

#POKEBLUE	(1)	20,000	27	-	20,027
#98GTA	(1)	13,200	45	-	13,245
#PICNIC	(1)	48,000	-	-	48,000
#DOMINOS	(1)	8,468	132	-	8,600
#09CURRY	(1)	22,800	306	-	23,106
#84JORDAN	(1)	312,500	5,486	-	317,986
#09BEAUX	(1)	29,475	-	-	29,475
#KEROUAC	(1)	85,000	100	-	85,100
#FEDERAL	(1)	120,000	100	-	120,100
#62BOND	(1)	76,455	462	-	76,917
#71TOPPS	(1)	60,000	551	9,600	50,951
#DEATON	(1)	250,000	-	-	250,000
#98ZELDA	(1)	20,000	106	-	20,106
#03JORDAN2	(1)	36,000	306	-	36,306
#91JORDAN	(1)	67,200	306	-	67,506
#79GRETZKY	(1)	720,000	551	-	720,551
#17DUJAC	(1)	23,232	-	-	23,232
#FAUBOURG2	(1)	150,000	-	-	150,000
#MOSASAUR	(1)	17,813	-	-	17,813
#03LEBRON3	(1)	204,000	551	-	204,551
#95TOPSUN	(1)	50,000	-	-	50,000
#09TROUT2	(1)	50,000	15	-	50,015
#59BOND	(1)	68,221	463	-	68,684
#OPEECHEE	(1)	252,000	551	42,000	210,551
#ROCKETBOX	(1)	25,100	75	-	25,175
#94JORDAN	(1)	73,200	306	-	73,506
#18LUKA	(1)	22,322	80	-	22,402
#FANFOUR5	(1)	72,000	200	-	72,200
#11BELAIR	(1)	18,995	-	-	18,995
#76PAYTON	(1)	53,500	4	-	53,504
#85MJPROMO	(1)	22,500	100	-	22,600
#96KOBE	(1)	67,200	290	24,000	43,490
#99CHARZRD	(1)	300,000	200	-	300,200
#68RYAN	(1)	60,000	173	-	60,173
#MARADONA	(1)	11,211	71	-	11,282
#POKEYELOW	(1)	46,500	-	21,300	25,200
#POKELUGIA	(1)	95,000	-	18,900	76,100
#VANHALEN	(1)	54,000	306	-	54,306
#48JACKIE	(1)	340,000	-	-	340,000
#05MJLJ	(1)	72,000	-	-	72,000
#81MONTANA	(1)	63,000	100	-	63,100
#00MOUTON	(1)	23,449	-	-	23,449

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

#07DURANT	(1)	115,200	908	15,099	101,009
#56AARON	(1)	40,800	299	-	41,099
#85LEMIEUX	(1)	78,000	217	-	78,217
#87JORDAN	(1)	45,100	146	-	45,246
#AC23	(1)	24,000	-	-	24,000
#APPLE1	(1)	736,863	6,045	-	742,908
#GWLOTTO	(1)	25,713	496	-	26,209
#GYMBOX	(1)	15,000	157	-	15,157
#HUCKFINN	(1)	18,000	100	-	18,100
#NEOBOX	(1)	40,133	250	-	40,383
#NEWTON	(1)	255,000	100	-	255,100
#NICKLAUS1	(1)	34,499	-	-	34,499
#POKEMON2	(1)	375,000	-	-	375,000
#POKERED	(1)	34,500	-	-	34,500
#RIVIERA	(1)	22,680	132	-	22,812
#SMB3	(1)	21,500	-	-	21,500
#WALDEN	(1)	17,000	100	-	17,100
#WZRDOFOZ	(1)	80,000	100	-	80,100
#60ALI	(1)	210,000	299	-	210,299
#TORNEK	(1)	153,000	-	-	153,000
#DIMAGGIO3	(1)	415,000	-	-	415,000
#POKEMON3	(1)	552,000	-	-	552,000
#58PELE3	(1)	180,000	778	-	180,778
#09CURRY2	(1)	451,200	1,949	-	453,149
#85ERVING	(1)	37,200	299	-	37,499
#80ALI	(1)	60,000	299	-	60,299
#BATMAN2	(1)	76,000	-	-	76,000
#FLASH123	(1)	25,000	-	5,200	19,800
#99MJRETRO	(1)	43,200	670	-	43,870
#85GPK	(1)	17,900	88	4,988	13,000
#IPOD	(1)	21,995	215	-	22,210
#HGWELLS	(1)	40,000	100	-	40,100
#85JORDAN2	(1)	230,000	-	-	230,000
#66ORR	(1)	85,200	306	43,200	42,306
#CONGRESS	(1)	98,200	100	-	98,300
#GRIFFEYJR	(1)	30,000	-	15,054	14,946
#01HALO	(1)	13,750	63	-	13,813
#87ZELDA	(1)	100,000	63	-	100,063
#EINSTEIN2	(1)	70,000	-	-	70,000
#SANTANA	(1)	57,500	-	-	57,500
#01TIGER2	(1)	15,300	82	-	15,382
#86JORDAN2	(1)	73,200	456	-	73,656

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

#TOPPSTRIO	(1)	75,000	217	44,017	31,200
#81BIRD	(1)	39,600	670	10,800	29,470
#97KOBE	(1)	57,600	456	-	58,056
#XMEN94	(1)	57,555	94	-	57,649
#09RBLEROY	(1)	96,285	-	-	96,285
#04MESSI2	(1)	45,000	-	13,020	31,980
#THEROCK	(1)	17,878	4	12,873	5,009
#XLXMEN1	(1)	57,000	94	-	57,094
#03LEBRON5	(1)	95,000	-	21,410	73,590
#METEORITE	(1)	272,500	-	-	272,500
#SLASH	(1)	50,000	-	-	50,000
#00BRADY2	(1)	312,000	1,339	60,899	252,440
#89TMNT	(1)	20,000	95	-	20,095
#NESWWF	(1)	15,000	27	-	15,027
#PUNK9670	(1)	62,100	4	-	62,103
#18ALLEN	(1)	32,500	22	-	32,522
#CASTLEII	(1)	15,000	27	-	15,027
#36OWENS	(1)	20,000	99	-	20,099
#BAYC601	(1)	143,818	11,927	62,852	92,892
#60MANTLE	(1)	800,000	-	-	800,000
#PUNK8103	(1)	500,000	-	326,000	174,000
#GHOST1	(1)	11,561	96	-	11,657
#BROSGRIMM	(1)	112,500	333	-	112,833
#HENDERSON	(1)	180,100	325	48,100	132,325
#KIRBY	(1)	50,000	27	-	50,027
#03RONALDO	(1)	156,000	606	-	156,606
#HONUS2	(1)	85,200	606	-	85,806
#MARX	(1)	105,000	100	-	105,100
#09HARDEN	(1)	22,800	456	-	23,256
#MEEB15511	(1)	67,735	47	-	67,782
#90BATMAN	(1)	50,000	27	23,600	26,427
#93JETER	(1)	31,100	50	15,985	15,165
#SIMPSONS1	(1)	15,000	27	-	15,027
#SPIDER129	(1)	36,000	146	-	36,146
#NESDK3	(1)	100,000	86	-	100,086
#BAYC7359	(1)	165,302	11,804	89,329	87,778
#CURIO10	(1)	66,694	625	-	67,319
#WILDTHING	(1)	15,000	100	-	15,100
#1776	(1)	1,450,000	1,500	-	1,451,500
#98JORDAN2	(1)	288,000	908	-	288,908
#MACALLAN1	(1)	11,914	-	-	11,914
#BAYC9159	(1)	188,500	43,663	127,602	104,561

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

#FANTASY7	(1)	35,000	48	-	35,048
#SURFER4	(1)	67,000	208	-	67,208
#OHTANI1	(1)	80,400	606	-	81,006
#OHTANI2	(1)	65,000	100	-	65,100
#WILT100	(1)	100,000	-	-	100,000
#PENGUIN	(1)	52,111	178	-	52,289
#KARUIZAWA	(1)	57,868	-	-	57,868
#KOMBAT	(1)	79,200	366	-	79,566
#APPLELISA	(1)	94,949	1,100	-	96,049
#98MANNING	(1)	19,000	-	-	19,000
#GIJOE	(1)	37,663	63	-	37,726
#BEATLES1	(1)	20,313	593	-	20,906
#SQUIG5847	(1)	56,086	154	-	56,240
#PACQUIAO	(1)	14,150	-	-	14,150
#83JOBS	(1)	66,466	1,100	-	67,566
#BATMAN181	(1)	41,001	50	-	41,051
#HOBBIT	(1)	68,750	100	-	68,850
#POPEYE	(1)	90,000	77	-	90,077
#PUNK5883	(1)	560,000	-	469,357	90,643
#HAMILTON1	(1)	28,800	-	-	28,800
#OBIWAN	(1)	9,999	76	-	10,075
#SMB2	(1)	280,000	134	-	280,134
#GIANNIS2	(1)	360,000	670	-	360,670
#86BONDS	(1)	6,500	35	-	6,535
#IPADPROTO	(1)	10,200	-	-	10,200
#MOBYDICK	(1)	60,000	100	-	60,100
#03SERENA	(1)	75,000	-	-	75,000
#BAYC4612	(1)	660,000	11,381	574,275	97,106
#18OSAKA	(1)	10,000	100	-	10,100
#05RODGERS	(1)	50,000	-	-	50,000
#IROBOT	(1)	5,000	131	-	5,131
#LEICAGOLD	(1)	27,570	481	-	28,051
#FORTNITE	(1)	13,200	143	-	13,343
#IOMMI	(1)	50,000	-	-	50,000
#MARIO64	(1)	102,000	143	-	102,143
#GWTW	(1)	21,250	73	-	21,323
#NEWWORLD	(1)	10,625	131	-	10,756
#JAWA	(1)	25,063	63	-	25,126
#GWLETTER	(1)	135,000	-	-	135,000
#MARIOKART	(1)	66,000	143	-	66,143
#96KOBE2	(1)	240,000	1,339	15,000	226,339
#SHOWCASE4	(1)	67,000	36	-	67,036

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

#BAYC8827	(1)	770,000	12,062	640,004	142,058
#15COBB	(1)	70,000	-	-	70,000
#BRADBURY	(1)	13,750	131	-	13,881
#MACALLAN2	(1)	35,402	-	6,802	28,600
#BEATLES2	(1)	21,888	222	-	22,110
#92TIGER	(1)	64,000	26	-	64,026
#DOOD6921	(1)	39,000	-	-	39,000
#HIRST1	(1)	17,336	144	-	17,480
#GRIFFEY2	(1)	13,701	78	-	13,779
#SKYWALKER	(1)	14,278	110	-	14,388
#85GPK2	(1)	22,400	439	-	22,839
#19HAALAND	(1)	36,533	19	-	36,552
#MEGALODON	(1)	450,000	-	-	450,000
#KELLER	(1)	11,250	310	-	11,560
#GODFATHER	(1)	10,500	100	-	10,600
#MAYC5750	(1)	56,518	9,819	45,151	21,186
#SUPREMEPB	(1)	52,500	2,495	-	54,995
#MJTICKET	(1)	140,000	49	-	140,049
#COOLCAT	(1)	18,000	85	-	18,085
#BLASTOISE	(1)	216,000	412	-	216,412
#MACALLAN3	(1)	18,794	-	-	18,794
#SUPERMAN6	(1)	20,350	92	-	20,442
#MOONPASS	(1)	4,500	31	-	4,531
#90FANTASY	(1)	12,000	-	-	12,000
#NOUN160	(2)	174,495	16	-	174,510
#ALDRIN11	(2)	129,694	1,083	-	130,777
#ENIGMA	(2)	299,981	2,550	-	302,531
#03LEBRON4	(2)	252,000	218	-	252,218
#08LEBRON	(2)	150,000	-	-	150,000
#FURY	(2)	27,500	100	14,582	13,018
#TENDER	(2)	25,000	100	4,489	20,611
Balance June 30, 2023		$27,893,967	$169,405	$2,833,364	$25,230,008
Balance December 31, 2022		$29,188,722	$145,476	$813,894	$28,520,304

(1)Offering for Series Interests closed as of the end of the Current Period and Underlying Asset owned by applicable Series.

(2)At the end of the Current Period owned by the Company and not by any Series. To be owned by the applicable Series as of the Closing of the applicable Offering.

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

7.Members’ Equity:

Members’ equity for the Company and any Series consists of Membership Contributions, Capital Contributions, Distributions and Retained Earnings/ (Accumulated Deficit).

Membership Contributions are made to a Series from a successful Closing of an Offering and are calculated by taking the amount of Interests sold in an Offering, net of Brokerage Fee, Custody Fee and Sourcing Fee as shown in the table below. In the case of a particular Offering, the Brokerage Fee, the Custody Fee and Sourcing Fee (which may be waived by the Manager) related to the Offering are paid from the proceeds of the successfully closed Offering. These expenses will not be incurred by the Company, the applicable Series or the Manager, if an Offering does not close as of the end of the Current Period. The Interests that are issued by each individual Series do not provide the investors with any voting rights in the Series other than those detailed in the Company’s Operating Agreement. All of the control and operating decisions relating to the operations of a Series are held by the Manager in accordance with the terms of the Operating Agreement.

Capital Contributions are made by the Manager to cover Operating Expenses for which the Manager has elected not to be reimbursed. In addition, in the case of a Closing for which a deficiency of offering proceeds over the required cash outlays exists, the Manager will make an additional capital contribution to the Series to cover any such deficiencies.

The table below outlines Membership Contributions and Uses for closed Offerings:

Membership Contribution and Uses at Closing as of the end of the Current Period
Applicable Series	Closing Date	Membership Interests	Brokerage Fee	Sourcing Fee	Custody Fee	Total
#52MANTLE	10/25/2019	$132,000	$1,320	$3,090	$990	$126,600
#71MAYS	10/31/2019	57,000	570	1,830	500	54,100
#RLEXPEPSI	11/6/2019	17,800	178	22	500	17,100
#10COBB	11/14/2019	39,000	390	1,510	500	36,600
#POTTER	11/21/2019	72,000	720	-	540	70,740
#TWOCITIES	11/21/2019	14,500	145	55	500	13,800
#FROST	11/21/2019	13,500	135	865	500	12,000
#BIRKINBLU	11/27/2019	58,000	580	170	500	56,750
#SMURF	11/27/2019	34,500	345	2,905	500	30,750
#70RLEX	12/6/2019	20,000	200	50	500	19,250
#EINSTEIN	12/13/2019	14,500	145	855	500	13,000
#HONUS	12/26/2019	520,000	5,200	5,572	3,900	505,328
#75ALI	12/29/2019	46,000	460	-	500	45,040
#BIRKINBOR	2/20/2020	52,500	525	225	500	51,250
#33RUTH	2/26/2020	77,000	770	603	578	75,050
#SPIDER1	3/4/2020	22,000	220	230	500	21,050
#BATMAN3	3/4/2020	78,000	780	585	585	76,050
#ULYSSES	3/10/2020	25,500	255	695	500	24,050
#ROOSEVELT	3/10/2020	19,500	195	1,008	500	17,797
#56MANTLE	3/11/2020	10,000	100	-	500	9,400
#AGHOWL	3/11/2020	19,000	190	810	500	17,500
#18ZION	4/2/2020	15,000	150	200	500	14,150
#SNOOPY	4/7/2020	25,500	255	-	500	24,745

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

#APOLLO11	4/19/2020	32,000	320	130	500	31,050
#YOKO	5/11/2020	16,000	160	840	500	14,500
#HIMALAYA	5/27/2020	140,000	1,400	6,300	1,050	131,250
#38DIMAGGIO	6/4/2020	22,000	220	680	500	20,600
#55CLEMENTE	6/4/2020	38,000	380	520	500	36,600
#LOTR	6/12/2020	29,000	290	10	500	28,200
#CATCHER	6/12/2020	12,500	125	25	500	11,850
#BOND1	6/12/2020	39,000	390	510	500	37,600
#SUPER21	6/17/2020	8,500	85	615	500	7,300
#BIRKINTAN	6/25/2020	28,000	280	1,520	500	25,700
#GMTBLACK1	6/25/2020	28,000	280	1,520	500	25,700
#61JFK	7/7/2020	23,000	230	5,520	500	16,750
#POKEMON1	7/8/2020	125,000	1,250	4,213	938	118,600
#LINCOLN	7/9/2020	80,000	800	13,900	600	64,700
#STARWARS1	7/14/2020	12,000	120	980	500	10,400
#68MAYS	7/26/2020	39,000	390	5,510	500	32,600
#56TEDWILL	7/26/2020	90,000	900	7,825	675	80,600
#CAPTAIN3	7/30/2020	37,000	370	464	500	35,666
#CHURCHILL	8/6/2020	7,500	75	25	500	6,900
#SHKSPR4	8/6/2020	115,000	1,150	7,282	863	105,705
#03KOBE	8/16/2020	50,000	500	4,400	500	44,600
#03JORDAN	8/16/2020	41,000	410	6,490	500	33,600
#39TEDWILL	8/24/2020	28,000	280	-	500	27,220
#94JETER	8/24/2020	45,000	450	4,450	500	39,600
#2020TOPPS	8/25/2020	100,000	1,000	100	750	98,150
#05LATOUR	9/15/2020	9,800	98	1,161	500	8,042
#16SCREAG	9/15/2020	39,000	390	5,566	500	32,544
#14DRC	9/15/2020	54,000	540	6,380	500	46,580
#86RICE	9/15/2020	23,000	230	1,670	500	20,600
#57MANTLE	9/21/2020	8,000	80	-	500	7,420
#SOBLACK	10/1/2020	56,000	560	4,087	500	50,853
#GATSBY	10/1/2020	200,000	2,000	10,800	1,500	185,700
#93DAYTONA	10/1/2020	42,000	420	3,480	500	37,600
#09TROUT	10/8/2020	225,000	2,250	-	1,688	221,063
#57STARR	10/8/2020	8,000	80	-	500	7,420
#03KOBE2	10/22/2020	23,000	230	641	500	21,629
#JOBSMAC	10/22/2020	50,000	500	13,168	500	35,832
#16PETRUS	11/3/2020	45,000	450	5,214	500	38,836
#ALICE	11/3/2020	12,000	120	1,480	500	9,900
#SPIDER10	11/3/2020	21,000	210	1,688	500	18,602
#62MANTLE	11/4/2020	150,000	1,500	14,775	1,125	132,600
#BATMAN6	11/4/2020	27,000	270	2,330	500	23,900

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

#CLEMENTE2	11/9/2020	70,000	700	8,173	525	60,602
#79STELLA	11/16/2020	69,000	690	5,693	518	62,100
#TKAM	11/16/2020	32,000	320	1,980	500	29,200
#DIMAGGIO2	11/18/2020	21,000	210	2,036	500	18,254
#13BEAUX	11/23/2020	25,500	255	2,124	500	22,621
#ANMLFARM	11/23/2020	10,000	100	434	500	8,966
#NASA1	11/25/2020	300,000	3,000	39,763	2,250	254,987
#00BRADY	11/30/2020	45,000	450	8,298	500	35,752
#85NES	11/30/2020	32,000	320	4,321	500	26,859
#69KAREEM	12/7/2020	27,500	275	2,896	500	23,829
#59JFK	12/7/2020	26,000	260	1,538	500	23,702
#04LEBRON	12/7/2020	50,000	500	4,371	500	44,629
#85JORDAN	12/7/2020	250,000	2,500	5,025	1,875	240,600
#GOLDENEYE	12/14/2020	25,000	250	808	500	23,442
#MOONSHOE	12/14/2020	180,000	1,800	26,250	1,350	150,600
#03LEBRON2	12/14/2020	100,000	1,000	7,523	750	90,728
#GRAPES	12/14/2020	39,000	390	6,408	500	31,702
#34GEHRIG	12/14/2020	35,000	350	3,845	500	30,305
#98KANGA	12/14/2020	170,000	1,700	16,425	1,275	150,600
#06BRM	12/14/2020	18,500	185	1,351	500	16,464
#DUNE	12/22/2020	13,250	133	1,418	500	11,200
#86FLEER	12/22/2020	165,000	1,650	14,666	1,238	147,447
#WILDGUN	12/22/2020	28,000	280	2,591	500	24,629
#13GIANNIS	1/13/2021	25,000	250	4,023	500	20,228
#04MESSI	1/13/2021	45,000	450	3,403	500	40,647
#AVENGE57	1/13/2021	20,000	200	1,698	500	17,602
#03TACHE	1/13/2021	78,000	780	5,699	585	70,936
#99TMB2	1/13/2021	60,000	600	8,000	500	50,900
#PUNCHOUT	1/13/2021	90,000	900	7,825	675	80,600
#BULLSRING	1/13/2021	300,000	3,000	44,008	2,250	250,742
#70AARON	1/13/2021	18,000	180	598	500	16,722
#96CHARZRD	1/13/2021	65,000	650	5,304	500	58,546
#01TIGER	1/13/2021	18,500	185	1,615	500	16,200
#ICECLIMB	1/13/2021	80,000	800	7,958	600	70,642
#09COBB	1/19/2021	32,000	320	2,980	500	28,200
#96JORDAN2	1/19/2021	54,000	540	3,691	500	49,269
#JUNGLEBOX	1/19/2021	34,500	345	2,955	500	30,700
#59FLASH	1/25/2021	65,000	650	5,129	500	58,721
#FOSSILBOX	1/25/2021	21,000	210	1,569	500	18,721
#POKEBLUE	1/27/2021	24,000	240	2,660	500	20,600
#98GTA	1/27/2021	15,750	158	1,172	500	13,921
#PICNIC	1/27/2021	54,000	540	4,358	500	48,602

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

#DOMINOS	1/27/2021	11,000	110	1,169	500	9,221
#09CURRY	2/2/2021	25,000	250	524	500	23,726
#84JORDAN	2/2/2021	375,000	3,750	49,831	2,813	318,606
#09BEAUX	2/2/2021	34,000	340	3,085	500	30,075
#KEROUAC	2/7/2021	98,000	980	10,583	735	85,702
#FEDERAL	2/7/2021	150,000	1,500	26,675	1,125	120,700
#62BOND	2/7/2021	93,000	930	13,593	698	77,780
#71TOPPS	2/17/2021	68,000	680	5,759	510	61,051
#DEATON	2/17/2021	285,000	2,850	27,283	2,138	252,730
#98ZELDA	2/17/2021	23,500	235	2,165	500	20,600
#03JORDAN2	2/22/2021	42,000	420	4,154	500	36,926
#91JORDAN	2/24/2021	70,000	700	590	525	68,185
#79GRETZKY	2/25/2021	800,000	8,000	64,216	6,000	721,784
#17DUJAC	3/8/2021	26,000	260	1,408	500	23,832
#FAUBOURG2	3/8/2021	165,000	1,650	11,483	1,238	150,629
#MOSASAUR	3/15/2021	30,000	300	8,658	500	20,543
#03LEBRON3	3/15/2021	230,000	2,300	20,924	1,725	205,051
#95TOPSUN	3/15/2021	60,000	600	8,300	500	50,600
#09TROUT2	3/16/2021	56,000	560	4,340	500	50,600
#59BOND	3/16/2021	82,000	820	11,381	615	69,184
#OPEECHEE	3/16/2021	300,000	3,000	41,699	2,250	253,051
#ROCKETBOX	3/22/2021	28,500	285	1,894	500	25,821
#94JORDAN	3/22/2021	85,000	850	9,295	638	74,217
#18LUKA	4/6/2021	26,500	265	2,813	500	22,922
#FANFOUR5	4/6/2021	80,000	800	5,900	600	72,700
#11BELAIR	4/6/2021	22,000	220	1,541	500	19,739
#76PAYTON	4/6/2021	65,000	650	9,750	500	54,100
#85MJPROMO	4/6/2021	28,000	280	4,120	500	23,100
#96KOBE	4/9/2021	77,000	770	7,662	578	67,990
#99CHARZRD	4/9/2021	350,000	3,500	42,825	2,625	301,050
#68RYAN	4/9/2021	70,000	700	8,102	525	60,673
#MARADONA	4/9/2021	14,000	140	1,428	500	11,932
#POKEYELOW	4/13/2021	55,000	550	6,850	500	47,100
#POKELUGIA	4/13/2021	110,000	1,100	12,475	825	95,600
#VANHALEN	4/15/2021	62,000	620	5,954	500	54,926
#48JACKIE	4/15/2021	375,000	3,750	27,717	2,813	340,721
#05MJLJ	7/1/2021	82,000	820	7,949	615	72,616
#81MONTANA	7/1/2021	70,000	700	5,175	525	63,600
#00MOUTON	7/1/2021	27,000	270	2,181	500	24,049
#07DURANT	7/1/2021	117,000	1,170	-	878	114,953
#56AARON	7/1/2021	50,000	500	7,401	500	41,599
#85LEMIEUX	7/1/2021	87,500	875	7,251	656	78,717

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

#87JORDAN	7/1/2021	50,000	500	3,188	500	45,812
#AC23	7/1/2021	28,000	280	2,620	500	24,600
#APPLE1	7/1/2021	825,000	8,250	65,355	6,188	745,208
#GWLOTTO	7/1/2021	35,000	350	7,442	500	26,709
#GYMBOX	7/1/2021	18,000	180	1,663	500	15,657
#HUCKFINN	7/1/2021	22,000	220	2,580	500	18,700
#NEOBOX	7/1/2021	45,000	450	3,167	500	40,883
#NEWTON	7/1/2021	300,000	3,000	38,929	2,250	255,821
#NICKLAUS1	7/1/2021	40,000	400	4,001	500	35,099
#POKEMON2	7/1/2021	415,000	4,150	32,138	3,113	375,600
#POKERED	7/1/2021	40,000	400	4,000	500	35,100
#RIVIERA	7/1/2021	30,000	300	5,888	500	23,312
#SMB3	7/1/2021	25,000	250	2,150	500	22,100
#WALDEN	7/1/2021	20,500	205	2,095	500	17,700
#WZRDOFOZ	7/1/2021	90,000	900	7,725	675	80,700
#60ALI	7/14/2021	235,000	2,350	20,014	1,763	210,873
#TORNEK	7/14/2021	165,000	1,650	8,513	1,238	153,600
#DIMAGGIO3	7/14/2021	450,000	4,500	26,525	3,375	415,600
#POKEMON3	7/14/2021	600,000	6,000	36,900	4,500	552,600
#58PELE3	7/28/2021	225,000	2,250	39,785	1,688	181,278
#09CURRY2	7/28/2021	525,000	5,250	62,158	3,938	453,655
#85ERVING	7/28/2021	45,000	450	6,044	500	38,006
#80ALI	7/28/2021	75,000	750	12,888	563	60,799
#BATMAN2	7/28/2021	85,000	850	6,913	638	76,600
#FLASH123	7/28/2021	29,000	290	2,610	500	25,600
#99MJRETRO	7/28/2021	50,000	500	4,630	500	44,370
#85GPK	7/28/2021	12,000	120	-	500	11,380
#IPOD	7/28/2021	25,000	250	1,539	500	22,711
#HGWELLS	8/2/2021	46,500	465	4,835	500	40,700
#85JORDAN2	8/2/2021	280,000	2,800	44,500	2,100	230,600
#66ORR	8/9/2021	50,000	500	5,917	500	43,083
#CONGRESS	8/9/2021	120,000	1,200	18,879	900	99,021
#GRIFFEYJR	8/9/2021	20,000	200	3,754	500	15,546
#01HALO	8/9/2021	17,000	170	1,980	500	14,350
#87ZELDA	8/9/2021	115,000	1,150	12,388	863	100,600
#EINSTEIN2	8/9/2021	80,000	800	8,000	600	70,600
#SANTANA	8/9/2021	75,000	750	15,588	563	58,100
#01TIGER2	8/9/2021	17,000	170	429	500	15,901
#86JORDAN2	8/11/2021	80,000	800	4,249	600	74,352
#TOPPSTRIO	8/25/2021	30,000	300	-	500	29,200
#81BIRD	8/25/2021	30,000	300	-	500	29,200
#97KOBE	8/25/2021	65,000	650	5,237	500	58,613

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

#XMEN94	8/25/2021	65,000	650	5,695	500	58,155
#09RBLEROY	9/1/2021	107,500	1,075	8,590	806	97,029
#04MESSI2	9/1/2021	35,000	350	1,569	500	32,581
#THEROCK	9/1/2021	12,000	120	-	500	11,380
#XLXMEN1	9/7/2021	64,000	640	5,260	500	57,600
#03LEBRON5	9/13/2021	85,000	850	9,323	638	74,190
#METEORITE	9/30/2021	350,000	3,500	68,645	2,625	275,230
#SLASH	9/30/2021	65,000	650	13,250	500	50,600
#00BRADY2	10/7/2021	325,000	3,250	5,160	2,438	314,153
#89TMNT	10/7/2021	22,000	220	633	500	20,647
#NESWWF	10/7/2021	18,000	180	1,635	500	15,685
#PUNK9670	10/7/2021	72,000	720	8,040	540	62,700
#18ALLEN	10/12/2021	36,000	360	2,040	500	33,100
#CASTLEII	10/12/2021	18,000	180	1,635	500	15,685
#36OWENS	10/12/2021	25,000	250	2,603	500	21,647
#BAYC601	10/12/2021	165,000	1,650	17,686	1,238	144,426
#60MANTLE	10/20/2021	850,000	8,500	34,525	6,375	800,600
#PUNK8103	10/20/2021	559,800	5,598	49,404	4,199	500,600
#GHOST1	10/20/2021	14,000	140	1,199	500	12,161
#BROSGRIMM	10/26/2021	135,000	1,350	19,304	1,013	113,333
#HENDERSON	10/26/2021	135,000	1,350	-	1,013	132,638
#KIRBY	10/26/2021	60,000	600	8,215	500	50,685
#03RONALDO	10/26/2021	175,000	1,750	14,556	1,313	157,381
#HONUS2	10/26/2021	100,000	1,000	11,944	750	86,306
#MARX	11/3/2021	120,000	1,200	12,200	900	105,700
#09HARDEN	11/3/2021	26,000	260	1,484	500	23,756
#MEEB15511	11/3/2021	75,000	750	5,405	563	68,282
#90BATMAN	11/3/2021	59,000	590	7,225	500	50,685
#93JETER	11/9/2021	16,000	160	-	500	15,340
#SIMPSONS1	11/9/2021	18,500	185	2,130	500	15,685
#SPIDER129	11/9/2021	40,000	400	2,454	500	36,646
#NESDK3	11/9/2021	114,000	1,140	11,320	855	100,685
#BAYC7359	11/10/2021	190,000	1,900	20,773	1,425	165,902
#CURIO10	11/15/2021	75,000	750	5,868	563	67,819
#WILDTHING	11/15/2021	18,000	180	1,573	500	15,747
#1776	11/26/2021	2,000,000	20,000	507,945	15,000	1,457,055
#98JORDAN2	11/30/2021	330,000	3,300	34,427	2,475	289,798
#MACALLAN1	11/30/2021	13,250	133	104	500	12,514
#BAYC9159	12/8/2021	195,000	1,950	2,488	1,463	189,100
#FANTASY7	12/8/2021	40,000	400	3,468	500	35,632
#SURFER4	12/14/2021	80,000	800	10,800	600	67,800
#OHTANI1	12/14/2021	90,000	900	6,919	675	81,506

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

#OHTANI2	12/14/2021	73,000	730	6,123	548	65,600
#WILT100	12/14/2021	115,000	1,150	12,349	863	100,638
#PENGUIN	12/14/2021	60,000	600	6,019	500	52,881
#KARUIZAWA	12/14/2021	65,000	650	5,382	500	58,468
#KOMBAT	12/14/2021	90,000	900	8,267	675	80,158
#APPLELISA	12/22/2021	110,000	1,100	11,488	825	96,587
#98MANNING	12/22/2021	22,000	220	1,642	500	19,638
#GIJOE	12/22/2021	45,000	450	5,755	500	38,295
#BEATLES1	12/22/2021	24,000	240	1,821	500	21,439
#SQUIG5847	12/22/2021	66,000	660	8,100	500	56,740
#PACQUIAO	12/22/2021	17,000	170	1,548	500	14,782
#83JOBS	12/22/2021	75,000	750	5,621	563	68,066
#BATMAN181	12/22/2021	50,000	500	7,361	500	41,639
#HOBBIT	12/22/2021	80,000	800	9,150	600	69,450
#POPEYE	1/6/2022	110,000	1,100	17,443	825	90,632
#PUNK5883	1/6/2022	600,000	6,000	28,900	4,500	560,600
#HAMILTON1	1/10/2022	35,000	350	4,718	500	29,432
#OBIWAN	1/10/2022	12,000	120	749	500	10,631
#SMB2	1/10/2022	300,000	3,000	14,118	2,250	280,632
#GIANNIS2	1/18/2022	415,000	4,150	44,784	3,113	362,953
#86BONDS	1/27/2022	8,000	80	319	500	7,101
#IPADPROTO	1/27/2022	13,000	130	1,537	500	10,833
#MOBYDICK	1/28/2022	70,000	700	8,037	525	60,738
#03SERENA	1/28/2022	85,000	850	7,880	638	75,632
#BAYC4612	1/31/2022	700,000	7,000	27,150	5,250	660,600
#18OSAKA	2/3/2022	13,000	130	1,723	500	10,647
#05RODGERS	2/3/2022	56,000	560	4,340	500	50,600
#IROBOT	2/3/2022	8,000	80	1,688	500	5,732
#LEICAGOLD	2/3/2022	32,000	320	2,824	500	28,356
#FORTNITE	2/3/2022	16,000	160	1,464	500	13,876
#IOMMI	2/7/2022	65,000	650	13,250	500	50,600
#MARIO64	2/7/2022	125,000	1,250	20,090	938	102,723
#GWTW	3/2/2022	25,000	250	2,400	500	21,850
#NEWWORLD	3/2/2022	14,000	140	2,003	500	11,357
#JAWA	3/2/2022	27,000	270	535	500	25,695
#GWLETTER	3/2/2022	150,000	1,500	11,743	1,125	135,632
#MARIOKART	3/2/2022	75,000	750	6,964	563	66,724
#96KOBE2	3/3/2022	225,000	2,250	-	1,688	221,063
#SHOWCASE4	3/3/2022	77,000	770	7,601	578	68,051
#BAYC8827	3/3/2022	820,000	8,200	35,050	6,150	770,600
#15COBB	3/22/2022	77,000	770	5,052	578	70,601
#BRADBURY	3/22/2022	18,000	180	2,838	500	14,482

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

#MACALLAN2	3/22/2022	30,000	300	-	500	29,200
#BEATLES2	3/22/2022	25,000	250	1,483	500	22,767
#92TIGER	3/22/2022	70,000	700	4,018	525	64,757
#DOOD6921	3/22/2022	44,000	440	3,460	500	39,600
#HIRST1	3/22/2022	20,000	200	1,320	500	17,980
#GRIFFEY2	3/29/2022	15,500	155	543	500	14,302
#SKYWALKER	3/29/2022	17,500	175	1,856	500	14,969
#85GPK2	3/29/2022	25,000	250	754	500	23,496
#19HAALAND	3/29/2022	45,000	450	6,693	500	37,357
#MEGALODON	3/31/2022	600,000	6,000	135,930	4,500	453,570
#KELLER	4/8/2022	15,000	150	2,258	500	12,092
#GODFATHER	4/8/2022	13,000	130	946	500	11,424
#MAYC5750	4/20/2022	70,000	700	11,649	525	57,126
#SUPREMEPB	6/16/2022	60,000	600	3,248	500	55,652
#MJTICKET	6/16/2022	160,000	1,600	16,443	1,200	140,757
#COOLCAT	7/25/2022	20,000	200	700	500	18,600
#MACALLAN3	7/25/2022	20,500	205	-	500	19,795
#BLASTOISE	7/25/2022	250,000	2,500	28,713	1,875	216,912
#SUPERMAN6	8/1/2022	24,000	240	2,030	500	21,230
#MOONPASS	8/19/2022	6,500	65	388	500	5,547
#90FANTASY	10/3/2022	15,000	150	1,750	500	12,600
Total		$30,429,650	$304,296	$3,000,952	$276,744	$26,847,658

Note: represents Membership Contributions net of Brokerage Fee, Sourcing Fee and Custody Fee at the Closing of the Offering for the respective Series.

(1) On August 24, 2022, the Company approved a forward split of the Membership Interests of Series #52MANTLE, at a ratio of 10-for-1. Membership Interest holders of record at the close of business on August 29, 2022 received nine additional Membership Interests for every Membership Interest held on that date. All Membership Interests and Membership Interests per share data provided herein gives effect to this Membership Interest split applied retroactively. As a result of the stock split, the terms of the Series #52MANTLE Offering were proportionally adjusted as of the start of trading on August 30, 2022 such that the total maximum of Series #52MANTLE Interests outstanding was increased to 10,000.

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

8.Income taxes:

Each Series has elected and qualifies to be taxed as a corporation under the Internal Revenue Code of 1986 (the “Code”), and the Company intends that each future Series will elect and qualify, to be taxed as a corporation under the Code.  Each separate Series intends to be accounted for as described in ASC Topic 740, "Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes.  Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. There were no uncertain tax positions as of the end of the Current Period.

The Company has elected to be taxed as a “disregarded entity” for federal income tax purposes and will not make any election or take any action that could cause it to be separately treated as an association taxable as a corporation under Subchapter C of the Code. Therefore, the Company is a pass-through entity and is not a tax paying entity for federal income tax purposes. Instead, the members are each liable for income tax on their respective shares of taxable income.

9.Earnings (loss) / income per membership Interest:

Upon completion of an Offering, each Series intends to comply with the accounting and disclosure requirements of ASC Topic 260, "Earnings per Share." For each Series, earnings (loss) / income per membership interest (“EPMI”) will be computed by dividing net (loss) / income for a particular Series by the weighted average number of outstanding Interests in that particular Series during the period

10.Cryptocurrencies:

Cryptocurrencies held are accounted for as indefinite-lived intangible assets in accordance with ASC 350, Intangibles-Goodwill and Other. The Company has ownership of and control over our cryptocurrency and we use third-party custodial services to secure it. Cryptocurrencies are recorded at cost, net of any impairment losses incurred since acquisition. All cryptocurrency balances are presented in Other Assets on the balance sheet.

From time to time, the Company or certain Series that own and hold non-fungible tokens (“NFTs”) as assets may receive additional cryptocurrencies or NFTs from the NFT creator through “airdrops.” Airdrops are one-time occurrences, are at the discretion of NFT creators or other third parties, and are not in the normal course of operations of the Company or any Series. The Company or Series records these additional cryptocurrencies and NFTs received for free as Investment Income on its statement of operations upon receipt, and at an estimated fair value based on comparable cryptocurrencies and NFTs currently being traded in the open market at the time of receipt.

NFTs are subject to an impairment test at each reporting period based on current trading values in the current period. If the current trading value of the NFT is less than the carrying value at the end of the reporting period, impairment is recognized in the amount the carrying value exceeds the current trading value.

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE C – RELATED PARTY TRANSACTIONS

Series Members

The managing member of the Company is the Manager. The Company will admit additional members to each of its Series through the Offerings of Interests in each Series. By purchasing an Interest in a Series of Interests, the Investor is admitted as a member of the Series and will be bound by the Operating Agreement. Under the Operating Agreement, each Investor grants a power of attorney to the Manager. The Operating Agreement provides the Manager with the ability to appoint officers and Advisory Board members.

Affiliate Loans

From time to time, affiliates of the Manager and their individual officers may make loans to the Company to facilitate the purchase of Underlying Assets prior to the Closing of a Series’ Offering.  It is anticipated that each of the loans and related interest will be paid by the Company through proceeds of the Offering associated with a Series. Because the Series will repay the Company and other parties, such as the Manager, the BOR and the Custodian and their respective affiliates, from the proceeds of a closed Offering, it is anticipated that no Series will bear the economic effects of any loan made to purchase another Underlying Asset. There were no loans from affiliates of the Manager or their individual officers during the Current Period and the Prior Period.

From time to time the Asset Manager, affiliates of the Manager or third parties may make non-interest-bearing loans to the Company to acquire an Underlying Asset prior to the Closing of an Offering for the respective Series. In such cases, the respective Series would repay any such non-interest-bearing loans used to acquire its respective Underlying Asset with proceeds generated from the Closing of the Offering for Interests of such Series. No Series will have any obligation to repay a loan incurred by the Company to purchase an Underlying Asset for another Series.

During the Current Period, ownership of Underlying Assets with a total carrying value of $66,090 that were initially purchased by the Company, from third-party sellers, was transferred to a related entity, RSE Collection, LLC. Under the terms of the transfer agreement all rights, titles and interests along with any liabilities or obligations associated with these Underlying Assets were transferred to RSE Collection, LLC.

As of the end of the Current Period and Prior Year, amounts outstanding due to Manager and affiliates are shown as below:

Period	Due to the Manager and its Affiliates
Current Period	$1,087,528
Prior Year	$1,368,135

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE C – RELATED PARTY TRANSACTIONS (CONTINUED)

During the Current Period and Prior Period, the Company entered into agreements with Advisory Board members to acquire Archive Assets, which are outlined in the table below.

Series	Agreement Type	Agreement Date	Purchase Price	% Owned by Seller on Close	Seller
#92TIGER	Purchase Option Agreement	1/13/2022	$64,000	10.0%	Haspry Corp.
#66KOUFAX	Purchase Option Agreement	2/9/2022	$550,000	55.0%	Goldin Auctions (1)
#90FANTASY	Upfront Purchase	2/24/2022	$12,000	0.0%	Goldin Auctions (1)
#91WOLVRIN	Upfront Purchase	2/24/2022	$43,200	0.0%	Goldin Auctions (1)
#MOONPASS	Purchase Option Agreement	3/16/2022	$4,500	0.0%	Haspry Corp.

(1)Ken Goldin, a member of the Advisory Board, is the Founder and Executive Chairman of Goldin Auctions.

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE D –DEBT

On November 24, 2020 RSE Markets, Rally Holdings and the Company replaced its original 2019 $2.25 million demand note with a $10.0 million credit facility (the “CF”) with Upper90 Capital Management, LP. While the amounts borrowed under the CF were used to make purchases of Archive Assets to become Underlying Assets, neither the Company nor any Series was a borrower under the CF, neither was responsible for repayment of any amounts outstanding, and neither was jointly and severally liable under the CF. RSE Markets had drawn upon the CF on two separate times, November 24, 2020 and January 29, 2021 (each such date, the “Credit Date”). The CF had an interest rate of 15.00% per annum and a maturity date for each tranche of the earlier of (i) the two-year anniversary of the Credit Date of the respective tranche, and (ii) November 24, 2024 (or such earlier date on which the Loans became due and payable). The CF contained covenants and indemnification obligations that are customary for credit arrangements of this type. The Company could not use the CF to purchase intangible assets. As of December 31, 2022, RSE Markets paid back all amounts due under the CF and the CF was terminated.

NOTE E – REVENUE, EXPENSE AND COST ALLOCATION METHODOLOGY

Overview of Revenues

No revenue models have been demonstrated at the Company or Series level during the Current Period and we do not expect either the Company or any of its Series to generate any revenues for some time.

Overview of Costs and Expenses

The Company distinguishes costs and expenses between those related to the purchase of a particular Underlying Asset and Operating Expenses related to the management of such an Underlying Asset.

Fees and expenses related to the purchase of an Underlying Asset include Acquisition Expenses. Other fees are incurred upon the Closing of an Offering and include Offering Expenses, Brokerage Fees, Custody Fees and Sourcing Fees.

Within Operating Expenses, the Company distinguishes between Operating Expenses incurred prior to the Closing of an Offering and those incurred after the Closing of an Offering. Although these pre- and post- Closing Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) are similar in nature and are associated with a Series, pre-Closing Operating Expenses are borne by the Manager and are not expected to be reimbursed by the Company or the economic members. Post-Closing Operating Expenses are the responsibility of each Series of Interest and may be financed through (i) revenues generated by the Series or cash reserves at the Series or (ii) contributions made by the Manager, for which the Manager does not seek reimbursement or (iii) loans by the Manager, for which the Manager may charge a rate of interest or (iv) issuance of additional Interest in a Series (at the discretion of the Manager).

If the Operating Expenses of a particular Series exceed the amount of reserves retained by or revenues generated from the applicable Underlying Asset, the Manager or the Asset Manager may (a) pay such Operating Expenses and not seek reimbursement, (b) loan the amount of the Operating Expenses to such Series, on which the Manager or the Asset Manager may impose a reasonable rate of interest, which shall not be lower than the Applicable Federal Rate (as defined in the Internal Revenue Code), and be entitled to reimbursement of such amount from future revenues generated by the applicable Underlying Asset (an “Operating Expenses Reimbursement Obligation”), or (c) cause additional Interests to be issued in the applicable Series in order to cover such additional amounts. In connection with the allocation of Operating Expenses to the various Series, the Manager will periodically (and no less than semiannually) review Series’ ability to pay their Operating Expenses. Based on that review, the Manager will determine the method by which such Operating Expenses will be paid, including whether any Operating Expenses Reimbursement Obligations will be incurred.

Allocation Methodology

Allocation of revenues and expenses and costs will be made amongst the various Series in accordance with the Manager's allocation policy. The Manager's allocation policy requires items that are related to a specific Series to be charged to that specific Series. Items not related to a specific Series will be allocated pro rata based upon the value of the Underlying Assets or the number of Underlying Assets, as stated in the Manager’s allocation policy and as determined by the Manager. The Manager may amend its allocation policy at its sole discretion from time to time.

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE E - REVENUE, EXPENSE AND COST ALLOCATION METHODOLOGY (CONTINUED)

Allocation Methodology or Description by Category

•Revenue: No revenue models have been demonstrated at the Company or Series level and we do not expect either the Company or any of its Series to generate any revenues for some time.

•Offering Expenses: Offering Expenses, other than those related to the overall business of the Manager (as described in Note B – Summary of Significant Accounting Policies – Offering Expenses) are funded by the Manager and generally reimbursed through the Series proceeds upon the Closing of an Offering. Offering Expenses are charged to a specific Series.

•Acquisition Expenses: Acquisition Expenses (as described in Note B – Summary of Significant Accounting Policies – Capital Assets), are typically funded by the Manager, and reimbursed from the Series proceeds upon the Closing of an Offering. Unless, to the extent that certain Acquisition Expenses are anticipated prior to the Closing, but incurred after the Closing of an Offering, for example transportation fees, in which case, additional cash from the proceeds of the Offering will be retained on the Series balance sheet to cover such future anticipated Acquisition Expenses after the Closing of the Offering. Acquisition Expenses incurred are specific to and are capitalized into the cost of the Underlying Asset on the balance sheet of the Company and subsequently transferred to the Series upon Closing of the Offering for the Series Interests.

•Sourcing Fee / Losses: The Sourcing Fee is paid to the Manager from the Series proceeds upon the Closing of an Offering (as described in Note B – Summary of Significant Accounting Policies – Members’ Equity) and is charged to the specific Series. Losses incurred related to closed Offerings, due to shortfalls between proceeds from closed Offerings and costs incurred in relation to these Offerings are charged to the specific Series but are reimbursed by the Manager and accounted for as capital contributions to the Series (as described in Note B – Summary of Significant Accounting Policies – Capital Assets).

•Brokerage Fee: The Brokerage Fee is paid to the BOR from the Series proceeds upon the Closing of an Offering (as described in Note B – Summary of Significant Accounting Policies – Members’ Equity) and is charged to the specific Series.

•Custody Fee: The Custody Fee is paid to the Custodian from the Series proceeds upon the Closing of an Offering (as described in Note B – Summary of Significant Accounting Policies – Members’ Equity) and is charged to the specific Series.

•Operating Expenses: Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses), including storage, insurance, maintenance, marketing costs and other Series related Operating Expenses, are expensed as incurred:

oPre-Closing Operating Expenses are borne by the Manager and accounted for as capital contributions from the Manager to the Company and are not reimbursed.

oPost-Closing Operating Expenses are the responsibility of each individual Series.

oIf not directly charged to the Company or a Series, Operating Expenses are allocated as follows:

▪Insurance: based on the premium rate allocated by value of the Underlying Assets

▪Storage: based on the number of Underlying Assets in storage

▪Bookkeeping and accounting fees: allocated monthly across all closed Series Offerings

▪Transportation: based on the number of Underlying Assets transported

▪Marketing: based on the number of Underlying Assets marketed to potential Investors

oGains and Losses on Sale and Impairments are directly charged to the Company or a Series.

oWe expect each Series to incur Operating Expenses Reimbursement Obligations, or for the Manager or the Asset Manager to pay such Operating Expenses incurred and not seek reimbursement, to the extent such Series does not have sufficient reserves for such expenses.

•Investment Income: From time to time, Rally or a Series may receive income from other sources such as an NFT airdrop event or NFT conference, which is recognized as investment income. For Series that received the NFT airdrops, the Company put a vote to the underlying Investors on whether to hold or sell the airdropped asset. For Series that voted to sell, the Series sold the asset and distributed proceeds, net of income taxes to the Investors.

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE F - FREE CASH FLOW DISTRIBUTIONS AND MANAGEMENT FEES

Any available Free Cash Flow (as described below) of a Series of Interests shall be applied in the following order of priority, at the discretion of the Manager:

i)First, to repay any amounts outstanding under Operating Expenses Reimbursement Obligations.

ii)Second, to create such reserves for that Series as the Manager deems necessary, in its sole discretion, to meet future Operating Expenses for that Series.

iii)Thereafter, to make distributions, at least 50% of which (as described below, net of corporate income taxes applicable to such Series of Interests) shall be distributed as dividends to Investors of a particular Series, and no more than 50% of which shall be distributed to the Asset Manager in payment of the Management Fee for that Series.

“Free Cash Flow” is defined as net income (as determined under GAAP) generated by any Series of Interests plus any change in net working capital and depreciation and amortization (and any other non-cash Operating Expenses) and less any capital expenditures related to the relevant Series.

As of the end of the Current Period and Prior Period, no distributions of Free Cash Flow or Management Fees were paid by the Company or in respect of any Series, except for those Series with sale of Underlying Assets that made distributions to their members and for those Series that receive incomes from other sources such as an NFT airdrop event or NFT conference, which is recognized as investment income. The Company and certain Series that held a specific NFT at a specific date received an airdrop of either cryptocurrency or an NFT. For Series that received the NFT airdrops, the Company put a vote to the underlying Investors on whether to hold or sell the airdropped asset. For Series that voted to sell, the Series sold the asset and distributed proceeds, net of income taxes to the Investors.

Success Fee:

Upon the sale of an Underlying Asset associated with a Series whose initial Offering commenced on or after January 1, 2023, if the Capital Proceeds, as defined in the Operating Agreement, are greater than an amount equal to 110% of the Offering Amount of the Series, as defined in the Operating Agreement, then the Asset Manager shall be entitled to be paid by the Series an amount (the “Success Fee”) calculated as follows:

•If the Capital Proceeds are equal to an amount greater than 110% of the Offering Amount of the related Series but less than or equal to 120% of the Offering Amount of such Series, then the Success Fee shall be an amount equal to 10% of the amount by which the Capital Proceeds exceed 110% of the Offering Amount; or

•If the Capital Proceeds are equal to an amount greater than 120% of the Offering Amount of the related Series, then the Success Fee shall be an amount equal to the sum of one percent (1%) of the Offering Amount plus twenty percent (20%) of the amount by which the Capital Proceeds exceed 120% of the Offering Amount.

The Asset Manager may, in its sole discretion, waive any or all of the Success Fee.  The Company has not yet commenced any new Offerings after December 31, 2022, and therefore no Series are currently subject to the Success Fee.

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE G - INCOME TAX

Each Series has elected and qualifies to be taxed as a corporation under the Internal Revenue Code of 1986. The Company has elected to be treated as a disregarded entity.

No provision for income taxes for the Current Period and Prior Period have been recorded for any individual Series as all individual Series incurred net losses, except as disclosed below for those Series that sold assets and for those Series that may receive income from other sources such as an NFT airdrop event or conference, which is recognized as investment income. Each individual Series records a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets primarily resulting from net operating losses will not be realized.  The Company’s net deferred tax assets are fully offset by a valuation allowance, (other than for the Series designated in the table below), and therefore, no tax benefit applicable to the loss for each individual Series for the Current Period and the Prior Period have been recognized. For each Series, net operating loss carryforwards incurred since inception, January 1, 2019, do not expire for federal income tax purposes.

The Series designated in the tables below have sold their primary operating asset during the Current Period and Prior Period. As a result, the Company has recorded a provision for income taxes as shown below:

Provision for income taxes on Asset Sales in the Current Period
Series #	#FAUBOURG	#92JORDAN	#16KOBE	Total
Income before provision for income taxes, gross	$59,338	$15,349	$162,530
Taxed at federal statutory rates	21%	21%	21%
Tax at statutory rate	$12,461	$3,223	$34,131
Other	51	29	(120)
Reversal of valuation allowance	(1,177)	(389)	(3,176)
Provision for income taxes	$11,335	$2,863	$30,835	$45,033

	Provision for income taxes on Investment Income in the Current Period
Series #	#BAYC601	#BAYC7359	#BAYC9159	#BAYC4612	#BAYC8827	#MAYC5750	Total
Income before provision for income taxes, gross	$5,424	$5,421	$5,421	$5,423	$5,426	$3,419
Taxed at effective tax rate	36.35%	36.35%	36.35%	36.35%	36.35%	36.35%
Tax at effective tax rate	$1,972	$1,971	$1,970	$1,971	$1,972	$1,243
Other	-	-	-	-	-	-	-
Reversal of valuation allowance	-	-	-	-	-	-	-
Provision for income taxes	$1,972	$1,971	$1,970	$1,971	$1,972	$1,243	$11,098

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

Provision for income taxes on Asset Sales in Prior Period
Series #	#24RUTHBAT	#51MANTLE	#03LEBRON	#TOS39	#JUSTICE1	#51HOWE	#58PELE	#14KOBE	#17MAHOMES	Total
Income before provision for income taxes	$ 18,623	$ 35,188	$ 30,845	$ 119,745	$ 34,396	$ 12,042	$ 1,041,762	$ 24,733	$ 133,885
Taxed at federal and state statutory rates (1)	21%	21%	21%	21%	21%	21%	21%	21%	21%
Tax at statutory rate	$ 3,911	$ 7,389	$ 6,477	$ 25,146	$ 7,223	$ 2,529	$ 218,770	$ 5,194	$ 28,116
Other	199	217	110	114	112	136	374	146	233
Reversal of valuation allowance	(1,630)	(400)	(392)	(350)	(336)	(273)	(831)	(300)	(537)
Provision for income taxes	$ 2,480	$ 7,206	$ 6,195	$ 24,910	$ 6,999	$ 2,392	$ 218,313	$ 5,040	$ 27,812	$ 301,347

(1)State tax rate is only included when an asset is sold in New York state.

Provision for income taxes on Investment Income in Prior Period
Series #	#BAYC601	#BAYC9159	#BAYC8827	#BAYC7359	#BAYC4612	#MAYC5750	Total
Income before provision for income taxes	$89,711	$118,917	$89,910	$90,009	$89,276	$5,098
Taxed at effective rate	36.35%	36.35%	36.35%	36.35%	36.35%	36.35%
Tax at effective rate	$32,610	$43,226	$32,682	$32,718	$32,452	$1,854
Other	16	5	-	10	-	-
Reversal of valuation allowance	(16)	(5)	-	(10)	-	-
Provision for income taxes	$32,610	$43,226	$32,682	$32,718	$32,452	$1,854	$175,542

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE H - CONTINGENCIES

Government Regulation

Claims arising out of actual or alleged violations of law could be asserted against the Company or its affiliates by individuals or governmental authorities and could expose the Company, its affiliates or each Series to significant damages or other penalties, including revocation or suspension of the licenses necessary to conduct business and fines.

Restriction on Sale of Series #HONUS

The following restrictions apply to the #HONUS Series, imposed by the Asset Seller who was Issued 53% of the Series Interests upon Closing of the Offering.

•Without the Company’s prior written consent (which may be withheld in the Company’s sole discretion), the Asset Seller will not, directly or indirectly, offer, pledge, sell, transfer, hypothecate, mortgage, grant or encumber, sell or grant any option, purchase any option, enter into any arrangement or contract to do any of the foregoing, or otherwise transfer, dispose or encumber the Asset Seller’s Equity Interest.

•Without the Asset Seller’s prior written consent, the Company will not sell the Underlying Asset within 36-months of the Closing.

•The Company will not sell the Underlying Asset for a purchase price of less than $1,900,000.00 without the Asset Seller’s prior written consent.

•For a 10-year period following the Closing, the Company (or our designee(s)) will have the right, exercisable at any time upon written notice to the Asset Seller, to repurchase from the Asset Seller the Asset Seller Equity Interest for a purchase price valuing the Series at no less than $1,900,000.00.  In the event the Company exercises this right, the Asset Seller will execute and deliver or cause to be executed and delivered to us such agreements or instruments as we may reasonably request, in order to facilitate such repurchase.

•If the Underlying Asset is sold within 5 years of the Closing, the Company will use commercially reasonable efforts to include as a condition in the sale agreement relating to such sale that purchaser of the Underlying Asset must lend the Underlying Asset to the Asset Seller for 60 days per calendar year for a 24-month period post-sale.  The Company will have no further obligation to the Asset Seller once the Company sells the Underlying Asset.

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE I - SUBSEQUENT EVENTS

Subsequent Offerings

Management has evaluated subsequent events through the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in the financial statements. The Company expects to launch and close additional offerings throughout the remainder of the year and beyond.

Asset Dispositions Subsequent to the Current Period

Series	Underlying Asset	Date of Sale Agreement	Total Sale Price	Initial Purchase Price	Carrying Value	Gain/(Loss) on Sale	Corporate Level Taxes on Gain on Sale	Total Initial Offering Price / Per Interest	Total Distribution to Investors / Per Interest
#IPOD	2001 Apple 1st Generation iPod Classic in its Original Factory Sealed Box	8/3/2023	$29,000	$21,995	$22,210	$6,790	$1,145	$25,000 / $5.00	$769,000 / $7.69

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

EXHIBIT INDEX

Exhibit 2.1 – Certificate of Formation for RSE Archive, LLC (1)

Exhibit 2.2 – Third Amended and Restated Limited Liability Company Agreement for RSE Archive, LLC (11)

Exhibit 2.3 – Certificate of Formation for RSE Archive Manager, LLC (1)

Exhibit 2.4 – Amended and Restated Limited Liability Company Agreement for RSE Archive Manager, LLC (3)

Exhibit 3.1 – Form of Series Designation

Exhibit 4.1 – Form of Subscription Agreement (6)

Exhibit 6.1 – Form of Asset Management Agreement (3)

Exhibit 6.2 – Amended and Restated Broker of Record Agreement (10)

Exhibit 6.3 – Amended and Restated Transfer Agent Agreement (9)

Exhibit 6.6 – Standard Form Bill of Sale (2)

Exhibit 6.7 – Standard Form Purchase Agreement (3)

Exhibit 6.8 – Standard Form of Purchase Option Agreement (4)

Exhibit 6.9 – Terms and Conditions Governing Purchase of Series #GHOST1 (5)

Exhibit 6.10 – Standard Form #2 Purchase Agreement (8)

Exhibit 6.11 – Standard Form #2 Purchase Option Agreement (8)

Exhibit 6.12 – NCPS PPEX ATS Company Agreement (7)

Exhibit 6.13 – Executing Broker Secondary Market Transactions Engagement Letter (7)

Exhibit 6.14 – Executing Broker Tools License Agreement (7)

Exhibit 6.15 – NCIT Software and Services License Agreement (7)

Exhibit 6.16 – Standard Form of Consignment Agreement (8)

Exhibit 6.17 – Form of Assignment and Assumption Agreement (10)

Exhibit 8.1 – Amended and Restated Subscription Escrow Agreement (10)

Exhibit 8.2 – Amended and Restated Custody Agreement with DriveWealth, LLC (9)

(1)Previously filed as an Exhibit to the Company’s Offering Statement 1, filed with the Commission on August 13, 2019

(2)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 20 to Offering Statement 1, filed with the Commission on May 6, 2021

(3)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 24 to Offering Statement 1, filed with the Commission on September 7, 2021

(4)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 25 to Offering Statement 1, filed with the Commission on September 10, 2021

(5)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 27 to Offering Statement 1, filed with the Commission on September 21, 2021

(6)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 33 to Offering Statement 1, filed with the Commission on October 25, 2021

(7)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 40 to Offering Statement 1, filed with the Commission on December 1, 2021

(8)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 45 to Offering Statement 1, filed with the Commission on January 19, 2022

(9)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 51 to Offering Statement 1, filed with the Commission on June 7, 2022

(10)Previously filed as an Exhibit to the Company’s Offering Statement 1, filed with the Commission on August 17, 2022.

(11)Previously filed as an Exhibit to the Company’s Form 1-U, filed with the Commission on January 11, 2023.

III-1

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RSE ARCHIVE, LLC

By: RSE Archive Manager, LLC, its managing member

By: Rally Holdings LLC, its sole member

By: RSE Markets, Inc., its sole member

                                                                                                     By: /s/ Christopher J. Bruno

        Name: Christopher J. Bruno

Title: Chief Executive Officer & President

Date: September 28, 2023

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Christopher J. Bruno Name: Christopher J. Bruno	Chief Executive Officer & President of RSE Markets, Inc. (Principal Executive Officer)	September 28, 2023
/s/ Maximilian F. Niederste-Ostholt Name: Maximilian F. Niederste-Ostholt	Chief Financial Officer of RSE Markets, Inc. (Principal Financial Officer and Principal Accounting Officer)	September 28, 2023

RSE ARCHIVE MANAGER, LLC

By: Rally Holdings LLC, its sole member

By: RSE Markets, Inc., its sole member

By: /s/ Christopher J. Bruno

Name: Christopher J. Bruno

Title: Chief Executive Officer & President

	Managing Member	September 28, 2023